                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              SAUER INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                              SAUER INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Danfoss Fluid Power A/S common stock, par value DKK 100 per share Danfoss Fluid Power Inc. common stock, no par value per share
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         500,000 shares of Danfoss Fluid Power A/S
         100 shares of Danfoss Fluid Power Inc.
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $106,989,000*
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $271,300,000
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $21,397.80
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

* Based upon the book value of the securities of Danfoss Fluid Power A/S and Danfoss Fluid Power Inc. (the "Danfoss Fluid Power Companies") as of October 3, 1999 (the latest date for which financial statements are currently available), computed by subtracting from Total Stockholders' Equity for the Danfoss Fluid Power Companies the amount of long term debt recorded by Danfoss A/S (the parent of the Danfoss Fluid Power Companies) and attributable to the Danfoss Fluid Power Companies.

                                EXPLANATORY NOTE

    This form of Proxy Statement contains two sets of cover pages. The first set of cover pages, with page numbers preceded by the letter "A," is the letter to stockholders of Sauer Inc. summarizing the transaction and informing of the special meeting of stockholders, the purpose of which is to vote on the three proposals more fully described in the Proxy Statement.

    The second set of cover pages, with page numbers preceded by the letter "B," is a letter to employees of Sauer Inc. who are participants in the company's 401k plan. In addition to the information that is provided in the letter to stockholders, this letter also informs the participants that only the trustee may attend the special meeting and vote the shares under the plan, at the direction of the participants. Therefore, the participants must complete the proxy card instructing the trustee on how to vote the shares and return the proxy card to the transfer agent, who will forward the votes to the trustee for tabulation. The Proxy Statement distributed to the stockholders will contain the first set of cover pages and the Proxy Statement distributed to the employees with respect to the shares in the 401k plan will contain the second set of cover pages.

                                     [LOGO]

                                                                  March 28, 2000

Dear Stockholder:

    On January 22, 2000, Sauer Inc., Danfoss Murmann Holding A/S, Danfoss A/S and K. Murmann Verwaltungsgesellschaft mbH entered into a stock exchange agreement, pursuant to which, among other things, Sauer will acquire (the "Transaction") all of the common stock of Danfoss Fluid Power A/S and Danfoss Fluid Power, Inc. (collectively, the "Danfoss Fluid Power Companies") from Danfoss Murmann Holding A/S. Danfoss Murmann Holding A/S will receive 16,149,812 shares of Sauer common stock pursuant to the Transaction. Additionally, before December 31, 2000, Sauer will acquire from Danfoss Murmann Holding A/S, for additional shares of Sauer common stock, substantially all of the assets of the mobile hydraulics operations used by Danfoss A/S's existing sales companies to distribute the products manufactured by the Danfoss Fluid Power Companies in Australia, Belgium, Brazil, Holland, Hong Kong, Japan, Mexico, New Zealand, Portugal, Singapore, Spain and Switzerland. As more fully described in the accompanying proxy statement, the number of shares of Sauer common stock to be issued to Danfoss Murmann Holding A/S in connection with such secondary acquisition cannot be specifically calculated at this time. However, Sauer expects that the number of additional shares of Sauer common stock to be issued to Danfoss Murmann Holding A/S will be between approximately 2,000,000 shares and approximately 3,000,000 shares.

    Sauer believes that the Transaction will create a fully integrated manufacturer and supplier of mobile hydraulics. Sauer's board of directors considers the Transaction to be in the best interests of Sauer and the Sauer stockholders because it is expected to, among other things, allow Sauer to improve its competitive position and increase customer penetration primarily due to the expected post-Transaction ability to offer customers new product technology, a comprehensive product line and more complete hydraulic systems. In addition, Sauer proposes to amend its Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares. Sauer also proposes to amend its Certificate of Incorporation to (a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election of directors and (b) provide that the size of the Sauer board of directors will be determined pursuant to Sauer's Bylaws.

    Under the rules of the New York Stock Exchange, the issuance of 16,149,812 shares of Sauer common stock in connection with the Transaction requires the affirmative vote of the holders of a majority of the shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders. The proposal to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock also requires the affirmative vote of the holders of a majority of shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders. The proposal to amend Sauer's Certificate of Incorporation to
(a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election directors and (b) provide that the size of the Sauer board of directors will be determined pursuant to Sauer's

Bylaws requires the affirmative vote of the holders of at least 80.0% of the outstanding shares of Sauer common stock.

    A special meeting of stockholders of Sauer will be held on May 3, 2000, 8:00 a.m. (local time), at Holiday Inn Gateway Center, 2100 Greenhills Drive, Ames, Iowa 50014. At that meeting, you will be asked to vote on each of the three proposals briefly described above. The enclosed notice and proxy statement provides detailed information about the three proposals on which you are being asked to vote and other information to assist you in deciding how to vote.

    THE SAUER BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL BEING SUBMITTED TO YOU FOR APPROVAL. THE MURMANN FAMILY, CERTAIN MEMBERS OF SAUER MANAGEMENT AND DANFOSS MURMANN HOLDING A/S, TOGETHER HOLDING 62.8% OF THE OUTSTANDING SAUER COMMON STOCK, HAVE INDICATED THAT THEY WILL VOTE IN FAVOR OF EACH OF THE PROPOSALS. ACCORDINGLY, THE APPROVAL OF THE PROPOSALS TO ISSUE SAUER COMMON STOCK AND TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SAUER COMMON STOCK IS EXPECTED. HOWEVER, NO INDIVIDUAL SAUER STOCKHOLDER CAN APPROVE THE PROPOSAL TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO
(A) REMOVE THE CLASSIFICATION OF THE SAUER BOARD OF DIRECTORS AND ALLOW FOR THE REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE BY THE HOLDERS OF THE MAJORITY OF SAUER COMMON STOCK ENTITLED TO VOTE FOR THE ELECTION DIRECTORS AND (B) PROVIDE THAT THE SIZE OF THE SAUER BOARD OF DIRECTORS SHALL BE DETERMINED PURSUANT TO SAUER'S BYLAWS. FOR A DISCUSSION OF SPECIAL CONSIDERATIONS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSALS, SEE "SPECIAL CONSIDERATIONS" BEGINNING ON PAGE 17.

    Only stockholders entitled to vote at the special meeting of stockholders and their proxies will be permitted to attend the special meeting of stockholders. Whether or not you plan to attend the special meeting of stockholders, we urge you to complete, sign and return the enclosed proxy card so that your shares will be represented and voted at the special meeting of stockholders. If you attend the special meeting of stockholders, you may vote in person if you wish, even though you have previously returned your proxy card.

                                          Sincerely yours,

                                          /s/ Klaus H. Murmann

                                          Klaus H. Murmann
                                          Chairman and Chief Executive Officer

    This proxy statement is dated March 28, 2000 and is first being mailed to stockholders on or about March 30, 2000.

                                  [SIGNATURE]

                                                                  March 28, 2000

Dear 401(k) Plan Participant:

    This letter and the enclosed proxy materials are being sent to you in connection with the special meeting of stockholders of Sauer Inc. discussed below because you are a participant in either the Sauer-Sundstrand Employees' Savings and Retirement Plan or the LaSalle Factory Employee Savings Plan and you have elected to invest a portion of your 401(k) plan contributions in Sauer stock. In order to direct Institutional Trust Company, the trustee of your 401(k) plan (the "Trustee"), to vote the shares of Sauer stock held on your behalf under your 401(k) plan, you must return the enclosed proxy card to Sauer's transfer agent in the enclosed return envelope by no later than May 1, 2000. The transfer agent will tabulate the votes for the 401(k) plan participants and transmit the information to the Trustee to permit the Trustee to vote the shares.

    If you also hold shares of Sauer Inc. stock outside of your 401(k) plan as a beneficial owner, you will receive a separate set of proxy materials to enable you to vote the shares held in your individual capacity. The proxy card enclosed with this mailing cannot be used to vote the shares held in your individual capacity; it may only be used to direct the Trustee to vote the shares held on your behalf under the 401(k) plan in which you participate. The Trustee will vote the shares held in the 401(k) plan on your behalf in accordance with your instructions on the enclosed proxy card. If you do not return the proxy card to the transfer agent by May 1, 2000, the Trustee will vote the shares held on your behalf in the same proportion as the Trustee votes the shares held on behalf of the other participants in your 401(k) plan for whom the Trustee does receive voting instructions.

    On January 22, 2000, Sauer Inc., Danfoss Murmann Holding A/S, Danfoss A/S and K. Murmann Verwaltungsgesellschaft mbH entered into a stock exchange agreement, pursuant to which, among other things, Sauer will acquire (the "Transaction") all of the common stock of Danfoss Fluid Power A/S and Danfoss Fluid Power, Inc. (collectively, the "Danfoss Fluid Power Companies") from Danfoss Murmann Holding A/S. Danfoss Murmann Holding A/S will receive 16,149,812 shares of Sauer common stock pursuant to the Transaction. Additionally, before December 31, 2000, Sauer will acquire from Danfoss Murmann Holding A/S, for additional shares of Sauer common stock, substantially all of the assets of the mobile hydraulics operations used by Danfoss A/S's existing sales companies to distribute the products manufactured by the Danfoss Fluid Power Companies in Australia, Belgium, Brazil, Holland, Hong Kong, Japan, Mexico, New Zealand, Portugal, Singapore, Spain and Switzerland. As more fully described in the accompanying proxy statement, the number of shares of Sauer common stock to be issued to Danfoss Murmann Holding A/S in connection with such secondary acquisition cannot be specifically calculated at this time. However, Sauer expects that the number of additional shares of Sauer common stock to be issued to Danfoss Murmann Holding A/S will be between approximately 2,000,000 shares and approximately 3,000,000 shares.

    Sauer believes that the Transaction will create a fully integrated manufacturer and supplier of mobile hydraulics. Sauer's board of directors considers the Transaction to be in the best interests of Sauer and the Sauer stockholders because it is expected to, among other things, allow Sauer to improve its competitive position and increase customer penetration primarily due to the expected post-Transaction ability to offer customers new product technology, a comprehensive product line and more complete hydraulic systems. In addition, Sauer proposes to amend its Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares. Sauer also proposes to amend its Certificate of Incorporation to (a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election of directors and (b) provide that the size of the Sauer board of directors will be determined pursuant to Sauer's Bylaws.

    Under the rules of the New York Stock Exchange, the issuance of 16,149,812 shares of Sauer common stock in connection with the Transaction requires the affirmative vote of the holders of a majority of the shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders. The proposal to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock also requires the affirmative vote of the holders of a majority of shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders. The proposal to amend Sauer's Certificate of Incorporation to
(a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election directors and (b) provide that the size of the Sauer board of directors will be determined pursuant to Sauer's Bylaws requires the affirmative vote of the holders of at least 80.0% of the outstanding shares of Sauer common stock.

    A special meeting of stockholders of Sauer will be held on May 3, 2000, 8:00 a.m. (local time), at Holiday Inn Gateway Center, 2100 Greenhills Drive, Ames, Iowa 50014. At that meeting, the stockholders will be asked to vote on each of the three proposals briefly described above. You cannot attend the meeting to vote the shares held for your account under your 401(k) plan in person; you can only direct the Trustee to vote on your behalf. The enclosed notice and proxy statement provides detailed information about the three proposals on which the stockholders are being asked to vote and other information to assist you in deciding how to direct the Trustee to vote.

    THE SAUER BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND RECOMMENDS THAT YOU DIRECT THE TRUSTEE TO VOTE FOR EACH PROPOSAL BEING SUBMITTED TO YOU FOR APPROVAL. THE MURMANN FAMILY, CERTAIN MEMBERS OF SAUER MANAGEMENT AND DANFOSS MURMANN HOLDING A/S, TOGETHER HOLDING 62.8% OF THE OUTSTANDING SAUER COMMON STOCK, HAVE INDICATED THAT THEY WILL VOTE IN FAVOR OF EACH OF THE PROPOSALS. ACCORDINGLY, THE APPROVAL OF THE PROPOSALS TO ISSUE SAUER COMMON STOCK AND TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SAUER COMMON STOCK IS EXPECTED. HOWEVER, NO INDIVIDUAL SAUER STOCKHOLDER CAN APPROVE THE PROPOSAL TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO (A) REMOVE THE CLASSIFICATION OF THE SAUER BOARD OF DIRECTORS AND ALLOW FOR THE REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE BY THE HOLDERS OF THE MAJORITY OF SAUER COMMON STOCK ENTITLED TO VOTE FOR THE ELECTION DIRECTORS AND (B) PROVIDE THAT THE SIZE OF THE SAUER BOARD OF DIRECTORS SHALL BE DETERMINED PURSUANT TO SAUER'S BYLAWS. FOR A DISCUSSION OF SPECIAL CONSIDERATIONS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSALS, SEE "SPECIAL CONSIDERATIONS" BEGINNING ON PAGE 17.

    In order to direct the Trustee to vote the shares held on your behalf under the 401(k) plan in accordance with your wishes, you must fill out, sign and return the enclosed proxy card in the enclosed, postage-paid envelope, to the transfer agent prior to 5:00 p.m. (EST) on or before Monday, May 1, 2000, which is two days prior to the date of the special meeting of stockholders, so that the Trustee may properly tabulate and carry out the voting instructions it receives.

                                          Sincerely yours,

                                          /s/ Klaus H. Murmann

                                          Klaus H. Murmann
                                          Chairman and Chief Executive Officer

    This proxy statement is dated March 28, 2000 and is first being mailed to stockholders on or about March 30, 2000.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 3, 2000
                            ------------------------

TO OUR STOCKHOLDERS:

    A special meeting of stockholders of Sauer Inc., a Delaware corporation, will be held at Holiday Inn Gateway Center, 2100 Greenhills Drive, Ames, Iowa 50014, on May 3, 2000, commencing at 8:00 a.m. (local time). At the special meeting of stockholders, stockholders will act on the following matters:

    1. To consider and vote on a proposal to approve the issuance of 16,149,812 shares of Sauer common stock in connection with the acquisition by Sauer of Danfoss Fluid Power A/S and Danfoss Fluid Power Inc. from Danfoss Murmann Holding A/S. The Sauer common stock will be issued pursuant to a Stock Exchange Agreement among Sauer, Danfoss Murmann Holding A/S, Danfoss A/S and K. Murmann Verwaltungsgesellschaft mbH, dated
       January 22, 2000.

    2. To amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares.

    3. To amend Sauer's Certificate of Incorporation to (a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election of directors and
       (b) provide that the size of the Sauer board of directors shall be determined pursuant to Sauer's Bylaws.

    4. To transact such other business as may properly come before the special meeting of stockholders or any postponement, adjournment or adjournments.

    These matters are described more fully in the accompanying proxy statement.

    Stockholders of record at the close of business on March 27, 2000, are entitled to notice of and to vote at the special meeting of stockholders or any postponement, adjournment or adjournments.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE EITHER COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD IN THE PROVIDED ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF STOCKHOLDERS. EVEN IF YOU HAVE GIVEN YOUR PROXY, WHETHER BY MAIL, BY TELEPHONE, OR VIA THE INTERNET, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE (I.E., "STREET NAME"), YOU WILL NEED TO OBTAIN FROM THE RECORD HOLDER AND BRING TO THE MEETING A PROXY ISSUED IN YOUR NAME, AUTHORIZING YOU TO VOTE THE SHARES.

                                          By order of the board of directors

                                          /s/ Kenneth D. McCuskey

                                          Kenneth D. McCuskey
                                          CORPORATE SECRETARY

Ames, Iowa
March 28, 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET/ QUESTIONS AND
  ANSWERS ABOUT THE TRANSACTION.......       1

SUMMARY...............................       4
  The Companies.......................       4
  Recommendations to Stockholders.....       5
  The Transaction.....................       5
  The Special Meeting of
    Stockholders......................       7
  Market and Dividend Information.....      10
  Selected Historical Financial
    Information for Sauer.............      11
  Selected Historical Financial
    Information for the Danfoss Fluid
    Power Group.......................      13
  Selected Unaudited Pro Forma
    Historical Financial Information
    for Sauer and the Danfoss Fluid
    Power Group.......................      16

SPECIAL CONSIDERATIONS................      17
  Transaction Considerations..........      17
    Dilution..........................      17
    Stock Ownership...................      17
    Sauer Board of Directors; Board
      Action..........................      17
    Uncertainty Regarding Business
      Combination.....................      18
    Potentially Significant Increases
      in Depreciation and Amortization
      Expense May Result from
      Amortization Periods That Are
      Shorter than Preliminary
      Estimates Reflected in the Pro
      Forma Historical Financial
      Statements That Would Cause Net
      Earnings to Decrease............      19
  General Business Considerations.....      19
    Cyclicality, Risks Associated with
      General Economic Conditions.....      19
    Labor Disruptions at the Danfoss
      Fluid Power Group...............      19
    International Sales, Currency
      Fluctuations and Investments in
      Emerging Markets................      19

DESCRIPTION OF THE BUSINESS OF THE
  DANFOSS FLUID POWER GROUP...........      21

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF THE DANFOSS FLUID
  POWER GROUP.........................      26

SELECTED UNAUDITED PRO FORMA
  HISTORICAL FINANCIAL STATEMENTS FOR
  SAUER AND THE DANFOSS FLUID POWER
  GROUP...............................      31

BUSINESS TO BE CONDUCTED AT THE
  SPECIAL MEETING OF STOCKHOLDERS.....      40

THE TRANSACTION.......................      43

PROPOSAL NO. 1--THE STOCK ISSUANCE....      54

PROPOSAL NO. 2--CHARTER AMENDMENT TO
  INCREASE AUTHORIZED COMMON STOCK....      61

PROPOSAL NO. 3--CHARTER AMENDMENT TO
  REMOVE THE CLASSIFIED BOARD AND
  ALLOW REMOVAL OF DIRECTORS WITH OR
  WITHOUT CAUSE; DETERMINE BOARD SIZE
  PURSUANT TO SAUER'S BYLAWS..........      63

MARKET AND DIVIDEND INFORMATION.......      64

ABSENCE OF DISSENTERS' RIGHTS.........      64

THE SPECIAL MEETING OF STOCKHOLDERS...      65

SUBSTANTIAL INTERESTS OF SAUER
  DIRECTORS AND OFFICERS..............      66

SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT....      66

DESCRIPTION OF OTHER MATERIAL
  CONTRACTS BETWEEN SAUER AND THE
  HOLDING COMPANY OR SAUER AND THE
  DANFOSS FLUID POWER GROUP...........      68

ADDITIONAL INFORMATION................      69
  Cautionary Statement Concerning
    Forward-Looking Statements........      69
  Where You Can Find More
    Information.......................      69
SAUER HISTORICAL AUDITED FINANCIAL
  STATEMENTS..........................     F-2

SAUER INTERIM FINANCIAL STATEMENTS....    F-26

DANFOSS FLUID POWER GROUP HISTORICAL
  AUDITED AND UNAUDITED INTERIM
  FINANCIAL STATEMENTS................    F-33

ANNEXES
  Annex A Stock Exchange Agreement
  Annex B Opinion of Credit Suisse
          First Boston

         SUMMARY TERM SHEET/QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

A: You are receiving this proxy statement because it describes the following three proposals to be considered and voted upon at a special meeting of stockholders:

    - the proposal to issue 16,149,812 shares of Sauer common stock in connection with the acquisition by Sauer of all of the common stock of Danfoss Fluid Power
      A/S and Danfoss Fluid Power Inc. from Danfoss Murmann Holding A/S (See "PROPOSAL NO. 1--THE STOCK ISSUANCE.");

    - the proposal to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 to 75,000,000 shares (See "PROPOSAL NO. 2--CHARTER AMENDMENT TO INCREASE AUTHORIZED STOCK."); and

    - the proposal to amend Sauer's Certificate of Incorporation to (a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election directors and
      (b) provide that the size of the Sauer board of directors will be determined pursuant to Sauer's Bylaws (See "PROPOSAL NO. 3--CHARTER AMENDMENT TO REMOVE THE CLASSIFIED BOARD AND ALLOW REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE; DETERMINE BOARD SIZE PURSUANT TO SAUER'S BYLAWS.").

Q:  WHEN AND WHERE IS THE SPECIAL MEETINGS OF STOCKHOLDERS?

A: The special meeting of stockholders will take place on May 3, 2000, at 8:00 a.m. (local time) at Holiday Inn Gateway Center, 2100 Greenhills Drive, Ames, Iowa 50014. See "BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF THE STOCKHOLDERS--DATE, TIME AND PLACE OF SPECIAL MEETING OF STOCKHOLDERS."

Q:  WHAT VOTE IS REQUIRED FOR EACH OF THE PROPOSALS?

A: Adoption of the proposal (a) to issue Sauer common stock in connection with the Transaction and (b) to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock each require the affirmative vote of the holders of a majority of the shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders. The Murmann family, certain members of Sauer's management and the Holding Company, which together hold 17,264,325 shares of Sauer common stock (or approximately 62.8% of the outstanding shares of Sauer common stock), have indicated that they will vote for each of the proposals. Accordingly, the approval of those proposals is expected. Adoption of the proposal to amend Sauer's Certificate of Incorporation to
    (a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election directors and (b) provide that the size of the Sauer board of directors will be determined pursuant to Sauer's Bylaws requires the affirmative vote of the holders of at least 80.0% of the outstanding shares of Sauer common stock. See "BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS--VOTE REQUIRED."

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote for each of the three proposals. Complete, sign, date and mail the enclosed proxy card in the enclosed return envelope as soon as possible. If you are a stockholder of record, you may also vote your shares by telephone or through the internet by following the instructions accompanying your proxy card. See "BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS--VOTING OF PROXIES" AND "--SOLICITATION AND REVOCABILITY

    OF PROXIES." THE SAUER BOARD OF DIRECTORS RECOMMENDS THAT SAUER'S STOCKHOLDERS VOTE FOR EACH OF THE THREE PROPOSALS. See "THE
    TRANSACTION--SAUER'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE SAUER BOARD OF DIRECTORS."

Q:  WHO CAN VOTE?

A: All record holders of Sauer common stock at the close of business on March 27, 2000 are entitled to vote at the special meeting of stockholders. See "BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS-- RECORD DATE, SHARES OUTSTANDING AND ENTITLED TO VOTE."

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposals presented at the special meeting of stockholders. You should therefore provide your broker with instructions as to how to vote your shares. Please check the voting form used by your broker to see if you may vote by telephone.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE OR REVOKE MY PROXY?

A: You may change your vote at any time before your proxy is voted. You may do this in one of the following four ways:

    - by notifying Kenneth D. McCuskey, Corporate Secretary of Sauer, by mail or by facsimile prior to the special meeting of stockholders stating that you would like to revoke your proxy; or

    - by completing, signing and dating another proxy card and returning it by mail to Kenneth D. McCuskey, Corporate Secretary of Sauer, prior to the special meeting of stockholders; or

    - by telephone or via the internet by following the instructions provided on your proxy card; or

    - by attending the special meeting of stockholders and voting in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the special meeting of stockholders. See "BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS--SOLICITATION AND REVOCABILITY OF PROXIES."

Q:  WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: A failure to return your proxy card will be counted as absent for the purpose of determining the existence of a quorum at the special meeting of stockholders. See "BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS--QUORUM."

Q:  AM I ENTITLED TO DISSENTERS' RIGHTS?

A: You are not entitled to dissenters' rights or similar rights because none of the proposals involve a merger or a consolidation. See "ABSENCE OF DISSENTERS' RIGHTS."

Q:  WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION?

A: We must first obtain the required approvals of stockholders at the special meeting of stockholders and the necessary regulatory clearances. Additionally, completion of the transaction is subject to certain conditions that must be satisfied or waived. We presently expect to complete the transaction in the second quarter of 2000. However, we cannot assure you when or if the transaction will be completed.

Q:  WHAT ARE THE BENEFITS OF THE TRANSACTION?

A:  We believe that the transaction should:

    - enable Sauer to improve its competitive position;

    - increase customer penetration primarily due to the expected post-transaction ability to offer customers new product technology, a comprehensive product line and more complete hydraulic systems; and

    - increase profitability through cost savings, operational efficiencies and economies of scale.

    See "THE TRANSACTION--SAUER'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE SAUER BOARD OF DIRECTORS."

Q:  DO ANY INSIDERS OR AFFILIATES HAVE A MATERIAL INTEREST IN THE TRANSACTION?

    A: Yes. Currently, the entities and persons under the control of Klaus H. Murmann, Chairman and Chief Executive Officer of Sauer, control 58.0% of the voting power of Sauer. Immediately following consummation of the transaction, the Murmann family will (a) control 17.1% of the voting power of Sauer and
(b) share control of 57.8% of the voting power of Sauer through their 50.0% ownership of Danfoss Murmann Holding A/S. (See "SUBSTANTIAL INTERESTS OF SAUER DIRECTORS AND OFFICERS.")

    Additionally, completion of the transaction is conditioned upon:

    - termination of a limited partnership agreement between Sauer and certain affiliated entities;

    - conversion of the partnership interests granted to the limited partners pursuant to the limited partnership agreement into shares of Sauer common stock; and

    - reimbursement of the limited partners for certain taxes expected to be payable by the limited partners in connection with such conversion.

    Accordingly, as a result of the foregoing, the Murmann family is expected to receive:

    - 2,250,000 shares of Sauer common stock from the conversion of the partnership interests; and

    - $6,250,000, in the aggregate, from certain taxes expected to be payable by the limited partners in connection with such conversion. (See "PROPOSAL NO. 1--THE STOCK ISSUANCE--GENERAL DESCRIPTION.")

Q: WHERE CAN I FIND MORE INFORMATION ABOUT SAUER, THE SPECIAL MEETING OF STOCKHOLDERS OR THE TRANSACTION?

A: Sauer files reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site that the SEC maintains at http://www.sec.gov and at the offices of the New York Stock Exchange, or you can request copies of these documents from us. See "ADDITIONAL INFORMATION--WHERE YOU CAN FIND MORE INFORMATION."

    Sauer stockholders may call 1-515-239-6364 for more information on the transaction and the special meeting of stockholders. See "ADDITIONAL INFORMATION--WHERE YOU CAN FIND MORE INFORMATION."

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE, AND SAUER STOCKHOLDERS ARE URGED TO CAREFULLY READ THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROXY STATEMENT OR INCORPORATED HEREIN BY REFERENCE. SAUER STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY.

    REFERENCES TO $ ARE TO UNITED STATES DOLLARS; REFERENCES TO DKK ARE TO DANISH KRONER. AS OF FEBRUARY 8, 2000, THE DANISH KRONER EXCHANGE RATE WAS DKK
7.55 = $1.00 AND CERTAIN AMOUNTS STATED HEREIN REFLECT SUCH EXCHANGE RATE.

THE COMPANIES

SAUER INC. ("SAUER")......................  Sauer is a worldwide leader in the design, manufacture and sale of highly engineered hydraulic systems and
                                            components ("mobile hydraulics") for use primarily in
                                            demanding applications of off-highway mobile equipment.
                                            Sauer and its predecessor organizations have been active
                                            in the mobile hydraulics industry since the 1960s.
                                            Sauer's products include hydrostatic transmissions, gear
                                            pumps and motors, microprocessor controls, and
                                            transmissions, and electro-hydraulics. Sauer sells its
                                            products to original equipment manufacturers ("OEMs")
                                            who use Sauer products to provide hydraulic power for
                                            the propulsion, work, and control functions of their
                                            vehicles. Sauer's products are sold primarily to the
                                            construction, road building, agriculture, turf care, and
                                            specialty vehicle markets. Sauer currently conducts its
                                            business globally under the Sauer-Sundstrand name. Sauer
                                            has agreed, as soon as reasonably practicable after the
                                            completion of the acquisition of all the outstanding
                                            shares of common stock of Danfoss Fluid Power A/S and
                                            Danfoss Fluid Power Inc. (the "Transaction"), to change
                                            the Sauer-Sundstrand name to Sauer-Danfoss Inc.

DANFOSS FLUID POWER A/S AND DANFOSS FLUID
POWER INC. (THE "DANFOSS FLUID POWER
COMPANIES")...............................  The Danfoss Fluid Power Companies are worldwide leaders in the design and manufacture of orbital motors,
                                            hydrostatic steering units, proportional load-sensing
                                            valves, gear pumps and electro-hydraulics for use by
                                            OEMs of off-highway mobile equipment, principally in the
                                            agriculture, construction, road building, forestry,
                                            material handling and specialty markets. Headquartered
                                            in Nordborg, Denmark, and with engineering and
                                            manufacturing facilities in Denmark, the United States
                                            and Poland, the products of the Danfoss Fluid Power
                                            Companies are sold worldwide.

ADDITIONAL DISTRIBUTION OPERATIONS (THE     The mobile hydraulics operations used by Danfoss'
"ADDITIONAL DISTRIBUTION OPERATIONS").....  existing sales companies to distribute the products manufactured by the Danfoss Fluid Power Companies in
                                            Australia, Belgium, Brazil, Holland, Hong Kong, Japan,
                                            Mexico, New Zealand, Portugal, Singapore, Spain and
                                            Switzerland.

DANFOSS FLUID POWER GROUP (THE "DANFOSS     Collectively, the Danfoss Fluid Power Companies and the
FLUID POWER GROUP").......................  Additional Distribution Operations.

DANFOSS MURMANN HOLDING A/S (THE "HOLDING
COMPANY").................................  The Holding Company is a Danish company formed by the entities and persons under the control of Klaus H.
                                            Murmann, the Chairman and Chief Executive Officer of
                                            Sauer (the "Murmann family"), and Danfoss A/S
                                            ("Danfoss") to effect the Transaction. The Murmann
                                            family owns the majority of the currently outstanding
                                            shares of Sauer common stock.

                                            Prior to the record date, the Murmann family will
                                            contribute to the Holding Company 1,000 shares of Sauer
                                            common stock in exchange for shares of the Holding
                                            Company's common stock and will give the Holding Company
                                            an irrevocable proxy to vote an additional 10,361,500
                                            shares of Sauer common stock. Danfoss will contribute to
                                            the Holding Company all of the outstanding shares of
                                            common stock of the Danfoss Fluid Power Companies in
                                            exchange for shares of the Holding Company's common
                                            stock. The Holding Company's voting rights will be
                                            shared equally by the Murmann family and Danfoss. The
                                            Holding Company has no assets other than the shares of
                                            common stock of the Danfoss Fluid Power Companies and
                                            the shares of Sauer common stock contributed thereto by
                                            Danfoss and the Murmann family, respectively, and has
                                            not, to date, engaged in any activities other than as
                                            incident to the ownership of such common stock.

                                            Immediately following consummation of the Transaction
                                            and termination of the limited partnership agreement
                                            (described below), the Holding Company will own or have
                                            the power to vote 26,512,312 shares of Sauer common
                                            stock (or approximately 57.8% of the outstanding shares
                                            of Sauer common stock) and will have no other assets.

RECOMMENDATIONS TO STOCKHOLDERS

                                            The Sauer board of directors recommends that you vote
                                            (1) FOR the proposal to issue Sauer common stock, (2)
                                            FOR the proposal to amend Sauer's Certificate of
                                            Incorporation to increase the number of authorized
                                            shares of Sauer common stock by 30,000,000 shares from
                                            45,000,000 shares to 75,000,000 shares, and (3) FOR the
                                            proposal to amend Sauer's Certificate of Incorporation
                                            to (a) remove the classification of the Sauer board of
                                            directors and allow for the removal of directors with or
                                            without cause by the holders of the majority of Sauer
                                            common stock entitled to vote for the election of
                                            directors and (b) provide that the size of the Sauer
                                            board of directors shall be determined pursuant to
                                            Sauer's Bylaws.

THE TRANSACTION

DESCRIPTION (PAGE 43).....................  Sauer, the Holding Company, Danfoss and K. Murmann
                                            Verwaltungsgesellschaft mbH have entered into a stock

                                            exchange agreement (the "Stock Exchange Agreement"),
                                            pursuant to which, among other things, Sauer will
                                            acquire from the Holding Company all of the common stock
                                            of the Danfoss Fluid Power Companies. Subject to
                                            approval of the issuance of Sauer common stock to the
                                            Holding Company in connection with the Transaction by
                                            the holders of a majority of Sauer common stock present
                                            in person or represented by proxy at the special meeting
                                            of stockholders, the Holding Company will contribute to
                                            Sauer 100% of the outstanding shares of common stock of
                                            the Danfoss Fluid Power Companies in exchange for
                                            16,149,812 shares of Sauer common stock. Immediately
                                            following consummation of the Transaction and
                                            termination of the limited partnership agreement
                                            (described below), the Holding Company will own or have
                                            the power to vote 26,512,312 shares of Sauer common
                                            stock (or approximately 57.8% of the outstanding shares
                                            of Sauer common stock). As soon as reasonably
                                            practicable after the closing of the Transaction, Sauer
                                            will change its name to Sauer-Danfoss Inc.

                                            Additionally, in connection with the Transaction, Sauer
                                            will terminate an amended and restated limited
                                            partnership agreement, dated April 14, 1998, among
                                            Sauer, Sauer-Sundstrand GmbH, Sauer GmbH, Klaus H.
                                            Murmann & Co. KG and Sauer GmbH & Co. Hydraulik KG (the
                                            "Limited Partnership Agreement"). Pursuant to the terms
                                            of the Limited Partnership Agreement, upon termination,
                                            Sauer will issue 2,250,000 shares of Sauer common stock
                                            (calculated pursuant to the termination provisions of
                                            the Limited Partnership Agreement), in exchange for the
                                            interests of the limited partners (the "Limited
                                            Partnership Interests") and pay $6,250,000 in cash in
                                            respect of certain taxes payable by the limited partners
                                            related to such exchange. Accordingly, immediately
                                            following the consummation of the Transaction, the
                                            Murmann family will own and have the power to vote
                                            7,847,325 shares of Sauer common stock (or approximately
                                            17.1% of the outstanding shares of Sauer common stock).

                                            Also, as more fully described under "PROPOSAL NO. 1--THE
                                            STOCK ISSUANCE", before December, 31, 2000, Sauer will
                                            issue to the Holding Company additional shares of Sauer
                                            common stock in exchange for substantially all of the
                                            assets of the Additional Distribution Operations. The
                                            existing sales companies of Danfoss act as distributors
                                            for Danfoss' entire product line, including the products
                                            manufactured by the Danfoss Fluid Power Companies.
                                            Danfoss continues to reorganize its existing sales
                                            companies in order to segregate the assets necessary to
                                            distribute the products manufactured by the Danfoss
                                            Fluid Power Companies from the overall distribution
                                            operations of its existing sales companies. Such
                                            reorganization, which involves the transfer of the
                                            relevant

                                            assets to newly formed entities, is expected to be
                                            completed on or before December 31, 2000.

OPINION OF SAUER'S FINANCIAL ADVISOR (PAGE
48).......................................  On January 18, 2000, based upon review of a draft of the
                                            Stock Exchange Agreement and assuming that the
                                            definitive Stock Exchange Agreement would not materially
                                            differ from such draft, Credit Suisse First Boston
                                            ("CSFB") delivered its oral opinion to the Sauer board
                                            of directors to the effect that, as of such date, the
                                            consideration provided for in the Transaction was fair
                                            from a financial point of view to Sauer and the holders
                                            of the outstanding Sauer common stock other than the
                                            Holding Company and the Holding Company's affiliates.
                                            Following a review of the definitive Stock Exchange
                                            Agreement, CSFB subsequently confirmed such opinion by
                                            delivery of its written opinion, dated January 22, 2000,
                                            to the Sauer board of directors, a copy of which is
                                            attached as Annex B to this proxy statement. We
                                            encourage you to read CSFB's written opinion thoroughly.

SPECIAL CONSIDERATIONS (PAGE 17)..........  For a description of the various factors that you should consider in connection with the proposals in this proxy
                                            statement, in addition to the other information
                                            described in this proxy statement, see "SPECIAL
                                            CONSIDERATIONS."

ACCOUNTING TREATMENT (PAGE 53)............  The Transaction will be accounted for by Sauer by the purchase method of accounting in accordance with
                                            Accounting Principles Board Opinion No. 16 "BUSINESS
                                            COMBINATIONS." Accordingly, upon completion of the
                                            Transaction, the assets acquired and liabilities assumed
                                            will be recorded at fair value based on independent
                                            appraisal of the fair value of the acquired property,
                                            plant and equipment, and identified intangible assets,
                                            and information available and assumptions made by
                                            management as to future operations. The allocation of
                                            the purchase price will be based on the final
                                            determination of appraised and other fair values.

THE SPECIAL MEETING OF STOCKHOLDERS

MATTERS TO BE CONSIDERED                    At the special meeting of stockholders, holders of Sauer
(PAGE 40).................................  common stock will consider and vote upon a proposal (1)
                                            to issue an aggregate of 16,149,812 shares of Sauer
                                            common stock in connection with the Transaction, (2) to
                                            amend Sauer's Certificate of Incorporation to increase
                                            the number of authorized shares of Sauer common stock by
                                            30,000,000 shares from 45,000,000 shares to 75,000,000
                                            shares, (3) to amend Sauer's Certificate of
                                            Incorporation to (a) remove the classification of the
                                            Sauer board of directors and allow for the removal of
                                            directors with or without cause by the holders of the
                                            majority of Sauer common stock entitled to vote for the
                                            election directors and (b) provide that the size of the
                                            Sauer board of directors shall be determined pursuant to
                                            Sauer's Bylaws and (4) to transact such other business
                                            as may properly

                                            come before the special meeting of stockholders or any
                                            postponement, adjournment or adjournments.

DATE, TIME AND PLACE OF SPECIAL MEETING OF  The special meeting of stockholders is scheduled to be
STOCKHOLDERS (PAGE 40)....................  held on May 3, 2000, at 8:00 a.m., (local time), at
                                            Holiday Inn Gateway Center, 2100 Greenhills Drive, Ames,
                                            Iowa 50014.

RECORD DATE, SHARES OUTSTANDING AND         The close of business on March 27, 2000 has been fixed
ENTITLED TO VOTE (PAGE 40)................  as the record date for determining holders of shares of
                                            Sauer common stock entitled to notice of and to vote at
                                            the special meeting of stockholders. As of the record
                                            date, 27,502,306 shares of Sauer common stock were
                                            outstanding and held of record by approximately 175
                                            holders.

VOTING OF PROXIES (PAGE 40)...............  All shares of Sauer common stock entitled to vote and represented by properly completed proxies received prior
                                            to the special meeting of stockholders and not revoked
                                            will be voted in accordance with the instructions on the
                                            proxy. If no instructions are indicated on a properly
                                            completed proxy, the shares of Sauer common stock
                                            represented by that proxy will be voted FOR the
                                            proposals discussed above.

VOTE REQUIRED (PAGE 41)...................  Adoption of the proposal to (a) issue Sauer common stock in connection with the Transaction and (b) amend Sauer's
                                            Certificate of Incorporation to increase the number of
                                            authorized shares of Sauer common stock each require the
                                            affirmative vote of the holders of a majority of the
                                            shares of Sauer common stock present in person or
                                            represented by proxy at the special meeting of
                                            stockholders. As a result, abstentions, failures to vote
                                            and Broker Non-Votes will have no effect on the vote (a)
                                            to issue Sauer common stock in connection with the
                                            Transaction or (b) to amend Sauer's Certificate of
                                            Incorporation to increase the number of authorized
                                            shares of Sauer common stock, except to the extent that
                                            failures to vote and Broker Non-Votes affect the quorum
                                            requirement.

                                            Adoption of the proposal to amend Sauer's Certificate of
                                            Incorporation to (a) remove the classification of the
                                            Sauer board of directors and allow for the removal of
                                            directors with or without cause by the holders of the
                                            majority of Sauer common stock entitled to vote for the
                                            election directors and (b) provide that the size of the
                                            Sauer board of directors shall be determined pursuant to
                                            Sauer's Bylaws requires the affirmative vote of the
                                            holders of at least 80.0% of the outstanding shares of
                                            Sauer common stock. As a result, abstentions, failures
                                            to vote and Broker Non-Votes have the same effect on the
                                            vote to amend Sauer's Certificate of Incorporation to
                                            remove the classification of the Sauer board of
                                            directors, allow removal of directors with or without
                                            cause and provide that the size of the Sauer board of
                                            directors will be determined pursuant to Sauer's Bylaws
                                            as a vote against such proposal.

                                            Holders of Sauer common stock are entitled to one vote
                                            at the special meeting of stockholders for each share of
                                            Sauer common stock held of record at the close of
                                            business on the record date.

                                            The Murmann family, certain members of Sauer's
                                            management and the Holding Company, which together hold
                                            17,264,325 shares of Sauer common stock (or
                                            approximately 62.8% of the outstanding shares of Sauer
                                            common stock), have indicated that they will vote for
                                            each of the proposals. Accordingly, the approval of the
                                            proposals to issue Sauer common stock in connection with
                                            the Transaction and to amend Sauer's Certificate of
                                            Incorporation to increase the number of shares of Sauer
                                            common stock authorized is expected. However, no
                                            individual Sauer stockholder can approve the proposal to
                                            amend Sauer's Certificate of Incorporation to (a) remove
                                            the classification of the Sauer board of directors and
                                            allow for the removal of directors with or without cause
                                            by the holders of the majority of Sauer common stock
                                            entitled to vote for the election of directors and (b)
                                            provide that the size of the Sauer board of directors
                                            will be determined pursuant to Sauer's Bylaws.

QUORUM (PAGE 41)..........................  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Sauer common stock
                                            is necessary to constitute a quorum for the transaction
                                            of business at the special meeting of stockholders.
                                            Because the Murmann family, certain members of Sauer's
                                            management and the Holding Company, which together hold
                                            17,264,325 shares of Sauer common stock (or
                                            approximately 62.8% of the outstanding shares of Sauer
                                            common stock), have indicated that they will vote for
                                            each proposal, a quorum is expected.

SOLICITATION AND REVOCABILITY OF PROXIES    The enclosed proxy is being solicited on behalf of the
(PAGE 41).................................  Sauer board of directors for use at the special meeting of stockholders to be held on May 3, 2000. Any proxy
                                            given by you does not affect your right to vote in
                                            person at the special meeting of stockholders and may be
                                            revoked by you at any time before it is exercised by
                                            notifying Kenneth D. McCuskey, Corporate Secretary of
                                            Sauer, by mail, by facsimile, by timely delivery of a
                                            properly executed, later-dated proxy (including a vote
                                            via internet or telephone) or by appearing at the
                                            special meeting of stockholders in person and voting by
                                            ballot. If any of your shares of Sauer common stock are
                                            held of record by a brokerage house, bank, or other
                                            nominee and you wish to vote such shares of Sauer common
                                            stock at the special meeting of stockholders, you must
                                            obtain from the record holder a proxy issued in your
                                            name.

EXPENSES OF SOLICITATION (PAGE 42)........  Sauer will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing,
                                            and mailing of this proxy statement, the accompanying
                                            proxy, and any additional information furnished to
                                            stockholders.

MARKET AND DIVIDEND INFORMATION

                                            Shares of Sauer common stock have been traded on the New
                                            York Stock Exchange under the symbol "SHS" since May 12,
                                            1998. Additionally, shares of Sauer common stock have
                                            been traded on the Frankfurt (Germany) Stock Exchange
                                            under the symbol "SAR" since May 13, 1998. For
                                            information regarding the historical market prices of
                                            Sauer common stock, see page 63.

                                            On February 9, 2000, the last trading day before filing
                                            the proxy statement with the SEC, Sauer common stock
                                            closed at $9.625 per share on the New York Stock
                                            Exchange. On March 27, 2000, the last trading day before
                                            the printing of this proxy statement, Sauer common stock
                                            closed at $8.625 per share on the NYSE.

                                            The common stock of each of the Danfoss Fluid Power
                                            Companies has not been, and is not currently, publicly
                                            traded. Accordingly, market prices are not available.
                                            Additionally, prior to contribution of all of the
                                            outstanding shares of common stock of the Danfoss Fluid
                                            Power Companies to the Holding Company, from time to
                                            time, the Danfoss Fluid Power Companies paid cash
                                            dividends to Danfoss, its direct parent.

SELECTED HISTORICAL FINANCIAL INFORMATION FOR SAUER

    The following selected historical financial information should be read in conjunction with the Audited Financial Statements of Sauer (including the notes thereto) appearing elsewhere in this proxy statement. The selected historical financial information has been derived from the Audited Financial Statements of Sauer for each of the fiscal years in the five-year period ended December 31, 1998, which have been audited by Arthur Andersen LLP, independent public accountants.

                                                                      SAUER
                                ----------------------------------------------------------------------------------
                                  YEAR-ENDED       YEAR-ENDED       YEAR-ENDED       YEAR-ENDED       YEAR-ENDED
                                     1994             1995             1996             1997             1998
                                --------------   --------------   --------------   --------------   --------------
                                (AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE, PER SHARE, EMPLOYEE AND RATIO DATA)
OPERATING DATA:
Net sales.....................   $   362,482      $   446,774      $   467,566      $   535,173      $   564,524
Gross profit..................        86,517          110,074          113,532          131,108          136,213
Marketing expenses............        21,615           23,577           23,523           23,256           24,942
R&D expenses..................        16,068           18,796           20,505           20,655           22,089
Administration expenses.......        20,560           24,551           28,333           29,319           29,571
Total operating expenses......        58,243           66,924           72,361           73,230           76,602
Earnings before interest and
  taxes.......................        24,341           38,419           35,100           50,680           50,527
Total interest expense, net...         5,686            6,657            5,959            7,607            8,814
Net income....................        11,374           26,580           18,898           27,129           26,334
PER SHARE DATA:
Income per common share, basic
  and diluted.................   $      0.47      $      1.10      $      0.78      $      1.12      $      1.01
Cash dividends per share......   $      0.08      $      0.32      $      0.32      $      0.32      $      0.29
Weighted average basic
shares outstanding............    24,050,000       24,187,500       24,225,000       24,225,000       26,148,288
Weighted average diluted
shares outstanding............    24,050,000       24,187,500       24,225,000       24,225,000       26,150,302
BALANCE SHEET DATA:
Inventories...................   $    64,131      $    85,098      $    78,273      $    89,031      $    89,195
Property, plant & equipment,
  net.........................        89,620          117,827          152,321          191,690          262,527
Total assets..................       235,146          304,237          337,527          388,735          459,771
Total debt....................        68,766           92,169          108,632          136,428          151,027
Stockholders' equity..........        37,962           59,491           70,874           85,301          148,904
Ratio of debt to
  debt-equity.................          56.7%            53.6%            53.1%            53.6%            45.0%
OTHER DATA:
Backlog (at year end).........   $   187,400      $   235,600      $   227,000      $   277,500      $   261,700
Depreciation and
  amortization................        18,204           19,898           24,830           25,835           30,635
Capital expenditures..........        21,350           45,689           56,284           66,750           98,582
EBITDA*.......................        42,545           58,317           59,930           76,515           81,162
Number of employees (at year
  end)........................         2,628            2,899            3,055            3,751            3,710
Sales/total compensation
  expense.....................         3.15x            3.37x            3.46x            3.66x            3.68x
Cash flows from (used in):
  Operating activities........        40,904           36,694           47,670           42,744           63,535
  Investing activities........       (21,048)         (45,544)         (56,198)         (70,311)         (98,950)
  Financing activities........       (13,543)          13,235            9,268           23,351           35,077

------------------------
* EBITDA for any relevant period presented above represents net income, plus provision for income taxes and net interest expense, plus depreciation and amortization. EBITDA may not be comparable to similarly titled measures reported by other companies. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of Sauer to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of Sauer's ability to fund its cash needs, and its discretionary use of EBITDA will be subject to Sauer's future cash needs relating to its capital expenditures, working capital requirements, future debt service requirements and dividend payments. See Sauer's Audited Financial Statements (including the notes thereto) appearing elsewhere in this proxy statement.

NYSE PRICE RANGE, DIVIDENDS              1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   FULL YEAR
---------------------------              -----------   -----------   -----------   -----------   ---------
1997  High.............................       N/A            N/A           N/A           N/A         N/A
      Low..............................       N/A            N/A           N/A           N/A         N/A
      Dividends........................     $0.08         $ 0.08        $ 0.08        $ 0.08      $ 0.32

1998  High.............................       N/A         $18.38        $16.50        $10.00      $18.38
      Low..............................       N/A          13.25          7.56          6.06        6.06
      Dividends........................     $0.08         $ 0.07        $ 0.07        $ 0.07      $ 0.29

SELECTED HISTORICAL FINANCIAL INFORMATION FOR THE DANFOSS FLUID POWER GROUP

    The following table presents selected historical financial information for the Danfoss Fluid Power Group. It should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE DANFOSS FLUID POWER GROUP" and the Combined Financial Statements of the Danfoss Fluid Power Group along with the accompanying notes, included elsewhere in this proxy statement. The combined financial statements as of September 30, 1996, December 31, 1997 and December 31, 1998, and for the fiscal year ended September 30, 1996, the 15 months ended December 31, 1997 and the fiscal year ended December 31, 1998, included elsewhere in this proxy statement, have been audited by KPMG C. Jespersen, independent auditors, as stated in their opinion included therein.

    The Combined Financial Statements combine the historical financial statements of certain Danfoss subsidiaries and, to the extent applicable, the historical accounts of Danfoss and certain of its other subsidiaries on a carve-out basis. Such carve-out financial statements include corporate inter-unit charges for services rendered by Danfoss and an allocation of certain corporate costs to the extent that the cost of services provided to the Company by Danfoss had not been charged back. Although management believes that such charges and allocations are reasonable, the costs reflected in the combined financial statements are not necessarily indicative of the costs that would have been incurred if the Danfoss Fluid Power Group had been an independent separate entity.

                                                                  THE DANFOSS FLUID POWER GROUP
                                                       ---------------------------------------------------
                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                       ---------------------------------------------------
                                                           1994(6)           1995(6)            1996
                                                       ---------------   ---------------   ---------------
                                                             (AMOUNTS IN THOUSANDS OF DANISH KRONER)
IN ACCORDANCE WITH DANISH GAAP:(2)
OPERATING DATA:
Net sales............................................        1,559,032         1,847,837         1,943,501
Gross margin.........................................               --                --           539,168
Sales expenses.......................................               --                --           335,767
Administration expenses..............................               --                --           118,655
Total operating expenses.............................               --                --           454,422
Earnings before interest and taxes(3)................               --                --            87,710
Total interest expense, net(4).......................               --                --               425
Net income...........................................           67,054           135,284            54,223
BALANCE SHEET DATA:
Inventories..........................................               --                --           448,356
Property, plant & equipment, net.....................               --                --           818,179
Total assets.........................................        1,392,577         1,571,684         1,675,739
Net assets(4)........................................        1,026,098         1,217,078         1,278,680
OTHER DATA:
Depreciation and amortization........................               --                --           112,293
EBITDA(5)............................................               --                --           200,003
Cash flows from (used in):
  Operating activities...............................               --                --           200,518
  Investing activities...............................               --                --          (188,556)
IN ACCORDANCE WITH U.S. GAAP:(2)
Net income...........................................               --                --                --
Net assets...........................................               --                --                --

                                                   THE DANFOSS FLUID POWER GROUP
                               ----------------------------------------------------------------------
                                   FIFTEEN MONTHS ENDED DECEMBER 31, 1997 (1)
                               --------------------------------------------------
                               15 MONTHS ENDED   3 MONTHS ENDED   12 MONTHS ENDED   FISCAL YEAR ENDED
                                DECEMBER 31,      DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                               ---------------   --------------   ---------------   -----------------
                                    1997              1996             1997               1998
                               ---------------   --------------   ---------------   -----------------
                                              (AMOUNTS IN THOUSANDS OF DANISH KRONER)
IN ACCORDANCE WITH
  DANISH GAAP:(2)
OPERATING DATA:
Net sales....................     2,643,582          459,359         2,184,223          2,269,331
Gross margin.................       854,898          124,882           730,016            686,997
Sales expenses...............       439,057           82,767           356,291            365,429
Administration expenses......       147,744           25,822           121,921            117,095
Total operating expenses.....       586,801          108,589           478,212            465,778
Earnings before interest and
  taxes(3)...................       278,239           17,687           260,552            216,180
Total interest expense,
  net(4).....................        16,685            1,485            15,201             21,918
Net income...................       168,116           10,453           157,662            127,640

BALANCE SHEET DATA:
Inventories..................       465,705          436,540           465,705            522,000
Property, plant & equipment,
  net........................       885,802          845,208           885,802            902,274
Total assets.................     1,822,707        1,672,179         1,822,707          1,878,620
Net assets(4)................     1,293,391        1,353,713         1,293,391          1,382,993

OTHER DATA:
Depreciation and
  amortization...............       159,359           30,850           128,508            125,799
EBITDA(5)....................       437,598           48,537           389,060            341,979
Cash flows from (used in):
  Operating activities.......       380,105           (6,671)          386,775            178,035
  Investing activities.......      (172,475)         (48,804)         (123,671)          (164,279)

IN ACCORDANCE WITH
  U.S. GAAP:(2)
Net income...................       169,418           10,701           158,717            127,893
Net assets...................     1,301,091        1,360,359         1,301,091          1,391,116

------------------------

(1) During 1997, the Danfoss Fluid Power Group changed its fiscal year-end from September 30 to December 31.

(2) The Combined Financial Statements of the Danfoss Fluid Power Group are prepared in accordance with Danish GAAP, which differ in certain significant respects from U.S. GAAP. For further details, see Note 15 of Notes to Combined Financial Statements.

(3) Earnings before interest and taxes include foreign exchange gains of DKK 2,964 and DKK 10,142 for the year ended September 30, 1996 and the fifteen months ended December 31, 1997, respectively, and foreign exchange losses of DKK 5,039 for the year ended December 31, 1998, due principally to exchange rate fluctuations between the United States Dollar and the Danish Kroner.

(4) It was not possible, without making a number of arbitrary allocations, to segregate net assets between temporary financing, long-term debt and equity. Accordingly, interest expense has been allocated to the Danfoss Fluid Power Group by determining the percentage relationship between the net assets of the Danfoss Fluid Power Group and the total net assets of Danfoss and applying that percentage to the total Danfoss net interest expense.

(5) EBITDA for any relevant period presented above represents net income, plus provision for income taxes and net interest expense, plus depreciation and amortization. EBITDA may not be comparable to similarly titled measures reported by other companies. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Danfoss Fluid Power Group to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Danfoss Fluid Power Group's ability to fund its cash needs, and its discretionary use of EBITDA will be subject to the Danfoss Fluid Power Group's future cash needs relating to its capital expenditures, working capital requirements, future debt service requirements and dividend payments.

(6) Because of organizational changes within the Danfoss Fluid Power Group, it is practically impossible to prepare detailed financial data for the years 1994 and 1995 on a carve-out basis that would be comparable with the financial data prepared for 1996, 1997 and 1998. Accordingly, financial data for 1994 and 1995 is prepared on a summary basis.

    The following table presents the appropriate exchange rates used to translate Danish Kroner to United States dollars:

                                      1996                                      1997
                               ------------------   ------------------------------------------------------------
                               OCTOBER 1, 1995 TO   OCTOBER 1, 1996 TO   OCTOBER 1, 1996 TO   JANUARY 1, 1997 TO
                               SEPTEMBER 30, 1996   DECEMBER 31, 1997    DECEMBER 31, 1996    DECEMBER 31, 1997
                               ------------------   ------------------   ------------------   ------------------
High.........................        5.9805               7.2045               6.0030               7.2045
Low..........................        5.3750               5.7277               5.7277               5.8826
Average......................        5.7123               6.6049               6.6049               6.6049
End of Period................        5.8685               6.8315               5.9500               6.8315

                                      1998                     SIX MONTH PERIODS
                               ------------------   ---------------------------------------
                               JANUARY 1, 1998 TO   JANUARY 1, 1998 TO   JANUARY 1, 1999 TO
                               DECEMBER 31, 1998      JUNE 30, 1998        JUNE 30, 1999
                               ------------------   ------------------   ------------------
High.........................        7.0755               7.0755               7.2371
Low..........................        6.0450               6.6875               6.2673
Average......................        6.7011               6.8833               6.8276
End of Period................        6.3865               6.8909               7.2041

SELECTED UNAUDITED PRO FORMA HISTORICAL FINANCIAL INFORMATION FOR SAUER AND THE
  DANFOSS FLUID POWER GROUP

    The Selected Unaudited Pro Forma Historical Financial Information for Sauer and the Danfoss Fluid Power Group give effect to Sauer acquiring the operations of the Danfoss Fluid Power Group (as defined in the Summary to the Proxy Statement). The acquisition will be consummated as follows:

    - First, pursuant to the terms of the Stock Exchange Agreement and consistent with the first stockholder proposal, Sauer will issue approximately 16.2 million shares of Sauer common stock to acquire the Danfoss Fluid Powers Companies.

    - Second, before December 31, 2000, Sauer will issue approximately 2.2 million additional shares of Sauer common stock to acquire the net assets of certain additional distribution operations of the business ("Additional Distribution Operations"). The acquisition of the Additional Distribution Operations is part of the overall integrated acquisition of the Danfoss Fluid Power Group. The Additional Distribution Operations have consistent characteristics with such distribution operations already included in the Danfoss Fluid Power Companies.

    The following selected unaudited pro forma historical financial information gives effect to: (i) the issuance of 18.4 million shares of Sauer common stock for the Danfoss Fluid Power Group (16.2 million shares for the Danfoss Fluid Power Companies and 2.2 million shares for the Additional Distribution Operations of the transaction) of Sauer common stock, (ii) the assumption of $91.1 million of debt, (iii) the termination of the Murmann Limited Partnership Interests of $10.7 million and the related tax payment of $6.3 million,
(iv) additional interest expense associated with the assumed debt,
(v) recording the excess of the purchase price of the Danfoss Fluid Power Group over the estimated net assets acquired over 40 years and (vi) acquisition costs. This information should be read in conjunction with the unaudited pro forma statements of income and pro forma balance sheet (including the notes thereto) appearing elsewhere in this proxy statement.

                                                       SAUER AND THE DANFOSS FLUID POWER GROUP
                                            -------------------------------------------------------------
                                                     YEAR-ENDED                   THIRTY-NINE WEEKS
                                                        1998                         ENDED 1999
                                            -----------------------------   -----------------------------
                                                             PRO FORMA                       PRO FORMA
                                                              COMBINED                        COMBINED
                                                              WITHOUT                         WITHOUT
                                                             ADDITIONAL                      ADDITIONAL
                                             PRO FORMA      DISTRIBUTION     PRO FORMA      DISTRIBUTION
                                            COMBINED (1)   OPERATIONS (2)   COMBINED (1)   OPERATIONS (2)
                                            ------------   --------------   ------------   --------------
                                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales.................................    $903,177        $890,642        $663,961        $653,488
Earnings before interest and taxes........    $ 84,020        $ 79,982        $ 57,464        $ 53,605
Net income................................    $ 43,387        $ 40,882        $ 29,071        $ 26,653
PER SHARE DATA:
Diluted earnings per share................    $   0.93        $   0.92        $   0.61        $   0.58
Cash dividends per share..................    $   0.16        $   0.17        $   0.12        $   0.13
Book value per share......................    $   7.63        $   7.45        $   7.59        $   7.41
OTHER:
Total assets..............................    $847,661        $818,723        $820,427        $791,599
Long-term debt............................    $204,251        $204,251        $192,485        $192,485

------------------------

(1) The amounts presented relate to the complete acquisition of the Danfoss Fluid Power Group including the Additional Distribution Operations to be acquired before December 31, 2000.

(2) The amounts presented relate to the acquisition of the Danfoss Fluid Power Companies excluding the Additional Distribution Operations consistent with the first stockholder proposal to issue approximately 16.2 million shares of Sauer common stock.

                             SPECIAL CONSIDERATIONS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT (INCLUDING THE MATTERS ADDRESSED IN "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS"), IN CONSIDERING WHETHER OR NOT TO APPROVE EACH OF THE PROPOSALS, YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE FOLLOWING SPECIAL FACTORS.

TRANSACTION CONSIDERATIONS

    DILUTION

    As of the record date, there were 27,502,306 shares of Sauer common stock outstanding. In connection with the Transaction, Sauer will issue 16,149,812 shares of Sauer common stock, that, as of the record date, constitutes approximately 58.7% of the outstanding shares of Sauer common stock and will result in the Holding Company owning or having the power to vote an aggregate of 26,512,312 shares of Sauer common stock (or approximately 57.8% of the outstanding shares of Sauer common stock). Additionally, in connection with the termination of the Limited Partnership Agreement and the exchange of the Limited Partnership Interests for shares of Sauer common stock pursuant to the terms thereof, Sauer will issue 2,250,000 shares of Sauer common stock to the limited partners. Also, as more fully described under "PROPOSAL NO. 1--THE STOCK ISSUANCE", before December 31, 2000, Sauer will issue to the Holding Company additional shares of Sauer common stock in exchange for all of the assets of Danfoss related to the mobile hydraulics operations of Danfoss in Australia, Belgium, Brazil, Holland, Hong Kong, Japan, Mexico, New Zealand, Portugal, Singapore, Spain and Switzerland. The Transaction without synergies, as exemplified by the "SELECTED UNAUDITED PRO FORMA FINANCIAL STATEMENTS FOR SAUER AND THE DANFOSS FLUID POWER GROUP--UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1998; UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE THIRTY NINE WEEK PERIOD ENDED OCTOBER 3, 1999" will reduce income per share and other financial ratios because the Danfoss Fluid Group's contribution to the combined company may not be commensurate with the number of shares issued.

    STOCK OWNERSHIP

    Immediately following consummation of the Transaction and termination of the limited partnership agreement, the Holding Company will own or will have the power to vote 26,512,312 shares of Sauer common stock (or approximately 57.8% of the outstanding shares of Sauer common stock). The Murmann family will continue to own and have power to vote an additional 7,847,325 shares of Sauer common stock (or approximately 17.1% of the outstanding shares of Sauer common stock). Accordingly, the Holding Company and the Murmann family will control, in the aggregate, 74.9% of the outstanding shares of Sauer common stock. Additionally, as more fully described under "PROPOSAL NO. 1--THE STOCK ISSUANCE," before December 31, 2000, Sauer will issue to the Holding Company additional shares of Sauer common stock in exchange for substantially all of the assets of the Additional Distribution Operations.

    SAUER BOARD OF DIRECTORS; BOARD ACTION

    SAUER BOARD OF DIRECTORS. Following consummation of the Transaction, the Holding Company will possess sufficient voting power to elect all members of the Sauer board of directors and, therefore, will have the ability to control the Sauer board of directors. In connection with the Transaction, the Murmann family and Danfoss have entered into an agreement regarding the Holding Company and their ownership of the Holding Company's common stock (the "Holding Company Agreement"). In addition, in connection with the Transaction, Sauer's Bylaws will be amended. Such amendment includes establishing procedures for the election of the Sauer board of directors. Pursuant to the Holding Company Agreement, the Murmann family and Danfoss will each identify for recommendation to the Sauer board of directors three candidates for director who may be associated with the Murmann family or Danfoss. In addition, the Murmann family and Danfoss will each identify for recommendation two additional candidates for director. One such candidate recommended by the Murmann family will be Sauer's Chief Executive Officer and President and the remaining three such candidates must be independent from and not associated or affiliated with the Murmann family or Danfoss.

    BOARD ACTION. In connection with, and as a condition to, the Transaction, Sauer's Bylaws will be amended to provide that the following acts must be approved by at least 80.0% of Sauer's directors:

    - the acquisition or disposition of assets for consideration having a value in excess of 1% of net sales for the immediately preceding fiscal year;

    - the issuance of Sauer common stock or other voting securities or any incurrence in excess of $10,000,000 principal amount of debt;

    - any amendment of Sauer's Bylaws or any recommendation by the Sauer board of directors to Sauer stockholders to modify Sauer's Certificate of Incorporation;

    - any action having a material adverse effect on the operations conducted in Nordborg, Denmark;

    - any other material change in the lines of business operated by Sauer;

    - any increase or decrease in the number of Sauer directors;

    - the election or removal of the members, or alternative members, of the nominating committee;

    - the election or removal of Sauer's Chairman, Vice Chairman, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer; and

    - the approval of Sauer's annual business plan or any action that materially deviates from such plan.

    Pursuant to the Holding Company Agreement, the Sauer board of directors will have ten directors and may include three directors affiliated with each of the Murmann family and Danfoss and must include at least three independent directors who are not associated or affiliated with the Murmann family or Danfoss. As a result, any of the foregoing acts may be blocked by the (i) directors associated with the Murmann family, (ii) directors associated with Danfoss, or
(iii) independent directors.

    UNCERTAINTY REGARDING BUSINESS COMBINATION

    While Sauer anticipates that the Transaction will enhance its operations and revenues and reduce costs, there can be no assurance that such improvements will be realized. Integrating the operations and management of Sauer and the Danfoss Fluid Power Companies will be a complex process, and there can be no assurance that this integration will be completed rapidly or will result in the realization of all of the anticipated synergies and other benefits expected to be realized from the combination. For example, there can be no assurance that Sauer will be able to combine the products currently produced by Sauer and the Danfoss Fluid Power Companies to create systems solutions that would be necessary to compete with top tier suppliers. Moreover, the integration of Sauer and the Danfoss Fluid Power Companies will require significant management attention, that may temporarily distract management from its regular focus on the daily operations.

    Sauer and the Danfoss Fluid Power Companies estimate that, as a result of the Transaction, Sauer-Danfoss will incur consolidation and integration expenses, some of which will be expensed in 2000 and some of which will be capitalized in 2000. The amount of such costs cannot be estimated at this time.

    POTENTIALLY SIGNIFICANT INCREASES IN DEPRECIATION AND AMORTIZATION EXPENSE MAY RESULT FROM AMORTIZATION PERIODS THAT ARE SHORTER THAN PRELIMINARY ESTIMATES REFLECTED IN THE PRO FORMA HISTORICAL FINANCIAL STATEMENTS THAT WOULD CAUSE NET EARNINGS TO DECREASE

    Pro forma results of operations reflect adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of the Danfoss Fluid Power Group. The final allocation of the purchase consideration will be determined after the closing of the Transaction and will be based on independent appraisals and a comprehensive final evaluation of the fair value of the Danfoss Fluid Power Group's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the closing of the Transaction. Accordingly, the final determination of the value of tangible and intangible assets may result in depreciation and amortization expense that is significantly higher than the preliminary estimates of these amounts resulting in lower net earnings. See "SELECTED UNAUDITED PRO FORMA HISTORICAL FINANCIAL INFORMATION FOR SAUER AND THE DANFOSS FLUID POWER GROUP."

GENERAL BUSINESS CONSIDERATIONS

    CYCLICALITY, RISKS ASSOCIATED WITH GENERAL ECONOMIC CONDITIONS

    The capital goods industry in general and the mobile hydraulics industry in particular are subject to economic cycles. Cyclical downturns have in the past had and could in the future have a material adverse effect on the demand for Sauer's products and, consequently, on Sauer's business, financial condition and results of operations. Demand for Sauer's products is dependent upon the general condition of the off-highway mobile equipment industry which may be affected by numerous factors, including levels of construction activity, weather conditions and interest rates. Sauer's results of operations are also subject to price competition and the cost of supplies and labor, both of which are affected by general economic conditions. Because Sauer derives substantial sales from cyclical industries, including the turf care, material handling, construction and agricultural equipment industries, periods of economic recession in the United States or Europe or any other major industrial market could cause a substantial decrease in Sauer's net sales and have a material adverse effect on Sauer's business, financial condition and results of operations. Currently, the agriculture market in the United States and Europe is experiencing a general economic downturn. In 1998, Sauer had sales of $102.8 million in agriculture, or 18.2% of Sauer's total revenues. In 1999, Sauer's sales in agriculture were approximately 20% of Sauer's total revenues while the Danfoss Fluid Power Group's sales in agriculture were approximately 30% of total revenues. Accordingly, the Transaction is expected to impact Sauer's exposure to the cyclical agriculture market because the combined company will have agriculture sales of approximately 23%.

    LABOR DISRUPTIONS AT THE DANFOSS FLUID POWER GROUP

    In 1998, there was an illegal national strike in Denmark that affected all business conducted in Denmark, including that of the Danfoss Fluid Power Group. This strike was not related to local negotiations at the Danfoss Fluid Power Group. The strike lasted for approximately ten working days and was related to disagreements over holidays and salaries. In addition, during local negotiations of contracts at the Danfoss Fluid Power Group, workers commonly engage in so called "point strikes" which usually last from two hours to one day.

    INTERNATIONAL SALES, CURRENCY FLUCTUATIONS AND INVESTMENTS IN EMERGING
     MARKETS

    In 1998, approximately 64.0% of Sauer's net sales were generated in U.S. dollars, 36.0% in European currencies and less than 1.0% in Chinese currency. International sales are subject to various risks, including the impact of possible recessionary environments in various economies, unexpected changes in regulatory requirements, tariffs and other trade barriers, potentially adverse tax consequences, trade or currency restrictions and, particularly in emerging economies, potential political and economic instability and regional conflicts. Any or all of these factors could have a material adverse effect on Sauer's business, financial condition and results of operations. The Transaction is expected to increase Sauer sales that are outside the United States and, accordingly, could increase Sauer's susceptibility to such risks.

    In 1998, approximately 36.0% of Sauer's sales were made in currencies other than the U.S. dollar, including 19.0% in Deutsche marks, 8.0% in British pounds and 3.0% in Italian lira. Sauer's financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both translation risk and transaction risk. The translation risk is the risk that the financial statements of Sauer for a particular period or as of a certain date are affected by changes in the exchange rates that are used to translate the financial statements of Sauer's foreign operations from foreign currency into U.S. dollars. The transaction risk is the risk of Sauer receiving its sales proceeds or holding its assets in a currency different from that in which it pays its expenses and holds its liabilities. The transaction gains and losses have not been significant given Sauer's balanced global manufacturing presence. The Transaction is expected to increase Sauer sales outside the United States and, accordingly, could increase Sauer's susceptibility to such risks.

    Since 1995, Sauer has made substantial investments in two facilities in Slovakia and has entered into a joint venture in Shanghai, China. The Danfoss Fluid Power Group has made a substantial investment in a facility in Poland. Operations in emerging economies such as China, Poland and Slovakia often are subject to numerous risks and uncertainties, including political, economic and legal risks such as unexpected changes in regulatory requirements, taxes, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, foreign exchange controls that restrict or prohibit repatriation of funds, and technology export and import restrictions or prohibitions. The success of market reforms undertaken in these countries is also uncertain, and further economic and political instability may occur. Legal systems in emerging economies have limited experience with commercial transactions between private parties. The extent to which contractual obligations will be honored and enforced is uncertain. The Danfoss Fluid Power Group's investment in Poland could increase Sauer's susceptibility to such risks.

          DESCRIPTION OF THE BUSINESS OF THE DANFOSS FLUID POWER GROUP

BACKGROUND

    The Danfoss Fluid Power Group is among the world leaders in the design and manufacture of orbital motors, hydrostatic steering units, proportional load-sensing valves, gear pumps and electro-hydraulics for use by OEMs of off-highway mobile equipment, principally in the agriculture, construction, road building, forestry, material handling and specialty markets. The principal address of the Danfoss Fluid Power Group is DK 6430, Nordborg, Denmark; the telephone number is 011-45-7488-2222.

    Danfoss began hydraulic operations in 1961 with production initially limited to orbital motors and hydrostatic steering units. In 1979, production was expanded to include proportional load-sensing valves as well. Acquisitions have broadened the product range throughout the 1990s.

    Headquartered in Nordborg, Denmark, the products of the Danfoss Fluid Power Group are sold worldwide. Sales in North America and Europe represent approximately 90.0% of total sales. The Danfoss Fluid Power Group sells its products either directly to OEMs or through approximately 40 sales companies worldwide. Sales through such sales companies typically account for approximately two-thirds of the Danfoss Fluid Power Group's total sales. Pursuant to the Transaction, Sauer will acquire on the closing date sales companies in Denmark, Finland, France, Germany, Italy, Norway, Poland, Sweden, and the United Kingdom. Additionally, before December 31, 2000, Sauer will acquire from the Holding Company for additional shares of Sauer common stock, substantially all of the assets of the Additional Distribution Operations. In geographic areas where the Danfoss Fluid Power Group does not have a sales company, sales to OEMs are made through non-exclusive hydraulics distributors, including Danfoss.

ORGANIZATION

    The manufacturing operations of the Danfoss Fluid Power Group are organized into the following three product groups:

    CONTROLS

    The Controls product group consists of substantially all valves and related components produced by the Danfoss Fluid Power Group. Such products include proportional valves, spool valves, cartridge and hydraulic integrated circuit valves as well as remote control devices and accessories for valves. Valves manufactured by the Danfoss Fluid Power Group are traditionally and widely used in backhoe loaders, wheel loaders, telehandlers, ditch side cutters, truck-mounted cranes, arial lifts, mining equipment, lawn mowers and utility and garbage trucks. Production facilities are located in Nordborg, Denmark and Easley, South Carolina.

    DRIVES

    The Drives product group consists of substantially all motors, gear pumps and related components produced by the Danfoss Fluid Power Group. Motors manufactured by the Danfoss Fluid Power Group include light and medium duty motors, wheel motors, short and ultra-short motors, application dedication motors, electrical options and small power units. Gear pumps manufactured by the Danfoss Fluid Power Group include various gear wheel pumps. Such motors, gear pumps and related components are typically used in skid-steer loaders, vibration rollers, mini-excavators, fork-lift trucks, arial lifts, agricultural harvesters, lawn mowers, forestry processor heads, sweepers, winches, drills, injection molding machines and machine tools. Production facilities are located in Nordborg, Denmark and Racine, Wisconsin.

    STEERING

    The Steering product group consists of substantially all steering units and related components produced by the Danfoss Fluid Power Group. Such products include various sizes of steering units, steering columns, priority valves and flow amplifiers. Such steering units and related components are generally found in agricultural tractors, forklift trucks, loaders and dumpers, including backhoe loaders, vibration rollers, telehandlers and lawn mowers. Production facilities are located in Nordborg, Denmark, Wroclaw, Poland and Racine, Wisconsin.

    PRODUCTION SUPPORT

    The Danfoss Fluid Power Group has a single division dedicated to the support of its manufacturing operations. Accordingly, the support division provides maintenance services to the manufacturing operations, manufactures gear wheel sets and operates a tempering plant.

    OTHER DIVISIONS

    The Danfoss Fluid Power Group also maintains core divisions, including a Sales and Marketing Division, a Finance Division and a Supply Chain Management Division, that are responsible for the Danfoss Fluid Power Companies' non-manufacturing activities. The Supply Chain Management Division and the Sales and Marketing Division link all manufacturing operations together in order to engineer full hydraulic work functions and steering systems. The Sales and Marketing Division has the objective of utilizing the synergies between the product groups.

DANFOSS FLUID POWER GROUP'S PRODUCT APPLICATIONS

    The Danfoss Fluid Power Group provides hydraulics components for the following machinery and equipment:

CONSTRUCTION
& ROAD BUILDING           AGRICULTURE               MATERIAL HANDLING
---------------           -----------               -----------------
Backhoe Loaders           Tractors                  Forklift Trucks
Wheel Loaders             Combines                  Rough Terrain Lift
                                                    Trucks
Skid Steer Loaders        Seeders                   Telehandlers
Mini-Excavators           Spreaders                 Arial Lifts
Rollers                   Cotton Pickers            Cranes
Compactors                Vineyard Harvesters       Side Handlers
Pavers                    Beet Harvesters           Container Handlers
Planers                   Sugar Cane Harvesters
Grinders                  Bale Wrappers
Ditchers/Trenchers        Forage Box
Concrete Pumps/Mixers     Silage Cutters
Screens                   Manure Spreaders
Winches                   Grain Augers

FORESTRY                  LAWN & TURF               SPECIALTY
------------------------  ------------------------  ------------------------
Forestry Cranes           Golf Course Mowers        Sweepers
Log Skidders              Commercial Mowers         Garbage Trucks
Wood Chippers             Consumer Mowers           Utility Trucks
Forestry Harvesters       Utility Mowers            Salt/Grit Spreaders
                                                    Special Purpose Tractors

    Construction and road building, agriculture and material handling typically account for approximately 25%, 30% and 15%, respectively, of the annual sales of the Danfoss Fluid Power Group. Additionally, forestry, lawn and turf and specialty markets typically account for approximately 5%, 10% and 15%, respectively, of the annual sales of the Danfoss Fluid Power Group.

COMPETITION

    CONTROLS--OPEN CIRCUIT CONTROL FUNCTION MARKET

    The open circuit control function market for mobile hydraulics is very fragmented with many competitors of different sizes, product ranges and geographical coverage, particularly with respect to directional control valves, hydraulic-integrated circuit blocks and cartridge valves. Products include hydraulic-integrated circuit blocks, cartridge valves, electro-hydraulic valves, electronic sensors, directional control valves and more sophisticated proportional load sensing control valves.

    The major competitors of the Danfoss Fluid Power Group in such markets include Parker Hannifin (Voac division), Mannesmann (Rexroth division), Bosch, HAWE, Eaton Corporation (Vickers division), Walvoil, Commercial Intertech, Gresen, Husco, HydroControl, Oil Control and Compact Controls.

    DRIVES--LOW SPEED HIGH TORQUE MOTORS MARKET

    Low speed high torque motors are motors specifically designed to produce high torque, with primary usage in work-related applications within mobile hydraulics. The market is comprised of orbital motors and piston motors, and is relatively concentrated. The Danfoss Fluid Power Group's major competition includes Eaton Corporation, Parker Hannifin, and Mannesmann (Rexroth division). In addition, other, regional competitors serving a narrower geographic area include White Hydraulics and Poclain Hydraulics.

    DRIVES--GEAR WHEEL PUMPS AND MOTORS MARKET

    Gear wheel pumps and motors are low and medium duty pumps for open circuits, and motors for high speed applications with less demand for torque. The market is relatively concentrated in North America with competitors that include Commercial Intertech, and Haldex Barnes. In Europe, the market is more fragmented with major competitors Casappa Group, Bosch, Commercial and numerous other regional competitors with a narrow geographic focus. The market is differentiated by equipment type.

    STEERING--HYDROSTATICS STEERING UNITS MARKET

    The hydrostatic steering market is highly concentrated and very competitive. The market is served by a small number of large manufacturers, including Eaton Corporation, Parker Hannifin and Mannesmann (Rexroth division). In addition, a few regional competitors exist. However, such regional competitors typically offer a limited product range and serve a narrow geographic area.

NEW PRODUCTS AND INVESTMENTS

    The Danfoss Fluid Power Group has focused on strengthening its traditional product lines by the recent introduction of new gear wheel pumps (i.e., D pump), electrical activation and control to valves (i.e., Electrical Proff 1 Joystick, PVE, CAN-bus), a mini-steering unit (i.e., the OSPM line), new variants of the Danfoss Fluid Power Group's well-established hydrostatic steering units (i.e., the OSP line) and upgraded small motors (i.e., the OMP/OMR line).

    In addition to its focus on new product development, the Danfoss Fluid Power Group has invested substantially in highly automated and technologically state-of-the-art manufacturing equipment and on the development and implementation of computer-aided design and engineering.

RESEARCH AND DEVELOPMENT

    The Danfoss Fluid Power Group believes that its emphasis on projects at the development stage has been integral to its operations. The Danfoss Fluid Power Group continues to invest significant resources in the development of mobile electronics, including AC drives and electro-hydraulic steering units, with applications in the mobile hydraulics industry.

    The Danfoss Fluid Power Group allocated approximately DKK 46.8 million, DKK
36.3 million and DKK 45.7 million during 1998, 1997 and 1996, respectively, to research and development. Significant additional resources are expended on engineering work related to customer requested adaptations.

QUALITY CONTROL

    The Danfoss Fluid Power Group tests each product prior to delivery to the end-user and all data generated during such tests is analyzed to improve product quality. The Danfoss Fluid Power Group's manufacturing facilities in Nordborg, Denmark, Easley, South Carolina and Racine, Wisconsin are certified to the quality standard ISO 9001. The Danfoss Fluid Power Group's manufacturing facilities in Wroclaw, Poland are certified to the quality standard ISO 9002.

REGULATORY MATTERS; ENVIRONMENTAL

    Environmental laws and regulations relating to, among other things, the handling and discharge of waste as well as air and water quality, apply to and affect the operations of the Danfoss Fluid Power Group. The Danfoss Fluid Power Group has given high priority to utilizing environmentally friendly materials in connection with manufacturing operations. The Danfoss Fluid Power Group's manufacturing facilities in Nordborg, Denmark, Easley, South Carolina and Racine, Wisconsin are certified to the environmental standard ISO 14001. The Danfoss Fluid Power Group's manufacturing facilities in Wroclaw, Poland are expected to be certified to the environmental standard ISO 14001 during the second quarter of 2000. Year-to-year capital expenditures in connection with the Danfoss Fluid Power Group's compliance with environmental laws and regulations fluctuate, as such laws and regulations evolve. The Danfoss Fluid Power Group believes that any future capital expenditures relating to compliance will not be material.

FACILITIES

    The Danfoss Fluid Power Group owns four facilities and lease an additional twenty facilities, representing approximately 1,200,000 square feet of space, of which approximately 1,050,000 square feet are used by manufacturing plants. The Danfoss Fluid Power Group's properties are located in twenty-two countries.

RAW MATERIALS

    The Danfoss Fluid Power Group buys cast iron housings and components from various European and North American companies. Most products are sourced from iron, steel, aluminum and powder-metal plus a limited amount of copper. All raw material is available from a large number of suppliers.

INTELLECTUAL PROPERTY

    The Danfoss Fluid Power Group owns approximately 390 patents and patent applications worldwide relating to more than 130 products, components and processes of the Danfoss Fluid Power

Group. Such portfolio of patents protects features of the Danfoss Fluid Power Group's product range of hydraulic motors, valves, steering units and control systems.

LEGAL PROCEEDINGS

    The Danfoss Fluid Power Group is involved in certain legal proceedings in the ordinary course of business. The management of Danfoss Fluid Power Group does not believe that the outcome of such proceedings will have a material adverse effect on the operations of the Danfoss Fluid Power Group.

EMPLOYEES AND HUMAN RESOURCE DEVELOPMENT

    The Danfoss Fluid Power Group employs approximately 2,500 people, of which approximately 1,600 are employed in the Nordborg, Denmark facilities, approximately 600 are employed in the United States and approximately 300 are employed in other locations.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                         THE DANFOSS FLUID POWER GROUP

    In 1997, Danfoss, then the parent of the Danfoss Fluid Power Group, changed its fiscal year end from September 30 to December 31. Accordingly, Danfoss' 1997 fiscal year comprised fifteen months. For purposes of Management's Discussion and Analysis of Financial Condition and Results of Operations of the Danfoss Fluid Power Group and to facilitate future comparisons, the following discussion is based on the comparative twelve-month period ending December 31, 1997. The foregoing applies for both the twelve-month period ending December 31, 1998 and the twelve-month period ending September 30, 1996.

    The following is based upon the Combined Financial Statements of the Danfoss Fluid Power Group included elsewhere in this proxy statement. Such financial statements have been prepared in conformity with Danish GAAP, which differs in certain respects from U.S. GAAP. Such differences between U.S. GAAP and Danish GAAP, as related to fiscal years 1997 and 1998, are summarized in Note 15 to the Combined Financial Statements of the Danfoss Fluid Power Group.

    The Combined Financial Statements of the Danfoss Fluid Power Group, which reflect the results of operations, financial position and cash flows of the former Mobile Hydraulics Division of Danfoss, have been carved-out from the Consolidated Financial Statements of Danfoss using the historical results of operations and assets and liabilities of such business. Certain costs have been reflected in the Combined Financial Statements of the Danfoss Fluid Power Group which are not necessarily indicative of the costs that would have been incurred had the entities that comprise the Danfoss Fluid Power Group operated as independent, stand-alone entities for all periods presented. Such costs include allocated Danfoss corporate overhead, and an allocation of Danfoss interest expense and income taxes.

    Corporate overhead related to Danfoss' corporate administrative functions has been allocated to the Danfoss Fluid Power Group based on a specific identification of Danfoss' administrative costs relating to the fluid power line of business, and to the extent that such identification was not practicable, based upon the percentage of the Danfoss Fluid Power Group's sales to Danfoss' consolidated sales. These allocated costs of DKK 8 million in 1996, DKK
8 million in 1997 and DKK 9 million in 1998 have been included in administrative expenses in the Combined Statement of Income of the Danfoss Fluid Power Group. Such costs include legal support and advice, treasury and cash management and public relations.

    Interest expense included in the Combined Financial Statements of the Danfoss Fluid Power Group reflects an allocation of Danfoss' interest costs, based upon the percentage of the Danfoss Fluid Power Group's combined net assets to Danfoss' consolidated net assets.

    Income taxes have been reflected in the Combined Financial Statements of the Danfoss Fluid Power Group as if each of the entities that comprise the Danfoss Fluid Power Group had actually filed separate income tax returns. The calculated effective tax rate differs from year to year as a result of changes in the statutory tax rates in the different countries in which the Danfoss Fluid Power Group would have been required to pay income tax had each of the entities that comprise the Danfoss Fluid Power Group actually filed separate income tax returns, as well as changes in each of the entities' relative contribution to combined taxable income.

OVERVIEW

    During 1998 and 1999, the Danfoss Fluid Power Group continued to expand its three principal product lines (i.e., steering units, orbital motors and valves). The Danfoss Fluid Power Group believes that it is a market leader with respect to each product line and that such position was achieved through continuous investment in manufacturing and product development and support of new customer programs and promotion of future growth.

LIQUIDITY AND CAPITAL RESOURCES

    The Danfoss Fluid Power Group is comprised of several entities that have not operated as separate legal entities. In addition, the Danfoss Fluid Power Group has historically financed its operations either through operating cash flows or through contributions of Danfoss. Accordingly, it is not possible, without making a number of arbitrary allocations, to segregate net assets between debt (i.e., temporary and long-term financings) and equity. The following discussion of liquidity and capital resources is, therefore, limited to cash flows and investments.

    From 1996 to 1997, cash flows from operating activities increased by DKK 186 million, primarily due to an increase in results of operations before financial items and income taxes of DKK 167 million. Cash from changes in net working capital elements in 1997 amounted to DKK 16 million.

    From 1997 to 1998, cash flow from operating activities decreased by DKK
209 million due to a reduction in results of operations before financial items and income taxes of DKK 31 million, as well as the payment of taxes of DKK
109 million in 1998. Changes in net working capital elements in 1998 resulted in cash usage of DKK 27 million.

    The Danfoss Fluid Power Group's investments totaled DKK 164 million in 1998. In Nordborg, Denmark, construction of a new assembly line for small orbital motors was completed, increasing capacity by 50.0%. In Poland, installation of new automation equipment was completed for the production of steering units.

    Under Danfoss' centralized cash management system, Danfoss deposited sufficient cash in the Danfoss Fluid Power Group's bank accounts to meet daily obligations, and withdrew excess funds from these accounts. These transactions are included in changes in financing, net, in the Combined Statements of Cash Flows of the Danfoss Fluid Power Group.

RESULTS OF OPERATIONS

    IMPACT OF CURRENCY FLUCTUATIONS

    The Danfoss Fluid Power Group has operations and sells its products in various countries and, therefore, conduct its operations and receives revenues in various currencies. The Combined Financial Statements of the Danfoss Fluid Power Group, presented in Danish Kroner, are impacted by foreign exchange fluctuations through both translation risk and transaction risk.

    The impact of translation risk is a reporting consideration only and does not affect the underlying results of operations. The following table presents the impact of translation adjustments on sales, as reported:

                % sales increase (decrease) compared to prior period

                                                                                                JUNE 30,
                                                                1997             1998             1999
                                                              --------         --------         --------
As reported.................................................    12.4%            3.9%             (2.2%)
Without translation adjustment..............................     6.7%            9.3%             (1.6%)

    The gains and losses on foreign exchange stemming from transaction risk, which are recorded in accordance with Danish GAAP, and included under financial items, were as follows:

                              OCTOBER 1, 1995 TO   JANUARY 1, 1997 TO   JANUARY 1, 1998 TO   SIX MONTHS ENDED   SIX MONTHS ENDED
                              SEPTEMBER 30, 1996   DECEMBER 31, 1997    DECEMBER 31, 1998     JUNE 30, 1998      JUNE 30, 1999
                              ------------------   ------------------   ------------------   ----------------   ----------------
                                                           (AMOUNTS IN THOUSANDS OF DANISH KRONER)
Gain/(Loss) on foreign
  exchange..................         2,964                8,748               (5,039)              (941)              6,170

    Fluctuations in exchange rates of United States dollars against Danish Kroner account for most of the translation and transaction risk impact.

    SIX MONTHS ENDING JUNE 30, 1999, COMPARED TO THE SIX MONTHS ENDING JUNE 30,
     1998

    NET SALES.  Net sales for the first six months of 1999 were DKK
1.182 million, representing a DKK 27 million or 2.2% decrease from net sales of DKK 1.209 million for the first six months of 1998. Excluding the impact of fluctuating currency exchange rates, the decrease was 1.6%. This decrease was attributable to the continuing weakness of the agricultural sector in both North America and Europe, particularly affecting sales of steering units, orbital motors and valves. Sales in Eastern Europe and Turkey reflect a decreasing trend, and the economic downturn in Brazil also adversely affected sales. Conversely, sales in Asia increased during the first six months of 1999, compared to the first six months of 1998.

    COST OF SALES. Cost of sales during the first six months of 1999 increased by DKK 40 million, or 5.0%, compared to the same period in 1998, causing gross income to decrease from 33.4% of sales during such period in 1998 to 28.5% of sales in 1999. This higher level of cost of sales was mainly due to the expansion of capacity from 1998 to 1999. This expansion caused an increase in per-unit cost of sales in 1999 because of a decrease in the Danfoss Fluid Power Group's capacity utilization rate. Activities to reduce costs have been implemented but will mainly have an impact on the last six months of 1999 due to normal delays associated with downsizing.

    SALES, ADMINISTRATIVE AND OTHER EXPENSES. Sales, administrative and other expenses increased by DKK 5 million, or 2.0%, during the first six months of 1999 as compared to the same period in 1998 from DKK 242 million to DKK
247 million. The small increase reflects general inflation partially offset by general cost reductions.

    INCOME TAX. Provisions for income taxes were DKK 28 million in the first six months of 1999 compared to DKK 52 million during the same period of 1998. This decrease was due to lower results of operations before tax. The effective tax rate decreased from 34.7% to 33.8%, mainly due to a 2.0% decrease (from 34.0% to 32.0%) in the statutory tax rate in Denmark.

    TWELVE MONTHS ENDING DECEMBER 31, 1998, COMPARED TO THE TWELVE MONTHS ENDING
     DECEMBER 31, 1997

    NET SALES.  1998 net sales increased by DKK 85 million, or 3.9%, to DKK
2.269 million from DKK 2.184 million in 1997. Excluding the impact of fluctuating currency exchange rates, the increase was 9.3%. Most of this increase was experienced during the first six months of 1998. During the second six months of 1998, the agricultural sector in North America and Europe experienced a recession that adversely affected sales of steering units, orbital motors and valves in this sector. In addition, sales decreased in Eastern Europe and in Asia--particularly in South Korea and Taiwan. However, the Danfoss Fluid Power Group experienced an increase in sales in South America.

    COST OF SALES. 1998 cost of sales increased by DKK 128 million, or 8.8%, from 1997 to 1998 and gross income fell in the same period from 33.4% of sales to 30.3% of sales. The increase in the Danfoss Fluid Power Group's cost of sales was due to a general strike in Denmark in April 1998 that resulted in a major production backlog and the need to hire additional employees.

    SALES, ADMINISTRATIVE AND OTHER EXPENSES. Sales, administrative and other expenses decreased DKK 12 million to DKK 466 million in 1998 compared to DKK
478 million in 1997. Sales expenses increased DKK 9 million, or 2.6%, as compared to a 3.9% increase in net sales over the same period. The overall decrease in sales, administrative and other expenses was the result of a general cost reduction in administrative expenses of DKK 5 million and the realization of other operating income of DKK 17 million. Such other operating income mainly resulted from the proceeds of an indemnification claim received from the DANISH EMPLOYERS CONFEDERATION in connection with a general strike in April 1998.

    INCOME TAX. From 1997 to 1998, provisions for income tax decreased from DKK 88 million to DKK 67 million, due to a decrease in results of operations before tax and a decrease in the effective tax rate from 35.7% to 34.3%. The decrease in the effective tax rate mainly resulted from a decrease in the statutory tax rate in Italy.

    TWELVE MONTHS ENDING DECEMBER 31, 1997, COMPARED TO THE TWELVE MONTHS ENDING
     SEPTEMBER 30, 1996

    NET SALES.  Net sales increased by DKK 241 million, or 12.4%, to DKK
2.184 million in 1997 from DKK 1.944 million in 1996. Excluding the impact of fluctuating currency exchange rates, the increase was 6.7%. This increase was due to the combination of a general market increase (particularly in the construction and agricultural markets in North America and Western Europe) and further penetration and gains in market share in North America. Even though all product areas experienced growth, the overall increase was primarily attributable to the significant growth in orbital motors, directional valves and proportional valves. With respect to the Danfoss Fluid Power Group's emerging markets (i.e., markets outside of Western Europe and North America), sales were flat, mainly as a result of stagnating/declining markets in Asia, Turkey and Australia/New Zealand. However, the Danfoss Fluid Power Group experienced increased sales in South America and Eastern Europe.

    COST OF SALES. Cost of sales in 1997 increased by DKK 50 million, or 3.6%, to DKK 1,454 million from DKK 1,404 in 1996, while gross income rose from 27.7% to 33.4% of sales mainly as a result of the significant increase in net sales resulting in a high-capacity utilization rate.

    SALES, ADMINISTRATIVE AND OTHER EXPENSES. Sales expense for 1997 increased DKK 21 million, or 6.1%, resulting from the increase in net sales. Administrative expenses increased by DKK 3 million, or 2.8%, due primarily to general inflation. Accordingly, sales, administrative and other expenses for 1997 increased to DKK 478 million, representing a 5.2% increase from 1996 to 1997.

    INCOME TAX. From 1996 to 1997, the provision for income tax increased from DKK 33 million to DKK 88 million due to higher results of operations before taxes. The effective tax rate decreased from 37.9% to 35.7% mainly because a larger proportion of taxable income in 1997 was attributable to operations in Denmark, a country that has a lower statutory tax rate relative to the Danfoss Fluid Power Group's other operating segments.

MARKET RISK

    IMPACT OF CURRENCY FLUCTUATIONS

    The Danfoss Fluid Power Group has operations and sell its products in many various countries and, therefore, conducts its business in various currencies. The Combined Financial Statements of the Danfoss Fluid Power Companies, presented in Danish Kroner, may be impacted by foreign exchange fluctuations through both translation risk and transaction risk.

    Translation risk is the risk that the Combined Financial Statements of the Danfoss Fluid Power Group, for a particular period or as of a certain date, may be affected by changes in the exchange rates that are used to convert the financial statements of the Danfoss Fluid Power Group's foreign subsidiaries from local currencies into Danish Kroner. Currency fluctuations, particularly with respect to United States dollars against Danish Kroner, may be material and may therefore affect period-to-period comparisons.

    Transaction risk is the risk stemming from the Danfoss Fluid Power Group's receipt of sale proceeds or holding of assets in a currency different from that in which the Danfoss Fluid Power Group pays its expenses and holds its liabilities, and relates mainly to the relationship between the United States dollar and the Danish Kroner. Because the Danfoss Fluid Power Companies operate manufacturing plants both in Europe and the United States, the Danfoss Fluid Power Group effects sales in currencies related to those in which it incur its expenses. According to Danish accounting principles, the gains and losses on foreign exchange stemming from transaction risk are included under financial items in the Danfoss Fluid Power Group's Statement of Income.

    GENERAL ECONOMIC CONDITIONS

    The mobile hydraulics industry is subject to economic cycles. The Danfoss Fluid Power Group derives substantial sales from cyclical industries including agricultural equipment, material handling and construction industries, and periods of economic recession could cause a decrease in net sales and have a material adverse effect on the Danfoss Fluid Power Group's business, financial condition and results of operations.

OTHER MATTERS

    YEAR 2000 COMPLIANCE

    The Danfoss Fluid Power Group has, during the course of the last two years, implemented a program to ensure year 2000 compliance of business-critical systems. The scope of this program comprised readiness within business systems, suppliers, back-up procedures and audits of material suppliers with regard to production machines. The Danfoss Fluid Power Group has not experienced any significant year 2000 related issues and will continue to monitor its business-critical systems for, and address any, year 2000 issues that may arise.

    ENVIRONMENT

    The Danfoss Fluid Power Group's manufacturing facilities in Nordborg, Denmark were certified to the environmental standard ISO 14001 in 1988. The Danfoss Fluid Power Group's manufacturing facilities in Easley, South Carolina and Racine, Wisconsin were certified to ISO 14001 in 1999. According to plan, the Danfoss Fluid Power Group's manufacturing facilities in Wroclaw, Poland are expected to be certified during the second quarter of 2000.

    EURO CURRENCY CONVERSION

    The Danfoss Fluid Power Group has prepared for the conversion to the Euro currency and, in early 1999, begun processing transactions in Euro. The Danfoss Fluid Power Group's business systems are multi-currency functional and the Danfoss Fluid Power Group's European operations currently transact business in various European currencies, including the Euro.

    RECENT FINANCIAL INFORMATION (UNAUDITED)

    Following is an update of certain unaudited interim combined financial data of Danfoss Fluid Power Group included elsewhere in the Proxy Statement:

                                              3 MONTHS ENDED       9 MONTHS ENDED
                                            SEPTEMBER 30, 1999   SEPTEMBER 30, 1999
                                            ------------------   ------------------
                                            (AMOUNTS IN THOUSANDS OF DANISH KRONER)
Net sales.................................       532,863             1,715,264
                                                 -------             ---------
Net Income................................        20,559                74,578
                                                 -------             ---------

    These updated financial data have been derived from the audited interim combined statement of income for the 9 months ended September 30, 1999, which has been prepared on a carve-out basis and in accordance with Danish GAAP. Such accounting principles and practices have been applied consistently during 1999, and are therefore consistently applied when considered in relation to the combined audited interim financial statements as of and for the period ended June 30, 1999, appearing elsewhere in the Proxy Statement.

    Differences between Danish GAAP and U.S. GAAP, as related to fiscal years 1997 and 1998 and the audited interim periods ended June 30, 1998 and 1999, are summarized in note 15 to the Combined Financial Statements. Variations between Danish GAAP and U.S. GAAP for the period ended September 30, 1999 are substantially consistent with those described in note 15.

        SELECTED UNAUDITED PRO FORMA HISTORICAL FINANCIAL STATEMENTS FOR
                    SAUER AND THE DANFOSS FLUID POWER GROUP

    The Selected Unaudited Proforma Historical Financial Statements for Sauer and the Danfoss Fluid Power Group give effect to Sauer acquiring the operations of the Danfoss Fluid Power Group (as defined in the summary to the Proxy Statement). The acquisition will be consummated as follows:

    - First, pursuant to the terms of the Stock Exchange Agreement and consistent with the first stockholder proposal, Sauer will issue approximately 16.2 million shares of Sauer common stock to acquire the Danfoss Fluid Power Companies.

    - Second, before December 31, 2000, Sauer will issue approximately
      2.2 million additional shares of Sauer common stock to acquire the net assets of certain additional distribution operations of the business ("Additional Distribution Operations"). The acquisition of the Additional Distribution Operations is part of the overall integrated acquisition of the Danfoss Fluid Power Group. The Additional Distribution Operations have consistent characteristics with the distribution operations already included in the Danfoss Fluid Power Companies.

    The following unaudited pro forma statements of income and pro forma balance sheet of Sauer give effect to the acquisition of the Danfoss Fluid Power Group both with and without the Additional Distribution Operations as if the acquisition had occurred as of the beginning of the period presented or at the balance sheet date and incorporates the purchase method of accounting. The proforma combined amounts presented relate to the complete acquisition of the Danfoss Fluid Power Group including the Additional Distribution Operations to be acquired before December 31, 2000. The proforma combined amounts without the Additional Distribution Operations presented relate to the acquisition of the Danfoss Fluid Power Companies, excluding the Additional Distribution Operations, consistent with the first stockholder proposal to issue approximately
16.2 million shares of Sauer common stock.

    For pro forma purposes, Sauer's audited historical consolidated statement of income for the year ended December 31, 1998 has been combined with the audited historical combined statement of income of the Danfoss Fluid Power Group (which includes the Additional Distribution Operations) for the year ended
December 31, 1998, and the effects of pro forma adjustments as set forth in the notes thereto.

    For pro forma purposes, Sauer's unaudited historical consolidated statement of income for the thirty-nine weeks ended October 3, 1999 has been combined with the unaudited historical combined statement of income of the Danfoss Fluid Power Group (which includes the Additional Distribution Operations) for the nine months ended September 30, 1999, and the effects of pro forma adjustments as set forth in the notes thereto.

    For pro forma purposes, Sauer's unaudited historical consolidated balance sheet as of October 3, 1999 has been combined with the unaudited historical combined statement of net assets of the Danfoss Fluid Power Group (which includes the Additional Distribution Operations) as of September 30, 1999, and the effects of the pro forma adjustments as set forth in the notes thereto.

    The following unaudited pro forma statements of income and pro forma balance sheet are based on historical financial data, and on assumptions and adjustments described in the notes thereto. All such assumptions and adjustments are inherently subject to significant uncertainty and contingencies. It can be expected that some or all of the assumptions on which the following unaudited pro forma statements of income and balance sheet are based will prove to be inaccurate. As a result, the unaudited pro forma statements of income and pro forma balance sheet do not purport to represent what Sauer's results of operations or financial position would have been if the acquisition of the Danfoss Fluid Power Group had occurred on the dates indicated, and are not intended to project Sauer's results of operations or financial position for any future period.

    The unaudited pro forma historical financial information should be read in conjunction with Sauer's consolidated financial statements and the related notes appearing in Sauer's 1998 Annual Report on Form 10-K and Quarterly Report on Form 10-Q dated as of October 3, 1999.

    The unaudited pro forma historical financial information has been prepared utilizing the following facts and assumptions:

    - Sauer acquires the Danfoss Fluid Power Group in exchange for 18.4 million shares of Sauer common stock including an estimated 2.2 million shares for the Additional Distribution Operations. The estimate of 2.2 million shares is based upon the preliminary results of operations of the Additional Distribution Operations and Sauer for 1999 and other defined periods. The estimate also assumes a share price of $11.16. The actual number of shares to be issued will be based upon an agreed upon formula subject to the final audited 1999 results of operations for the Additional Distribution Operations and Sauer and agreement between the parties of the results for other defined time periods. The calculation of the actual number of shares to be issued will also be impacted by the Sauer share price at the date that the acquisition of the Danfoss Fluid Power Companies is effected.

    - The market price per share issued of $11.16 is based on the average market price of Sauer's common stock five days prior to and five days after the date the Stock Exchange agreement was signed.

    - Pursuant to the Stock Exchange Agreement, the Danfoss Fluid Power Companies will be required to enter into a credit facility prior to the closing of the transaction. The objective of the debt assumption provision in the purchase agreement is to ensure that the leverage ratio of the Danfoss Fluid Power Companies at the time they are acquired by Sauer is equivalent to that of Sauer. The debt to be assumed is based on the current estimate of the leverage ratios of the Danfoss Fluid Power Companies and Sauer at December 31, 1999. The debt to be assumed serves as additional purchase price consideration paid by Sauer.

    The following table presents the appropriate exchange rates used to translate Danish Kroner to United States dollars:

                                   JANUARY 1, 1998 TO DECEMBER 31, 1998   JANUARY 1, 1999 TO SEPTEMBER 30, 1999
                                   ------------------------------------   -------------------------------------
Average..........................                 6.7011                                 6.9209
End of Period....................                 6.3866                                 6.9638

    The total consideration for the acquisition of the Danfoss Fluid Power Group is as follows:

                                                               (AMOUNTS IN MILLIONS OF DOLLARS)
                                                            ---------------------------------------
                                                            THE DANFOSS   THE ADDITIONAL
                                                            FLUID POWER    DISTRIBUTION
                                                             COMPANIES      OPERATIONS      TOTAL
                                                            -----------   --------------   --------
Shares issued.............................................    $180.2          $24.6         $204.8
Debt to be assumed........................................      91.1             --           91.1
Estimated acquisition costs...............................       5.0             .5            5.5
                                                              ------          -----         ------
  Total purchase price....................................    $276.3          $25.1         $301.4
                                                              ======          =====         ======

    In connection with the Transaction, Sauer will terminate the Limited Partnership Agreement. Pursuant to the Limited Partnership Agreement, upon termination, Sauer is required to issue 2.3 million shares of Sauer common stock in complete satisfaction of all limited partners' claims. Sauer is also required, pursuant to the terms of the Limited Partnership Agreement, to pay the limited partners, in the aggregate $6.3 million in respect to certain taxes payable by the limited partners as a result of the exchange of shares of the Limited Partnership Interests. See "PROPOSAL NO. 1--THE STOCK

ISSUANCE." Because the transactions are with the controlling shareholder of Sauer, they have been reflected as equity transactions in the proforma statements.

    A preliminary purchase price allocation in accordance with the criteria established under Accounting Principles Board Opinion No. 16, "Business Combinations," has been performed. Since the independent appraisals are not yet complete, this preliminary allocation results in goodwill of $91.8 million being recorded ($78.2 million for the Danfoss Fluid Power Companies and $13.6 million for the Additional Distribution Operations of the transaction). The final purchase price allocation, when such appraisals are completed, will result in changes to the amount of recorded assets and goodwill included as proforma amounts herein.

    The preliminary allocation of the purchase price of $301.4 million is as follows:

                                                                (AMOUNTS IN MILLIONS OF DOLLARS)
                                                             ---------------------------------------
                                                             THE DANFOSS   THE ADDITIONAL
                                                             FLUID POWER    DISTRIBUTION
                                                              COMPANIES      OPERATIONS      TOTAL
                                                             -----------   --------------   --------
Property, plant and equipment..............................    $136.4          $  .7         $137.1
Other net assets acquired..................................      61.7           10.8           72.5
Preliminary goodwill.......................................      78.2           13.6           91.8
                                                               ------          -----         ------
Preliminary purchase price.................................    $276.3          $25.1         $301.4
                                                               ======          =====         ======

Assigned useful lives are as follows:

  Goodwill..................................................  40 years

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
             AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA

                                                                                                                        PRO
                                                                                                                       FORMA
                                                                                                      THE             COMBINED
                                             HISTORICAL                                            ADDITIONAL       WITHOUT THE
                                   ------------------------------       PRO            PRO        DISTRIBUTION       ADDITIONAL
                                                THE DANFOSS FLUID      FORMA          FORMA        OPERATIONS       DISTRIBUTION
                                     SAUER         POWER GROUP      ADJUSTMENTS      COMBINED    TO BE ACQUIRED      OPERATIONS
                                   ----------   -----------------   -----------     ----------   --------------     ------------
NET SALES........................  $  564,524       $338,653                        $  903,177        (12,535)(7)       890,642
COSTS AND EXPENSES
  Cost of sales..................     428,311        231,820                           660,131           (985)(7)       659,146
  Selling, general and
    administrative...............      54,513         66,885             2,295 (1)     123,693         (7,173)(7)
                                                                                                         (339)(8)       116,181
  Research and development.......      22,089          6,982                            29,071                           29,071
                                   ----------       --------        ----------      ----------     ----------        ----------
    Total costs and expenses.....     504,913        305,687             2,295         812,895         (8,497)          804,398
                                   ----------       --------        ----------      ----------     ----------        ----------
    Operating income.............      59,611         32,966            (2,295)         90,282         (4,038)           86,244
                                   ----------       --------        ----------      ----------     ----------        ----------
NONOPERATING INCOME (EXPENSES)
  Interest expense, net..........      (8,814)        (3,167)           (6,330)(2)
                                                                         3,167 (6)     (15,144)                         (15,144)
  Royalty income.................         986             --                               986                              986
  Other, net.....................        (576)          (751)                           (1,327)                          (1,327)
                                   ----------       --------        ----------      ----------     ----------        ----------
    Nonoperating expenses, net...      (8,404)        (3,918)           (3,163)        (15,485)                         (15,485)
                                   ----------       --------        ----------      ----------     ----------        ----------
INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST..............      51,207         29,048            (5,458)         74,797         (4,038)           70,759
PROVISION FOR INCOME TAXES.......     (15,379)        (9,962)             (148)(4)     (25,489)         1,533 (7)       (23,956)
                                   ----------       --------        ----------      ----------     ----------        ----------
INCOME BEFORE MINORITY
  INTEREST.......................      35,828         19,086            (5,606)         49,308         (2,505)           46,803
MINORITY INTEREST IN INCOME OF
  CONSOLIDATED COMPANIES.........      (9,494)            --             3,573(3)       (5,921)                          (5,921)
                                   ----------       --------        ----------      ----------     ----------        ----------
NET INCOME.......................  $   26,334       $ 19,086        $   (2,033)     $   43,387     $   (2,505)       $   40,882
                                   ==========       ========        ==========      ==========     ==========        ==========
Net income per weighted average
  common share--basic and
  diluted........................  $     1.01                                       $     0.93                       $     0.92
Weighted average common shares
  outstanding--basic.............  26,148,288                       18,349,812 (5)
                                                                     2,250,000 (5)  46,748,100     (2,200,000)(7)    44,548,100
Effect of dilutive securities....       2,014                                            2,014                            2,014
Weighted average common shares
  outstanding--diluted...........  26,150,302                       18,349,812
                                                                     2,250,000      46,750,114     (2,200,000)(7)    44,550,114

Cash dividends per share.........  $     0.28                                       $     0.16                       $     0.17
Book value per share.............  $     5.44                                       $     7.63                       $     7.45

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1998 (CONTINUED)
             AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA

    The following notes to the pro forma adjustments for the unaudited Combined Statement of Income for the year ended December 31, 1998 represent the adjustments to reflect the entire acquisition of the Danfoss Fluid Power Group had the acquisition occurred on January 1, 1998.

(1) Amortize the excess of the purchase price of the Danfoss Fluid Power Group over the estimated net assets acquired over 40 years.

(2) Record additional interest expense related to the $91.1 million increase in debt assumed as part of the acquisition of the Danfoss Fluid Power Companies and the $6.3 million tax payment made as a result of terminating the limited partnership interest using a weighted average interest rate of 6.5%.

(3) Adjust minority interest expense as a result of terminating the Limited Partnership Agreement.

(4) Record the income tax effect of the above adjustments, except for adjustment
    (1) which is nontaxable, assuming a 36% effective tax rate.

(5) Reflect the shares issued to effect the purchase of the Danfoss Fluid Power Group and the shares issued to the Murmann family in termination of the Limited Partnership Agreement.

(6) Eliminate the Danfoss Fluid Power Group interest expense.

    The following notes to the pro forma adjustments, "Additional Distribution Operations to be Acquired," for the unaudited "Combined Without Distribution Operations" Statement of Income for the year ended December 31, 1998 represent the adjustments to eliminate the acquisition of the Additional Distribution Operations of the Danfoss Fluid Power Group.

(7) Eliminate the historical accounts and operations of the Additional Distribution Operations to be acquired.

(8) Eliminate the goodwill and goodwill amortization in connection with the Additional Distribution Operations to be acquired.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
             FOR THE THIRTY NINE WEEK PERIOD ENDED OCTOBER 3, 1999 AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA

                                                                                                                     PRO FORMA
                                                                                                      THE             COMBINED
                                           HISTORICAL                                              ADDITIONAL       WITHOUT THE
                                 -------------------------------       PRO             PRO        DISTRIBUTION       ADDITIONAL
                                               THE DANFOSS FLUID      FORMA           FORMA        OPERATIONS       DISTRIBUTION
                                    SAUER         POWER GROUP      ADJUSTMENTS      COMBINED     TO BE ACQUIRED      OPERATIONS
                                 -----------   -----------------   -----------     -----------   --------------     ------------
NET SALES......................  $   416,129       $247,832                        $   663,961        (10,473)(7)       653,488

COSTS AND EXPENSES
  Cost of sales................      312,196        172,369                            484,565           (681)(7)       483,884
  Selling, general and
    administrative.............       42,634         50,969             1,721 (1)       95,324         (5,679)(7)
                                                                                                         (254)(8)        89,391
  Research and development.....       17,149          6,118                             23,267                           23,267
                                 -----------       --------        -----------     -----------    -----------       -----------
    Total costs and expenses...      371,979        229,456             1,721          603,156         (6,614)          596,542
                                 -----------       --------        -----------     -----------    -----------       -----------
    Operating income...........       44,150         18,376            (1,721)          60,805         (3,859)           56,946
                                 -----------       --------        -----------     -----------    -----------       -----------
NONOPERATING INCOME (EXPENSES)
  Interest expense, net........       (6,402)        (2,998)           (4,748)(2)
                                                                        2,998 (6)      (11,150)                         (11,150)
  Royalty income...............          547             --                                547                              547
  Other, net...................         (650)           921                                271                              271
                                 -----------       --------        -----------     -----------    -----------       -----------
    Nonoperating expenses,
      net......................       (6,505)        (2,077)           (1,750)         (10,332)                         (10,332)
                                 -----------       --------        -----------     -----------    -----------       -----------

INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST............       37,645         16,299            (3,471)          50,473         (3,859)           46,614
PROVISION FOR INCOME TAXES.....      (11,449)        (5,509)             (285)(4)      (17,243)         1,441 (7)       (15,802)
                                 -----------       --------        -----------     -----------    -----------       -----------
INCOME BEFORE MINORITY
  INTEREST.....................       26,196         10,790            (3,756)          33,230         (2,418)           30,812
MINORITY INTEREST IN INCOME OF
  CONSOLIDATED COMPANIES.......       (6,701)            --             2,542 (3)       (4,159)                          (4,159)
                                 -----------       --------        -----------     -----------    -----------       -----------
NET INCOME.....................  $    19,495       $ 10,790        $   (1,214)     $    29,071    $    (2,418)      $    26,653
                                 ===========       ========        ===========     ===========    ===========       ===========
Net income per weighted average
  common share--basic and
  diluted......................  $      0.72                                       $      0.61                      $      0.58
Weighted average common shares
  outstanding--basic...........   27,225,428                       18,349,812 (5)
                                                                    2,250,000 (5)   47,825,240     (2,200,000)(7)    45,625,240
Effect of dilutive
  securities...................       10,701                                            10,701                           10,701
Weighted average common shares
  outstanding--diluted.........   27,236,129                       18,349,812 (5)
                                                                    2,250,000 (5)   47,835,941     (2,200,000)(7)    45,635,941

Cash dividends per share.......  $      0.21                                       $      0.12                      $      0.13
Book value per share...........  $      5.67                                       $      7.59                      $      7.41

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
       FOR THE THIRTY NINE WEEK PERIOD ENDED OCTOBER 3, 1999 (CONTINUED)
             AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA

    The following notes to the pro forma adjustments for the unaudited Combined Statement of Income for the thirty-nine weeks ended October 3, 1999 represent the adjustments that would have resulted from the acquisition of the Danfoss Fluid Power Group had the acquisition occurred on January 1, 1999.

(1) Amortize the excess of the purchase price of the Danfoss Fluid Power Group over the estimated net assets acquired over 40 years.

(2) Record additional interest expense related to the $91.1 million increase in debt assumed as part of the acquisition of the Danfoss Fluid Power Companies and the $6.3 million tax payment made as a result of terminating the Limited Partnership Agreement using a weighted average interest rate of 6.5%.

(3) Adjust minority interest expense as a result of terminating the Limited Partnership Agreement.

(4) Record the income tax effect of the above adjustments, except for adjustment
    (1) which is nontaxable, assuming a 36% effective tax rate.

(5) Reflect the shares issued to effect the purchase of the Danfoss Fluid Power Group and the shares issued to the Murmann family in connection with the termination of the Limited Partnership Agreement.

(6) Eliminate the Danfoss Fluid Power Group's interest expense.

    The following notes to the pro forma adjustments, "Additional Distribution Operations to be Acquired," for the unaudited "Combined Without Distribution Operations" Statement of Income for the the thirty-nine weeks ended October 3, 1999 represent the adjustments to eliminate the acquisition of the Additional Distribution Operations of the Danfoss Fluid Power Group.

(7) Eliminate the historical accounts and operations of the Additional Distribution Operations to be acquired.

(8) Eliminate the goodwill and goodwill amortization in connection with the Additional Distribution Operations to be acquired.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF OCTOBER 3, 1999
                        AMOUNTS IN THOUSANDS OF DOLLARS

                                                                                                                     PRO FORMA
                                                                                                      THE             COMBINED
                                               HISTORICAL                                          ADDITIONAL       WITHOUT THE
                                      ----------------------------                      PRO       DISTRIBUTION       ADDITIONAL
                                                 THE DANFOSS FLUID    PRO FORMA        FORMA     OPERATIONS TO      DISTRIBUTION
                                       SAUER        POWER GROUP      ADJUSTMENTS     COMBINED     BE ACQUIRED        OPERATIONS
                                      --------   -----------------   -----------     ---------   --------------     ------------
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents...........    5,932           5,477                          11,409          (222)(6)        11,187
Accounts receivable, less
  allowances........................   76,389          63,802                         140,191        (5,641)(6)       134,550
Inventories.........................   74,276          64,680                         138,956        (8,699)(6)       130,257
Other current assets................   10,519               0                          10,519                          10,519
                                      -------         -------                         -------       -------           -------
  Total current assets..............  167,116         133,959                         301,075       (14,562)          286,513
                                      -------         -------                         -------       -------           -------
PROPERTY, PLANT AND EQUIPMENT,
  NET...............................  272,122         137,081                         409,203          (663)(6)       408,540

OTHER ASSETS:
Intangible assets, net..............    2,501           3,868           91,803 (1)     98,172       (13,560)(7)        84,612
Deferred income taxes...............    4,453           1,639                           6,092           (43)(6)         6,049
Other...............................    4,780           1,105                           5,885                           5,885
                                      -------         -------         --------        -------       -------           -------
  Total other assets................   11,734           6,612           91,803        110,149       (13,603)           96,546
                                      -------         -------         --------        -------       -------           -------
    Total assets....................  450,972         277,652           91,803        820,427       (28,828)          791,599
                                      =======         =======         ========        =======       =======           =======

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable and bank overdrafts...   33,084              --                          33,084                          33,084
Long-term debt due within one
  year..............................    1,812              --                           1,812                           1,812
Accounts payable....................   34,694          17,517            5,500 (1)     57,711          (844)(6)        56,867
Accrued salaries and wages..........    8,976           9,800                          18,776          (403)(6)        18,373
Accrued warranty....................    8,118           2,827                          10,945          (207)(6)        10,738
Other accrued liabilities...........   22,213          14,740                          36,953          (926)(6)        36,027
                                      -------         -------         --------        -------       -------           -------
  Total current liabilities.........  108,897          44,884            5,500        159,281        (2,380)          156,901
                                      -------         -------         --------        -------       -------           -------
LONG-TERM DEBT......................   95,096                           91,139 (2)
                                      -------         -------
                                                                         6,250 (4)    192,485                         192,485
                                                                      --------        -------       -------           -------

OTHER LIABILITIES:
Long-term pension liability.........   32,203              --                          32,203                          32,203
Postretirement benefits other than
  pensions..........................   13,608             567                          14,175                          14,175
Deferred income taxes...............    4,898          17,255                          22,153           (11)(6)        22,142
Other...............................    4,966           5,325                          10,291        (1,384)(6)         8,907
                                      -------         -------         --------        -------       -------           -------
  Total other liabilities...........   55,675          23,147                          78,822        (1,395)           77,427
                                      -------         -------         --------        -------       -------           -------
MINORITY INTEREST IN NET ASSETS OF
  CONSOLIDATED COMPANIES............   35,979              --          (10,699)(3)     25,280                          25,280
                                      -------         -------         --------        -------       -------           -------
  Total stockholders' equity........  155,325         209,621          204,785 (1)
                                                                        10,699 (3)
                                                                        (6,250)(4)                  (13,560)(7)
                                                                      (209,621)(5)    364,559       (11,493)(6)       339,506
                                      -------         -------         --------        -------       -------           -------
Total liabilities and stockholder's
  equity............................  450,972         277,652           91,803        820,427       (28,828)          791,599
                                      =======         =======         ========        =======       =======           =======

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                       AS OF OCTOBER 3, 1999 (CONTINUED)
                        AMOUNTS IN THOUSANDS OF DOLLARS

    The following notes to the pro forma adjustments for the unaudited Combined Balance Sheet as of October 3, 1999 represent the adjustments to reflect the acquisition of the Danfoss Fluid Power Group had the acquisition occurred on October 3, 1999.

(1) Record the issuance by Sauer of 18.4 million shares of common stock to finance the acquisition price of the Danfoss Fluid Power Group, plus estimated acquisition costs of $5.5 million and the excess of the purchase price of the Danfoss Fluid Power Group over the estimated net assets acquired.

(2) Record debt to be assumed by Sauer of $91.1 million.

(3) Eliminate the minority interest from the termination of the Limited Partnership Agreement through the issuance of 2.3 million shares of common stock.

(4) Record the tax payment due upon termination of the Limited Partnership Agreement.

(5) Eliminate the net equity of the Danfoss Fluid Power Group.

    The following notes to the pro forma adjustments, "Additional Distribution Operations to be Acquired," for the unaudited "Combined Without Distribution Operations" Balance Sheet at October 3, 1999 represent the adjustments to eliminate the acquisition of the Additional Distribution Operations of the Danfoss Fluid Power Group.

(6) Eliminate the historical accounts and operations of the Additional Distribution Operations to be acquired.

(7) Eliminate the goodwill and goodwill amortization in connection with the Additional Distribution Operations to be acquired.

        BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS

MATTERS TO BE CONSIDERED

    This proxy statement is furnished to holders of Sauer's common stock in connection with the solicitation of proxies by the Sauer board of directors for use at the special meeting of stockholders to be held for the purposes described in this proxy statement. Each copy of this proxy statement mailed to holders of Sauer common stock is accompanied by a form of proxy for use at the special meeting of stockholders.

    PROPOSAL TO ISSUE COMMON STOCK

    Sauer stockholders will be asked at the special meeting of stockholders to consider and approve the issuance of an aggregate of 16,149,812 shares of Sauer common stock in connection with the Transaction.

    PROPOSAL TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO INCREASE THE
     NUMBER OF AUTHORIZED SHARES OF SAUER COMMON STOCK

    Sauer stockholders will be asked at the special meeting of stockholders to consider and approve the amendment of Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares.

    PROPOSAL TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO REMOVE THE
     CLASSIFIED BOARD AND ALLOW REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE; DETERMINE BOARD SIZE PURSUANT TO SAUER'S BYLAWS

    Sauer stockholders will be asked at the special meeting of stockholders to consider and approve the amendment of Sauer's Certificate of Incorporation to
(a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election directors and (b) provide that the size of the Sauer board of directors shall be determined pursuant to Sauer's Bylaws.

DATE, TIME AND PLACE OF SPECIAL MEETING OF STOCKHOLDERS

    The special meeting of stockholders will be held on May 3, 2000 at 8:00 a.m. (local time) at Holiday Inn Gateway Center, 2100 Greenhills Drive, Ames, Iowa 50014.

RECORD DATE, SHARES OUTSTANDING AND ENTITLED TO VOTE

    Only holders of record of Sauer common stock as of the close of business on March 27, 2000, are entitled to notice of and to vote at the special meeting of stockholders. At the close of business on that date, 27,502,306 shares of Sauer common stock were outstanding. Holders of Sauer common stock are entitled to one vote for each share held on all matters to be voted upon. Shares of Sauer common stock cannot be voted at the special meeting of stockholders unless the owner is present in person or represented by proxy.

VOTING OF PROXIES

    All shares of Sauer common stock entitled to vote and represented by properly completed proxies received prior to the special meeting of stockholders and not revoked will be voted in accordance with the instructions on the proxy. If no instructions are indicated on a properly completed proxy, the shares of Sauer common stock represented by that proxy will be voted in favor of the proposals discussed above.

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
VOTE REQUIRED

    Holders of Sauer common stock are entitled to one vote at the special meeting of stockholders for each share of Sauer common stock held of record at the close of business on the record date.

    Adoption of the proposals (a) to issue Sauer common stock in connection with the Transaction and (b) to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares requires the affirmative vote of the holders of a majority of the shares of Sauer common stock present in person or represented by proxy, and entitled to vote thereon. Abstentions, failures to vote and Broker Non-Votes will have no effect on the vote (a) to issue Sauer common stock in connection with the Transaction or (b) to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock, except to the extent that failures to vote and Broker Non-Votes affect the quorum requirement.

    Adoption of the proposal to amend Sauer's Certificate of Incorporation to
(a) remove the classification of the board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election of directors and
(b) provide that the size of the board of directors shall be determined pursuant to Sauer's Bylaws requires the affirmative vote of the holders of at least 80.0% of the outstanding shares of Sauer common stock. Abstentions, failures to vote and Broker Non-Votes have the same effect on the vote to amend Sauer's Certificate of Incorporation to remove the classified board, allow removal of directors with or without cause and provide that the size of the Sauer board of directors will be determined pursuant to Sauer's Bylaws as a vote against such proposal.

    For all other matters to be voted upon at the special meeting of stockholders, the affirmative vote of a majority of shares of Sauer common stock present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

    The Murmann family, certain members of Sauer management and the Holding Company, together holding 62.8% of the outstanding Sauer common stock, have indicated that they will vote for each of the proposals. Accordingly, approval of the proposal to issue shares of Sauer common stock pursuant to the Transaction under the proposal to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock is expected. However, the proposal to amend Sauer's Certificate of Incorporation to
(a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election directors and (b) provide that the size of the Sauer board of directors shall be determined pursuant to Sauer's Bylaws can be disapproved because the affirmative vote of the holders of at least 80.0% of the outstanding shares of Sauer common stock is required to approve such proposal.

QUORUM

    The required quorum for the transaction of business at the special meeting is a majority of shares of Sauer common stock issued and outstanding on the record date, or 13,751,154 shares, which shares must be present in person or represented by proxy at the special meeting of stockholders.

    Because the Murmann family, certain members of Sauer's management and the Holding Company, which together own or have the power to vote 17,264,325 shares of Sauer common stock (or approximately 62.8% of the outstanding shares of Sauer common stock), have indicated that they will vote for each proposal, a quorum is expected.

SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy is being solicited on behalf of the Sauer board of directors for use at the special meeting of stockholders to be held on May 3, 2000.

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
    Any proxy given does not affect a stockholder's right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Kenneth D. McCuskey, Corporate Secretary of Sauer, by mail, by facsimile, by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by appearing at the special meeting of stockholders in person and voting by ballot. Stockholders whose shares are held of record by a brokerage house, bank or other nominee and who wish to vote at the meeting must obtain from the record holder a proxy issued in such person's name.

    Sauer intends to mail this proxy statement and the accompanying proxy on or about March 30, 2000.

EXPENSES OF SOLICITATION

    Sauer will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the accompanying proxy and any additional information furnished to Sauer stockholders. Sauer will reimburse banks, brokerage houses, custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. In addition to solicitations by mail, regular employees and directors of Sauer may solicit proxies in person or by telephone.

INDEPENDENT ACCOUNTANTS

    Representatives from Arthur Andersen LLP, independent accountants for Sauer, are not presently expected to attend the special meeting of stockholders, but will have the opportunity to be present and, if present, to make a statement if they elect to do so. In the event that representatives of Arthur Andersen elect to be present, they will also be available to respond to appropriate questions.

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
                                THE TRANSACTION

BACKGROUND

    Sauer has, from time to time, considered various strategic transactions with various parties, including, Danfoss, intended to generate incremental growth and improved profitability. Prior to September 1997, Sauer and Danfoss conducted discussions and negotiations concerning a potential strategic transaction. At that time, Sauer and Danfoss could not reach agreement on the terms of a transaction and, accordingly, in September 1997, negotiations were terminated.

    On February 1, 1999, Eaton Corporation announced its acquisition of Aeroquip-Vickers. On April 12, 1999, Ole-Steen Andersen, Executive Vice President of Danfoss, and Hans Kirk, Executive Vice President of Danfoss, met with Klaus Murmann, Chairman and Chief Executive Officer of Sauer, and Tonio Barlage, President and former Chief Operating Officer of Sauer, in Neumuenster, Germany, to discuss the effect of that transaction on the mobile hydraulics industry. At that meeting, the potential value that could be realized from a strategic transaction between Sauer and the Danfoss Fluid Power Companies was discussed and it was agreed that representatives of Sauer and Danfoss would meet to attempt to negotiate a mutually beneficial strategic transaction between Sauer and the Danfoss Fluid Power Companies.

    On May 3, 1999, Mr. Murmann and Mr. Barlage met with Jorgen Clausen, Chairman and Chief Executive Officer of Danfoss, Peter Hansen-Damm, Executive Vice-President and Chief Financial Officer of Danfoss, Mr. Kirk and
Mr. Andersen to broadly negotiate the terms and conditions of the Transaction. Discussions faltered as a result of an inability to agree upon terms.

    From time to time during May, 1999, June, 1999 and July, 1999, senior executives of Sauer and Danfoss held brief discussions, however, little progress was made in reaching agreement on a possible transaction.

    On August 6 and 7, 1999, Mr. Murmann, Mr. Barlage and members of the Murmann family met with Mr. Clausen, Mr. Hansen-Damm, Mr. Kirk and Mr. Andersen in Horuphav, Denmark to negotiate financial and other terms of the transaction. During these meetings, Sauer suggested to Danfoss that the number of shares of Sauer common stock to be issued to Danfoss in exchange for the Danfoss Fluid Power Group should be based on an average of the relative sales, EBITDA, and EBIT of Sauer and the Danfoss Fluid Power Group during the 30-month period ending June 30, 1999. Danfoss agreed to this approach. As then contemplated, the Transaction included a bidding procedure pursuant to which, at any time after the fourth anniversary of the closing of the Transaction, the Murmann family and Danfoss could each bid to acquire the other's shares of Sauer common stock, with the winning bidder simultaneously commencing a tender offer for the publicly-held shares of Sauer common stock at the price paid to the other stockholder.

    In late August, 1999, Sauer retained the investment banking firm of CSFB and the law firm of Shearman & Sterling to advise on the Transaction.

    On September 7, 1999, representatives of Sauer and Danfoss met in Copenhagen, Denmark, to continue to negotiate the terms of the Transaction.

    The Sauer board of directors reviewed the negotiations at a regular meeting on September 9, 1999 in Povazska, Bystrica, Slovakia.

    On September 13, 1999, the Executive Committee of the Sauer board of directors met to discuss the Transaction at a telephonic meeting. Later that day, a press release was issued which indicated that Sauer and Danfoss were engaged in negotiations concerning the Transaction.

    During the remainder of September, 1999, a series of meeting and discussions were held in person and by telephone between representatives of Sauer and Danfoss to negotiate the terms of the Transaction.

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
    In late September, 1999, Mr. Murmann and Mr. Clausen met to discuss the Transaction. At that meeting, Mr. Murmann and Mr. Clausen agreed to restructure the Transaction to provide that the Murmann family and Danfoss would form the Holding Company and that the previously agreed upon bidding procedure would no longer include the tender offer for publicly-held shares of Sauer common stock.

    On October 11, 1999 the Sauer board of directors reviewed the Transaction. During the meeting, Sauer management reviewed the strategic and operational benefits expected from the Transaction, representatives of Shearman & Sterling and Spencer Fane Britt & Browne LLP, outside counsel for Sauer, updated the Sauer board of directors on the status of negotiations and representatives of CSFB reviewed with the Sauer board of directors various financial considerations concerning the Transaction.

    Also during the October 11, 1999 meeting, Mr. Murmann advised the Sauer board of directors of his recent discussions with Mr. Clausen. The Sauer board of directors discussed in detail the proposed change to the structure of the Transaction. After discussion with counsel, the Sauer board of directors indicated that it intended to negotiate with Mr. Murmann (acting on behalf of the Murmann family) and Danfoss to ensure that the best interests of all Sauer stockholders were considered. In addition, the Sauer board of directors encouraged Mr. Murmann to retain independent counsel in the United States to represent his interests and advise him in connection with the negotiation process.

    On October 12, 1999, Mr. Murmann and representatives of Sauer and Danfoss met to further negotiate the Transaction. Negotiations with respect to the Transaction continued throughout October and November of 1999.

    On November 16, 1999, representatives of Sauer and Danfoss met in Nordborg, Denmark, to continue negotiation of the terms of the Transaction and to discuss the post-closing integration of Sauer and the Danfoss Fluid Power Companies. Also on that date, Mr. Murmann met with representatives of Sauer and its counsel and Danfoss and its counsel to discuss the Transaction.

    In late November, 1999, Mr. Murmann apprised the independent directors of the details of the proposed revisions to the structure of the Transaction. The proposed structure included a bidding procedure between the Murmann family and Danfoss as originally contemplated by the parties, but without the provision for a tender offer for the publicly-held shares of Sauer common stock. Throughout the remainder of November, 1999, Sauer's independent directors had numerous telephone conversations with counsel and CSFB to discuss the proposed structure and its impact on the Sauer stockholders.

    Over the next two weeks, the independent directors and Shearman & Sterling had numerous communications with Mr. Murmann and his counsel and representatives of Danfoss. In those communications, the independent directors indicated that they believed that the proposed structure and, specifically, the bidding procedure, was not in the best interests of Sauer's public stockholders. Such determination by the Sauer board of directors was based upon the possibility that the public holders of Sauer common stock could be excluded from sharing, on a pro rata basis, in any control premium paid by the winning bidder in a bidding procedure that did not include a tender offer for the publicly-held shares of Sauer common stock (or some other form of protection for the public holders of Sauer common stock).

    On December 15, 1999, Mr. Murmann met with the independent directors of Sauer in Nordborg, Denmark. At that meeting, Mr. Murmann agreed to withdraw the originally contemplated bidding procedure entirely from the Transaction.

    The Sauer board of directors reviewed the Transaction again at a regular meeting on December 16, 1999 in Nordborg, Denmark. At that meeting, CSFB reviewed various financial and other information related to the Transaction and Spencer Fane reviewed the terms of the Transaction.

    Negotiations between representatives of Sauer and Danfoss continued throughout December of 1999.

    On January 18, 2000, the Sauer board of directors met telephonically to review the Transaction. At that meeting, Sauer's management, Shearman & Sterling, Spencer Fane and CSFB made presentations to the Sauer board of directors regarding the Transaction. On that date, based upon review of a draft of the Stock Exchange Agreement and assuming that the definitive Stock Exchange Agreement would not materially differ from such draft, and after reviewing with the Sauer board of directors various financial and other information relating to the Transaction, CSFB delivered its oral opinion to the Sauer board of directors to the effect that, as of such date, the consideration provided for in the Transaction was fair from a financial point of view to Sauer and the holders of the outstanding Sauer common stock other than the Holding Company and the Holding Company's affiliates. Representatives of Sauer management reviewed the strategic and operational benefits expected to be derived from the Transaction. Representatives of Shearman & Sterling and Spencer Fane updated the Sauer board of directors on the status of negotiations and reviewed the terms of the various transaction documents.

    On January 18, 2000 through January 21, 2000, negotiation of the Stock Exchange Agreement continued.

    On January 20, 2000, Sauer issued a press release which indicated that Mr. Barlage had, on that date, tendered his resignation which was effective immediately with respect to the office of Chief Operating Officer and effective as of April 1, 2000 with respect to the office of President. Further, such press release indicated that David Pfeifle, an Executive Vice President of Sauer, would succeed Mr. Barlage as President and Chief Operating Officer.

    On January 21, 2000, the Sauer board of directors met telephonically. After discussion, which included updates from Shearman & Sterling and Spencer Fane, Sauer's board unanimously approved the Transaction.

    On January 22, 2000, following review of the definitive Stock Exchange Agreement, CSFB delivered its written opinion, dated January 22, 2000, confirming its oral opinion delivered previously and the Stock Exchange Agreement and the Holding Company Agreement were executed.

    The market price of the 16.2 million shares of Sauer common stock was calculated based on the 10-day average share price of the Sauer common stock, consisting of the 5 days before January 22, 2000 and the 5 days immediately after such date, which resulted in an average price $11.16.

SAUER'S REASONS FOR THE TRANSACTION; RECOMMENDATIONS OF THE SAUER BOARD OF
  DIRECTORS

    In reaching its decision to approve the Transaction and recommend to Sauer's stockholders the adoption of the Stock Exchange Agreement and the issuance of Sauer common stock pursuant to the Transaction, the Sauer board of directors consulted with its management and advisors and independently considered a number of factors, including the following:

    - INDUSTRY TRENDS. Sauer and Danfoss have each been made aware by their respective OEMs that, in order to lower costs and improve quality, OEMs are seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts and are awarding sole-source contracts to full-service suppliers able to supply complete hydraulic systems on a global basis. OEMs' criteria for supplier selection include cost, quality and responsiveness, full-service design, engineering and program management capabilities. Neither Sauer nor Danfoss has discussed with their respective OEMs the feasibility of cross-selling the other's products. However, Sauer believes the Transaction will allow it to capitalize on the foregoing trends by significantly expanding Sauer's product offerings by adding steering and work functions to Sauer's existing line of products and enhancing Sauer's ability to supply complete systems to its customers.

    - INCREASED CUSTOMER PENETRATION. Sauer believes that the Transaction will enhance Sauer's competitive position as a result of the complementary nature of, and lack of overlap between, the product lines of Sauer and the Danfoss Fluid Power Companies. Sauer believes the

      Transaction will increase Sauer's ability to become a leading supplier of highly engineered hydraulic systems and components for the global off-highway mobile equipment industry. Sauer believes that the Transaction will strengthen existing customer relationships and, as a result of Sauer's ability to provide complete and new product technology systems to OEMs, will allow Sauer to obtain new business from existing customers and develop new customer relationships. In addition, Sauer expects to increase its sales by cross-selling its products to the existing OEM customers of the Danfoss Fluid Power Companies and the products of the Danfoss Fluid Power Companies to its existing OEM customers.

    - OPPORTUNITIES FOR COST SAVINGS AND EFFICIENCIES. The Sauer board of directors believes that the Transaction will present Sauer with a number of opportunities for increasing profitability through cost savings, manufacturing efficiencies, economies of scale, stronger market position and other synergies stemming from the combination of Sauer and the Danfoss Fluid Power Companies. For example, because there is some overlap of existing manufacturing facilities and marketing organizations between the two companies, the combined company will be able to eliminate redundant manufacturing facilities, marketing organizations and duplicative administrative costs.

    - ADDITION OF STRONG MANAGEMENT TEAM. The strong and experienced management team of the Danfoss Fluid Power Companies will be of great assistance in achieving the synergistic benefits expected to result from the Transaction. Sauer's management believes that the management of the Danfoss Fluid Power Companies will work together with Sauer's existing management to implement successfully their strategies.

    - FINANCIAL CONSIDERATIONS. In evaluating the Transaction, the Sauer board of directors considered information with respect to the financial condition, results of operations and businesses of the Danfoss Fluid Power Companies, on both a historical and prospective basis. Sauer believes that the Transaction will result in both cost savings and incremental revenues, which are expected to have a near-term positive impact on the key criteria used by Sauer to measure its financial performance, including reported earnings per share, return on invested capital, cash flow generation and balance sheet strength.

    - PRO FORMA IMPACT ON SAUER. The Sauer board of directors considered the effect of the issuance of additional shares of Sauer common stock pursuant to the Transaction and the likely effect of such issuance on Sauer's earnings per share. While the Sauer board of directors expects the Transaction to be slightly accretive to earnings per share in 2001, the Sauer board of directors also believes that the Transaction will become more accretive to earnings per share in the future.

    - FAIRNESS OPINION. The Sauer board of directors considered the oral opinion delivered by CSFB on January 18, 2000. Based upon review of a draft of the Stock Exchange Agreement and assuming that the definitive Stock Exchange Agreement would not materially differ from such draft, CSFB delivered its oral opinion to the Sauer board of directors to the effect that, as of such date, the consideration provided for in the Transaction was fair from a financial point of view to Sauer and the holders of the outstanding Sauer common stock other than the Holding Company and the Holding Company's affiliates. Following a review of the definitive Stock Exchange Agreement, CSFB subsequently confirmed such opinion by delivery of its written opinion, dated January 22, 2000, to the Sauer board of directors. CSFB's written opinion is summarized below, and a complete copy of such opinion, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by CSFB, is included as Annex B to this proxy statement. See "--OPINION OF CSFB."

    - TERMS OF THE STOCK EXCHANGE AGREEMENT. The Sauer board of directors took into consideration the terms of the Stock Exchange Agreement, including the representations, warranties, covenants, termination provisions and conditions contained in the Stock Exchange Agreement, as well as the financial terms of the Transaction, which Sauer believes are fair and in the best interests of Sauer and Sauer's stockholders.

    - CORPORATE GOVERNANCE. The Sauer board of directors considered that, currently, the Murmann family owns 15,959,825 shares of Sauer common stock (or approximately 58.0% of the outstanding shares of Sauer common stock) and that, immediately after consummation of the Transaction and termination of the Limited Partnership Agreement, the Holding Company and the Murmann family together will own or have power to vote 34,359,637 shares of Sauer common stock (or approximately 74.9% of the outstanding shares of Sauer common stock). Accordingly, prior to the consummation of the Transaction, the Murmann family alone has the ability to control the Sauer board of directors and, after the consummation of the Transaction, the Murmann family and the Holding Company will, together, have the ability to control the Sauer board of directors. The Sauer board of directors also took into consideration that the Sauer board of directors will consist of ten directors and must include at least three independent directors who are not associated or affiliated with the Murmann family or Danfoss. Additionally, Sauer's Bylaws will be amended to provide that certain significant actions must be approved by at least 80.0% of the Sauer board of directors. As a result, no such significant action may be taken without the approval of at least one independent director.

    - INDEMNITY. The Sauer board of directors considered the benefit to Sauer and its stockholders of the indemnification provisions of the Stock Exchange Agreement, which provide that Danfoss will indemnify Sauer, over a certain dollar threshold and up to a certain dollar limit, for specified indemnifiable losses, including any breach of any representation or warranty, attributable to Danfoss while the Murmann family (and not Sauer) will indemnify Danfoss, over a certain dollar threshold and up to a certain dollar limit, for such indemnifiable losses attributable to Sauer.

    In the course of its deliberations, the Sauer board of directors considered the above factors and reviewed with the senior management and outside legal and financial advisors a number of additional factors relevant to the Transaction, including:

    - historical information concerning Sauer's and the Danfoss Fluid Power Companies' respective businesses, financial performance and condition, operations, technology, management and competitive position;

    - reports from management and legal advisors as to the results of their due diligence investigation of the Danfoss Fluid Power Companies and their operations;

    - current financial market conditions and historical market prices and trading information with regard to Sauer's common stock;

    - the budgets and financial projections of Sauer and the Danfoss Fluid Power Companies separately and on a combined basis; and

    - the projected sales growth and cost reduction synergies.

    The Sauer board of directors also identified and considered the following potentially negative factors in its deliberations concerning the Transaction:

    - the substantial charges to be incurred in connection with the Transaction, including costs of integrating the businesses and expenses arising from the Transaction;

    - the risk that potential benefits expected as a result of the Transaction might not be fully realized; and

    - the other risks described under the caption "SPECIAL CONSIDERATIONS" presented earlier in this proxy statement.

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
    The foregoing discussion of the information and factors considered by the Sauer board of directors is not intended to be exhaustive but includes all material factors considered by the Sauer board of directors. In view of the variety of factors considered in connection with its evaluation of the Stock Exchange Agreement and the issuance of Sauer common stock in connection with the Transaction, the Sauer board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, the individual members of the Sauer board of directors may have given different weight to different factors.

    After careful consideration, the Sauer board of directors unanimously determined that the terms of the Stock Exchange Agreement are fair to and in the best interests of Sauer and its stockholders and has unanimously approved the Stock Exchange Agreement and the issuance of Sauer common stock in connection with the Transaction.

EFFECT ON RIGHTS OF EXISTING STOCKHOLDERS

    The shares of Sauer common stock issued pursuant to the Transaction will be identical to the shares of Sauer common stock currently outstanding. Accordingly, the Holding Company, as holder of such shares, will have the same rights, preferences and privileges as the current holders of shares of Sauer common stock. As of the record date for the special meeting of stockholders, there were 27,502,306 shares of Sauer common stock outstanding. In connection with the Transaction, Sauer will issue 16,149,812 shares of Sauer common stock, which, after such issuance and termination of the Limited Partnership Agreement, will constitute approximately 35.2% of the outstanding shares of Sauer common stock, and will result in the Holding Company owning or having the power to vote an aggregate of 26,512,312 shares of Sauer common stock (or approximately 57.8% of the outstanding shares of Sauer common stock).

    For a discussion of the procedures for the election of the Sauer board of directors and the amendment to Sauer's Bylaws which provides for the approval by at least 80.0% of the Sauer board of directors for certain acts, see "SPECIAL CONSIDERATIONS--TRANSACTION CONSIDERATION--SAUER BOARD OF DIRECTORS; BOARD ACTION."

STOCK ISSUANCE

    Sauer will acquire the Danfoss Fluid Power Companies pursuant to the terms of the Stock Exchange Agreement, in accordance with which, among other things, Sauer will issue to the Holding Company 16,149,812 shares of Sauer common stock. Immediately following consummation of the Transaction and termination of the Limited Partnership Agreement, the Holding Company will own or have the power to vote 26,512,312 shares of Sauer common stock (or approximately 57.8% of the outstanding shares of Sauer common stock).

    The Sauer board of directors has unanimously approved the Transaction and recommends the stock issuance for the reasons set forth in this proxy statement. Stockholders are urged to read carefully all sections of this proxy statement, including the related Annexes, before voting on this proposal.

    The affirmative vote of the holders of a majority of the shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders must approve the stock issuance.

OPINION OF SAUER'S FINANCIAL ADVISOR

    CSFB has acted as financial advisor to Sauer in connection with the Transaction. Sauer selected CSFB based on its experience, expertise and familiarity with Sauer and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with CSFB's engagement, Sauer requested that CSFB evaluate the fairness of the consideration (defined in the CSFB opinion as the Consideration) provided for in the Transaction from a financial point of view to Sauer and the holders of the outstanding Sauer common stock other than the Holding Company and the Holding Company's affiliates. On January 18, 2000, based upon review

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
of a draft of the Stock Exchange Agreement and assuming that the definitive Stock Exchange Agreement would not materially differ from such draft, CSFB delivered its oral opinion to the Sauer board of directors to the effect that, as of such date, the consideration provided for in the Transaction was fair from a financial point of view to Sauer and the holders of the outstanding Sauer common stock other than the Holding Company and the Holding Company's affiliates. Following a review of the definitive Stock Exchange Agreement, CSFB subsequently confirmed such opinion by delivery of its written opinion dated January 22, 2000, to the Sauer board of directors, a copy of which is attached as Annex B to this proxy statement. CSFB consents to the inclusion of its written opinion dated January 22, 2000 in the Proxy Statement.

    ATTACHED AS ANNEX B TO THIS DOCUMENT AND INCORPORATED BY REFERENCE IS THE FULL TEXT OF CSFB'S OPINION TO THE SAUER BOARD OF DIRECTORS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN. WE ENCOURAGE YOU TO READ CSFB'S WRITTEN OPINION THOROUGHLY. CSFB'S OPINION IS ADDRESSED TO THE SAUER BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION PROVIDED FOR IN THE TRANSACTION FROM A FINANCIAL POINT OF VIEW TO SAUER AND THE HOLDERS OF THE OUTSTANDING SAUER COMMON STOCK OTHER THAN THE HOLDING COMPANY AND THE HOLDING COMPANY'S AFFILIATES. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS. THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES PERFORMED BY CSFB IN CONNECTION WITH RENDERING ITS ORAL AND WRITTEN OPINIONS AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH OPINIONS.

    In arriving at its opinion, CSFB reviewed the Transaction agreements and publicly available business and financial information relating to Sauer and business and financial information relating to the Danfoss Fluid Power Companies. CSFB also reviewed other information relating to Sauer and the Danfoss Fluid Power Companies, including financial forecasts provided by Sauer and the Danfoss Fluid Power Companies, and discussed with the managements of Sauer, the Danfoss Fluid Power Companies and Danfoss the businesses and prospects of Sauer and the Danfoss Fluid Power Companies. CSFB also considered financial and stock market data of Sauer and financial data of the Danfoss Fluid Power Companies and compared those data with similar data for other publicly held companies in businesses similar to Sauer and the Danfoss Fluid Power Companies and considered, to the extent publicly available, the financial terms of other business combinations and transactions recently effected. CSFB also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. CSFB relied upon the views of the respective managements of Sauer, the Danfoss Fluid Power Companies and Danfoss concerning the business, operational and strategic benefits and implications of the Transaction, including financial forecasts provided to it by the Danfoss Fluid Power Companies and Sauer relating to synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Danfoss Fluid Power Companies and Sauer.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Sauer and the Danfoss Fluid Power Companies as to the future financial performance of Sauer and the Danfoss Fluid Power Companies, respectively. With respect to the cost savings and other potential synergies anticipated to result from the Transaction, including the amount, timing and achievability of those cost savings and other potential synergies, the managements of Sauer and the Danfoss Fluid Power Companies informed CSFB that those estimates represented the best currently available estimates and judgments of the managements of Sauer and the Danfoss Fluid Power Companies.

    CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Danfoss Fluid Power Companies, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, CSFB on the date of its opinion. CSFB did not express any opinion as to the actual value of the Sauer common shares when issued pursuant to the Transaction or the prices at which the Sauer common shares will trade subsequent to the Transaction.

    In preparing its opinion to the Sauer board of directors, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. CSFB's opinion was not based on any single factor or analysis, but rather on the totality of the factors considered and analyses performed. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, CSFB made numerous assumptions with respect to Sauer, the Danfoss Fluid Power Companies, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sauer and the Danfoss Fluid Power Companies. No company, transaction or business used in its analyses as a comparison is identical to Sauer or the Danfoss Fluid Power Companies or the proposed Transaction, nor is an evaluation of the results of CSFB's analyses entirely mathematical. Rather, CSFB's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in CSFB's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CSFB's analyses and estimates are inherently subject to substantial uncertainty.

    CSFB's opinion and financial analyses were only one of many factors that the Sauer board of directors considered in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of the Sauer board of directors or its management with respect to the Transaction or the consideration for the Transaction.

    FINANCIAL ANALYSES PERFORMED BY CSFB

    The following is a summary of the material analyses performed by CSFB in connection with its oral opinion delivered January 18, 2000, followed by a written opinion, dated January 22, 2000, confirming its oral opinion. SOME OF THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CSFB'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CSFB'S FINANCIAL ANALYSES.

    DISCOUNTED CASH FLOW ANALYSIS. CSFB performed three separate discounted cash flow analyses on each of Sauer and the Danfoss Fluid Power Companies in order to estimate the present value of the unlevered after-tax free cash flows that each company could produce on a stand-alone basis from 2000 through 2004, before any synergies. The first, referred to herein as the Sauer Management Case and DFP Management Case, respectively, are based on projections provided by and discussions with the managements of Sauer and the Danfoss Fluid Power Companies, respectively, for 2000 through 2004. The second, referred to as the Sauer Upside Case and DFP Upside Case, respectively, incorporate certain sensitivities to the Sauer Management Case and DFP Management Case, respectively, based on discussions with the managements of Sauer and the Danfoss Fluid Power Companies, respectively, that assume, among other things, sales growth and margins of earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, higher than those which were used in the Sauer Management Case and DFP Management Case, respectively. The third, referred to as the Sauer Downside Case and the DFP Downside Case, respectively, incorporate certain sensitivities to the Sauer Management Case and DFP Management Case, respectively, based on discussions with the managements of Sauer and the Danfoss Fluid Power Companies, respectively, that assume, among other things, sales growth and EBITDA margins lower than those which were used in the Sauer Management Case and DFP Management Case, respectively.

    Ranges of terminal values for the discounted cash flow analyses were estimated using multiples of terminal year 2004 EBITDA of 6.0x to 7.0x and discount rates ranging from 11.0% to 12.0% based on a weighted average cost of capital analysis. The following chart shows the range of implied equity values of Sauer and the Danfoss Fluid Power Companies.

                                                                      IMPLIED EQUITY VALUE
                                                                (AMOUNTS IN MILLIONS OF DOLLARS)
                                                                --------------------------------
Sauer Management Case......                $361                                --                                $451
Sauer Upside Case..........                $404                                --                                $502
Sauer Downside Case........                $257                                --                                $333
Reference Range............                $323                                --                                $418

DFP Management Case........                $202                                --                                $252
DFP Upside Case............                $234                                --                                $290
DFP Downside Case..........                $174                                --                                $218
Reference Range............                $208                                --                                $258

    Based on the foregoing, CSFB determined that Danfoss' implied ownership of the combined company ranged from 33.2% to 44.4%, compared to its actual ownership of 35.3% (which percentage does not consider the issuance of shares of Sauer common stock in connection with an immaterial strategic acquisition) in the Transaction.

    COMPARABLE COMPANIES ANALYSIS. CSFB compared financial and operating data of Sauer and the Danfoss Fluid Power Companies with corresponding data of the following selected companies in the hydraulics business:

       SELECTED HYDRAULICS COMPANIES:

       Commercial Intertech Corporation
       Dennison International plc
       Eaton Corporation
       Parker Hannifin

    CSFB reviewed enterprise values, calculated as fully diluted equity market value, plus total debt, preferred stock and minority interests, less cash, unconsolidated equity investments and cash equivalents, of the selected companies as multiples of estimated 1999 and 2000 revenues and EBITDA. Additionally, CSFB reviewed equity market values of the selected companies as multiples of estimated 1999 and 2000 net income. All multiples were based on closing prices on January 13, 2000. CSFB then applied a range of selected multiples derived from the selected companies to corresponding financial and operating data of Sauer and the Danfoss Fluid Power Companies separately. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Sauer and the Danfoss Fluid Power Companies were based on the Sauer Management Case and DFP Management Case projections, respectively. This analysis indicated an implied equity value of Sauer ranging from $288 million to $393 million and an implied equity value of the Danfoss Fluid Power Companies ranging from $185 million to $253 million. Such equity valuations indicated that Danfoss' implied ownership of the combined company ranged from 32.0% to 46.7%, compared to its actual ownership of 35.3% in the Transaction.

    COMPARABLE ACQUISITIONS ANALYSIS. Using publicly available information and information supplied by Sauer's and the Danfoss Fluid Power Companies' management, CSFB analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the hydraulics industry:

                        SELECTED HYDRAULICS TRANSACTIONS

    ACQUIROR

- Eaton Corporation

- Textron, Inc.

- IDEX Corporation

- Applied Power Inc.

- Dana Corporation

- Lucas Industries plc

- Parker Hannifin Corporation

                                     TARGET

- Gast Manufacturing Corporation

- Versa Technologies Inc.

- Aeroquip-Vickers, Inc.

- David Brown plc

- Ingersoll-Rand Company's Clark-Hurth Components Business

- Varity Corporation

- Precision Control Technologies' Abex/ NWL Aerospace Assets

    CSFB reviewed transaction values, calculated as the amount paid in the Transaction for the equity of the target company, plus total debt, preferred stock and minority interests, less cash, unconsolidated equity investments and cash equivalents, of the selected transactions as multiples of the latest
12 month revenues, EBITDA and earnings before interest and taxes, or commonly known as EBIT. CSFB also reviewed the amount paid for the equity of the target company of the selected transactions as multiples of latest 12 month net income. CSFB then applied a range of selected multiples derived from the selected transactions to the estimated 1999 revenues, EBITDA, EBIT and net income of Sauer and the Danfoss Fluid Power Companies separately. All multiples for the selected transactions were based on financial information available at the time of the announcement of the relevant transaction and estimated financial data for Sauer and the Danfoss Fluid Power Companies were based on the Sauer Management Case and DFP Management Case projections, respectively.

    This analysis indicated an implied equity of Sauer ranging from $353 million to $488 million and an implied equity of the Danfoss Fluid Power Companies ranging from $188 million to $263 million. Such equity valuations indicated that the Danfoss' implied ownership of the combined company ranged from 27.8% to 42.7%, compared to its actual ownership of 35.3% in the Transaction.

    CONTRIBUTION ANALYSIS. CSFB also analyzed the contribution each of Sauer and the Danfoss Fluid Power Companies have made or are projected to make to sales, EBITDA and EBIT of the 30-month period ending June 30, 1999 and fiscal years 1999 and 2000, and net income for fiscal year 2000 as follows:

                                                       SAUER       DFP
                                                      --------   --------
30-Month Sales......................................    62.7%      37.3%
30-Month EBITDA.....................................    65.5%      34.5%
30-Month EBIT.......................................    68.5%      31.5%
1999E Sales.........................................    62.3%      37.7%
1999E EBITDA........................................    66.7%      33.3%
1999E EBIT..........................................    66.4%      33.6%
2000E Sales.........................................    64.1%      36.1%
2000E EBITDA........................................    65.4%      34.9%
2000E EBIT..........................................    63.7%      36.5%
2000E Net Income....................................    60.6%      39.4%

    Some of the contribution figures implied that Danfoss should receive a greater percentage of the shares than the 35.3% that actually will be issued in the Transaction, while others (30-Month EBITDA,

30-Month EBIT, 1999E EBITDA, 1999E EBIT and 2000E EBITDA) implied that Danfoss should receive a smaller percentage. Based on the foregoing, CSFB derived an implied ownership reference range for Danfoss of 33.0% to 38.0%, compared to the 35.3% it would receive in the Transaction.

    PRO FORMA ANALYSIS. CSFB analyzed the potential pro forma effect of the business combination on the earnings per share of Sauer in fiscal years 2000, 2001 and 2002, based on the Sauer Management Case and DFP Management Case projections. This analysis includes the potential synergies that the managements of Sauer and the Danfoss Fluid Power Companies anticipate will result from the business combination. The synergies that the managements of Sauer and the Danfoss Fluid Power Companies project may result from the Transaction are estimates, and the actual synergies realized from the Transaction, if they occur, may vary from these estimates. This analysis, assuming a December 31, 1999 closing date, indicated that the business combination would be accretive to the earnings per share of Sauer in fiscal years 2001 and 2002 before any non-recurring restructuring and merger related charges. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    CSFB FEES

    Sauer has agreed to pay CSFB for its financial advisory services in connection with the Transaction an aggregate fee of up to $2,000,000. The fee is contingent upon consummation of the Transaction. Sauer also has agreed to reimburse CSFB for all out-of-pocket expenses incurred by CSFB in performing its services, including the fees and expenses for legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement. In the opinion of the SEC, indemnification for liabilities arising under the federal securities laws may not be enforceable.

    CSFB and its affiliates have in the past provided financial services to Sauer and its affiliates unrelated to the proposed Transaction, for which services CSFB and its affiliates have received fees of approximately $4.2 million. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Sauer and its respective affiliates for its own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

ACCOUNTING TREATMENT

    The Transaction will be accounted for by the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "BUSINESS COMBINATIONS." Accordingly, upon completion of the Transaction, the assets acquired and liabilities assumed will be recorded at fair value based on an independent appraisal of the fair value of the acquired property, plant and equipment, and identified intangible assets, and information available and assumptions made by management as to future operations. The allocation of the purchase price will be based on the final determination of the appraised and other fair values.

                       PROPOSAL NO. 1--THE STOCK ISSUANCE

RECOMMENDATION OF SAUER BOARD OF DIRECTORS

    The Sauer board of directors has unanimously approved the issuance of Sauer common stock in connection with the Transaction and, therefore, recommends that the holders of Sauer common stock vote FOR this proposal.

GENERAL DESCRIPTION

    Sauer will acquire all of the common stock of the Danfoss Fluid Power Companies pursuant to the terms of the Stock Exchange Agreement, in accordance with which, among other things, Sauer will issue to the Holding Company 16,149,812 shares of Sauer common stock. Immediately following consummation of the Transaction and termination of the Limited Partnership Agreement, the Holding Company will own or have the power to vote 26,512,312 shares of Sauer common stock (or approximately 57.8% of the outstanding shares of Sauer common stock).

    Additionally, Sauer conducts its German operations through Sauer-Sundstrand GmbH & Co., a German limited partnership. Sauer and Sauer Sundstrand GmbH, a company wholly owned by Sauer, are the general partners of Sauer-Sundstrand GmbH & Co. Sauer GmbH and Klaus H. Murmann & Co. KG--as holding company for Sauer GmbH & Co. Hydraulik KG--are limited partners and have the Limited Partnership Interests in Sauer-Sundstrand GmbH & Co. The limited partners are owned entirely by the Murmann family. The creation of the Limited Partnership Interests (as opposed to the acquisition of the entire share capital of Sauer) was a result of tax considerations in connection with the formation of Sauer in 1989. The Limited Partnership Interests remained essentially unchanged since that date.

    In connection with the Transaction, Sauer is required to terminate the Limited Partnership Agreement pursuant to its terms. Accordingly, Sauer's independent directors have approved the termination of the Limited Partnership Agreement and the Limited Partnership Interests in exchange for 2,250,000 shares of Sauer common stock (calculated pursuant to the termination provisions of the Limited Partnership Agreement), in complete satisfaction of all limited partners' claims with respect to Sauer-Sundstrand GmbH & Co. Since Sauer's election to terminate the limited partnership is not related to:

    - a decline in the Murmann family beneficial ownership (economic or voting) of Sauer common stock to less than 50.1%;

    - a sale of a majority in book value of the consolidated assets of Sauer and its subsidiaries or assets that generated a majority of the consolidated revenues of Sauer and its subsidiaries in the prior fiscal year;

    - a transfer of the beneficial ownership of the Limited Partnership Interests (or any voting rights in respect thereof) outside the Murmann family;

    - a merger or other business combination in which Sauer is not the survivor or the acquisition of at least 50.1% of the outstanding Sauer common stock pursuant to a tender offer or exchange offer; or

    - the withholding of the consent of the limited partner in a manner adverse to holders of Sauer common stock, or effected after December 31, 2017,

Sauer is also required to, pursuant to the terms of the Limited Partnership Agreement, pay the limited partners, in the aggregate, $6,250,000 in respect of certain taxes payable by the limited partners as a result of the exchange of the shares of Sauer common stock for the Limited Partnership Interests. Such amounts have been reflected in the Selected Unaudited Pro Forma Historical Financial Information for Sauer and the Danfoss Fluid Power Companies.

    Also, before December 31, 2000, Sauer will acquire from the Holding Company, for additional shares of Sauer common stock, all of the assets of Danfoss used by Danfoss' existing sales companies to distribute the products manufactured by the Danfoss Fluid Power Companies in Australia, Belgium, Brazil, Holland, Hong Kong, Japan, Mexico, New Zealand, Portugal, Singapore, Spain and Switzerland. The existing sales companies of Danfoss act as distributors for Danfoss' entire product line, including the products manufactured by the Danfoss Fluid Power Companies. Danfoss continues to reorganize its existing sales companies in order to segregate the assets necessary to distribute the products manufactured by the Danfoss Fluid Power Companies from the overall distribution operations of its existing sales companies. Such reorganization, which involves the identification of the relevant assets and the transfer of such assets to newly formed entities, is expected to be completed on or before December 31, 2000. Accordingly, Sauer cannot, at this time, acquire such assets as part of the Transaction. The number of shares of Sauer common stock to be issued to the Holding Company in connection with such secondary acquisition will be based upon the same financial parameters used to calculate the number of shares of Sauer common stock issued by Sauer in connection with the acquisition of all of the common stock of the Danfoss Fluid Power Companies, including the closing stock price of Sauer common stock as of the closing date and, therefore, cannot be specifically calculated at this time. However, Sauer expects that the number of additional shares of Sauer common stock will be between approximately 2,000,000 shares and approximately 3,000,000 shares.

VOTE REQUIRED

    Adoption of the proposal to issue Sauer common stock requires the affirmative vote of the holders of a majority of the shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders.

DESCRIPTION OF THE STOCK EXCHANGE AGREEMENT

    The description set forth below describes the material terms of the Stock Exchange Agreement but does not purport to be complete. All stockholders are urged to carefully read the Stock Exchange Agreement attached as Annex A in its entirety.

    GENERAL

    Sauer, the Holding Company, Danfoss and K. Murmann Verwaltungsgesellschaft mbH have entered into a Stock Exchange Agreement, in accordance with which, among other things, Sauer will acquire all of the common stock of the Danfoss Fluid Power Companies. Pursuant to the Holding Company Agreement, prior to the closing of the Transaction, the Murmann family will contribute 1,000 shares of Sauer common stock to the Holding Company in exchange for shares of the Holding Company's common stock and will give the Holding Company an irrevocable proxy to vote an additional 10,361,500 shares of Sauer common stock. Danfoss will contribute to the Holding Company all of the outstanding shares of common stock of the Danfoss Fluid Power Companies also in exchange for shares of the Holding Company's common stock. The Holding Company's voting rights will be shared equally by the Murmann family and Danfoss. Subject to the approval of the issuance of Sauer common stock to the Holding Company in connection with the Transaction by the holders of a majority of Sauer common stock present in person or represented by proxy at the special meeting of stockholders, pursuant to the Stock Exchange Agreement, the Holding Company will contribute to Sauer 100% of the outstanding common stock of the Danfoss Fluid Power Companies in exchange for 16,149,812 shares of Sauer common stock. Additionally, before December 31, 2000, Sauer will acquire from the Holding Company, for additional shares of Sauer common stock, all of the assets of Danfoss related to the mobile hydraulics operations of Danfoss in Australia, Belgium, Brazil, Holland, Hong

Kong, Japan, Mexico, New Zealand, Portugal, Singapore, Spain and Switzerland. The number of shares of Sauer common stock to be issued to the Holding Company in connection with such secondary acquisition is based upon the same financial parameters used to calculate the number of shares of Sauer common stock issued by Sauer in connection with the acquisition of all of the common stock of the Danfoss Fluid Power Companies, including the closing stock price of Sauer common stock as of the closing date and, therefore, cannot be specifically calculated at this time. However, Sauer expects that the number of additional shares of Sauer common stock will be between approximately 2,000,000 shares and approximately 3,000,000 shares.

    CERTAIN REPRESENTATIONS AND WARRANTIES

    The Stock Exchange Agreement contains customary representations and warranties made by the Holding Company and Sauer, including representations and warranties relating to:

    - organization and qualification;

    - financial statements;

    - capitalization;

    - subsidiaries;

    - investment purposes;

    - indebtedness;

    - reorganization;

    - SEC filings;

    - investment company status; and

    - termination and conversion of the silent partnership.

    The representations and warranties of Sauer and the Holding Company contained in the Stock Exchange Agreement survive the closing for a period of 37 months.

    CONDITIONS TO CLOSING

    The obligations of Sauer and the Holding Company to consummate the transactions contemplated by the Stock Exchange Agreement are subject to the fulfillment of certain conditions, including the following significant conditions:

    - approval by Sauer's stockholders for the issuance of Sauer common stock in connection with the Transaction;

    - no proceeding or litigation against Sauer or the Holding Company seeking to restrain the Transaction has been commenced;

    - the expiration or termination of the waiting period under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (ii) the January 1, 1999 version of the Gesetz gegen Wettbewerbsbechrankungen;

    - the execution and delivery of the Holding Company Agreement;

    - the representations and warranties of each of the Holding Company and Sauer being true and correct when made and will be true as of the closing date;

    - compliance by the Holding Company and Sauer with the covenants in the Stock Exchange Agreement;

    - the receipt of all approvals from all governmental authorities and all third party consents and estoppel certificates, other than as would not have a material adverse effect;

    - no material adverse effect with respect to Sauer or the Danfoss Fluid Power Companies;

    - Sauer has amended its Certificate of Incorporation and its Bylaws; and

    - Danfoss shall have completed its reorganization such that certain manufacturing facilities and certain sales operations of the Danfoss Fluid Power Companies shall be segregated from the overall operations of Danfoss.

    INDEMNIFICATION

    Sauer shall be indemnified by Danfoss, and Danfoss shall be indemnified by the Murmann family, from all losses resulting from:

    - the breach of any representation or warranty made by Sauer or the Holding Company;

    - the breach of any covenant or agreement by Sauer, or the Holding Company or Danfoss;

    - liabilities of any of the Danfoss Fluid Power Companies or of Sauer not reflected on the year-end balance sheet of the Danfoss Fluid Power Companies or Sauer, respectively, arising from actions or inactions of Sauer, any of its subsidiaries, or of any of the Danfoss Fluid Power Companies, respectively, or the conduct of their respective businesses prior to the closing; or

    - any and all losses incurred by Danfoss, Sauer, or any of the Danfoss Fluid Power Companies by reason of any claim of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of any of the Danfoss Fluid Power Companies occurring or existing prior to the closing, provided that all such losses mentioned above must be in the aggregate in excess of $5.0 million.

    The maximum amount of indemnification will be:

    - $50.0 million for losses by Sauer which may be recovered;

    - the product of (a) the amount of any loss and (b) 0.2821, with the aggregate amount of all such losses not to exceed $50.0 million, in the aggregate, for losses by Danfoss which may be recovered;

    - $100.0 million for any Danish taxes arising out of the transfer, sale or other disposition by Sauer of (a) the shares of Danfoss Fluid Power A/S or
      (b) the shares of Danfoss Hydraulic A/S for a period of 37 months following the closing; and

    - all losses arising out of the operation or termination of the Limited Partnership Agreement, provided that (a) all such losses must be in the aggregate in excess of the German income tax liabilities arising out of the termination of the Limited Partnership Agreement recomputed as of the closing date and (b) no person shall be deemed to have suffered such a loss as a result of the dilution caused by the issuance of Sauer common stock in connection with the conversion of Limited Partnership Interests pursuant to the termination of the Limited Partnership Agreement.

    TERMINATION

    The Stock Exchange Agreement may be terminated by Sauer or by the Holding Company at any time prior to the closing, if between the date of the Stock Exchange Agreement and the closing:

    - an event or condition occurs that has resulted in a material adverse effect with respect to Sauer or any of the Danfoss Fluid Power Companies;

    - any representation or warranty of Sauer or the Holding Company contained in the Stock Exchange Agreement was not true or correct when made and such defect is not cured within 30 days following written notice of Sauer's or the Holding Company's intent to terminate the Stock Exchange Agreement;

    - Sauer or the Holding Company has not complied with all covenants or agreements to be complied with and contained in the Stock Exchange Agreement and such defect is not cured within 30 days following written notice of Sauer's or the Holding Company's intent to terminate the Stock Exchange Agreement;

    - Sauer, any of its subsidiaries, the Holding Company, or any of the Danfoss Fluid Power Companies makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against Sauer, any of its subsidiaries, the Holding Company, or any of the Danfoss Fluid Power Companies seeking to adjudicate any of them bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, or relief under any law relating to bankruptcy, insolvency or reorganization;

    - if the closing has not occurred by September 30, 2000 unless the failure to close by this date is due to the failure of the party seeking to terminate the Stock Exchange Agreement to fulfill any obligation under such agreement;

    - in the event that any governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Stock Exchange Agreement and such order, decree, ruling or other action has become final and nonappealable;

    - by the mutual written consent of the Holding Company and Sauer; or

    - if, within five business days after receipt of Sauer's or the Holding Company's disclosure schedule relating to the Stock Exchange Agreement if, in the good faith judgment of Sauer or the Holding Company, either the form or substance of the other party's disclosure schedule is unacceptable to Sauer or the Holding Company.

    If the Stock Exchange Agreement is terminated, it will become void and of no effect with no liability on the part of any party, except:

    - for breaches by either Danfoss or Sauer of the obligations under the confidentiality agreement (as defined in the Stock Exchange Agreement);

    - no party will be relieved of any liability resulting from its breach of the Stock Exchange Agreement; and

    - each party will bear its respective expenses, costs and fees in connection with the Stock Exchange Agreement and the transactions contemplated thereby.

DESCRIPTION OF THE HOLDING COMPANY AGREEMENT

    GENERAL

    The Transaction is being effected through the Holding Company. The Holding Company is a Danish company formed, pursuant to the Holding Company Agreement, by the Murmann family. The Holding Company has no assets other than 1,000 shares of Sauer common stock and has not engaged in any activities other than as incidental to the ownership of such common stock. Immediately following consummation of the Transaction and termination of the Limited Partnership Agreement, the Holding Company will own or have the power to vote 26,512,312 shares of Sauer common stock (or approximately 57.8% of the outstanding shares of Sauer common stock) and will have no other assets.

    CONTRIBUTIONS

    Prior to the closing of the Transaction, Danfoss will contribute to the Holding Company all of the outstanding common stock of the Danfoss Fluid Power Companies in exchange for shares of the Holding Company common stock. Prior to the closing of the Transaction, the Murmann family will contribute 1,000 shares of Sauer common stock to the Holding Company also in exchange for shares of the Holding Company common stock. The Holding Company's voting rights will be shared equally between the Murmann family and Danfoss. The Holding Company, pursuant to the Stock Exchange Agreement, will subsequently contribute to Sauer 100% of the outstanding common stock of the Danfoss Fluid Power Companies in exchange for 16,149,812 shares of Sauer common stock.

    REPRESENTATIONS AND WARRANTIES

    Danfoss makes the same representations, warranties, covenants and indemnities that the Holding Company makes to Sauer in the Stock Exchange Agreement under the Holding Company Agreement.

    SUPERVISORY BOARD AND MANAGEMENT BOARD OF THE HOLDING COMPANY

    The supervisory board of the Holding Company will consist of six members. The Murmann family and Danfoss will each nominate three candidates and the Murmann family and Danfoss have agreed to vote in favor of duly appointing the nominated candidates of the other party as members of the supervisory board.

    The management board of the Holding Company will consist of two members, each a member of the supervisory board appointed by each of Danfoss and the Murmann family.

    The supervisory board will issue general principles for the management board with respect to the management of the Holding Company, specifically in connection with the requirement of prior approval of the supervisory board for certain transactions and the right of the supervisory board to instruct the management board.

    NOMINATIONS OF THE MEMBERS OF THE SAUER BOARD OF DIRECTORS

    The Sauer board of directors will consist of ten members. Director candidates will be identified by a nominating committee. The Murmann family and Danfoss have agreed to support the election of the director nominee of the other party to the nominating committee.

    Each of the Murmann family and Danfoss is entitled to recommend three candidates for director who may be associated or affiliated with the Murmann family or Danfoss and two other candidates for director, one of which will be the first Chief Executive Officer and President of Sauer. After such first Chief Executive Officer and President of Sauer ceases to serve in such capacities, the Sauer board of directors will choose a successor and the Murmann family's representative will nominate a second independent director to replace the individual who was Chief Executive Officer and President. The other three candidates must be completely independent from and in no way associated with either the Murmann family or Danfoss.

    CHAIRMAN AND VICE CHAIRMAN OF THE SAUER BOARD OF DIRECTORS

    Mr. Murmann will be the Chairman and Mr. Clausen will be the Vice Chairman of the Sauer board of directors for the period starting at closing and ending on the second anniversary of the closing. By the second anniversary of the closing, Mr. Murmann must declare whether he wants to extend his period as Chairman for another two years, and if he decides to do so, Mr. Clausen will continue to be Vice Chairman of the Sauer board of directors.

    If Mr. Murmann ceases to be a member of the Sauer board of directors or does not extend his period as the Chairman of the Sauer board of directors on or before the second anniversary of the closing, Mr. Clausen will become the Chairman of the Sauer board of directors until the fourth anniversary of the closing, and the Murmann family may propose a director as Vice Chairman for such period, who may or may not be part of the Murmann family.

    If Mr. Murmann ceases to be a member of the Sauer board of directors or does not extend his period as the Chairman of the Sauer board of directors after or on the March 31st of the year two years after the closing, but prior to or on the March 31st of the year four years after the closing, Mr. Clausen will become the Chairman of the Sauer board of directors until March 31, 2008, and the Murmann family may propose a director as Vice Chairman for such period.

    If Mr. Clausen ceases to be a member of the Sauer board of directors or refuses to be Vice Chairman of the Sauer board of directors during the period Mr. Murmann is still Chairman, Danfoss may propose any other director as Vice Chairman of the Sauer board of directors. If Mr. Clausen does not become or continue as Chairman, the Murmann family has agreed to use its best efforts to either cause the Vice Chairman to resign or cause the Sauer board of directors to remove the Vice Chairman. The Sauer board of directors will thereafter, in its sole discretion, fill the vacancies in both offices.

    SUPER MAJORITY FOR BOARD RESOLUTIONS

    The following acts require the approval of at least 80.0% of the fully constituted Sauer board of directors:

    - the acquisition or disposition of assets of Sauer for consideration having a value in excess of 1% of net sales for the immediately preceding fiscal year;

    - the issuance of Sauer common stock or other voting securities or any incurrence in excess of $10,000,000 principal amount of debt;

    - any amendment of Sauer's Bylaws or any recommendation by the Sauer board of directors to Sauer stockholders to modify Sauer's Certificate of Incorporation;

    - any action having a material adverse effect on the operations conducted in Nordborg, Denmark;

    - any other material change in the lines of business operated by Sauer;

    - any increase or decrease in the number of Sauer directors;

    - the election or removal of the members, or alternative members, of the nominating committee;

    - the election or removal of Sauer's Chairman, Vice Chairman, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer; and

    - the approval of Sauer's annual business plan or any action that materially deviates from such plan.

     PROPOSAL NO. 2--CHARTER AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK

RECOMMENDATION OF SAUER BOARD OF DIRECTORS

    The Sauer board of directors has unanimously approved the amendment of Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares.

REASON FOR INCREASING THE AUTHORIZED COMMON STOCK

    The Sauer board of directors believes that, if the Transaction is completed, it is in Sauer's best interests to increase the number of authorized shares of Sauer common stock to allow Sauer flexibility in maintaining its capital structure, to allow Sauer to effect possible acquisitions and to conduct the business and operations of Sauer. Currently, Sauer is authorized to issue 45,000,000 shares of common stock. The number of shares of Sauer common stock to be issued in connection with the Transaction, when added to the number of shares of Sauer common stock currently outstanding, would exceed the 45,000,000 shares currently authorized. In addition, the Sauer board of directors believes that the availability of such additional shares is required to allow Sauer to attract and retain talented employees through the grant of stock options and other stock-based incentives. The Sauer board of directors also believes that the availability of such shares will provide Sauer with the flexibility to issue Sauer common stock for other proper corporate purposes which may be identified by the Sauer board of directors in the future, such as stock splits, stock dividends, financings or acquisitions. The issuance of additional shares of Sauer common stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power.

    The Sauer board of directors does not recommend this proposed amendment with the intent to use the ability to issue additional Sauer common stock to discourage tender offers or takeover attempts. However, the availability of authorized Sauer common stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of Sauer. Neither the management of Sauer nor the Sauer board of directors is aware of any existing or planned effort on the part of any party to accumulate material amounts of Sauer common stock or to acquire control of Sauer by means of merger, tender offer, proxy contest or otherwise, or to change Sauer's management, nor is Sauer aware of any offer by any person to acquire any material amount of Sauer common stock or assets of Sauer.

EFFECT ON EXISTING STOCKHOLDERS

    Sauer will acquire all of the common stock of the Danfoss Fluid Power Companies pursuant to the terms of a Stock Exchange Agreement, in accordance with which, among other things, Sauer will issue to the Holding Company 16,149,812 shares of Sauer common stock. The holder of these shares will have the same rights, preferences and privileges as the holders of shares of Sauer common stock currently outstanding.

    As of the record date of the special meeting of stockholders, there were 27,502,306 shares of Sauer common stock outstanding. In connection with the Transaction, Sauer will issue 16,149,812 shares of Sauer common stock, which, after such issuance and the termination of the Limited Partnership Agreement, will constitute approximately 35.2% of the outstanding shares of Sauer common stock and will result in the Holding Company owning or having the power to vote an aggregate of 26,512,312 shares of Sauer common stock (or approximately 57.8% of the outstanding shares of Sauer common stock). Additionally, pursuant to the Holding Company Agreement, the Murmann family and the Holding Company, who will together control approximately 74.9% of the outstanding Sauer common stock after the consummation of the Transaction and the termination of the Limited Partnership Agreement, have agreed to vote together to determine the outcome of certain corporate actions requiring stockholder approval. See "SPECIAL CONSIDERATIONS--TRANSACTION CONSIDERATIONS--SAUER BOARD OF DIRECTORS; BOARD ACTION."

VOTE REQUIRED

    Adoption of the proposal to amend Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock requires the affirmative vote of the holders of a majority of the shares of Sauer common stock present in person or represented by proxy at the special meeting of stockholders.

        PROPOSAL NO. 3--CHARTER AMENDMENT TO REMOVE THE CLASSIFIED BOARD
             AND ALLOW REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE;
                DETERMINE BOARD SIZE PURSUANT TO SAUER'S BYLAWS

RECOMMENDATION OF SAUER BOARD OF DIRECTORS

    The Sauer board of directors has unanimously approved the amendment of Sauer's Certificate of Incorporation to (a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election of directors and (b) provide that the size of the Sauer board of directors will be determined pursuant to Sauer's Bylaws.

REASON FOR REMOVING THE CLASSIFIED BOARD AND ALLOWING REMOVAL OF DIRECTORS WITH
  OR WITHOUT CAUSE

    The proposal to remove the classified board will result in all directors of the Sauer board of directors standing for election annually. Pursuant to the terms of the Holding Company Agreement, members of the Sauer board of directors will be required to be removed with or without cause, which directly conflicts with the existing provision contained in Sauer's Certificate of Incorporation that states that a director may only be removed with cause. The concept of removing a director only for cause was included in Sauer's Certificate of Incorporation in connection with the inclusion of the provision relating to the classification of the board of directors. The classification of the Sauer board of directors, an anti-takeover corporate governance provision, is not meaningful since, immediately after the closing of the Transaction, the Holding Company will be, and, pursuant to the terms of the Holding Company Agreement, will continue to be, the owner of the majority of shares of Sauer common stock outstanding. Accordingly, a change of control of Sauer cannot take place without the consent of the Holding Company. As a result of the execution of the Holding Company Agreement, the Sauer board of directors believes that the provisions contained in Sauer's Certificate of Incorporation relating to the classification of the board of directors and allowing for removal of directors only with cause are no longer necessary.

REASON FOR DETERMINING THE SIZE OF THE BOARD OF DIRECTORS PURSUANT TO THE BYLAWS

    Pursuant to the terms of the Holding Company Agreement, Sauer's Bylaws will be required to contain a provision providing for the approval of at least 80.0% of the fully constituted Sauer board of directors to effect any increase or decrease in the number of directors comprising the Sauer board of directors. This provision directly conflicts with the existing provision contained in Sauer's Certificate of Incorporation which only requires the affirmative vote of a majority of the directors in office to effect any increase or decrease in the number of directors comprising the Sauer board of directors. Accordingly, Sauer's Certificate of Incorporation requires amendment.

VOTE REQUIRED

    Adoption of the proposal to amend Sauer's Certificate of Incorporation to
(a) remove the classification of the board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election of directors and
(b) provide that the size of the Sauer board of directors shall be determined pursuant to Sauer's Bylaws requires the affirmative vote of the holders of 80.0% of the outstanding shares of Sauer common stock.

                        MARKET AND DIVIDEND INFORMATION

SAUER

    Sauer common stock is traded on the New York Stock Exchange and the Frankfurt (Germany) Stock Exchange. As of February 9, 2000, there were approximately 160 stockholders of record. Although exact information is unavailable, Sauer also estimates that there are approximately 1,750 additional beneficial owners of Sauer common stock, based upon the 1999 proxy solicitation.

    Sauer currently pays a quarterly dividend of $0.07 per share. Sauer's ability to pay dividends to its stockholders is effectively limited by certain restrictive covenants contained in certain of its credit agreements.

    The following table sets forth the high and low prices on the NYSE for Sauer common stock since the commencement of trading on May 12, 1998, and the quarterly cash dividends paid in 1998 and 1999 with respect to Sauer common stock

                                                       HIGH       LOW      DIVIDEND
                                                     --------   --------   --------
FISCAL 1999
1st Quarter........................................   $10.38     $ 5.25     $0.07
2nd Quarter........................................   $11.58     $ 8.31     $0.07
3rd Quarter........................................   $17.13     $ 8.88     $0.07
4th Quarter........................................   $14.94     $ 8.94     $0.07

FISCAL 1998
1st Quarter........................................  N/A        N/A         $0.08
2nd Quarter........................................   $18.38     $13.25     $0.07
3rd Quarter........................................   $16.50     $ 7.56     $0.07
4th Quarter........................................   $10.00     $ 6.06     $0.07

    On February 9, 2000, the last trading day before filing the proxy statement with the SEC, Sauer common stock closed at $9.625 per share on the New York Stock Exchange. On March 27, 2000, the last trading day before the printing of this proxy statement, Sauer common stock closed at $8.625 per share on the NYSE.

THE DANFOSS FLUID POWER COMPANIES

    The common stock of each of the Danfoss Fluid Power Companies has not been, and is not currently, publicly traded. Accordingly, market prices are not available. Additionally, prior to contribution of all of the outstanding shares of common stock of the Danfoss Fluid Power Companies to the Holding Company, from time to time, the Danfoss Fluid Power Companies paid cash dividends to Danfoss, its direct parent.

                         ABSENCE OF DISSENTERS' RIGHTS

    Holders of Sauer common stock do not have dissenters' rights or similar rights for any matter to be acted on at the special meeting of stockholders because the proposals do not involve a merger or consolidation.

                      THE SPECIAL MEETING OF STOCKHOLDERS

DESCRIPTION OF PROPOSALS AND RECOMMENDATION OF THE SAUER BOARD OF DIRECTORS

    The Sauer board of directors has considered each of the proposals described in this proxy statement and believes that each proposal is in the best interests of Sauer and the Sauer stockholders.

    THE SAUER BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL DESCRIBED IN THIS SECTION. YOUR PROXY, IF SIGNED AND RETURNED, WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

    PROPOSAL TO ISSUE COMMON STOCK. Sauer stockholders will be asked at the special meeting of stockholders to consider and approve the issuance of an aggregate of 16,149,812 shares of Sauer common stock in connection with the Transaction.

    PROPOSAL TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SAUER COMMON STOCK. Sauer stockholders will be asked at the special meeting of stockholders to consider and approve amending Sauer's Certificate of Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares.

    PROPOSAL TO AMEND SAUER'S CERTIFICATE OF INCORPORATION TO REMOVE THE CLASSIFIED BOARD AND ALLOW REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE; DETERMINE BOARD SIZE PURSUANT TO SAUER'S BYLAWS. Sauer stockholders will be asked at the special meeting of stockholders to consider and approve amending Sauer's Certificate of Incorporation to (a) remove the classification of the board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock entitled to vote for the election of directors and (b) provide that the size of the board of directors shall be determined pursuant to Sauer's Bylaws.

STOCKHOLDER PROPOSALS

    To permit Sauer and its stockholders to deal with stockholder proposals in an informed and orderly manner, Sauer's Bylaws establish an advance notice procedure. No stockholder proposals or other business may be brought before an annual meeting of Sauer stockholders unless written notice of such proposal or other business is received by the Secretary of Sauer at the address set forth on page 70 of this proxy statement not less than 120 calendar days in advance of the date that Sauer's proxy statement was released to stockholders in connection with the previous year's annual meeting of Sauer stockholders. If the annual meeting occurs more than thirty days after the anniversary of the preceding year's annual meeting, however, Sauer's Bylaws allows stockholders to provide notice of stockholder proposals for ten days after Sauer informs the stockholders of the change in the expected annual meeting date. Such notice must contain certain specified information concerning the matters to be brought before the meeting as well as the stockholder submitting the proposal. The 2000 annual meeting of stockholders will occur more than thirty days after the anniversary of the 1999 annual meeting of stockholders. For Sauer's annual meeting in the year 2000, Sauer must receive this notice on or before April 10, 2000. A copy of the applicable provisions of Sauer's Bylaws may be obtained, without charge, upon written request to the Secretary of Sauer at the address set forth on page 70 of this proxy statement. Such proposals must comply with certain rules and regulations promulgated by the SEC.

             SUBSTANTIAL INTERESTS OF SAUER DIRECTORS AND OFFICERS

    Pursuant to the Holding Company Agreement, the Murmann family and Danfoss have agreed to cause the Holding Company to vote all shares of Sauer common stock owned or controlled by the Holding Company in favor of the proposals. Immediately prior to the closing of the Transaction, the Holding Company will own or have the power to vote 10,362,500 shares of Sauer common stock (or approximately 37.7% of the outstanding shares of Sauer common stock) and the Murmann family will own and have the power to vote an additional 5,597,325 shares of Sauer common stock (or approximately 20.4% of the outstanding shares of Sauer common stock). Accordingly, together, the Holding Company and the Murmann family will control an additional 15,959,825 shares of Sauer common stock (or approximately 58.0% of the outstanding shares of Sauer common stock). However, the Murmann family, directors on the Sauer board of directors and officers of Sauer do not have interests in the Transaction that are in addition to their interests as Sauer common stockholders, if indeed such persons beneficially own Sauer common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 17, 2000, with respect to shares of common stock of Sauer that were owned beneficially by:
(i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of the directors; (iii) each of the executive officers of Sauer named in the Summary Compensation table; and (iv) all executive officers and directors of Sauer as a group.

                                                           NUMBER OF SHARES              PERCENT OF
                                                             BENEFICIALLY                OUTSTANDING
BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS         OWNED(1)(2)                   SHARES
----------------------------------------------------       ----------------              -----------
Klaus Murmann & Co. KG(3)................................     15,562,500(4)(5)              56.6%

Danfoss Murmann Holding A/S(6)...........................     15,261,500(7)                 55.5%

Danfoss A/S(6)...........................................     15,261,500(7)                 55.5%

K. Murmann Verwaltungsgesellschaft mbH(3)................     10,662,500(4)(5)              38.8%

Sauer GmbH(3)............................................     10,362,500(8)                 37.7%

EMF Europaische Marketing und Finanzmanagement AG(3).....        300,000                     1.1%

Klaus H. Murmann, Director, Chairman and Chief Executive
  Officer(3).............................................     15,690,725(4)(5)(9)           57.1%

Hannelore Murmann(3).....................................     15,829,600(4)(5)(9)           57.6%

Nicola Keim, Director(3).................................     15,563,500(4)(5)(9)(10)       56.6%

Sven Murmann, Director(3)................................     15,563,500(4)(5)(9)(10)       56.6%

Ulrike Murmann-Knuth(3)..................................     15,562,500(4)(5)(9)           56.6%

Jan Murmann(3)...........................................     15,562,500(4)(5)(9)           56.6%

Anja Murmann(3)..........................................     15,562,500(4)(5)(9)           56.6%

Brigitta Zoellner(3).....................................     15,562,500(4)(5)(9)           56.6%

Christa Zoellner(3)......................................     15,562,500(4)(5)(9)           56.6%

Tonio P. Barlage, Director and President(3)(11)..........        600,000(12)                 2.2%

                                                           NUMBER OF SHARES              PERCENT OF
                                                             BENEFICIALLY                OUTSTANDING
BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS         OWNED(1)(2)                   SHARES
----------------------------------------------------       ----------------              -----------
David L. Pfeifle, Director, Executive Vice President and
  Chief Operating Officer(13)............................        282,200(14)                 1.0%

Wolfgang P. Weisser, Vice President of Sales and
  Marketing--Europe(3)...................................        123,500(15)                *

Thomas K. Kittel, Vice President of Operations, Germany
  and Slovakia Co.(3)....................................        279,800(15)                 1.0%

Johannes F. Kirchhoff, Director(3)(11)...................          1,400(10)                *

Richard M. Schilling, Director(11)(13)...................          6,000(10)                *

All directors and executive officers as a group
  (11 persons)...........................................     17,331,175(16)                63.0%

------------------------

*   Represents less than 1%.

(1) Unless otherwise indicated in the following notes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(2) This table includes the number of shares of Restricted Common Stock held by certain executive officers and issued pursuant to Sauer's 1998 Long-Term Incentive Plan. The number of shares of Restricted Common Stock held by an executive officer is indicated in the following notes. The shares of Restricted Common Stock of Sauer are subject to a substantial risk of forfeiture, but the holders possess voting and dividend rights.

(3) The mailing address for each of these entities and persons is c/o Sauer-Sundstrand GmbH, Krokamp 35, 24539 Neumunster, Federal Republic of Germany.

(4) These shares include 10,362,500 shares owned directly by Sauer GmbH, a German limited liability company. As a result of its 100% ownership of Sauer GmbH, K. Murmann Verwaltungsgesellschaft mbH, a German limited liability company, has shared voting and dispositive power over these shares. As a result of its 100% ownership of K. Murmann Verwaltungsgesellschaft mbH, Klaus Murmann & Co. KG, a German partnership, also has shared voting and dispositive power over these shares. Klaus H. Murmann and Hannelore Murmann, as the general partners of Klaus Murmann & Co. KG, and Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner, as limited partners of Klaus Murmann & Co. KG who share the power to vote on investment decisions, also have shared voting and dispositive power over these shares. K. Murmann Verwaltungsgesellschaft mbH, Klaus Murmann & Co. KG, Klaus H. Murmann, Hannelore Murmann, Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner each disclaim beneficial ownership of all 10,362,500 of these shares.

(5) These shares include 300,000 shares owned directly by EMF Europaische Marketing and Finanzmanagement AG, a German corporation. As a result of its 99.99% interest in Sauer GmbH & Co. Hydraulik KG, a German limited partnership, which is the 100% owner of EMF Europaische Marketing and Finanzmanagement AG, K. Murmann Verwaltungsgesellschaft mbH has shared voting and dispositive power over these shares. As a result of its 100% ownership of K. Murmann Verwaltungsgesellschaft mbH, Klaus Murmann & Co. KG has shared voting and dispositive power over these shares. Klaus H. Murmann and Hannelore Murmann, as the general partners of Klaus Murmann & Co. KG, and Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jari Murmann, Brigitta Zoellner, and Christa Zoellner, as limited partners of Klaus Murmann & Co. KG who share the power to vote on investment decisions, each have shared voting and dispositive power over these shares. K. Murmann Verwaltungsgesellschaft mbH, Klaus Murmann & Co. KG, Klaus H. Murmann, Hannelore Murmann, Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner each disclaim beneficial ownership of all 300,000 of these shares.

(6) The mailing address for each of these entities is DK-6430 Nordborg, Denmark.

(7) These shares include 10,361,500 shares owned directly by Sauer GmbH, as to which an irrevocable voting proxy (the "Voting Proxy") has been granted to the Holding Company. The Holding Company has sole voting power, but no dispositive power (sole or shared), over these shares. Danfoss has shared voting and dispositive power over these shares. These shares also include 4,900,000 shares owned directly by Klaus Murmann & Co. KG, as to which the Holding Company and Danfoss have shared voting and dispositive power. The Holding Company disclaims beneficial ownership of 4,900,000 of these shares. Danfoss disclaims beneficial ownership of all 15,261,500 of these shares.

(8) These shares are owned directly by Sauer GmbH but, pursuant to the Voting Proxy, Sauer GmbH has neither sole nor shared voting power over 10,361,500 of these shares. Sauer GmbH has sole voting power over 1,000 of these shares and sole dispositive power over all 10,362,500 of these shares.

(9) These shares include 4,900,000 shares owned directly by Klaus Murmann & Co. KG, Klaus H. Murmann and Hannelore Murmann, as the general partners of Klaus Murmann & Co. KG, and Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner, as limited partners of Klaus Murmann & Co. KG who share the right to vote on investment decisions, each have shared voting and dispositive power over these shares. Klaus H. Murmann, Hannelore Murmann, Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner, and Christa Zoellner each disclaim beneficial ownership of all 4,900,000 of these shares.

(10) Includes 1,000 shares of Restricted Common Stock.

(11) Effective March 31, 2000, Mr. Barlage has resigned as a director and President and Chief Operating Officer of Sauer, positions he held throughout 1999. Sauer has entered into an Agreement to purchase all of the shares of Common Stock held by Mr. Barlage and his spouse.

(12) Includes 250,000 shares held by Mr. Barlage's spouse.

(13) The mailing address for these persons is 2800 East 13th Street, Ames, Iowa 50010.

(14) Includes 5,400 shares of Restricted Common Stock.

(15) Includes 3,600 shares of Restricted Common Stock.

(16) Includes 27,700 shares of Restricted Common Stock and stock owned by Mr. Barlage's spouse and the spouses and children of other executive officers.

             DESCRIPTION OF OTHER MATERIAL CONTRACTS BETWEEN SAUER
     AND THE HOLDING COMPANY OR SAUER AND THE DANFOSS FLUID POWER COMPANIES

    Other than the Stock Exchange Agreement, there are no material contracts between Sauer and the Holding Company or Sauer and the Danfoss Fluid Power Companies.

                             ADDITIONAL INFORMATION
           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This proxy statement contains forward-looking statements, including, most importantly, information concerning possible or assumed future results of operations of Sauer and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates" or the negation thereof, or similar expressions. The achievement of the outcomes described in such forward-looking statements is subject to both known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the mobile hydraulics industry generally, and of Sauer in particular, to be materially different from any outcomes expressed or implied by such forward-looking statements. For those statements, Sauer claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Several important factors, in addition to those discussed under "SPECIAL CONSIDERATIONS" herein and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Sauer, and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, financial market conditions and future business decisions of Sauer and its competitors, all of which are difficult or impossible to predict accurately, and many of which are beyond the control of Sauer.

                      WHERE YOU CAN FIND MORE INFORMATION

    Sauer files annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, statements or other information filed by Sauer with the SEC may be inspected at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Sauer's SEC filings are also available to the public from commercial document retrieval services and at the internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

    The SEC allows Sauer to "incorporate by reference" information into this proxy statement, which means that Sauer can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement except for any information superceded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Sauer has previously filed with the SEC. These documents contain important information about Sauer and its finances.

SAUER SEC FILINGS                               PERIOD
-----------------                               ------
Sauer Annual Report on Form 10-K                Year ended December 31, 1998

Sauer Quarterly Report on Form 10-Q             Quarter ended April 4, 1999
                                                Quarter ended July 4, 1999
                                                Quarter ended October 3,1999

Sauer Registration Statement on Form 8-A        Dated May 7, 1998

Sauer Schedule 14-A                             Dated March 26, 1999

    Sauer is also incorporating by reference additional documents it files with the SEC from the date of this proxy statement to the date of the special meeting. Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this document, except as so modified or superseded.

    If you are a stockholder, Sauer may have already sent you some of the documents incorporated by reference, but you can obtain any document incorporated by reference through Sauer, the SEC or the SEC's internet web site as described above. Documents incorporated by reference are available from Sauer without charge, excluding all exhibits unless Sauer has specifically incorporated by reference an exhibit in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing to us at the following address or by telephone:

                              Sauer Inc.
                              2800 East 13th
                              Street
                              Ames, Iowa 50010
                              Attn: Kenneth D.
                              McCuskey
                              Tel: 1-515-239-6364
                              Fax: 1-515-239-6443

    If you would like to request documents from Sauer, please do so by April 21, 2000 to receive them before the special meeting of stockholders.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS ADDRESSED IN THIS PROXY STATEMENT. SAUER HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 28, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                      FOR
                          SAUER INC. AND SUBSIDIARIES

                                      AND
                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                      FOR
                         THE DANFOSS FLUID POWER GROUP

                                                                PAGE
                                                              --------
SAUER INC.
AUDITED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................     F-2
Consolidated Statements of Income for the years ended
  December 31, 1996, 1997 and 1998..........................     F-3
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................     F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1996, 1997 and 1998..............     F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................     F-6
Notes to Consolidated Financial Statements..................     F-7

UNAUDITED INTERIM FINANCIAL STATEMENTS

Consolidated Statements of Income for the Thirteen Weeks and
  Thirty Nine Weeks Ended September 27, 1998 and October 3,
  1999......................................................    F-26
Consolidated Balance Sheets as of December 31, 1998 and
  October 3, 1999...........................................    F-27
Consolidated Statements of Cash Flows for the Thirty Nine
  Weeks Ended September 27, 1998 and October 3, 1999........    F-28
Notes to Consolidated Financial Statements..................    F-29

DANFOSS FLUID POWER GROUP
AUDITED FINANCIAL STATEMENTS AND UNAUDITED INTERIM FINANCIAL
STATEMENTS

Independent Auditors' Report................................    F-33
Combined Statements of Income for the year ended September
  30, 1996, the fifteen months ended December 31, 1997, the
  year ended December 31, 1998 (audited) and the six month
  periods ending June 30, 1998 and 1999 (unaudited).........    F-34
Combined Statements of Net Assets as of December 31, 1997
  and 1998 (audited) and June 30, 1999 (unaudited)..........    F-35
Combined Statements of Cash Flows for the year ended
  September 30, 1996, the fifteen months ended December 31,
  1997, the year ended December 31, 1998 (audited) and the
  six months ended June 30, 1998 and 1999 (unaudited).......    F-36
Notes to Combined Statements................................    F-37

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Sauer Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of SAUER INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SAUER INC. AND SUBSIDIARIES as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Chicago, Illinois
February 17, 1999

                          SAUER INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                           1996          1997          1998
                                                        -----------   -----------   -----------
NET SALES.............................................  $   467,566   $   535,173   $   564,524
                                                        -----------   -----------   -----------
COSTS AND EXPENSES:
  Cost of sales.......................................      354,034       404,065       428,311
  Selling, general and administrative.................       51,856        52,575        54,513
  Research and development............................       20,505        20,655        22,089
                                                        -----------   -----------   -----------
      Total costs and expenses........................      426,395       477,295       504,913
                                                        -----------   -----------   -----------
      Operating income................................       41,171        57,878        59,611
                                                        -----------   -----------   -----------
NONOPERATING INCOME (EXPENSES):
  Interest expense....................................       (6,523)       (8,305)       (9,244)
  Interest income.....................................          564           698           430
  Royalty income......................................        1,156         1,150           986
  Other, net..........................................         (584)          144          (576)
                                                        -----------   -----------   -----------
      Nonoperating expenses, net......................       (5,387)       (6,313)       (8,404)
                                                        -----------   -----------   -----------
INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST...................................       35,784        51,565        51,207

PROVISION FOR INCOME TAXES............................      (10,243)      (15,944)      (15,379)
                                                        -----------   -----------   -----------
INCOME BEFORE MINORITY INTEREST.......................       25,541        35,621        35,828

MINORITY INTEREST IN INCOME OF
  CONSOLIDATED COMPANIES..............................       (6,643)       (8,492)       (9,494)
                                                        -----------   -----------   -----------
      Net income......................................  $    18,898   $    27,129   $    26,334
                                                        ===========   ===========   ===========
Basic and diluted net income per
  common share........................................  $      0.78   $      1.12   $      1.01
                                                        ===========   ===========   ===========
Weighted average basic shares outstanding.............   24,225,000    24,225,000    26,148,288
                                                        ===========   ===========   ===========
Weighted average diluted shares outstanding...........   24,225,000    24,225,000    26,150,302
                                                        ===========   ===========   ===========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          SAUER INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                1997       1998
                                                              --------   --------
ASSETS:
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  7,363   $  8,891
  Accounts receivable (net of allowance for doubtful
    accounts of $3,195 and $3,166 in 1997 and 1998,
    respectively)...........................................    77,170     73,661
  Inventories...............................................    89,031     89,195
  Other current assets......................................     9,557      9,984
                                                              --------   --------
    Total current assets....................................   183,121    181,731
                                                              --------   --------
PROPERTY, PLANT AND EQUIPMENT, NET..........................   191,690    262,527
                                                              --------   --------
OTHER ASSETS:
  Intangible assets, net....................................     2,964      3,769
  Deferred income taxes.....................................     6,463      2,328
  Other.....................................................     4,497      9,416
                                                              --------   --------
    Total other assets......................................    13,924     15,513
                                                              --------   --------
                                                              $388,735   $459,771
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable and bank overdrafts.........................  $ 60,278   $ 41,767
  Long-term debt due within one year........................       952      2,398
  Accounts payable..........................................    46,392     38,271
  Accrued salaries and wages................................     6,385      7,683
  Accrued warranty..........................................     9,398      8,601
  Other accrued liabilities.................................    15,897     12,884
                                                              --------   --------
    Total current liabilities...............................   139,302    111,604
                                                              --------   --------
LONG-TERM DEBT..............................................    75,198    106,862
                                                              --------   --------

OTHER LIABILITIES:
  Long-term pension liability...............................    28,959     33,044
  Postretirement benefits other than pensions...............    12,784     13,608
  Deferred income taxes.....................................     4,018      4,746
  Other.....................................................    10,374      5,419
                                                              --------   --------
    Total other liabilities.................................    56,135     56,817
                                                              --------   --------
MINORITY INTEREST IN NET ASSETS OF CONSOLIDATED COMPANIES...    32,799     35,584
                                                              --------   --------

STOCKHOLDERS' EQUITY:
  Common stock, par value $.01 per share,
    Authorized 45,000,000 shares in 1997 and 1998;
    issued 24,900,000 in 1997 and 28,072,050 in 1998;
    Outstanding 24,225,000 in 1997 and 27,397,050 in 1998...       249        281
  Additional paid-in capital................................    75,098    120,092
  Retained earnings.........................................    12,773     31,416
  Accumulated other comprehensive income....................      (119)     1,813
  Unamortized restricted stock compensation.................        --     (1,998)
  Common stock in treasury (at cost), 675,000 shares in 1997
    and 1998................................................    (2,700)    (2,700)
                                                              --------   --------
Total stockholders' equity..................................    85,301    148,904
                                                              --------   --------
                                                              $388,735   $459,771
                                                              ========   ========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          SAUER INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF STOCKHOLDER' EQUITY AND COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                ACCUMULATED    UNAMORTIZED     COMMON
                              NUMBER OF               ADDITIONAL   RETAINED        OTHER        RESTRICTED     STOCK
                               SHARES       COMMON     PAID-IN     EARNINGS    COMPREHENSIVE      STOCK          IN
                             OUTSTANDING    STOCK      CAPITAL     (DEFICIT)      INCOME       COMPENSATION   TREASURY    TOTAL
                             -----------   --------   ----------   ---------   -------------   ------------   --------   --------
YEAR ENDED DECEMBER 31,
1996:
  Beginning balance........  24,225,000      $249      $ 75,098    $(17,750)      $4,594         $    --      $(2,700)   $ 59,491
  Comprehensive income:
    Net income.............          --        --            --      18,898           --              --           --          --
    Pension adjustment.....          --        --            --          --          (92)             --           --          --
    Translation
      adjustment...........          --        --            --          --          329              --           --          --
  Total comprehensive
    income.................          --        --            --          --           --              --           --      19,135
  Cash dividends, ($.32 per
    share).................          --        --            --      (7,752)          --              --           --      (7,752)
                             ----------      ----      --------    --------       ------         -------      -------    --------
      Ending Balance.......  24,225,000       249        75,098      (6,604)       4,831              --       (2,700)     70,874

YEAR ENDED DECEMBER 31,
1997:
  Comprehensive income:
    Net income.............          --        --            --      27,129           --              --           --          --
    Pension adjustment.....          --        --            --          --         (177)             --           --          --
    Translation
      Adjustment...........          --        --            --                   (4,773)
  Total comprehensive
    income.................          --        --            --          --           --              --           --      22,179
  Cash dividends, ($.32 per
    share).................          --        --            --      (7,752)          --              --           --      (7,752)
                             ----------      ----      --------    --------       ------         -------      -------    --------
      Ending balance.......  24,225,000       249        75,098      12,773         (119)             --       (2,700)     85,301

YEAR ENDED DECEMBER 31,
1998:
  Comprehensive income:
    Net income.............          --        --            --      26,334           --              --           --          --
    Pension adjustment.....          --        --            --          --          157              --           --          --
    Translation
      adjustment...........          --        --            --          --        1,775              --           --          --
  Total comprehensive
    income.................          --        --            --          --           --              --           --      28,266
  Sale of common stock
    under initial public
    offering, net of
    expenses...............   3,000,000        30        48,070          --           --              --           --      48,100
  Restricted stock grant...     172,050         2         2,697          --           --          (2,699)          --          --
  Amortization of
    restricted stock
    compensation...........          --        --            --          --           --             701           --         701
  Cash dividends, ($.29 per
    Share).................          --        --            --      (7,691)          --              --           --      (7,691)
  Purchase of Neumunster
    Facility...............                              (5,773)                                      --                   (5,773)
                             ----------      ----      --------    --------       ------         -------      -------    --------
      Ending balance.......  27,397,050      $281      $120,092    $ 31,416       $1,813         $(1,998)     $(2,700)   $148,904
                             ==========      ====      ========    ========       ======         =======      =======    ========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          SAUER INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                       (AMOUNTS IN THOUSANDS OF DOLLARS)

                                                                1996       1997       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 18,898   $ 27,129   $ 26,334
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Depreciation and amortization...........................    24,830     25,835     30,635
    Minority interest in income of Consolidated companies...     6,643      8,492      9,494
    (Increase) decrease in working capital--
      Accounts receivable, net..............................      (428)   (16,620)     5,723
      Inventories...........................................     4,719    (17,260)     2,514
      Accounts payable......................................    (7,126)    13,174     (8,915)
      Accrued liabilities...................................     2,930     (6,394)    (2,988)
      Other.................................................    (2,796)     8,388        738
                                                              --------   --------   --------
        Net cash provided by operating activities...........    47,670     42,744     63,535
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................   (56,284)   (66,750)   (98,582)
  Purchase of minority interest.............................        --     (3,959)      (693)
  Proceeds from sales of property, plant and equipment......        86        398        325
                                                              --------   --------   --------
        Net cash used in investing activities...............   (56,198)   (70,311)   (98,950)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on notes payable and bank
    overdrafts..............................................   (18,067)    10,555    (11,363)
  Net borrowings of long-term debt..........................    36,647     25,171     13,916
  Sale of common stock......................................        --         --     48,100
  Cash dividends............................................    (7,752)    (7,752)    (7,691)
  Distribution to minority interest partners................    (1,560)    (4,623)    (7,885)
                                                              --------   --------   --------
        Net cash provided by financing activities...........     9,268     23,351     35,077
                                                              --------   --------   --------
EFFECT OF EXCHANGE RATE CHANGES.............................      (524)      (450)     1,866
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS:
  Net increase (decrease) during the year...................       216     (4,666)     1,528
  Beginning balance.........................................    11,813     12,029      7,363
                                                              --------   --------   --------
        Ending balance......................................  $ 12,029   $  7,363   $  8,891
                                                              ========   ========   ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid.............................................  $  6,826   $  8,107   $  9,447
  Income taxes paid.........................................  $  7,625   $ 18,495   $ 14,846
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
    During 1998 the Company purchased the real estate and
    building of its main facility in Germany for $23,470. In
    Conjunction with the acquisition, liabilities were
    assumed as follows:
        Fair value of assets acquired.......................                        $ 23,470
        Cash paid for the real estate and building..........                         (15,680)
                                                                                    --------
            Liabilities assumed.............................                        $  7,790
                                                                                    ========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          SAUER INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(1) THE COMPANY AND ITS OPERATIONS:

    Sauer Inc., a U.S. Delaware corporation, and subsidiaries (the "Company") is a leading international manufacturer of components and systems that generate, transmit and control fluid power in mobile equipment. The Company's products are used by original equipment manufacturers of mobile equipment, including construction, agricultural and turf care equipment. The Company's products are sold throughout the world either directly, or through distributors.

    The Company, which is a holding company, conducts its business in North America as Sauer-Sundstrand Company (the "U.S. Operating Company"), and in Germany as Sauer-Sundstrand GmbH & Co. (the "German Operating Company"). The Company also has manufacturing plants in the United Kingdom, Italy, Slovakia, and China, as well as sales companies in other locations. Sauer-Sundstrand GmbH (the "German Holding Company"), which is wholly owned by the Company, functions as a management and holding company on behalf of the Company.

    The Company is majority owned by Mr. Klaus H. Murmann and certain of his family members, directly and through Sauer GmbH and other wholly owned companies. Sauer GmbH and Sauer GmbH and Co. Hydraulik K.G. ("Sauer Hydraulik") ("Murmann Limited Partners") hold limited partnership interests (the "Murmann Limited Partnership Interests") in the German Operating Company as described below. Sauer GmbH and Sauer Hydraulik, a German corporation and a German partnership, respectively, are wholly owned by the Murmann family.

(2) BUSINESS VENTURES:

    During 1991, the U.S. Operating Company and Agri-Fab, Inc. formed a business venture organized as a U.S. limited partnership under the name Hydro-Gear Limited Partnership ("Hydro-Gear"). The U.S. Operating Company contributed inventories and machinery and equipment with a carrying amount of $4,066 for a 60% interest in Hydro-Gear. The principal business of Hydro-Gear is the manufacture, sale, and distribution of hydrostatic and axle products to the turf care market.

    On November 29, 1994, the German Holding Company and Povazske Strojarne, a.s. formed a business venture organized as a Slovakian corporation under the name Sauer Mechanika, a.s. The German Holding Company contributed approximately $6,000 of cash, technology, and machinery and equipment for a 65% interest in Sauer Mechanika. During 1997, the German Holding Company purchased the 35% interest held by its partner, Povazske Strojarne, a.s., for $3,959. The principal business of Sauer Mechanika is the manufacture of gear boxes for transit mixers.

    On February 16, 1995, the Company and Shanghai Hydraulics and Pneumatics formed a business venture organized as a Chinese Limited Liability Foreign Investment Enterprise under the name Sauer Shanghai Hydraulic Transmission Company, Ltd. ("SHC"). The Company contributed $5,400 of cash, machinery and equipment and technology for a 50% interest in SHC. Operations commenced during 1996. During 1997, the Company contributed an additional $2,700 of cash to increase its interest in SHC to 60%. The principal business of SHC is the manufacture, sale, and distribution of high power hydrostatic transmissions to the Chinese market.

    On December 30, 1996, the German Holding Company and ZTS, a.s. formed a business venture organized as a Slovakian corporation under the name Sauer ZTS, a.s. The German Holding Company

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(2) BUSINESS VENTURES: (CONTINUED)
contributed approximately $5,800 of cash and technology for a 65% interest in Sauer ZTS, a.s. During 1998, the Company contributed an additional $693 to increase its interest in Sauer ZTS, a.s. to 80%. The principal business of Sauer ZTS, a.s. is the manufacture of high power hydrostatic transmissions.

    On October 29, 1998, the Company and the U.S. Operating Company formed a business venture organized as a Brazilian limited liability company under the name Sauer-Sundstrand Ltda., (SAS Ltda.). On December, 2, 1998, the Company, the U.S. Operating Company and SAS Ltda. entered into an agreement with the Company's Brazilian licensee, Power Transmission Industries Overseas Corporation
(PTI) and certain parties related to PTI to purchase the assets and assume liabilities of PTI for approximately $1,500. As a result of this agreement, the license with PTI was terminated and SAS Ltda. acquired machinery and equipment, inventory, goodwill and other intangibles. The principal business of SAS Ltda. is the sale and distribution of hydrostatic transmissions and gear pumps and motors to the South American market.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION--

    The accounts of the Company are stated in accordance with generally accepted accounting principles in the U.S. The consolidated financial statements include the accounts of Sauer Inc. and subsidiaries on a consolidated basis for all periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.

    Sauer Inc. is the general partner and 80% owner of the German Operating Company. The Murmann Limited Partners have certain rights which include an annual cash payment equal to 7.9% of the income of Sauer Inc. and subsidiaries before taxes and the Murmann Limited Partnership Interests and the right to consent to certain actions of the German Operating Company. However, the Company has the right to elect by the action of its independent directors or the holders of its common stock other than the Murmann family, to terminate the Murmann Limited Partnership Interests in exchange for 2,250,000 shares of common stock of Sauer Inc. As such, the Company controls and consolidates the German Operating Company. The Murmann Limited Partners have no other property rights in the assets of the Company, the U.S. Operating Company, the German Operating Company or any other related entity.

USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
NEW ACCOUNTING PRINCIPLES--

    During 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Total comprehensive income, consisting of net income and adjustments for minimum pension liability and foreign currency translation is disclosed on the face of the Statements of Stockholders' Equity and Comprehensive Income.

    The Company also adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises the disclosures made with respect to pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans.

    In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position, ("SOP"), 98-5, "Reporting on the Costs of Start-up Activities," which requires that costs of start-up activities be expensed as incurred. These costs are defined, among others, as one-time activities relating to opening a new facility, introducing a new product or initiating a new process in an existing facility. The Company currently expenses these types of costs and therefore, does not believe that this statement will have a material impact on the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999, which requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. As the Company does not currently have any such instruments outstanding, the Company does not believe that this statement will have any material effect on the Company's financial position or results of operations.

RECLASSIFICATION--

    Certain previously reported amounts have been reclassified to conform with the current period presentation.

MINORITY INTEREST--

    Minority interest in net assets and income reflected in the accompanying consolidated financial statements consists of:

        (a) A minority interest held by Agri-Fab, Inc. in a U. S. limited partnership for 1996, 1997 and 1998.

        (b) The Murmann Limited Partners, as holders of limited partnership interests, in the results of the German Operating Company equal to 8.5% of the income of Sauer Inc. and subsidiaries before taxes and the Murmann Limited Partnership Interests for 1996 and 1997 and 7.9% for 1998.

        (c) A minority interest held by Povazske Strojarne, a.s. in a Slovakian corporation for 1996 and 1997.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
        (d) A minority interest held by Shanghai Hydraulics and Pneumatics in a Chinese equity business venture for 1996, 1997 and 1998.

        (e) A minority interest held by ZTS, a.s. in a Slovakian corporation for 1997 and 1998.

    The following tables set forth the components of minority interest in the consolidated balance sheets and consolidated statements of income:

           MINORITY INTEREST REFLECTED IN CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------   --------
Hydro-Gear................................................  $15,216    $18,928
German Operating Company..................................   11,203     11,334
SHC.......................................................    3,438      3,929
Sauer ZTS, a.s............................................    2,942      1,393
                                                            -------    -------
  Total...................................................  $32,799    $35,584
                                                            =======    =======

 MINORITY INTEREST (INCOME) LOSS REFLECTED IN CONSOLIDATED STATEMENTS OF INCOME

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1996       1997       1998
                                                    --------   --------   --------
Hydro-Gear........................................  $(4,345)   $(6,339)   $(7,631)
German Operating Company..........................   (2,707)    (4,001)    (3,573)
Sauer Mechanika, a.s..............................      168        291         --
SHC...............................................      241      1,480      1,319
Sauer ZTS, a.s....................................       --         77        391
                                                    -------    -------    -------
  Total...........................................  $(6,643)   $(8,492)   $(9,494)
                                                    =======    =======    =======

TRANSLATION OF FOREIGN CURRENCIES--

    Assets and liabilities of consolidated foreign subsidiaries are translated into U. S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year. The resulting translation adjustments are included in stockholders' equity. Gains or losses on transactions denominated in foreign currencies and the related tax effects, which are not material, are reflected in net income.

CASH AND CASH EQUIVALENTS--

    Cash equivalents are considered by the Company to be all highly liquid instruments purchased with original maturities of three months or less.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INVENTORIES--

    Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of material, labor and factory overhead. The percentage of year end inventory using average cost, last-in, first-out ("LIFO"), and first-in, first-out ("FIFO") was 61%, 32% and 7%, respectively, for 1997 and 61%, 33% and 6%, respectively, for 1998.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION--

    Property, plant and equipment are stated at historical cost, net of accumulated depreciation. Assets under capital lease are stated at the lower of fair market value or the present value of future minimum lease payments, net of accumulated depreciation. Depreciation is generally computed on the straight-line method for building equipment and buildings over 10-37 years and for machinery and equipment over 3-12 years. Additions and improvements that substantially extend the useful life of a particular asset are capitalized. Repair and maintenance costs ($13,110, $15,184 and $15,410 in 1996, 1997 and 1998, respectively) are charged to expense. Upon the sale of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in nonoperating income or expense.

INTANGIBLE ASSETS AND AMORTIZATION--

    Intangible assets include goodwill, patents and other intangibles. These assets are stated at cost, net of accumulated amortization, and are being amortized over the lesser of 20 years or the specific remaining identifiable life on a straight-line basis. Goodwill was $1,201 and $2,294 as of December 31, 1997 and 1998, net of accumulated amortization of $4,950 and $6,409, respectively. Amortization of goodwill and other intangibles was $2,449 for 1996, $756 for 1997 and $644 for 1998.

IMPAIRMENT OF LONG-LIVED ASSETS--

    Consistent with the requirements of SFAS 121, the Company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived tangible and intangible assets may not be recoverable. The carrying value of long-lived tangible and intangible assets is evaluated based on the expected future non-discounted operating cash flows. When such events or circumstances indicate the carrying value of an asset may be impaired, the Company recognizes an impairment loss. Based upon its most recent analysis, the Company believes that no impairments existed at December 31, 1998.

REVENUE RECOGNITION--

    Net sales are recorded at the time of shipment to customers along with related expenses including estimates for warranty expense.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INCOME TAXES--

    The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred taxes when it is more likely than not that a tax benefit will not be realized.

(4) BASIC AND DILUTED PER SHARE DATA:

    Basic and diluted net income per common share data is as follows:

                                             DECEMBER 31, 1997                      DECEMBER 31, 1998
                                    ------------------------------------   ------------------------------------
                                                              NET INCOME                             NET INCOME
                                    NET INCOME     SHARES     PER SHARE    NET INCOME     SHARES     PER SHARE
                                    ----------   ----------   ----------   ----------   ----------   ----------
Basic net income per share........   $27,129     24,225,000     $1.12       $26,334     26,148,288     $1.01
Effect of Dilutive Securities:
  Restricted stock................        --             --        --            --          2,014        --
                                     -------     ----------     -----       -------     ----------     -----
  Diluted net income per share....   $27,129     24,225,000     $1.12       $26,334     26,150,302     $1.01
                                     =======     ==========     =====       =======     ==========     =====

    Basic net income per common share is based on the weighted average number of common shares outstanding in each year. Diluted net income per common share assumes that outstanding common shares were increased by shares issuable upon exercise of those restricted stock shares for which market price exceeds exercise price, if any, less shares which could have been purchased by the Company with the related proceeds. Shares resulting in an antidilutive effect are excluded in accordance with SFAS No. 128. There were no restricted stock shares outstanding during 1997.

(5) INVENTORIES:

    The composition of inventories is as follows:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------   --------
Raw materials.............................................  $41,851    $40,621
Work in process...........................................   13,101     14,102
Finished goods and parts..................................   40,461     41,574
LIFO allowance............................................   (6,382)    (7,102)
                                                            -------    -------
  Total...................................................  $89,031    $89,195
                                                            =======    =======

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(6) PROPERTY, PLANT AND EQUIPMENT:

    The cost and related accumulated depreciation of property, plant and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1997        1998
                                                        ---------   ---------
Cost--
  Land and improvements...............................  $   3,771   $   4,597
  Buildings and improvements..........................     43,527      64,908
  Machinery and equipment.............................    307,364     380,562
  Construction in progress............................     27,485      30,506
Plant and equipment under capital lease...............        638         698
                                                        ---------   ---------
    Total cost........................................    382,785     481,271
Less--Accumulated depreciation........................   (191,095)   (218,744)
                                                        ---------   ---------
    Net property, plant and equipment.................  $ 191,690   $ 262,527
                                                        =========   =========

    Depreciation expense for 1996, 1997 and 1998 was $22,381, $25,079, and $29,991, respectively.

(7) PENSION BENEFITS:

    The Company has noncontributory defined benefit plans covering substantially all employees. The benefits under these plans are based primarily on years of service and compensation levels. The Company's funding policy outside of Germany is to contribute annually an amount that falls within the range determined to be deductible for federal income tax purposes. The net pension liabilities reflected in the accompanying consolidated balance sheets result principally from unfunded pension plans of the Company's operations in Germany, where it is common practice to fund pension obligations at the time payments are made to retirees.

    Pension expense for 1996, 1997 and 1998 for these defined benefit plans consists of the following components:

                                                      1996       1997       1998
                                                    --------   --------   --------
Service cost......................................  $ 2,846    $ 3,042    $ 3,307
Interest cost.....................................    6,400      6,562      6,774
Expected return on plan assets....................   (4,578)    (6,395)    (5,277)
Amortization of prior service cost................      321        318        454
Amortization of net loss..........................      166      1,428         93
Amortization of transition obligation.............     (296)      (285)      (287)
                                                    -------    -------    -------
    Net pension expense...........................  $ 4,859    $ 4,670    $ 5,064
                                                    =======    =======    =======

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(7) PENSION BENEFITS: (CONTINUED)
    The following table sets forth the plans' funded status as of the respective balance sheet dates:

                                                    DECEMBER 31, 1997           DECEMBER 31, 1998
                                                -------------------------   -------------------------
                                                  ASSETS      ACCUMULATED     ASSETS      ACCUMULATED
                                                  EXCEED       BENEFITS       EXCEED       BENEFITS
                                                ACCUMULATED     EXCEED      ACCUMULATED     EXCEED
                                                 BENEFITS       ASSETS       BENEFITS       ASSETS
                                                -----------   -----------   -----------   -----------
Benefit obligation at January 1...............    $(15,371)     $(70,312)     $(15,919)     $(75,842)
Service cost..................................        (869)       (2,167)         (772)       (2,509)
Interest cost.................................      (1,278)       (5,278)       (1,122)       (5,756)
Plan participant contributions................        (343)           --          (373)           --
Plan amendments...............................          --            --            --        (1,449)
Actuarial gain (loss).........................       1,369        (2,297)         (494)       (2,995)
Benefit payments..............................         573         4,264           424         2,539
Effect of exchange rate changes...............          --           (52)           --        (1,700)
                                                  --------      --------      --------      --------
Benefit obligation at December 31.............     (15,919)      (75,842)      (18,256)      (87,712)
                                                  --------      --------      --------      --------
Reconciliation of fair value of plan assets
Fair value of plan assets at January 1........      20,127        45,167        22,560        50,527
Actual return on plan assets..................       1,948         6,915         1,714         6,256
Employer contributions........................         715         2,143           779         2,674
Plan participants' contributions..............         343            --           373            --
Benefit payments..............................        (573)       (3,698)         (424)       (1,933)
                                                  --------      --------      --------      --------
Fair value of plan assets at December 31......      22,560        50,527        25,002        57,524
                                                  --------      --------      --------      --------
Funded status at December 31..................       6,641       (25,315)        6,746       (30,188)
Unrecognized prior service cost...............         567         1,285           518         2,335
Unrecognized actuarial gain...................      (3,816)       (5,030)       (2,912)       (4,994)
Unrecognized net transition obligation........      (1,149)           --          (862)           --
                                                  --------      --------      --------      --------
Net amount recognized.........................    $  2,243      $(29,060)     $  3,490      $(32,847)
                                                  --------      --------      --------      --------

    Amounts recognized in the balance sheet as of December 31:

                                                    DECEMBER 31, 1997           DECEMBER 31, 1998
                                                -------------------------   -------------------------
                                                  ASSETS      ACCUMULATED     ASSETS      ACCUMULATED
                                                  EXCEED       BENEFITS       EXCEED       BENEFITS
                                                ACCUMULATED     EXCEED      ACCUMULATED     EXCEED
                                                 BENEFITS       ASSETS       BENEFITS       ASSETS
                                                -----------   -----------   -----------   -----------
Long-term pension asset (liability)...........     $2,243       $(28,959)      $3,490       $(33,044)
Current pension liability.....................         --           (738)          --           (984)
Intangible asset..............................         --             71           --            869
Other accumulated comprehensive income........         --            566           --            312
                                                   ------       --------       ------       --------
Net amount recognized.........................     $2,243       $(29,060)      $3,490       $(32,847)
                                                   ------       --------       ------       --------

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(7) PENSION BENEFITS: (CONTINUED)
    Significant assumptions used in determining pension expense and related pension obligations are as follows:

                                                                      DECEMBER 31,
                                                             ------------------------------
                                                               1996       1997       1998
                                                             --------   --------   --------
Discount rates--
  United States............................................    7.5%       7.5%       7.0%
  Germany..................................................    7.5        7.5        6.5
  United Kingdom...........................................    9.0        9.0        7.0
Rates of increase in compensation levels--
  United States............................................    5.0        5.0        4.5
  Germany..................................................    3.5        3.5        2.5
  United Kingdom...........................................    8.0        8.0        5.0
Expected long-term rate of return on assets--
  United States............................................    8.5        8.5        8.5
  United Kingdom...........................................    9.0        9.0        7.0

    The plans' assets consist principally of short-term U.S. Government securities, UK Government securities, equity securities, fixed income contracts and insurance contracts.

(8) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

    The Company provides health benefits for retired employees and certain dependents when the employee becomes eligible for these benefits by satisfying plan provisions which include certain age and/or service requirements. Health benefits for retirees of non-U.S. operations, where applicable, are provided through government-sponsored plans to which contributions by the Company are required. The health benefit plans covering substantially all U.S. employees are contributory, with contributions reviewed annually and adjusted as appropriate. These plans contain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund these plans and has the right to modify or terminate any of these plans in the future.

    The components of the postretirement benefit provisions of the Company-sponsored plans for 1996, 1997 and 1998 were as follows:

                                                        1996       1997       1998
                                                      --------   --------   --------
Service cost........................................   $  323     $  365     $  402
Interest cost.......................................      948        997      1,085
Net deferral and amortization.......................       22         20         49
                                                       ------     ------     ------
Postretirement benefit provision....................   $1,293     $1,382     $1,536
                                                       ======     ======     ======

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(8) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS: (CONTINUED)

    The funded status of the Company-sponsored plans was as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
Reconciliation of benefit obligation:
Accumulated postretirement benefit liability at January
  1.....................................................  $(13,603)  $(14,361)
Service cost............................................      (365)      (403)
Interest cost...........................................      (997)    (1,085)
Actuarial gain (loss)...................................        86     (1,489)
Benefit payments........................................       518        624
                                                          --------   --------
Accumulated postretirement benefit liability at December
  31....................................................   (14,361)   (16,714)
                                                          --------   --------
Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1..................        --         --
Employer contributions..................................       518        624
Benefit payments........................................      (518)      (624)
                                                          --------   --------
Fair value of plan assets at December 31................        --         --
                                                          --------   --------
Funded status...........................................   (14,361)   (16,714)
Unrecognized actuarial loss.............................     1,577      3,106
                                                          --------   --------
Postretirement benefit liability........................  $(12,784)  $(13,608)
                                                          ========   ========

    The assumed weighted average annual rate of increase in the per capita cost of medical benefits is 8.0% for 1999 and is assumed to decrease ratably in 2000 and 2001 and remain level at 5.5% thereafter.

    U.S. employees retiring after March 1, 1993, and hired prior to January 1, 1993, will receive the standard health benefits up to age 65 and then will be eligible for a Medicare reimbursement allowance based on years of service. U.S. employees hired after January 1, 1993, will only be eligible after age 65 for a Medicare reimbursement allowance based on years of service.

    A one percent increase in the annual health care trend rates would have increased the accumulated postretirement benefit obligation at December 31, 1998, by $1,333, and increased postretirement benefit expense for 1998 by $160. The weighted average discount rate used to estimate the accumulated postretirement benefit obligation was 7.5% for 1997 and 7.0% for 1998.

(9) LONG-TERM INCENTIVE PLAN:

    Effective June 1, 1998, the Company terminated its Phantom Share Plan. Phantom Share Rights outstanding at the time of termination were replaced by Restricted Common Stock as discussed below. Prior to termination, the grantee of a Phantom Share Right was entitled to the market value of a common share as of the December 31 immediately prior to the date the restrictions on such Phantom Share Right lapsed, and until the restrictions lapsed, a quarterly payment in an amount determined by the Board of Directors. At December 31, 1997, 110,400 Phantom Share Rights were outstanding.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(9) LONG-TERM INCENTIVE PLAN: (CONTINUED)
Compensation expense was recognized ratably over the period from the date of grant to the date the restrictions on a right lapsed. Earnings were also charged or credited for the aggregate appreciation or depreciation of the rights during the period as well as any quarterly payment to the grantees. Phantom share compensation expense included in the accompanying consolidated financial statements was $902, $955 and $0 for 1996, 1997 and 1998, respectively. The total value of the Phantom Shares outstanding as of December 31, 1997 was $3,257.

    On June 1, 1998, the Company awarded 172,050 shares of restricted stock to a group of employees. The restricted stock award entitles the participants to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. The value of the award was established based on the market value of the stock as of the grant date. The shares vest beginning in year five after the date of grant at a rate of 20% per year thereafter.

    Unearned compensation is shown as a reduction of stockholders' equity in the accompanying consolidated balance sheets and is being amortized ratably over the life of the grant. Unearned compensation was computed based on the market value of the restricted shares. Compensation expense recognized in conjunction with the restricted stock outstanding in 1998 amounted to $701.

    The Company's Long-Term Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, performance units, performance shares and other incentive awards to officers and key employees and for the reimbursement to certain participants for the personal income tax liability resulting from such awards. The total number of shares of common stock which may be subject to awards or be issued under the Long-Term Incentive Plan will not exceed 2,400,000 shares, of which no more than 1,200,000 shares may be issued as restricted stock.

(10) INCOME TAXES:

    The Company's income before income taxes is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1996       1997       1998
                                                   --------   --------   --------
United States....................................  $26,963    $37,031    $37,838
Europe and other.................................    2,178      6,042      3,875
                                                   -------    -------    -------
  Total..........................................  $29,141    $43,073    $41,713
                                                   =======    =======    =======

    The Company's primary German operation is structured as a partnership. This operation is subject to United States as well as German income tax regulations. The above analysis of pretax income and the following analysis of the income tax provision by taxing jurisdiction are therefore not directly related.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES: (CONTINUED)
    The (provision) benefit for income taxes by taxing jurisdiction location are as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1996       1997       1998
                                                 --------   --------   --------
Current:
  United States
    Federal....................................  $ (4,994)  $(11,476)  $ (8,029)
    State......................................      (877)    (1,261)      (957)
  European and other...........................    (4,096)    (3,443)    (3,230)
                                                 --------   --------   --------
  Total current................................    (9,967)   (16,180)   (12,216)
                                                 --------   --------   --------
Deferred:
  United States
    Federal....................................       400      1,593     (2,168)
                                                 --------   --------   --------
    State......................................       (67)      (204)      (310)
  European and other...........................      (609)    (1,153)      (685)
                                                 --------   --------   --------
  Total deferred...............................      (276)       236     (3,163)
                                                 --------   --------   --------
Total income tax provision.....................  $(10,243)  $(15,944)  $(15,379)
                                                 ========   ========   ========

    A reconciliation of the statutory and effective income tax (provision) benefit based on the Company's income before income taxes is as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1996       1997       1998
                                                 --------   --------   --------
United States income tax provision at the
  statutory rate of 35%........................  $(10,199)  $(15,076)  $(14,600)
Deferred tax benefit not previously
  recognized...................................     2,069      1,923      1,687
European and Asian locations' losses not tax
  benefited....................................    (1,224)    (1,168)    (2,140)
Taxes on European locations' income at rates
  which differ from the U.S. rate..............       443       (270)       682
State income taxes, net of U.S. federal tax
  benefit......................................      (614)      (871)      (704)
Other..........................................      (718)      (482)      (304)
                                                 --------   --------   --------
Total income tax provision.....................  $(10,243)  $(15,944)  $(15,379)
                                                 ========   ========   ========

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES: (CONTINUED)
    The components of the Company's net deferred tax assets and (liabilities), determined on a jurisdictional basis, are as follows:

                                                                          DECEMBER 31,
                                                         -----------------------------------------------
                                                                  1997                     1998
                                                         ----------------------   ----------------------
                                                          ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                         --------   -----------   --------   -----------
U.S. tax credit carryforwards..........................  $ 1,575      $    --     $ 1,474      $    --
Internal Revenue Code Section 743 and Other Tax Basis
  Step-Ups.............................................    4,473           --       3,776           --
Deferred compensation, post-retirement and accrued
  pension benefits.....................................   11,407         (923)     11,259       (1,082)
Tax over book depreciation.............................   (5,055)      (3,195)     (7,118)      (3,594)
Inventory and warranty reserves not deducted for tax...    5,283           --       5,652           --
Other items............................................    2,125          100       1,443          (70)
U.S. tax on unremitted earnings of foreign
  subsidiaries.........................................   (2,168)          --      (2,400)          --
                                                         -------      -------     -------      -------
Gross deferred tax assets and (liabilities)............   17,640       (4,018)     14,086       (4,746)
Valuation allowance....................................   (3,187)          --      (3,057)          --
                                                         -------      -------     -------      -------
Net deferred tax assets and (liabilities)..............   14,453       (4,018)     11,029       (4,746)
Less--current portion..................................   (7,990)          --      (8,701)          --
                                                         -------      -------     -------      -------
Net deferred tax assets and (liabilities), long-term...  $ 6,463      $(4,018)    $ 2,328      $(4,746)
                                                         =======      =======     =======      =======

    In 1990, the Company issued common stock in exchange for a 40.404% interest in the Sundstrand-Sauer Company partnership. The partnership filed an election under Internal Revenue Code (IRC) Section 754 and, accordingly, a tax basis step-up was provided to the Company under IRC Section 743. In 1994, certain assets were sold from the German Operating Company to the German Holding Company to facilitate the establishment of Sauer Mechanika a.s., described in Note 2. For tax purposes, this was a taxable transaction and, accordingly, resulted in a tax basis step-up when the assets were ultimately contributed to Sauer Mechanika a.s. The remaining tax benefit from unamortized balances of these tax basis step-ups were $4,473 and $3,776 at December 31, 1997 and 1998, respectively.

    During 1998 the valuation allowance relating to the Company's deferred income tax asset decreased by $130.

    As of December 31, 1998, the Company had not provided federal income taxes on $4,331 of undistributed earnings recorded by certain subsidiaries outside the United States, exclusive of the UK, since these earnings were deemed permanently invested. Although it is not practicable to determine the deferred tax liability on the unremitted earnings, foreign tax credits would be available to reduce any U.S. tax liability if these foreign earnings were remitted.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES: (CONTINUED)
    The Company had the following tax return carryforwards available to offset future years' taxes at December 31, 1998:

                                                       AMOUNT    EXPIRATION DATES
                                                      --------   ----------------
German net operating losses.........................  $56,000             None
U.S. foreign tax credits............................  $ 2,680        1999-2002

    The German net operating losses do not produce a deferred tax asset on a consolidated basis due to the treatment of the German Operating Company as a partnership combined with the impact of foreign tax credits.

(11) NOTES PAYABLE AND LONG-TERM DEBT:

    Long-term debt consisted of the following:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Company's Revolving Credit Agreement, due August 2001.......  $15,000    $     --
U.S. Operating Company's Revolving Credit Facility, due
  March 2002................................................   24,000      33,800
U.S. Operating Company's Senior Notes, due through December
  2007......................................................   25,000      25,000
U.S. Operating Company's Industrial Development Revenue
  Bonds, due May 2026.......................................    9,000       9,000
German Holding Company's Long-Term Bank Facilities maturing
  through June 2018.........................................       --      32,829
Other borrowings............................................    3,150       8,631
                                                              -------    --------
    Total debt..............................................   76,150     109,260
  Less--scheduled current maturities........................     (952)     (2,398)
                                                              -------    --------
    Total long-term debt....................................  $75,198    $106,862
                                                              =======    ========

    Prior to its initial public offering, the Company's Revolving Credit Agreement ("Agreement") allowed the Company to borrow up to $15,000 at an interest rate based on the London interbank offered rate ("LIBOR"). The company repaid this debt using proceeds from the initial public offering. At
December 31, 1997, the interest rate on outstanding borrowings under the Agreement was 7.05%. The Agreement required the maintenance of certain financial results including maintaining minimum levels of net worth and cash flow and contained limitations on the payment of cash dividends.

    The U.S. Operating Company's Revolving Credit Facility, dated November 6, 1997, permits the U.S. Operating Company to choose between two interest rate options and to specify what portion of the loan is covered by a specific interest rate option and the applicable funding period to which the interest rate option is to apply. The interest rate options are based on the bank's prime lending rate and LIBOR. The U.S. Operating Company's Revolving Credit Facility permits unsecured borrowings up to $45,000. At December 31, 1997 and 1998, the weighted average interest rate on outstanding borrowings was approximately 6.73% and 6.50%, respectively.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(11) NOTES PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    The U.S. Operating Company's Revolving Credit Facility contains certain restrictions and requires the U.S. Operating Company to maintain certain financial ratios, including limitations on the payment of cash dividends and maintaining profit before interest and taxes at least 2.5 times interest expense. Additionally, the U.S. Operating Company's Revolving Credit Facility requires the maintenance of net worth (as defined). The U.S. Operating Company was in compliance with the requirements at December 31, 1998 and required net worth was $64,986.

    On May 1, 1996, the U.S. Operating Company issued $9,000 of Industrial Development Revenue Bonds ("Bonds"). The Bonds are at variable interest rates. At December 31, 1997 and 1998, the interest rate on the bonds was 4.7% and 4.95%, respectively. The Bonds are secured by a bank letter of credit. The Bonds contain certain covenants and restrictions similar to those included in the U.S. Operating Company's Revolving Credit Facility. At December 31, 1998, the U.S. Operating Company was in compliance with these requirements.

    On December 15, 1997, the U.S. Operating Company issued $25,000 of 6.68% Senior Notes ("Senior Notes"). The Senior Notes have scheduled annual repayments starting with December 15, 2001 through December 15, 2007. The Senior Notes contain certain restrictions and require the maintenance of certain financial ratios which are similar to the U.S. Operating Company's Revolving Credit Facility. At December 31, 1998, the U.S. Operating Company was in compliance with these requirements.

    The German Holding Company has a series of long-term bank facilities, with an aggregate principle of $32,829 at December 31, 1998. These facilities generally carry fixed rates of interest, ranging from 5.65% to 7.09%. These facilities contain a variety of repayment schedules and have final maturities ranging from December 2001 through June 2018.

    Payments required on long-term debt outstanding as of December 31, 1998, during the years ending 1999 through 2003 and for years thereafter, are $2,398, $2,918, $5,880, $39,531, $5,731 and $52,802, respectively.

    The Company from time to time employs off-balance sheet financial instruments to reduce its exposure to fluctuations in interest rates. These instruments include interest rate caps and swaps. The Company designates interest rate swaps as hedges of LIBOR-based bank debt, and accrues as interest expense the differential to be paid or received under the agreements as rates change over the lives of the contracts. As of December 31, 1998, there were no interest rate swap contracts outstanding.

    The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its off-balance sheet financial instruments and does not expect non-performance by the counterparties. There were no interest rate contracts outstanding as of December 31, 1997 and 1998.

    The Company also maintains revolving credit facilities, notes payable and bankers' acceptances for its European and other operations. The German Operating Company's credit agreement contains restrictions similar to those in the U.S. Operating Company's agreements. The German Operating Company was in compliance with the requirements at December 31, 1998 and required net worth was $11,597. At December 31, 1998, accounts receivables, inventories, property, plant and machinery and

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(11) NOTES PAYABLE AND LONG-TERM DEBT: (CONTINUED) equipment in the amount of $46,708 were pledged as collateral under these European and other operations credit facilities. All U.S. debt is unsecured.

    The weighted average interest rates on short-term borrowings at year-end were 6.6% in 1996, 6.8% in 1997 and 6.1% in 1998.

    The status of lines of credit as of December 31, 1997, and 1998, is summarized below:

                                                              1997       1998
                                                            --------   --------
Lines of credit--
  Used....................................................  $74,696    $75,567
  Unused..................................................   51,975     47,032

    The fair market value of long-term debt at December 31, 1997 and 1998 approximates the amounts recorded in the balance sheet based on information available to the Company with respect to interest rates and terms for similar financial instruments.

(12) STOCKHOLDERS' EQUITY:

    In 1998, the Board of Directors authorized a class of preferred stock with 4,500,000 shares authorized at $.01 par value. The issuance of preferred shares may adversely affect the rights of the holders of common stock. No preferred shares have been issued.

    On May 12, 1998, the Company completed an initial public offering of 9,000,000 shares of common stock at an initial public offering price of $18 per share. Of the 9,000,000 shares of common stock offered, 3,000,000 were issued and sold by the Company and 6,000,000 were sold by management and members of the Murmann family. Prior to the offering, there was no public market for the Company's common stock. The shares of common stock are not convertible and the holders thereof have no preemptive subscription rights to purchase any securities of the Company.

    The Company did not receive any of the proceeds from the sale of the shares by management or members of the Murmann family. The net proceeds to the Company from the initial public offering, after deducting applicable underwriting discounts and offering expenses, was $48,100. The net proceeds to the Company were used to repay long-term debt and for capital expenditures.

(13) RELATED PARTY TRANSACTIONS:

    On May 1, 1998, the Company acquired the real estate and building of its main facility in Germany, which was previously leased, from Sauer Hydraulik, which is owned by the Murmann family. The transaction was accounted for under the rules governing transactions occurring between entities under common control. As such, the assets were recorded at their historical cost basis of $17,697, debt outstanding of $7,790 was assumed, cash of $15,680 was paid to Sauer Hydraulik and $5,773 was recorded as a reduction in additional paid-in-capital. The reduction to additional paid-in-capital was computed as the excess of the facility's fair market value, as determined by an independent appraisal, over the seller's historical cost basis in accordance with common control accounting. Rent expense

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(13) RELATED PARTY TRANSACTIONS: (CONTINUED) associated with the property while under the lease agreement was $2,633, $2,278 and $751 for 1996, 1997 and 1998, respectively.

(14) COMMITMENTS AND CONTINGENCIES:

    The Company leases certain facilities and equipment under operating leases, many of which contain renewal options. Total rental expense on all operating leases during 1996, 1997 and 1998 was $5,484, $5,835 and $4,322, respectively.

    Minimum future rental commitments under all non-cancelable leases as of December 31, 1998, during the years ending 1999 through 2003 and for the years thereafter, are $4,353, $3,974, $3,630, $2,011, $1,830, and $1,892,
respectively.

    The Company, from time to time, is involved in certain legal proceedings in the ordinary course of its business. The Company intends to vigorously defend against all such claims. However, no assurance can be given that such matters will be resolved in the Company's favor.

(15) QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                  QUARTER
                                            ----------------------------------------------------
                                             FIRST      SECOND     THIRD      FOURTH     TOTAL
                                            --------   --------   --------   --------   --------
1997
Net sales.................................  $135,860   $146,273   $118,906   $134,134   $535,173
Gross profit..............................    34,520     39,143     30,023     27,422    131,108
Net income................................  $  7,894   $ 10,258   $  5,512   $  3,465   $ 27,129
Basic and diluted net income Per common
  share...................................  $    .33   $    .42   $    .23   $    .14   $   1.12

1998
Net sales.................................  $152,876   $160,410   $123,992   $127,246   $564,524
Gross profit..............................    34,739     42,025     31,829     27,620    136,213
Net income................................  $  6,472   $ 10,624   $  6,040   $  3,198   $ 26,334
Basic and diluted net income per common
  share...................................  $    .27   $    .41   $    .22   $    .11   $   1.01

(16) SEGMENT AND GEOGRAPHIC INFORMATION:

    The Company has two reportable segments defined by geographic region due to the difference in economic characteristics in which these segments operate. The activities of each reportable segment consists of the design, manufacture and sale of hydraulic systems and other related components.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates individual segment performance based on net

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(16) SEGMENT AND GEOGRAPHIC INFORMATION: (CONTINUED) income. Intersegment sales are made at established transfer prices. The following table presents the significant items by segment:

                                               NORTH
                                              AMERICA     EUROPE    ALL OTHER   ELIMINATIONS       TOTAL
                                              --------   --------   ---------   ------------      --------
1996
Trade sales.................................  $272,780   $194,627   $    159     $      --        $467,566
Intersegment sales..........................    25,343     28,344         --       (53,687)(1)          --
Interest income.............................     1,377        212        411        (1,436)(2)         564
Interest expense............................     2,760      3,864      1,335        (1,436)(2)       6,523
Depreciation and amortization...............    13,358     10,993        479            --          24,830
Net income (loss)...........................    18,471      6,543     (3,094)       (3,022)(3)      18,898
Total assets................................   173,325    173,655    133,287      (142,740)(4)     337,527
Capital expenditures........................    24,556     31,550        178            --          56,284

1997
Trade sales.................................  $332,974   $201,130   $  1,069     $      --        $535,173
Intersegment sales..........................    36,557     32,424        582       (69,563)(1)          --
Interest income.............................     1,441        518        228        (1,489)(2)         698
Interest expense............................     3,692      5,028      1,074        (1,489)(2)       8,305
Depreciation and amortization...............    13,834     11,230        771            --          25,835
Net income (loss)...........................    26,873      6,142     (1,500)       (4,386)(3)      27,129
Total assets................................   200,167    184,533    159,223      (155,188)(4)     388,735
Capital expenditures........................    41,781     24,851        118            --          66,750

1998
Trade sales.................................  $360,641   $201,991   $  1,892     $      --        $564,524
Intersegment sales..........................    32,255     37,996        685       (70,936)(1)          --
Interest income.............................     1,592      1,458      1,381        (4,001)(2)         430
Interest expense............................     5,128      7,437        680        (4,001)(2)       9,244
Depreciation and amortization...............    16,422     13,168      1,045            --          30,635
Net income (loss)...........................    25,346      5,688     (1,127)       (3,573)(3)      26,334
Total assets................................   227,920    220,172    198,116      (186,437)(4)     459,771
Capital expenditures........................    51,728     46,331        523            --          98,582

------------------------

Reconciliations:

(1) Elimination of intersegment sales.

(2) Elimination of intersegment interest income and expense from borrowings made between segments.

                          SAUER INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

(16) SEGMENT AND GEOGRAPHIC INFORMATION: (CONTINUED)
(3) Net income eliminations:

                                                1996        1997        1998
                                              ---------   ---------   ---------
Minority interest in German Operating
  Company...................................  $  (2,707)  $  (4,001)  $  (3,573)
Intersegment profit on intersegment sales...       (315)       (385)         --
                                              ---------   ---------   ---------
Total net income eliminations...............  $  (3,022)  $  (4,386)  $  (3,573)
                                              =========   =========   =========

(4) Total assets eliminations:

Investment in subsidiaries..................  $(127,415)  $(137,095)  $(144,391)
Intersegment receivables....................    (13,783)    (16,230)    (40,244)
Intersegment profit in inventory and
  other.....................................     (1,542)     (1,863)     (1,802)
                                              ---------   ---------   ---------
Total assets eliminations...................  $(142,740)  $(155,188)  $(186,437)
                                              =========   =========   =========

    A summary of the Company's net sales by product line is presented below:

                                                          NET SALES
                                                ------------------------------
                                                  1996       1997       1998
                                                --------   --------   --------
Hydrostatic transmissions.....................  $358,258   $417,864   $445,585
Open circuit gear pumps and motors and piston
  pumps.......................................    77,762     79,883     78,384
Electrohydraulics and others..................    31,546     37,426     40,555
                                                --------   --------   --------
    Total.....................................  $467,566   $535,173   $564,524
                                                ========   ========   ========

    A summary of the Company's net sales and long-lived assets by geographic area is presented below:

                                                                 LONG-LIVED
                                    NET SALES (1)                ASSETS (2)
                            ------------------------------   -------------------
                              1996       1997       1998       1997       1998
                            --------   --------   --------   --------   --------
United States.............  $247,339   $272,783   $335,606   $106,120   $141,021
Germany...................    45,909     49,931     47,400     26,517     46,930
United Kingdom............    39,428     39,050     35,718     19,400     21,279
Slovakia..................        58      5,911      4,740     33,222     39,856
Other countries...........   134,832    167,498    141,060     10,845     17,210
                            --------   --------   --------   --------   --------
    Total.................  $467,566   $535,173   $564,524   $196,104   $266,296
                            ========   ========   ========   ========   ========

------------------------

(1) Net sales are attributed to countries based on location of customer.

(2) Long-lived assets include property, plant and equipment net of accumulated depreciation, intangible assets net of accumulated amortization and certain other long-term assets.

No single customer accounted for 10% or more of total consolidated sales in any year presented.

                          SAUER INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

            (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                    THIRTEEN WEEKS ENDED       THIRTY-NINE WEEKS ENDED
                                                 --------------------------   --------------------------
                                                 SEPTEMBER 27,   OCTOBER 3,   SEPTEMBER 27,   OCTOBER 3,
                                                     1998           1999          1998           1999
                                                 -------------   ----------   -------------   ----------
NET SALES......................................    $123,992       $115,068       $437,278      $416,129
                                                   --------       --------       --------      --------
COSTS AND EXPENSES:
  Cost of sales................................      92,163         87,659        328,685       312,196
  Selling, general and administrative..........      13,382         13,501         40,469        42,634
  Research and development.....................       5,305          5,621         16,534        17,149
                                                   --------       --------       --------      --------
    Total costs and expenses...................     110,850        106,781        385,688       371,979
                                                   --------       --------       --------      --------
    Operating income...........................      13,142          8,287         51,590        44,150
                                                   --------       --------       --------      --------
NONOPERATING INCOME (EXPENSES):
  Interest expense, net........................      (1,873)        (1,634)        (6,512)       (6,402)
  Royalty income...............................         151            175            604           547
  Other, net...................................        (139)          (138)          (459)         (650)
                                                   --------       --------       --------      --------
    Nonoperating expenses, net.................      (1,861)        (1,597)        (6,367)       (6,505)
                                                   --------       --------       --------      --------
INCOME BEFORE INCOME TAXES AND MINORITY
  INTEREST.....................................      11,281          6,690         45,223        37,645
PROVISION FOR INCOME TAXES.....................      (3,906)        (2,137)       (13,989)      (11,449)
                                                   --------       --------       --------      --------
INCOME BEFORE MINORITY INTEREST................       7,375          4,553         31,234        26,196
MINORITY INTEREST IN INCOME OF CONSOLIDATED
  COMPANIES....................................      (1,335)          (919)        (8,098)       (6,701)
                                                   --------       --------       --------      --------
    Net income.................................    $  6,040       $  3,634       $ 23,136      $ 19,495
                                                   ========       ========       ========      ========
Basic and diluted net income per common share
  outstanding..................................    $   0.22       $   0.14       $   0.90      $   0.72
                                                   ========       ========       ========      ========
Dividends declared per common share............    $   0.07       $   0.07       $   0.22      $   0.21
                                                   ========       ========       ========      ========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          SAUER INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             (UNAUDITED)
                                                              DECEMBER 31,   OCTOBER 3,
                                                                  1998          1999
                                                              ------------   -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  8,891       $  5,932
  Accounts receivable, less allowances......................      73,661         76,389
  Inventories...............................................      89,195         74,276
  Other current assets......................................       9,984         10,519
                                                                --------       --------
      Total current assets..................................     181,731        167,116
                                                                --------       --------
PROPERTY, PLANT AND EQUIPMENT, NET..........................     262,527        272,122
                                                                --------       --------
OTHER ASSETS:
  Intangible assets, net....................................       3,769          2,501
  Deferred income taxes.....................................       5,742          4,453
  Other.....................................................       6,002          4,780
                                                                --------       --------
      Total other assets....................................      15,513         11,734
                                                                --------       --------
                                                                $459,771       $450,972
                                                                ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable and bank overdrafts.........................    $ 41,767       $ 33,084
  Long-term debt due within one year........................       2,398          1,812
  Accounts payable..........................................      38,271         34,694
  Accrued salaries and wages................................       7,683          8,976
  Accrued warranty..........................................       8,601          8,118
  Other accrued liabilities.................................      12,884         22,213
                                                                --------       --------
      Total current liabilities.............................     111,604        108,897
                                                                --------       --------
LONG-TERM DEBT..............................................     106,862         95,096
                                                                --------       --------
OTHER LIABILITIES:
  Long-term pension liability...............................      33,044         32,203
  Postretirement benefits other than pensions...............      13,608         13,608
  Deferred income taxes.....................................       4,746          4,898
  Other.....................................................       5,419          4,966
                                                                --------       --------
      Total other liabilities...............................      56,817         55,675
                                                                --------       --------
MINORITY INTEREST IN NET ASSETS OF CONSOLIDATED COMPANIES...      35,584         35,979
                                                                --------       --------
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01 per share, authorized
    45,000,000 shares in 1998 and 1999; issued 28,072,050 in
    1998 and 28,084,550 in 1999; outstanding 27,397,050 in
    1998 and 27,409,550 in 1999.............................         281            281
  Additional paid-in capital................................     120,092        120,217
  Retained earnings.........................................      31,416         45,155
  Accumulated other comprehensive income....................       1,813         (5,761)
  Unamortized restricted stock compensation.................      (1,998)        (1,867)
  Common stock in treasury (at cost), 675,000 shares in 1998
    and 1999................................................      (2,700)        (2,700)
                                                                --------       --------
      Total stockholders' equity............................     148,904        155,325
                                                                --------       --------
                                                                $459,771       $450,972
                                                                ========       ========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          SAUER INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (AMOUNTS IN THOUSANDS OF DOLLARS)

                                  (UNAUDITED)

                                                               THIRTY-NINE WEEKS ENDED
                                                              --------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                              -------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................     $ 23,136      $19,495
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Depreciation and amortization...........................       22,977       27,405
    Minority interest in income of consolidated companies...        8,098        6,701
    (Increase) decrease in working capital--
      Accounts receivable, net..............................       (1,462)      (5,771)
      Inventories...........................................        1,052       10,559
      Accounts payable......................................       (7,834)      (1,619)
      Accrued liabilities...................................       12,209       10,285
      Other.................................................       (2,106)       3,550
                                                                 --------      -------
        Net cash provided by operating activities...........       56,070       70,605
                                                                 --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................      (73,958)     (45,834)
  Proceeds from sales of property, plant and equipment......           95          358
                                                                 --------      -------
        Net cash used in investing activities...............      (73,868)     (45,476)
                                                                 --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments on notes payable and bank overdrafts.......      (19,858)      (5,818)
  Net repayments of long-term debt..........................         (972)      (8,722)
  Cash dividends............................................       (5,774)      (5,754)
  Net proceeds from initial public offering.................       48,100           --
  Distributions to minority interest partners...............       (7,151)      (6,049)
                                                                 --------      -------
        Net cash provided by (used in) financing
          activities........................................       14,345      (26,343)
                                                                 --------      -------
EFFECT OF EXCHANGE RATE CHANGES.............................          665       (1,745)
                                                                 --------      -------
CASH AND CASH EQUIVALENTS:
  Net decrease during the period............................       (2,783)      (2,959)
  Beginning balance.........................................        7,363        8,891
                                                                 --------      -------
        Ending balance......................................     $  4,580      $ 5,932
                                                                 ========      =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid.............................................     $  5,256      $ 4,452
  Income taxes paid.........................................     $  7,031      $ 8,040

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the thirty-nine week period ending September 27, 1998, the Company purchased the real estate and building of its main facility in Germany for $23,470. In conjunction with the acquisition, assets were acquired at fair value of $23,470, cash was paid of $15,680 and liabilities of $7,790 were assumed.

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                          SAUER INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                  (UNAUDITED)

1) BASIS OF PRESENTATION AND USE OF ESTIMATES--

    The consolidated financial statements of Sauer Inc. and subsidiaries (the "Company") included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. In the opinion of management, the statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position as of December 31, 1998 and October 3, 1999, and results of operations for the thirteen weeks and thirty-nine weeks ended September 27, 1998, and October 3, 1999, and cash flows for the thirty-nine weeks ended September 27, 1998, and October 3, 1999. These financial statements and notes are to be read in conjunction with the financial statements and notes thereto included in the Company's latest annual report on Form 10-K as filed with the Securities and Exchange Commission dated March 31, 1999.

2) RECLASSIFICATION--

    Certain previously reported amounts have been reclassified to conform with the current period presentation.

3) COMPREHENSIVE INCOME--

    Total comprehensive income, consisting of net income adjusted for foreign currency translation, is as follows:

                                                     THIRTEEN WEEKS ENDED       THIRTY-NINE WEEKS ENDED
                                                  --------------------------   --------------------------
                                                  SEPTEMBER 28,   OCTOBER 3,   SEPTEMBER 28,   OCTOBER 3,
                                                      1998           1999          1998           1999
                                                  -------------   ----------   -------------   ----------
Net income......................................     $ 6,040        $3,634        $23,136       $19,495
Translation adjustment..........................       4,041         4,061          3,332        (7,574)
                                                     -------        ------        -------       -------
Comprehensive income............................     $10,081        $7,695        $26,468       $11,921
                                                     =======        ======        =======       =======

4) BASIC AND DILUTED PER SHARE DATA--

    Basic net income per common share data has been computed by dividing net income by the weighted average number of shares of common stock outstanding for the period less those restricted stock shares issued in connection with the Company's long-term incentive plan and subject to risk of forfeiture. The dilutive effect of the restricted stock shares is calculated using the treasury stock method which applies the unamortized compensation expense to repurchase shares of common stock. The reconciliation of basic net income per common share to diluted net income per common share is

                          SAUER INC. AND SUBSIDIARIES

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                  (UNAUDITED)

4) BASIC AND DILUTED PER SHARE DATA-- (CONTINUED) shown in the following table for the thirteen-week and thirty-nine week periods ending September 27, 1998, and October 3, 1999:

                                                     SEPTEMBER 27, 1998                    OCTOBER 3, 1999
                                             ----------------------------------   ----------------------------------
                                             NET INCOME     SHARES       EPS      NET INCOME     SHARES       EPS
                                             ----------   ----------   --------   ----------   ----------   --------
THIRTEEN WEEKS:
-------------------------------------------
Basic net income...........................   $ 6,040     27,225,000     $.22      $ 3,634     27,226,050     $.14
Effect of dilutive securities:
  Restricted stock.........................        --             --       --           --         32,011       --
                                              -------     ----------     ----      -------     ----------     ----
Diluted net income.........................   $ 6,040     27,225,000     $.22      $ 3,634     27,258,061     $.14
                                              =======     ==========     ====      =======     ==========     ====

THIRTY-NINE WEEKS:
-------------------------------------------
Basic net income...........................   $23,136     25,769,444     $.90      $19,495     27,225,428     $.72
Effect of dilutive securities:
  Restricted stock.........................        --          2,723       --           --         10,701       --
                                              -------     ----------     ----      -------     ----------     ----
Diluted net income.........................   $23,136     25,772,167     $.90      $19,495     27,236,129     $.72
                                              =======     ==========     ====      =======     ==========     ====

5) SEGMENT AND GEOGRAPHIC INFORMATION--

    The Company's two reportable segments are defined by geographic region due to the difference in economic characteristics in which these segments operate. The activities of each reportable segment consist of the design, manufacture and sale of hydraulic systems and other related components.

                          SAUER INC. AND SUBSIDIARIES

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                  (UNAUDITED)

5) SEGMENT AND GEOGRAPHIC INFORMATION-- (CONTINUED)
    The following table presents the significant items by segment for the results of operations for each of the thirteen and thirty-nine week periods ending September 27, 1998, and October 3, 1999, and balance sheet data as of December 31, 1998 and October 3, 1999, respectively:

                                       NORTH                  ALL
THIRTEEN WEEKS ENDED:                 AMERICA     EUROPE     OTHER     ELIMINATIONS          TOTAL
---------------------                 --------   --------   --------   ------------         --------
SEPTEMBER 27, 1998
Trade sales.........................  $ 78,290   $ 45,245   $    457    $      --           $123,992
Intersegment sales..................     7,584      9,606        389      (17,579)    (1)         --
Net income (loss)...................     6,211        537         84         (792)    (2)      6,040
Total assets........................   227,920    220,172    198,116     (186,437)    (3)    459,771

OCTOBER 3, 1999
Trade sales.........................  $ 73,258   $ 40,459   $  1,351    $      --           $115,068
Intersegment sales..................     7,947      6,638        128      (14,713)    (1)         --
Net income (loss)...................     3,680         47        382         (475)    (2)      3,634
Total assets........................   237,713    209,439    193,720     (189,900)    (3)    450,972

                                       NORTH                  ALL
THIRTY-NINE WEEKS ENDED:              AMERICA     EUROPE     OTHER     ELIMINATIONS          TOTAL
------------------------              --------   --------   --------   ------------         --------
SEPTEMBER 27, 1998
Trade sales.........................  $279,176   $157,009   $  1,093    $      --           $437,278
Intersegment sales..................    26,167     30,134        502      (56,803)    (1)         --
Net income (loss)...................    21,369      6,242     (1,242)      (3,233)    (2)     23,136
Total assets........................   227,920    220,172    198,116     (186,437)    (3)    459,771

OCTOBER 3, 1999
Trade sales.........................  $265,741   $145,840   $  4,548    $      --           $416,129
Intersegment sales..................    28,169     24,105        258      (52,532)    (1)         --
Net income (loss)...................    18,076      2,831      1,130       (2,542)    (2)     19,495
Total assets........................   237,713    209,439    193,720     (189,900)    (3)    450,972

------------------------

Reconciliations:

(1) Elimination of intersegment sales.

(2) Net income eliminations--minority interest in German Operating Company.

                          SAUER INC. AND SUBSIDIARIES

       (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                  (UNAUDITED)

5) SEGMENT AND GEOGRAPHIC INFORMATION-- (CONTINUED)
(3) Total assets eliminations:

                                                          1998        1999
                                                        ---------   ---------
Investment in subsidiaries............................  $(144,391)  $(145,106)
Intersegment receivables..............................    (40,244)    (43,350)
Intersegment profit in inventory and other............     (1,802)     (1,444)
                                                        ---------   ---------
Total assets eliminations.............................  $(186,437)  $(189,900)
                                                        =========   =========

    A summary of the Company's net sales by product line is presented below:

                                                                       NET SALES
                                                      -------------------------------------------
                                                                               THIRTY-NINE WEEKS
                                                      THIRTEEN WEEKS ENDED           ENDED
                                                      ---------------------   -------------------
                                                        1998        1999        1998       1999
                                                      ---------   ---------   --------   --------
Hydrostatic transmissions...........................  $ 96,465    $ 90,420    $345,488   $337,190
Open circuit gear pumps and motors and piston
  pumps.............................................    17,971      16,153      60,417     50,973
Electrohydraulics and others........................     9,556       8,495      31,373     27,966
                                                      --------    --------    --------   --------
  Total.............................................  $123,992    $115,068    $437,278   $416,129
                                                      ========    ========    ========   ========

    A summary of the Company's net sales and long-lived assets by geographic area is presented below:

                                                        NET SALES (1)
                                         -------------------------------------------
                                                                  THIRTY-NINE WEEKS     LONG-LIVED ASSETS
                                         THIRTEEN WEEKS ENDED           ENDED              ASSETS (2)
                                         ---------------------   -------------------   -------------------
                                           1998        1999        1998       1999       1998       1999
                                         ---------   ---------   --------   --------   --------   --------
United States..........................  $ 69,318    $ 65,873    $256,181   $243,643   $141,021   $152,879
Germany................................    13,554       8,521      39,625     34,910     46,930     47,899
United Kingdom.........................     8,450       6,901      28,203     22,411     21,279     25,477
Slovakia...............................       231         368       1,788        770     39,856     36,912
Other countries........................    32,439      33,405     111,481    114,395     17,210     16,236
                                         --------    --------    --------   --------   --------   --------
  Total................................  $123,992    $115,068    $437,278   $416,129   $266,296   $279,403
                                         ========    ========    ========   ========   ========   ========

------------------------

(1) Net sales are attributed to countries based on location of customer.

(2) Long-lived assets include property, plant and equipment net of accumulated depreciation, intangible assets net of accumulated amortization and certain other long-term assets.

    No single customer accounted for 10% or more of total consolidated sales in any period presented.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Danfoss Fluid Power A/S

    We have audited the accompanying combined statements of net assets of the Danfoss Fluid Power Group as of December 31, 1997 and 1998 and the related combined statements of income and cash flows for the year ended September 30, 1996, the fifteen months ended December 31, 1997 and the year ended
December 31, 1998. These combined financial statements are the responsibility of the management of the Danfoss Fluid Power Group. Our responsibility is to express an opinion on the combined financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in Denmark, which are substantially consistent with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Danfoss Fluid Power Group at December 31, 1997 and 1998 and the results of their operations and their cash flows for the year ended September 30, 1996, the fifteen months ended December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles in Denmark.

    Accounting principles generally accepted in Denmark vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected net income for the fifteen months ended December 31, 1997 and the year ended December 31, 1998 and net assets at December 31, 1997 and 1998, to the extent summarised in Note 15 to the combined financial statements.

KPMG C. Jespersen

Jorgen C.S. Jacobsen                           Helge Kallese
State Authorized                               State Authorized
Public Accountant                              Public Accountant

Sonderborg, Denmark
December 1, 1999

                           DANFOSS FLUID POWER GROUP

                         COMBINED STATEMENTS OF INCOME

                     FOR THE YEAR ENDED SEPTEMBER 30, 1996,
                  THE FIFTEEN MONTHS ENDED DECEMBER 31, 1997,
                   THE YEAR ENDED DECEMBER 31, 1998 (AUDITED)
       AND THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

                              1996                       1997                       1998          SIX MONTH PERIODS
                           ----------   --------------------------------------   ----------   -------------------------
                           10-01-1995   10-01-1996   10-01-1996     1-1-1997      1-1-1998     1-1-1998      1-1-1999
                           9-30-1996    12-31-1997   12-31-1996    12-31-1997    12-31-1998    6-30-1998     6-30-1999
                           ----------   ----------   -----------   -----------   ----------   -----------   -----------
                                                     (UNAUDITED)   (UNAUDITED)                (UNAUDITED)   (UNAUDITED)
NET SALES................  1,943,501    2,643,582      459,359      2,184,223    2,269,331     1,209,104     1,182,401
Cost of sales............  1,404,333    1,788,684      334,477      1,454,207    1,582,334       805,160       845,302
                           ---------    ---------      -------      ---------    ---------     ---------     ---------
  Gross Margin...........    539,168      854,898      124,882        730,016      686,997       403,944       337,099

OPERATING EXPENSES
Sales expenses               335,767      439,057       82,767        356,291      365,429       182,257       187,411
Administrative
  expenses...............    118,655      147,744       25,822        121,921      117,095        59,733        59,507
Other operating income...         --           --           --             --      (16,746)           --            --
                           ---------    ---------      -------      ---------    ---------     ---------     ---------
  Total operating
    expenses.............    454,422      586,801      108,589        478,212      465,778       241,990       246,918
                           ---------    ---------      -------      ---------    ---------     ---------     ---------
RESULT OF OPERATIONS
  BEFORE FINANCIAL ITEMS
  AND INCOME TAXES.......     84,746      268,097       16,293        251,804      221,219       161,954        90,181

FINANCIAL ITEMS
Loss/(Gain) on foreign
  exchange...............     (2,964)     (10,142)      (1,394)        (8,748)       5,039           941        (6,170)
Interest expense.........        425       16,685        1,485         15,201       21,918        10,290        14,692
                           ---------    ---------      -------      ---------    ---------     ---------     ---------
  Total financial items,
    net..................     (2,539)       6,543           91          6,453       26,957        11,231         8,522
                           ---------    ---------      -------      ---------    ---------     ---------     ---------
RESULT OF OPERATIONS
  BEFORE TAXES...........     87,285      261,554       16,202        245,351      194,262       150,723        81,659
Income tax...............     33,062       93,438        5,749         87,689       66,622        52,264        27,640
                           ---------    ---------      -------      ---------    ---------     ---------     ---------
NET INCOME...............     54,223      168,116       10,453        157,662      127,640        98,459        54,019
                           =========    =========      =======      =========    =========     =========     =========

   The accompanying notes are an integral part of these financial statements.

                           DANFOSS FLUID POWER GROUP

                       COMBINED STATEMENTS OF NET ASSETS

    AS OF DECEMBER 31, 1997 AND 1998 (AUDITED) AND JUNE 30, 1999 (UNAUDITED)
                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

                                                              12-31-1997   12-31-1998    6-30-1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
ASSETS
LONG-TERM ASSETS:
Net Intangible Assets.......................................     25,556       22,062        20,315
Net Property, Plant and Equipment...........................    885,802      902,274       959,307
                                                              ---------    ---------     ---------
Total Long-Term Assets......................................    911,358      924,336       979,622
                                                              ---------    ---------     ---------
Deferred Taxes..............................................     16,555       18,872        19,102
                                                              ---------    ---------     ---------

CURRENT ASSETS:
Inventories.................................................    465,705      522,000       474,278
Accounts Receivable.........................................    392,327      375,431       455,969
Cash and Cash Equivalents...................................     36,762       37,981        39,381
                                                              ---------    ---------     ---------
Total Current Assets........................................    894,794      935,412       969,628
                                                              ---------    ---------     ---------
TOTAL ASSETS................................................  1,822,707    1,878,620     1,968,352
                                                              =========    =========     =========

LIABILITIES
PROVISIONS:
Post Retirement Benefits Other Than Pensions................      4,334        3,951         3,951
Guarantees..................................................     26,164       20,368        25,873
Deferred Taxes..............................................    106,480      114,861       117,029
                                                              ---------    ---------     ---------
Total Provisions............................................    136,978      139,180       146,853
                                                              ---------    ---------     ---------

CURRENT LIABILITIES:
Trade Accounts Payable......................................    106,577      114,415       119,938
Accrued Salaries & Wages....................................     68,704       75,366        73,429
Accrued Expenses............................................     13,119       15,441        21,477
Accrued VAT and Withholding Tax on Salaries.................     61,699       60,728        55,585
Income Tax..................................................    108,844       60,558        25,702
Other Payables..............................................     33,395       29,939        31,970
                                                              ---------    ---------     ---------
Total Current Liabilities...................................    392,338      356,447       328,101
                                                              ---------    ---------     ---------
Total Liabilities...........................................    529,316      495,627       474,954
                                                              ---------    ---------     ---------
NET ASSETS..................................................  1,293,391    1,382,993     1,493,398
                                                              ---------    ---------     ---------
TOTAL LIABILITIES AND NET ASSETS............................  1,822,707    1,878,620     1,968,352
                                                              =========    =========     =========

   The accompanying notes are an integral part of these financial statements.

                           DANFOSS FLUID POWER GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1996,
                  THE FIFTEEN MONTHS ENDED DECEMBER 31, 1997,
                   THE YEAR ENDED DECEMBER 31, 1998 (AUDITED)
       AND THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

                                        1996                       1997                       1998          SIX MONTH PERIODS
                                     ----------   --------------------------------------   ----------   -------------------------
                                     10-01-1995   10-01-1996   10-01-1996     1-1-1997      1-1-1998     1-1-1998      1-1-1999
                                     9-30-1996    12-31-1997   12-31-1996    12-31-1997    12-31-1998    6-30-1998     6-30-1999
                                     ----------   ----------   -----------   -----------   ----------   -----------   -----------
                                                               (UNAUDITED)   (UNAUDITED)                (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Result of Operations before
  financial items and income tax...     84,746      268,097       16,293       251,804       221,219       161,954       90,181
Change in accounts receivable......     (9,508)     (48,092)      15,731       (63,823)       16,897       (75,398)     (80,538)
Change in inventories..............     23,818      (17,349)      12,071       (29,420)      (56,295)      (32,069)      47,722
Change in accounts payable and
  accrued expenses.................    (13,071)      50,128      (59,466)      109,594        12,395       (36,864)       6,509
Change in provision for Guarantees
  and post retirement benefits.....       (299)       5,747        3,421         2,327        (6,179)        3,347        5,505
Depreciation and amotization.......    112,293      159,359       30,850       128,508       125,799        63,659       66,427
Financial items....................      2,539       (6,543)         (91)       (6,453)      (26,957)      (11,231)      (8,522)
Taxes paid.........................         --      (31,242)     (25,480)       (5,762)     (108,844)     (108,844)     (60,558)
                                      --------     --------      -------      --------      --------      --------      -------
  Cash Flows from Operating
    Activities.....................    200,518      380,105       (6,671)      386,775       178,035       (35,446)      66,726
                                      --------     --------      -------      --------      --------      --------      -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Net Purchase of Property, Plant,
  Equipment and Intangible
  Assets...........................   (173,308)    (162,615)     (38,944)     (123,671)     (164,279)      (81,858)     (83,440)
Purchase of activity...............    (15,248)      (9,860)      (9,860)           --            --            --           --
                                      --------     --------      -------      --------      --------      --------      -------
  Cash Flows from Investing
    Activities.....................   (188,556)    (172,475)     (48,804)     (123,671)     (164,279)      (81,858)     (83,440)
                                      --------     --------      -------      --------      --------      --------      -------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Changes in financing, net..........     (8,142)    (188,651)      58,925      (247,576)      (22,520)      124,002       29,825

EFFECT OF EXCHANGE RATE CHANGES....        (85)     (14,892)      (5,014)       (9,877)        9,983        (3,039)     (11,711)

CASH AND CASH EQUIVALENTS:
Change in Cash and Cash
  Equivalents......................      3,735        4,087       (1,564)        5,651         1,219         3,659        1,400
Cash and cash equivalents at
  beginning of year................     28,940       32,675       32,675        31,111        36,762        36,762       37,981
                                      --------     --------      -------      --------      --------      --------      -------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR......................     32,675       36,762       31,111        36,762        37,981        40,421       39,381
                                      ========     ========      =======      ========      ========      ========      =======

   The accompanying notes are an integral part of these financial statements.

                           DANFOSS FLUID POWER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

THE COMPANY AND ITS OPERATIONS

    The Danfoss Fluid Power Group (the "Company" or "Combined Entities") design, manufacture and sell motors, valves and steering throughout the world. The Company's products are used by original equipment manufacturers ("OEMs") of off-highway mobile equipment, including agriculture, construction, forestry, road building, material handling and specialty markets. The Company's main markets are Europe and North America.

    The Company represents the former Mobile Hydraulics Division of Danfoss A/S ("Danfoss") and consists of four production units (one in Denmark, two in the United States and one in Poland), and a number of sales companies throughout the world. The headquarters are located in Nordborg, Denmark.

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The accompanying combined financial statements combine the historical financial statements of certain Danfoss subsidiaries and, to the extent applicable, the historical accounts of Danfoss and certain of its other subsidiaries on a carve out basis. These financial statements have been prepared in accordance with Danish accounting principles. There have been no changes in accounting principles during the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.

    The accompanying combined financial statements present audited combined financial statements for the twelve month period ended September 30, 1996, the fifteen month period ended December 31, 1997 and the twelve month period ended December 31, 1998, and unaudited interim combined financial statements for the six month periods ended June 30, 1998 and 1999.

    The Unaudited interim combined financial statements reflect all adjustments consisting of normal recurring items which, in the opinion of management, are necessary to fairly present the results of the interim periods. The results of operations for any interim period are not necessarily indicative of the results for the full year. The unaudited interim combined financial statements should be read in conjunction with the audited combined financial statements and related notes.

    Following a change in fiscal year end in 1997, the audited financial statements were prepared for the fifteen-month period ended December 31, 1997. To facilitate analysis of results, unaudited pro forma combined statements of income and cash flows have been provided for the three months ended
December 13, 1996 and the twelve months ended December, 1997. The information, which is unaudited, has been derived from internal management accounts.

    The Combined Entities have certain services and functions provided to them by Danfoss and its affiliates and the Company's operations have been financed principally through its operating cash flows and loans from Danfoss and its affiliates. To the extent that costs related to some of those services provided by Danfoss and its affiliates have not previously been charged to the business units, the combined financial statements include an allocation of these costs. These services and functions include legal support and advice, treasury and cash management and public relations; the related costs have been allocated on the basis of net sales or estimated use. Although the Company believes that such charges and allocations are reasonable, the costs reflected in the combined financial statements are not

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

1. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION (CONTINUED) necessarily indicative of the costs that would have been incurred if the Company had been an independent separate entity.

    The Combined Entities are not consolidated under a legal entity, have never operated on a stand-alone basis and historically have been financed through operating cash flows or by Danfoss. Accordingly, it is not possible, without making a number of arbitrary allocations, to segregate net assets between short-term financing, long-term debt and equity. Interest expense has been allocated by determining the percentage relationship between the net assets of the Combined Entities and total net assets of Danfoss and applying that percentage to the total Danfoss net interest expense.

    Income taxes have been calculated as if the Company had filed separate income tax returns, in the context of Danfoss' tax strategies and organizational structure.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Company's entities denominated in foreign currencies are translated to Danish Kroner at exchange rates in effect at the balance sheet date. Statements of income are translated at average exchange rates of the respective periods. Exchange differences stemming from the translation of opening net assets and items of income and expense of the period are recorded directly to net assets. Gains and losses arising from foreign currency transactions are recorded in the statements of income of the entities concerned.

INCOME RECOGNITION

    Net Sales consist of sales of goods and services, are recognized as goods are shipped or services are rendered, and are presented net of commissions paid.

COST OF SALES

    Cost of Sales consist of direct and indirect costs related to net sales of the year. Research and Development expenses are also included in Cost of Sales.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash at bank and highly liquid instruments purchased with original maturities of three months or less.

INVENTORIES

    Inventories are valued at the lower of cost or net realizable value. Manufactured goods are valued on the basis of production costs (direct material, labor and production overheads, including depreciation charges). The valuation is based on the "first-in, first-out" or weighted average methods. Goods having a slow turnover and obsolete goods are subject to write-down.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

    Land is recorded at cost and is not depreciated. Buildings, machinery and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets. Buildings and machinery under construction are stated at cost and not depreciated until they are placed in service. Repair and maintenance costs are charged to expense as incurred.

    Estimated useful lives are as follows:

Buildings                         10-37 years
Machinery                         10-12 years
Equipment                          3-10 years

INTANGIBLE ASSETS AND AMORTIZATION

    Intangible assets, which result principally from acquisitions, consist of goodwill which is the excess of cost over the fair value of net assets acquired. Intangible assets are amortized on a straight-line basis over their estimated useful lives, not to exceed ten years.

IMPAIRMENT AND LONG-LIVED ASSETS

    The Company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived tangible and intangible assets may not be recoverable. The carrying values of long-lived tangible and intangible assets are evaluated based on the expected future non-discounted operating cash flows. When such events or circumstances indicate the carrying value of an asset may be impaired, the Company recognizes an impairment loss.

INCOME TAXES

    The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year, and is determined using the asset and liability approach. Deferred taxes result from temporary differences between the financial and tax bases of the Company's assets and liabilities and are provided on the basis of current tax legislation and anticipated tax rates that will apply to taxable income in the years in which the temporary differences are expected to reverse. Deferred tax assets are not recorded to the extent that it is more likely than not that such deferred tax assets will not be realized.

PENSIONS AND OTHER POST-RETIREMENT BENEFITS

    The cost of providing pensions and other post-retirement benefits is charged to operations over the service lives of the employees.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GUARANTEE PROVISION AND OTHER PRODUCT RELATED COSTS

    Expenditures for research and development costs and marketing and selling expenses are expensed as incurred. Provisions for estimated guarantee costs are recorded at the time the related sales are recognized and periodically adjusted to reflect actual experience.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. OTHER OPERATING INCOME

    Other operating income for 1998 consists primarily of indemnification payments received from the Danish Employer Confederation because of a general strike in April 1998.

4. NET SALES BY COUNTRY

    The Company operates under one segment. Following are net sales, by geographical region, for the year ended September 30, 1996, the fifteen-month ended December 31, 1997 and the year ended December 31, 1998.

                                            1996                       1997                       1998
                                         ----------   --------------------------------------   ----------
                                         10-01-1995   10-01-1996   10-01-1996     1-1-1997      1-1-1998
                                         9-30-1996    12-31-1997   12-31-1996    12-31-1997    12-31-1998
                                         ----------   ----------   -----------   -----------   ----------
                                                                   (UNAUDITED)   (UNAUDITED)
North America..........................    471,345      744,187      121,909        622,278      614,493
                                         ---------    ---------      -------      ---------    ---------
Germany................................    284,553      340,905       63,243        277,662      315,385
Scandinavian...........................    256,621      333,221       59,498        273,723      305,212
Great Britain..........................    233,927      323,986       56,170        267,816      227,891
Italy..................................    216,470      258,764       48,056        210,708      238,065
France.................................    139,658      179,938       32,246        147,692      160,745
Rest of Europe.........................    187,645      263,182       42,712        220,470      239,309
                                         ---------    ---------      -------      ---------    ---------
Europe.................................  1,318,874    1,699,996      301,925      1,398,071    1,486,607
Rest of the world......................    153,282      199,399       35,525        163,874      168,231
                                         ---------    ---------      -------      ---------    ---------
TOTAL..................................  1,943,501    2,643,582      459,359      2,184,223    2,269,331
                                         ---------    ---------      -------      ---------    ---------

5. LOSS /(GAIN) ON FOREIGN EXCHANGE (STATEMENT OF INCOME)

    The gain and loss on foreign exchange is primarily caused by Danfoss Fluid Power A/S's intercompany transactions with the Fluid Power entity in the United States. The changes in exchange

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

5. LOSS /(GAIN) ON FOREIGN EXCHANGE (STATEMENT OF INCOME) (CONTINUED) rates, between the US dollar and the Danish Kroner, have been considerable over the periods presented.

6. INTANGIBLE ASSETS

    Intangible assets were as follows at December 31, 1997 and 1998 (audited) and June 30, 1999 (unaudited):

                                                              12-31-1997   12-31-1998    6-30-1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
Cost
  Goodwill..................................................    34,944        34,944       34,944
                                                                ------       -------      -------
Less accumulated amortization...............................    (9,388)      (12,882)     (14,629)
                                                                ------       -------      -------
Net intangibles assets......................................    25,556        22,062       20,315
                                                                ------       -------      -------

    Amortization expense for the year ended September 30, 1996, the fifteen month period ended December 31, 1997 and the year ended December 31, 1998 was DKK 2,085, 4,368 and 3,495, respectively.

7. PROPERTY, PLANT AND EQUIPMENT

    Property, Plant and Equipment were as follows at December 31, 1997 and 1998, (audited) and June 30, 1999 (unaudited):

                                                              12-31-1997   12-31-1998    6-30-1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
Cost
  Land and buildings........................................    158,354      152,383       172,246
  Machinery.................................................  1,452,534    1,519,778     1,614,053
  Equipment.................................................    117,841      130,148       140,745
  Construction in progress..................................     59,921       75,148        70,615
                                                              ---------    ---------    ----------
Total cost..................................................  1,788,650    1,877,457     1,997,659
Less accumulated depreciation...............................   (902,848)    (975,183)   (1,038,352)
                                                              ---------    ---------    ----------
Net property, plant and equipment...........................    885,802      902,274       959,307
                                                              ---------    ---------    ----------

    Depreciation expense for the year ended September 30, 1996, the fifteen month period ended December 31, 1997 and the year ended December 31, 1998 amounted to DKK 112,293, 159,359 and 125,799, respectively.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

8. INVENTORIES

    Inventories consist of the following at December 31, 1997 and 1998 (audited), and June 30, 1999 (unaudited):

                                                              12-31-1997   12-31-1998    6-30-1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
Raw materials and supplies..................................    116,193      127,643      109,487
Work in process.............................................     92,544       92,121       95,984
Finished Goods..............................................    256,968      302,236      268,807
                                                                -------      -------      -------
Total inventories...........................................    465,705      522,000      474,278
                                                                -------      -------      -------

    Amounts appearing in the preceding table are presented net of valuation allowances of DKK 43,247 and 49,083 at December 31, 1997 and 1998 (audited), respectively, and DKK 61,557, at June 30, 1999 (unaudited).

9. ACCOUNTS RECEIVABLE

    Accounts receivable are presented net of an allowance for bad debts of DKK 5,259 and 8,826 at December 31, 1997 and 1998, respectively.

10. RELATED PARTY TRANSACTIONS

    The products are sold directly, or through Danfoss Sales companies, to large original equipment manufacturers (OEMs). Following are net sales to Danfoss Sales Companies for the year ended September 30, 1996, the fifteen months ended December 31, 1997 and the year ended December 31, 1998:

                                             1996                       1997                       1998
                                          ----------   --------------------------------------   ----------
                                          10-01-1995   10-01-1996   10-01-1996     1-1-1997      1-1-1998
                                          9-30-1996    12-31-1997   12-31-1996    12-31-1997    12-31-1998
                                          ----------   ----------   -----------   -----------   ----------
                                                                    (UNAUDITED)   (UNAUDITED)
Sales to Danfoss Sales Companies........      1,638        5,362         990          4,372        10,261
                                            -------      -------      ------        -------       -------

    Accounts receivables and payables to Danfoss were as follows at December 31, 1997 and 1998:

                                                              12-31-1997   12-31-1998
                                                              ----------   ----------
Accounts Receivables, Danfoss (included in Accounts
  Receivable)...............................................     3,361        5,932
                                                                ------       ------
Accounts Payables, Danfoss (included in Trade Accounts
  Payable)..................................................    17,811        6,361
                                                                ------       ------

    The Combined Entities have certain services and functions provided to them by Danfoss and its affiliates. To the extent that costs related to some of those services provided by Danfoss and its affiliates have not previously been charged to the business units, the combined financial statements include an allocation of these costs. These services and functions include legal support and advice, treasury and cash management and public relations, which costs have been allocated on the basis of net sales or estimated use. The Company rents production buildings and office space with Danfoss. All ongoing transactions between Danfoss and the Company will be regulated by contracts.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

11. INCOME TAXES

    The details of the provision for income taxes are as follows:

                                             1996                       1997                       1998
                                          ----------   --------------------------------------   ----------
                                          10-01-1995   10-01-1996   10-01-1996     1-1-1997      1-1-1998
                                          9-30-1996    12-31-1997   12-31-1996    12-31-1997    12-31-1998
                                          ----------   ----------   -----------   -----------   ----------
                                                                    (UNAUDITED)   (UNAUDITED)
Current income tax......................    27,948       108,844       2,310        106,534       60,558
Change in deferred tax..................     5,114       (15,406)      3,439        (18,845)       6,064
                                            ------       -------       -----        -------       ------
Total income tax provision..............    33,062        93,438       5,749         87,689       66,622
                                            ======       =======       =====        =======       ======

    The components of the Company's net deferred tax assets and liabilities, determined on a jurisdictional basis, are as follows:

                                                                 12-31-1997               12-31-1998
                                                           ----------------------   ----------------------
                                                            ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                           --------   -----------   --------   -----------
Net operating loss carryforwards.........................    5,763           --      10,427           --
Tax over book depreciation and amortization..............    1,348     (106,368)      1,349     (113,985)
Inventory valuation allowances, bad debt and warranty
  reserves not deducted for tax..........................    9,444         (112)      7,096         (876)
                                                            ------     --------      ------     --------
Net deferred tax assets and (liabilities)................   16,555     (106,480)     18,872     (114,861)
                                                            ======     ========      ======     ========
Classification of current and non-current deferred taxes:
Current deferred tax assets and (liabilities)............    9,444         (112)      7,096         (876)
Long term deferred tax assets and (liabilities)..........    7,111     (106,368)     11,776     (113,985)
                                                            ------     --------      ------     --------
                                                            16,555     (106,480)     18,872     (114,861)
                                                            ------     --------      ------     --------

    The Company has recognized deferred tax assets for net operating losses which are more likely than not to be realized, otherwise, deferred tax assets are not recognized for net operating losses.

12. EMPLOYEE PENSION AND OTHER POST-RETIREMENT BENEFITS

    The majority of the Company's employees have been covered for pension benefits through various Danfoss pension arrangements, and substantially all of the United States based employees are also covered for post-retirement medical benefits.

DEFINED CONTRIBUTION PENSION PLANS

    Pension benefits are provided through defined contribution plans, covering substantially all employees. The largest plan, the Danfoss Fluid Power A/S Pension Plan, covers approximately 61% of the Company's employees. The Company is required to make an annual contribution of 3% of members' basis salaries and the employees can contribute to the pension plan on a voluntarily basis. Substantially all pension plans are fully funded, the assets being held in custody by insurance companies or independent investment managers.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

12. EMPLOYEE PENSION AND OTHER POST-RETIREMENT BENEFITS (CONTINUED)
    Total wages and salaries for the year ended September 30, 1996, the fifteen month period ended December 31, 1997 and the year ended December 31, 1998 amounted to DKK 619,478, 827,520 and 739,368, respectively. Included in total wages and salaries are Company sponsored benefit plans for the year ended September 30, 1996, the fifteen month period ended December 31, 1997 and the year ended December 31, 1998, which amounted to DKK 22,853, 31,879 and 27,615, respectively.

POST-RETIREMENT MEDICAL BENEFITS

    In the United States, certain employees are provided with post-retirement benefits, which are unfunded. The following schedule sets out the plan's benefit obligations and funded status at December 31, 1997 and 1998.

                                                                1997       1998
                                                              --------   --------
Benefit obligation at December 31...........................    1,650     3,356
Fair value of assets........................................       --        --

Unrecognized cumulative (gain) loss.........................   (1,940)      153
Unrecognized prior service cost.............................     (744)     (748)
                                                               ------     -----

Accrued post-retirement benefit cost at December 31.........    4,334     3,951
                                                               ------     -----

    The unrecognized cumulative gain at December 31, 1997 is attributable principally to a demographic gain of DKK 1,260 in the retiree population and a gain of DKK 363 due to the increase in the retiree contributions under the Medicare Supplemental Plan.

    The unrecognized prior service cost results from a plan amendment that requires a different employee contribution arrangement.

    The weighted-average discount rate as of December 31, 1998 and 1997 was 7% and 7.5%, respectively. For measurement purposes, a 7% and 8% annual rate of increase in the per capita cost of covered benefits was assumed for 1998 and 1997, respectively.

13. COMMITMENTS AND CONTINGENCIES

    Expenses paid from Danfoss Fluid Power A/S to Danfoss for use of buildings for the year ended September 30, 1996, the fifteen month period ended
December 31, 1997 and year ended December 31, 1998 amounted to DKK 40,715, 51,567 and 30,678, respectively.

    It is expected that rent contracts regarding leases of buildings, are to be set up between the Danfoss and the Danfoss Fluid Power Group shortly, and that the expenses for the use and maintenance of the buildings will not differ substantially from above mentioned amounts in the foreseeable future.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

14. NET ASSETS

    Following are the changes in Net Assets for the year ended September 30, 1996, the fifteen months ended December 31, 1997 and the year ended
December 31, 1998.

                                                                 1996         1997         1998
                                                              ----------   ----------   ----------
                                                              10-01-1995   10-01-1996    1-1-1998
                                                              9-30-1996    12-31-1997   12-31-1998
                                                              ----------   ----------   ----------
Net Assets at beginning of period...........................  1,217,078    1,278,680    1,293,391
  Net income................................................     54,223      168,116      127,640
  Translation gains (losses)................................     15,521       35,246      (15,518)
  Change in financing, net..................................     (8,142)    (188,651)     (22,520)
                                                              ---------    ---------    ---------
Net Assets at end of period.................................  1,278,680    1,293,391    1,382,993
                                                              ---------    ---------    ---------

15. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN DANISH AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

        The Company's accounts are prepared in accordance with generally accepted accounting principles in Denmark (Danish GAAP), which differ in certain significant respects from those applicable in the United States (US
    GAAP). These differences, together with the approximate effects of the adjustments on net income and net assets, relate principally to the items set out below:

GOODWILL

    Under Danish GAAP goodwill arising on acquisition is capitalized and amortized by charges against income over 10 years. Under US GAAP goodwill arising on acquisition is capitalized and amortized by charges against income over periods not to exceed 40 years. For US GAAP, goodwill has been amortized by the Company over 20 years.

CAPITALIZATION OF INTEREST

    There is no accounting standard in Denmark requiring the capitalization of interest, and the Company does not capitalize interest in its financial statements. US GAAP requires interest incurred as part of the cost of constructing fixed assets to be capitalized and amortized over the estimated useful lives of assets.

COMPUTER SOFTWARE

    Under Danish GAAP, the capitalization of the cost of computer software is not required and the Company does not capitalize such costs. US GAAP requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the estimated useful lives of the software. For US GAAP purposes, such capitalized costs are being amortized over four years.

DEFERRED TAXATION

    Difference in deferred taxation arises in relation to the tax effect of other US GAAP differences.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

15. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN DANISH AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. (CONTINUED)
REPORTING COMPREHENSIVE INCOME

    Under Danish GAAP, certain gains and losses are accounted for directly in Net Assets (Stockholders' Equity). Under US GAAP, SFAS no. 130, "REPORTING COMPREHENSIVE INCOME", establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income/(loss) generally encompasses all changes in Net Assets, except those arising from transactions with owners. The Company's comprehensive income differs from net income only by the amount of the foreign currency translation differences charged to Net Assets for the period.

    Comprehensive income and accumulated other Comprehensive income for the periods presented are as follows:

                                                                              ACCUMULATED OTHER
                                                              COMPREHENSIVE     COMPREHENSIVE
                                                                 INCOME            INCOME
                                                              -------------   -----------------
Balance at October 1, 1996..................................                        15,025
COMPREHENSIVE INCOME
Net income per Danish GAAP..................................     168,116
Foreign exchange translation adjustment.....................      35,246            35,246
                                                                 -------           -------
  Comprehensive income......................................     203,362
                                                                 -------
Balance at December 31, 1997................................                        50,271
                                                                                   -------
COMPREHENSIVE INCOME
Net income per Danish GAAP..................................     127,640
Foreign exchange translation adjustment.....................     (15,518)          (15,518)
                                                                 -------           -------
  Comprehensive income......................................     112,122
                                                                 -------
Balance at December 31, 1998................................                        34,753
                                                                                   -------

CLASSIFICATION OF CURRENT LIABILITIES

    Under Danish GAAP, all provisions and deferred taxes are classified as non-current liabilities even though they include amounts due within one year or, in the case of deferred taxes, amounts that relate to current assets or to temporary differences which reverse within one year, which amounts would be classified as current liabilities under US GAAP.

STATEMENTS OF CASH FLOWS: BASIS OF PRESENTATION

    The Company's statements of cash flows are prepared in accordance with Danfoss presentation. The principal differences between this presentation and that required by US GAAP are as follows: US GAAP requires three categories of cash flows to be reported: operating, investing and financing; under US GAAP, exchange rate fluctuation adjustments are classified in the same category as the items which generated the adjustments; and under US GAAP, purchases and sales of property, plant and equipment and intangible assets are shown separately, and changes in deferred taxes are presented in the cash flow statement.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

15. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN DANISH AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. (CONTINUED)
    Effect on Net income of differences between Danish and US GAAP:

                                                       1997                       1998          SIX MONTH PERIODS
                                      --------------------------------------   ----------   -------------------------
                                      10-01-1996   10-01-1996     1-1-1998      1-1-1998     1-1-1998      1-1-1999
                                      12-31-1997   12-31-1996    12-31-1997    12-31-1998    6-30-1998     6-30-1999
                                      ----------   -----------   -----------   ----------   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)                (UNAUDITED)   (UNAUDITED)
NET INCOME
Net Income under Danish GAAP........    168,116      10,453        157,662       127,640       98,459        54,019
US GAAP adjustments:................                     --                           --           --            --
  Net impact of capitalization of
    software costs..................        (45)         (9)           (36)       (1,485)        (755)         (717)
  Amortization of goodwill..........      2,184         437          1,747         1,747          874           874
  Net impact of capitalization of
    interest........................       (109)        (42)           (67)          123           19           (68)
  Tax effect of US GAAP
    reconciliation items............       (728)       (138)          (589)         (132)         (47)          (30)
                                        -------       -----        -------       -------       ------        ------
Net Income under US GAAP............    169,418      10,701        158,717       127,893       98,550        54,078
                                        -------       -----        -------       -------       ------        ------

    Effect on Net Assets of differences between Danish and US GAAP:

                                                              12-31-1997   12-31-1998    6-30-1999
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
NET ASSETS
Net Assets under Danish GAAP................................  1,293,391    1,382,993     1,493,398
US GAAP adjustments:
  Net impact of capitalization of software costs............      3,984        2,448         1,783
  Amortization of goodwill..................................      4,694        6,441         7,315
  Net impact of capitalization of interest..................      3,327        3,451         3,383
  Tax effect of US GAAP reconciliation items................     (4,305)      (4,217)       (4,181)
                                                              ---------    ---------     ---------
Net Assets under US GAAP....................................  1,301,091    1,391,116     1,501,698
                                                              ---------    ---------     ---------

16. NEW ACCOUNTING STANDARDS NOT YET ADOPTED

    Accounting standard 12--Management Discussions (Regnskabsvejledning 12--Ledelsens arsberetning): In April 1998, the Association of State Authorized Public Accountants in Denmark issued Accounting standard No. 12 "MANAGEMENT DISCUSSIONS" ("RV 12"). RV 12 sets out guidelines for what should be included in the management discussions related to financial statements. As the RV 12 sets out guidelines for disclosure requirements that are overall similar with the information that is included in the "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company does not believe that this standard will have a material impact on the Company's combined financial statements. RV 12 is effective for accounting periods starting
January 1, 1999 or later.

                           DANFOSS FLUID POWER GROUP

                    (AMOUNTS IN THOUSANDS OF DANISH KRONER)

16. NEW ACCOUNTING STANDARDS NOT YET ADOPTED (CONTINUED)
    Accounting standard 13--Related parties (Regnskabsvejledning 13--Nrtstaende parter): In July 1999, the Association of State Authorized Public Accountants in Denmark issued Accounting Standard 13 "RELATED PARTIES" ("RV 13"). RV 13 sets out guidelines for disclosing information about related parties. As the RV 13 sets guidelines for disclosing information that does not exceed the disclosures in these combined financial statements, the Company does not believe that this standard will have a material impact on the Company's combined financial statements. RV 13 is effective for accounting periods starting January 1, 2000 or later.

17. DANISH ACCOUNTING LAW

    The combined financial statements do not constitute "statutory accounts" within the meaning of The Danish Accounting Law for any of the periods presented. These combined financial statements exclude certain parent company statements and other information required by The Danish Accounting Law; however, they include all material disclosures required by generally accepted accounting principles in Denmark.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                      ------------------------------------

                            STOCK EXCHANGE AGREEMENT

                      ------------------------------------

                                    BETWEEN
                          DANFOSS MURMANN HOLDING A/S,
                                      AND
                                   SAUER INC.
                          DATED AS OF JANUARY 22, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

       SECTION                                                                          PAGE
---------------------                                                                 --------
                                                 ARTICLE I
                                                DEFINITIONS
 1.01.                  Certain Defined Terms.......................................     A-1
 1.02.                  Other Defined Terms.........................................    A-10

                                                 ARTICLE II
                                           EXCHANGE OF SECURITIES
 2.01.                  Share Exchange..............................................    A-11
 2.02.                  [RESERVED]..................................................    A-11
 2.03.                  Closing; Effective Time.....................................    A-11
 2.04.                  Closing Deliveries by Holdco................................    A-11
 2.05.                  Closing Deliveries by Sauer.................................    A-11

                                                ARTICLE III
                                  REPRESENTATIONS AND WARRANTIES OF HOLDCO
 3.01.                  Organization, Authority of Holdco...........................    A-12
                        Organization and Qualification of the DFP Companies and the
 3.02.                    DFP Subsidiaries..........................................    A-12
                        Capital Stock of the DFP Companies; Ownership of the
 3.03.                    Shares....................................................    A-12
 3.04.                  Subsidiaries................................................    A-12
 3.05.                  No Conflict.................................................    A-13
 3.06.                  Governmental Consents and Approvals.........................    A-13
 3.07.                  DFP Financial Statements; DFP Year-End Balance Sheet........    A-13
 3.08.                  Year 2000 Compliance........................................    A-14
                        Conduct in the Ordinary Course; Absence of Certain Changes,
 3.09.                    Events and Conditions.....................................    A-14
 3.10.                  Litigation..................................................    A-15
 3.11.                  Compliance with Laws........................................    A-15
 3.12.                  Environmental Matters.......................................    A-16
 3.13.                  DFP Companies Material Contracts............................    A-16
 3.14.                  Intellectual Property.......................................    A-17
 3.15.                  Real Property...............................................    A-18
 3.16.                  Tangible Personal Property..................................    A-18
 3.17.                  DFP Assets..................................................    A-18
 3.18.                  Employee Benefit Matters....................................    A-19
 3.19.                  Labor Matters...............................................    A-20
 3.20.                  Taxes.......................................................    A-21
 3.21.                  Brokers.....................................................    A-21
 3.22.                  Investment Purposes.........................................    A-21
 3.23.                  Indebtedness................................................    A-21
 3.24.                  Reorganization..............................................    A-22

                                                 ARTICLE IV
                                  REPRESENTATIONS AND WARRANTIES OF SAUER
 4.01.                  Organization, Authority of Sauer............................    A-22
 4.02.                  Organization and Qualification of Sauer Subsidiaries........    A-22
 4.03.                  Capitalization..............................................    A-22
 4.04.                  Sauer Subsidiaries..........................................    A-23
 4.05.                  No Conflict.................................................    A-23
 4.06.                  Governmental Consents and Approvals.........................    A-23
 4.07.                  Sauer Financial Statements; Sauer Year-End Balance Sheet....    A-24

       SECTION                                                                          PAGE
---------------------                                                                 --------
 4.08.                  Year 2000 Compliance........................................    A-24
                        Conduct in the Ordinary Course; Absence of Certain Changes,
 4.09.                    Events and Conditions.....................................    A-24
 4.10.                  Litigation..................................................    A-25
 4.11.                  Compliance with Laws........................................    A-26
 4.12.                  Environmental Matters.......................................    A-26
 4.13.                  Sauer Material Contracts....................................    A-26
 4.14.                  Intellectual Property.......................................    A-27
 4.15.                  Real Property...............................................    A-28
 4.16.                  Tangible Personal Property..................................    A-28
 4.17.                  Sauer Assets................................................    A-28
 4.18.                  Employee Benefit Matters....................................    A-29
 4.19.                  Labor Matters...............................................    A-30
 4.20.                  Taxes.......................................................    A-31
 4.21.                  SEC Filings.................................................    A-31
 4.22.                  Investment Purpose..........................................    A-32
 4.23.                  Brokers.....................................................    A-32
 4.24.                  Investment Company Status...................................    A-32
                        Termination of Silent Partnership Agreement; Conversion of
 4.25.                    Silent Partnership Interests..............................    A-32
 4.26.                  Indebtedness................................................    A-32

                                                 ARTICLE V
                                           ADDITIONAL AGREEMENTS
 5.01.                  Conduct of Business Prior to the Closing....................    A-32
 5.02.                  Access to Information.......................................    A-33
 5.03.                  Confidentiality.............................................    A-34
 5.04.                  Regulatory and Other Authorizations; Notices and Consents...    A-34
 5.05.                  Notice of Developments......................................    A-34
 5.06.                  Name Change.................................................    A-35
 5.07.                  Delayed Subsidiaries........................................    A-35
 5.08.                  Release of Indemnity Obligations............................    A-35
 5.09.                  Proxy Statement.............................................    A-35
 5.10.                  Stockholders' Meeting.......................................    A-36
 5.11.                  Leverage Ratio Adjustment...................................    A-36
 5.12.                  Transfer Restriction........................................    A-37
 5.13.                  Asset Acquisition...........................................    A-37
 5.14.                  Credit Facility.............................................    A-38
 5.15.                  Indebtedness................................................    A-38
 5.16.                  Name of Sauer Subsidiaries..................................    A-38
 5.17.                  Amendment Resulting from U.S. Withholding Taxes.............    A-38
                        Amendment Resulting from Lack of Danish Tax Authority
 5.18.                    Approval..................................................    A-38
 5.19.                  Further Action..............................................    A-38

                                                 ARTICLE VI
                                                 [RESERVED]

                                                ARTICLE VII
                                                TAX MATTERS
 7.01.                  Tax Indemnity...............................................    A-39
 7.02.                  Returns and Payments........................................    A-40
 7.03.                  Assistance and Cooperation..................................    A-41
 7.04.                  Contests....................................................    A-41

       SECTION                                                                          PAGE
---------------------                                                                 --------
 7.05.                  Miscellaneous...............................................    A-42
 7.06.                  Additional Covenants........................................    A-43

                                                ARTICLE VIII
                                           CONDITIONS TO CLOSING
 8.01.                  Conditions to Obligations of Sauer and Holdco...............    A-43
 8.02.                  Conditions to Obligations of Holdco.........................    A-44
 8.03.                  Conditions to Obligations of Sauer..........................    A-44

                                                 ARTICLE IX
                                              INDEMNIFICATION
 9.01.                  Survival of Representations and Warranties..................    A-45
 9.02.                  Indemnification.............................................    A-46
 9.03.                  Limits on Indemnification...................................    A-48
 9.04.                  Transfer of Danish Shares...................................    A-48
 9.05.                  Silent Partnership..........................................    A-48
 9.06.                  Tax Matters.................................................    A-48
 9.07.                  No Duplicative Liability....................................    A-48

                                                 ARTICLE X
                                           TERMINATION AND WAIVER
 10.01.                 Termination.................................................    A-49
 10.02.                 Effect of Termination.......................................    A-50
 10.03.                 Waiver                                                          A-50

                                                 ARTICLE XI
                                             GENERAL PROVISIONS
 11.01.                 Expenses....................................................    A-50
 11.02.                 Notices.....................................................    A-50
 11.03.                 Public Announcements........................................    A-52
 11.04.                 Headings....................................................    A-52
 11.05.                 Severability................................................    A-52
 11.06.                 Entire Agreement............................................    A-53
 11.07.                 Assignment..................................................    A-53
 11.08.                 No Third Party Beneficiaries................................    A-53
 11.09.                 Amendment...................................................    A-53
 11.10.                 Governing Law...............................................    A-53
 11.11.                 Arbitration.................................................    A-53
 11.12.                 Specific Performance........................................    A-53

Schedule I    Schedule of Sauer Applied U.S. GAAP
Schedule II   Schedule of Sauer Expenses
Schedule III  Schedule of DFP Expenses
Schedule IV   Term Sheet

    STOCK EXCHANGE AGREEMENT, dated as of January 22, 2000, between DANFOSS MURMANN HOLDING A/S, a corporation organized under the laws of Denmark ("HOLDCO"), and SAUER INC., a Delaware corporation ("SAUER").

                              W I T N E S S E T H:

    WHEREAS, Holdco owns, or prior to the Closing Date will own, all of the issued and outstanding shares of (a) common stock, par value DKR100 per share (the "DANISH SHARES"), of DANFOSS FLUID POWER A/S, a corporation organized under the laws of Denmark ("DFP") and (b) common stock, no par value per share (the "U.S. SHARES" and, together with the Danish Shares, the "SHARES"), of DANFOSS FLUID POWER INC., an Illinois corporation ("USCO." and, together with DFP, the "DFP COMPANIES");

    WHEREAS, Holdco owns, or prior to the Closing Date will own, 10,362,500 shares of common stock, par value $.01 per share, of Sauer ("SAUER COMMON STOCK");

    WHEREAS, Holdco wishes to exchange the Danish Shares and the U.S. Shares for 16,149,812 of Sauer Common Stock, and Sauer wishes to exchange 16,149,812 shares of Sauer Common Stock for the Danish Shares and the U.S. Shares, upon the terms and subject to the conditions set forth herein;

    WHEREAS, Sauer Common Stock is listed on the NYSE and the FSE;

    WHEREAS, pursuant to the rules and regulations of the NYSE, the issuance of the Sauer Common Stock in exchange for the Shares (the "STOCK ISSUANCE") requires the approval of the stockholders of Sauer;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Sauer and Holdco hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

    "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

    "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

    "AGREEMENT" or "THIS AGREEMENT" means this Stock Exchange Agreement, dated as of January 22, 2000, between Holdco and Sauer (including the Exhibits and Schedules hereto, the Sauer Disclosure Schedule and the DFP Disclosure Schedule) and all amendments hereto made in accordance with the provisions of
Section 11.09.

    "BUSINESS" means the business of designing, manufacturing and selling highly engineered hydraulic systems and components for use primarily in demanding applications of off-highway mobile equipment and all other business which prior to the date hereof has been conducted by the DFP Companies and the DFP Subsidiaries and by Danfoss with respect to the Business.

    "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

    "CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

    "CONFIDENTIALITY AGREEMENT" means the letter agreement dated as of September 21, 1999 between Danfoss and Sauer.

    "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

    "CREDIT FACILITY" means the credit facility entered into by DFP prior to Closing pursuant to the terms of a credit agreement, in form and substance reasonably satisfactory to both Danfoss and Sauer.

    "DANFOSS" means Danfoss A/S, a corporation organized under the laws of Denmark.

    "DANFOSS SHARED SERVICES AGREEMENT" means the Shared Services Agreement, dated the Closing Date, between Danfoss and the DFP Companies, substantially in the form of Exhibit C attached hereto.

    "DANISH ANTITRUST NOTIFICATION" means the notification required by the Danish Antitrust Code.

    "DANISH GAAP" means Danish generally accepted accounting principles and practices in effect from time to time and as applied by Danfoss consistently throughout the periods involved.

    "DEBT" of any Person means, without duplication, on a consolidated basis as shown on any specified consolidated balance sheet of such Person prepared in accordance with Sauer Applied U.S. GAAP, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business unless such trade payables are past due in excess of such Person's customary payment practices), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Sauer Applied U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of hedge agreements,
(h) all Debt of others referred to in clauses (a) through (g) above or clause
(i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses
(a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

    "DFP ADJUSTED DEBT"  means an amount equal to the difference between
(a) Debt and (b) cash and cash equivalents. For the purposes of this definition, Debt and cash and cash equivalents shall be each determined by reference to the DFP Year-End Balance Sheet.

    "DFP DISCLOSURE SCHEDULE" means the DFP Disclosure Schedule, to be dated on or before the date which is five Business Days after the date hereof, forming a part of this Agreement and to be acceptable, in form and substance, in the good faith judgment of Sauer.

    "DFP ADJUSTED EQUITY" shall mean an amount equal to the sum of (a) Equity and (b) the product of (i) any quarterly dividend per share declared and paid in respect of Sauer Common Stock for the quarter ended March 31, 2000 and
(ii) 16,149,812. For the purposes of this definition, Equity shall be determined by reference to the DFP Year-End Balance Sheet.

    "DFP FINANCIAL STATEMENTS" means true and complete copies of (a) the audited consolidated balance sheet of the DFP Companies prepared in accordance with Danish GAAP and reconciled to Sauer Applied U.S. GAAP (i) as of
December 31, 1997 and (ii) as of December 31, 1998, (b) the related audited consolidated statements of income and cash flows of the DFP Companies for
(i) the year ended September 30, 1996, (ii) the fifteen months ended
December 31, 1997, and (iii) the year ended December 31, 1998, each prepared in accordance with Danish GAAP and reconciled to Sauer Applied U.S. GAAP, together with all related notes and schedules thereto, accompanied by reports thereon by Holdco's Accountants, and (c) the unaudited consolidated balance sheet of the DFP Companies as of June 30, 1999 prepared in accordance with Danish GAAP reconciled to Sauer Applied U.S. GAAP, and the related consolidated statements of income and cash flows of the DFP Companies for the six months ended June 30, 1999, together with all related notes and schedules thereto.

    "DFP LEVERAGE RATIO" means the ratio of (a) DFP Adjusted Debt to (b) an amount equal to the sum of (i) DFP Adjusted Equity and (ii) DFP Adjusted Debt.

    "DFP SHARED SERVICES AGREEMENT" means the Shared Services Agreement, dated the Closing Date, between Danfoss and the DFP Companies, substantially in the form of Exhibit H attached hereto.

    "DFP SUBSIDIARIES" means the subsidiaries of DFP, whether now existing or to be created, organized or incorporated in connection with the Reorganization, including, without limitation, Danfoss Hydraulik A/S, Danfoss Fluid Power AB, Danfoss Fluid Power AS, Oy Danfoss Fluid Power Ab, Danfoss Fluid Power Ltd., Danfoss Fluid Power GmbH, Danfoss Fluid Power S.a.r.l., Danfoss Fluid
Power S.r.l., Danfoss Fluid Power Z.o.o. and any and all corporations, partnerships, joint ventures, associations and other entities controlled by DFP directly or indirectly through one or more intermediaries.

    "DFP SYSTEMS" shall mean all computer, hardware, software, systems and equipment (including embedded microcontrollers in noncomputer equipment) used, sold or licensed by the DFP Companies or any DFP Subsidiary and material to or necessary for any DFP Company or any DFP Subsidiary to carry on its business as currently conducted.

    "DFP YEAR-END BALANCE SHEET" means the audited consolidated balance sheet of the DFP Companies and the DFP Subsidiaries, to be dated as of December 31, 1999 and prepared in accordance with Danish GAAP and reviewed and reconciled to Sauer Applied U.S. GAAP, without taking into consideration the effect of the transactions contemplated by this Agreement other than the Schedule III Expenses.

    "DISTRIBUTOR AGREEMENT" means the Distributor Agreement, dated on or before the Closing Date, between Danfoss and DFP, substantially in the form of Exhibit D attached hereto.

    "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

    "ENVIRONMENT" means surface waters, groundwaters, soil, subsurface strata and ambient air.

    "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereafter "CLAIMS"), including, without limitation,
(a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

    "ENVIRONMENTAL CONDITION" means a condition relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or a Release of Hazardous Materials into the Environment.

    "ENVIRONMENTAL LAWS" means any Law, as amended, now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901
ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 ET SEQ.; the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ.; the Clean Air Act,
42 U.S.C. Sections 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Sections 300F ET SEQ.; the Atomic Energy Act, 42 U.S.C. Sections 2011 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 ET SEQ.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 ET SEQ.

    "ENVIRONMENTAL PERMITS" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

    "ENVIRONMENTAL REPORTS" means, with respect to any Person, all environmental assessment, audit or compliance reports, including, without limitation, such reports or other memoranda that are internally generated or generated by outside consultants, concerning any aspect of such Person, any subsidiary of such Person or the business or operations of such Person or in connection with any Real Property currently or formerly owned or leased by such Person or any subsidiary of such Person.

    "EQUALIZATION CONTRIBUTION" means the capital contribution (if any) of Danfoss to either DFP or USCo. (in Danfoss' sole discretion) to be made prior to the Closing Date in an amount equal to the amount by which Debt included on the DFP Year-End Balance Sheet must be decreased (if any) in order for the DFP Leverage Ratio to equal to the Sauer Leverage Ratio.

    "EQUALIZATION DIVIDEND" means the special dividend (if any) of either DFP or USCo. to be paid to Danfoss prior to the Closing Date in an amount equal to the amount by which Debt included on the DFP Year-End Balance Sheet must be decreased (if any) in order for the DFP Leverage Ratio to equal to the Sauer Leverage Ratio, net of any applicable United States withholding taxes.

    "EQUITY" means, with respect to any Person, the amount calculated by subtracting from the total consolidated assets shown on any specified consolidated balance sheet of such Person prepared in accordance with Sauer Applied U.S. GAAP the total consolidated liabilities shown on such consolidated balance sheet, without taking into consideration the effect of the transactions contemplated by this Agreement other than, in the case of Sauer, the Schedule II Expenses, and, in the case of the DFP Companies, the
Schedule III Expenses.

    "FACILITIES LEASE" means the Facilities Lease, dated on or before the Closing Date, between Danfoss and DFP, substantially in the form of Exhibit I attached hereto.

    "FINANCIAL STATEMENTS" means the Sauer Financial Statements and the DFP Financial Statements and "FINANCIAL STATEMENT" means the Sauer Financial Statements or the DFP Financial Statements, as appropriate.

    "FSE"  means the Frankfurt Stock Exchange.

    "GERMAN ANTITRUST ACT" shall mean the January 1, 1999 version of the Gesetz gegen Wettbewerbsbeschrankungen.

    "GERMAN ANTITRUST AUTHORITY NOTIFICATION" means the notification required by the German Antitrust Act.

    "GOVERNMENTAL AUTHORITY" means any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body whatsoever, including, without limitation, the United States federal, state or local or any foreign government.

    "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

    "HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

    "HOLDCO'S ACCOUNTANTS" means KPMG, independent accountants of the DFP Companies and the DFP Subsidiaries.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INTELLECTUAL PROPERTY" means, with respect to any Person, (a) all domestic and foreign patents and applications therefor and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and documentary materials (including, without limitation, documents, manuals, blueprints, specifications, computer records, discs, tapes, other electronic, magnetic or optical storage media, and things constituting, containing, documenting, describing, disclosing or embodying the foregoing) relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask works registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor; (f) all trade names, logos, common law trademarks and service mark, trademark and service mark registrations and applications therefor; (g) all computer software (including, without limitation, all source codes, object codes, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to the foregoing) and any proprietary rights in such computer software; (h) all income, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing (including, without limitation, damages and payments for past, present and future infringements or misappropriations thereof); and (i) all rights to sue past, present and future infringements or misappropriations of the foregoing.

    "INVENTORIES" means, with respect to any Person, all inventory, merchandise, purchased components, semi-finished goods, finished goods, and raw materials related to the business of such Person and its subsidiaries maintained, held or stored by or for such Person or any of its subsidiaries on the Closing Date and any prepaid deposits for any of the same.

    "IRS"  means the Internal Revenue Service of the United States.

    "JOINT VENTURE AGREEMENT" means the Joint Venture Agreement, dated January 22, 2000 by and between Murmann, Danfoss and Holdco.

    "KNOWLEDGE" means, with respect to any Person, the best actual knowledge, after due inquiry, of the Chief Executive Officer, the President and each Vice President of such Person; PROVIDED, HOWEVER, that, with respect to Holdco, Knowledge shall be deemed to be the Knowledge of Danfoss only.

    "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

    "LEASED REAL PROPERTY" means, with respect to any Person, the real property leased by such Person or any of its subsidiaries, as tenant, together with, to the extent leased by such Person or any of its subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person or any of its subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

    "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

    "LICENSED INTELLECTUAL PROPERTY" means, with respect to any Person, all Intellectual Property licensed or sublicensed to such Person or any of its subsidiaries from a third party.

    "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any circumstance, change in, or effect on such Person or the business, financial condition or results of operations of such Person or any subsidiary of such Person that, individually or in the aggregate with any other circumstances, changes in or effects on such Person or the business and operations of such Person or any subsidiary of such Person, is, or reasonably would be expected to be, materially adverse to the business, financial condition or results of operations of such Person, other than any effect arising out of or attributable to general economic conditions, the securities markets in general or changes affecting the Mobile Hydraulics industry.

    "MOBILE HYDRAULICS" means the design, manufacture and sale of highly engineered hydraulic systems and components used primarily in demanding applications of off-highway mobile equipment.

    "MURMANN"  means K. Murmann Verwaltungsgesellschaft mbH.

    "NON-COMPETITION AGREEMENT" means the letter agreement dated the Closing Date, hereof between Murmann, Sauer and Danfoss, substantially in the form of Exhibit B attached hereto.

    "NYSE"  means The New York Stock Exchange, Inc.

    "OWNED INTELLECTUAL PROPERTY" means, with respect to any Person, all Intellectual Property in and to which such Person or any of its subsidiaries holds, or has a right to hold, right, title and interest.

    "OWNED REAL PROPERTY" means, with respect to any Person, the real property owned by such Person or any of its subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property owned by such Person or any of its subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

    "PATENT LICENSE AGREEMENT" means the Patent License Agreement, dated on or before the Closing Date, between Danfoss and DFP, substantially in the form of Exhibit A attached hereto.

    "PENSION DEBT" means the net amount equal to the amount of pension liabilities and post-retirement liabilities, less the amount of pension assets, as reflected on, in the case of Sauer, the Sauer Year-End Balance Sheet, and, in the case of the DFP Companies, the DFP Year-End Balance Sheet. For illustrative purposes only, the pension liabilities and the pension assets of Sauer for the year ended Decembe 31, 1998 were $(32,847) and $3,490, respectively, each determined by reference to footnote 7 of the Sauer Annual Report, and the post-retirement liabilities of Sauer for the year ended December 31, 1998 were $(13,608), determined by reference to footnote 8 of the Sauer Annual Report.

    "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

    "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    "REAL PROPERTY"  means the Leased Real Property and the Owned Real Property.

    "RECEIVABLES" means, with respect to any Person, any and all accounts receivable, notes and other amounts receivable by such Person or any of its subsidiaries from third parties or from any Affiliates of such Person, including, without limitation, customers, arising from the conduct of the business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

    "REGULATIONS" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

    "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

    "REMEDIAL ACTION" means all action reasonably necessary and required under any applicable Environmental Law or Environmental Permit and all action required by a Governmental Authority to

(i) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (iii) perform remedial investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

    "REORGANIZATION" shall mean the reorganization by Danfoss of its operations such that certain manufacturing facilities and certain sales operations of the DFP Companies and DFP Subsidiaries shall be segregated from the overall operations of Danfoss.

    "SAUER ADJUSTED DEBT"  means the amount equal to the difference between
(a) the sum of (i) Debt and (ii) fifty percent of the amount of Pension Debt and
(iii) fifty percent of the difference between the Silent Partnership Tax Liability and $1.2 million and (b) cash and cash equivalents. For the purposes of this definition, Debt, Pension Debt and cash and cash equivalents shall be each determined by reference to the Sauer Year-End Balance Sheet.

    "SAUER APPLIED U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved by Sauer in the preparation of the Sauer Financial Statements and set forth in Schedule I to this Agreement.

    "SAUER DISCLOSURE SCHEDULE" means the Sauer Disclosure Schedule, to be dated on or before the date which is five Business Days after the date hereof, forming a part of this Agreement and to be acceptable, in form and substance, in the good faith judgment of Holdco.

    "SAUER ADJUSTED EQUITY" means the amount equal to Equity less the Silent Partnership Tax Liability. For the purpose of this definition, Equity shall be determined by reference to the Sauer Year-End Balance Sheet.

    "SAUER FINANCIAL STATEMENTS" means true and complete copies of (a) the audited consolidated balance sheet of Sauer prepared in accordance with Sauer Applied U.S. GAAP (i) as of December 31, 1997 and (ii) as of December 31, 1998,
(b) the related audited consolidated statements of income and cash flows of Sauer for (i) the year ended December 31, 1997 and (ii) the year ended
December 31, 1998, each prepared in accordance with Sauer Applied U.S. GAAP, together with all related notes and schedules thereto, accompanied by the reports thereon of Sauer's Accountants and (c) the unaudited consolidated balance sheet of Sauer as of July 4, 1999, and the related consolidated statements of income and cash flows of Sauer for the six months ended July 4, 1999, together with all related notes and schedules thereto.

    "SAUER LEVERAGE RATIO"  means the ratio of (a) Sauer Adjusted Debt to
(b) an amount equal to the sum of (i) Sauer Adjusted Equity and (ii) Sauer Adjusted Debt.

    "SAUER SUBSIDIARIES" means Sauer-Sundstrand Company, SUSA Holding of LaSalle County, Inc., SUSA Holding of Story County, Inc., SUSA Holding of Stephenson County, Inc., Control Concepts, Inc., Hydro-Gear, Inc., Hydro-Gear Limited Partnership, Sauer-Sundstrand SpA, Sauer-Sundstrand Ltd., Sauer-Sundstrand GB Ltd., Sauer-Sundstrand Ltda., Sauer-Sundstrand GmbH & Co., Sauer-Sundstrand Benelux BV, Sauer-Sundstrand Benelux NV, Sauer-Sundstrand Iberica SA, Sauer-Sundstrand Hydraulique SA, Sauer-Sundstrand Svenska AB, Sauer-Sundstrand (cs) s.r.o., Sauer Informatik GmbH, Sauer Bibus GmbH, Sauer-Sundstrand GmbH, Sauer-Sundstrand a.s., Sauer-Sundstrand Hydratec GmbH, Sauer ZTS a.s., and Sauer Shanghai Hydrostatic Transmission Co. Ltd.

    "SAUER SYSTEMS" means all computer hardware, software, systems and equipment (including embedded microcontrollers in noncomputer equipment) used, sold or licensed by Sauer or any Sauer

Subsidiary and material to or necessary for Sauer or any Sauer Subsidiary to carry on its business as currently conducted.

    "SAUER YEAR-END BALANCE SHEET" means the audited consolidated balance sheet (including related notes and schedules thereto) of Sauer and the Sauer Subsidiaries, to be prepared in accordance with Sauer Applied U.S. GAAP and to be dated as of December 31, 1999, for this purpose, without taking into consideration the effect of the transactions contemplated by this Agreement other than the Schedule II Expenses and the dividend declared by the board of directors of Sauer on December 16, 1999.

    "SAUER'S ACCOUNTANTS" means Arthur Andersen LLP, independent accountants of Sauer.

    "SILENT PARTNERSHIP" means the partnership operated pursuant to and in accordance with the Silent Partnership Agreement.

    "SILENT PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement Regarding the Establishment of a Silent Partnership between Sauer-Sundstrand GmbH & Co., Sauer GmbH & Co. Hydraulik KG, Sauer GmbH, Sauer Inc. and Sauer -Sundstrand GmbH.

    "SILENT PARTNERSHIP INTERESTS"  means the interest granted to Sauer
GmbH & Co. Hydraulik KG and to Sauer GmbH pursuant to the Silent Partnership Agreement which, upon termination of the Silent Partnership Agreement, convert into shares of Sauer Common Stock.

    "SILENT PARTNERSHIP TAX LIABILITY" means, in connection with the termination of the Silent Partnership Agreement and the conversion of Silent Partnership Interests into shares of Sauer Common Stock pursuant thereto, the amount that would be required to be paid by Sauer to Murmann or any Affiliate thereof in respect of German income tax liabilities pursuant to the Silent Partnership Agreement if the Silent Partnership Agreement were to be terminated on February 16, 2000; such amount to be calculated based upon the closing price of Sauer Common Stock on the NYSE on such date.

    "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

    "TRADEMARK LICENSE AGREEMENT" means the Trademark License Agreement, dated on or before the Closing Date, between Danfoss and Sauer, substantially in the form of Exhibit E attached hereto.

    "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

    "USTS" means underground storage tanks, as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder.

    "VENDORS" means, with respect to any Person, any and all vendors who are unaffiliated with such Person or any Affiliate of such Person and who supply raw materials, components, spare parts, supplies, goods, merchandise or services to such Person or any of its subsidiaries.

    "YEAR-END BALANCE SHEETS" means the Sauer Year-End Balance Sheet and the DFP Year-End Balance Sheet, and "YEAR-END BALANCE SHEET" means the Sauer Year-End Balance Sheet or the DFP Year-End Balance Sheet, as appropriate.

    "YEAR 2000 COMPLIANT" means the ability of computer hardware, software, systems and equipment (including embedded microcontrollers in noncomputer equipment) to, prior to December 31, 1999, recognize the abbreviation "00" to mean the year 2000.

    SECTION 1.02. OTHER DEFINED TERMS. The following terms are defined in the Section of this Agreement specified below:

TERM                                                        SECTION
----                                                        -------
"Acquisition Documents"                                     Section 9.01
"Closing"                                                   Section 2.03
"Closing Date"                                              Section 2.03
"Danfoss Indemnified Party"                                 Section 9.01
"Danfoss Loss"                                              Section 9.02(b)
"Danish Shares"                                             Recitals
"Delayed Subsidiaries"                                      Section 5.07
"DFP"                                                       Recitals
"DFP Assets"                                                Section 3.17(a)
"DFP Companies"                                             Recitals
"DFP Foreign Benefit Plan"                                  Section 3.18(b)
"DFP Material Contracts"                                    Section 3.13(a)
"DFP Multiemployer Plan"                                    Section 3.18(a)(ii)
"DFP Multiple Employer Plan"                                Section 3.18(a)(ii)
"DFP Plans"                                                 Section 3.18(a)(i)
"DFP Subsidiary Shares"                                     Section 3.04(b)
"Disputing Party"                                           Section 5.11(b)(ii)
"ERISA"                                                     Section 3.18(a)(i)
"Holdco"                                                    Preamble
"Independent Accounting Firm"                               Section 5.11(b)(ii)
"IRS"                                                       Section 3.18(a)(i)
"Leverage Ratio Adjustment"                                 Section 5.11(c)
"Murmann Indemnified Party"                                 Section 9.01
"Non-Disputing Party"                                       Section 5.11(b)(ii)
"Proxy Statement"                                           Section 5.09(a)
"Sauer"                                                     Preamble
"Sauer Assets"                                              Section 4.17(a)
"Sauer Common Stock"                                        Recitals
"Sauer-Danfoss"                                             Section 5.06
"Sauer Loss"                                                Section 9.02(a)
"Sauer Material Contracts"                                  Section 4.13(a)
"Sauer Multiemployer Plan"                                  Section 4.18(a)(ii)
"Sauer Multiple Employer Plan"                              Section 4.18(a)(ii)
"Sauer Foreign Benefit Plan"                                Section 4.18(b)
"Sauer Plans"                                               Section 4.18(a)
"Sauer Preferred Stock"                                     Section 4.03
"Sauer SEC Reports"                                         Section 4.21(a)
"Sauer Subsidiary Shares"                                   Section 4.04(b)
"Schedule II Expenses"                                      Section 11.01
"Schedule III Expenses"                                     Section 11.01

TERM                                                        SECTION
----                                                        -------
"Share Exchange"                                            Section 2.01
"Shares"                                                    Recitals
"Stock Issuance"                                            Recitals
"Stockholders' Meeting"                                     Section 5.10
"Third Party Claims"                                        Section 9.02(d)
"U.S. Shares"                                               Recitals
"USCo."                                                     Recitals

                                   ARTICLE II

                             EXCHANGE OF SECURITIES

    SECTION 2.01. SHARE EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, Holdco agrees to exchange the Danish Shares and the U.S. Shares for 16,149,812 shares of Sauer Common Stock, and Sauer agrees to exchange 16,149,812 shares of Sauer Common Stock for the Danish Shares and the U.S. Shares (the "SHARE EXCHANGE").

    SECTION 2.02.  [RESERVED]

    SECTION 2.03. CLOSING; EFFECTIVE TIME. Upon the terms and subject to the conditions of this Agreement, the Share Exchange contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M.
New York time on the later to occur of (a) April 3, 2000 or (b) the fifth Business Day following the later to occur of (i) expiration or termination of all applicable waiting periods under the HSR Act, (ii) expiration or termination of any applicable waiting period related to the German Antitrust Authority Notification, (iii) the approval of the Stock Issuance by the stockholders of Sauer and (iv) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, or at such other place or at such other time or on such other date as Holdco and Sauer may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

    SECTION 2.04. CLOSING DELIVERIES BY HOLDCO. At the Closing, Holdco shall deliver or cause to be delivered to Sauer:

        (a) stock certificates evidencing the Danish Shares duly endorsed in the name of Sauer, or accompanied by stock powers duly executed in the name of Sauer, in form satisfactory to Sauer and with all required stock transfer tax stamps affixed;

        (b) stock certificates evidencing the U.S. Shares duly endorsed in the name of Sauer, or accompanied by stock powers duly executed in the name of Sauer, in form satisfactory to Sauer and with all required stock transfer tax stamps affixed; and

        (c) the certificates and other documents required to be delivered pursuant to Section 8.03.

    SECTION 2.05. CLOSING DELIVERIES BY SAUER. At the Closing, Sauer shall deliver, or cause to be delivered, to Holdco:

        (a) stock certificates representing 16,149,812 shares of Sauer Common Stock issued in the name of Holdco;

        (b) the certificates and other documents required to be delivered pursuant to Section 8.02; and

        (c) evidence in form and substance reasonably satisfactory to Holdco and Danfoss of termination of the Silent Partnership Agreement and conversion of the Silent Partnership Interests into shares of Sauer Common Stock.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF HOLDCO

    As an inducement to Sauer to enter into this Agreement, Holdco hereby represents and warrants to Sauer as follows:

    SECTION 3.01. ORGANIZATION, AUTHORITY OF HOLDCO. Holdco is a corporation duly organized and validly existing under Danish law and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holdco, the performance by Holdco of its obligations hereunder and the consummation by Holdco of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Holdco. This Agreement has been duly executed and delivered by Holdco, and (assuming due authorization, execution and delivery by Sauer) this Agreement will constitute, a legal, valid and binding obligation of Holdco enforceable against Holdco in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    SECTION 3.02. ORGANIZATION AND QUALIFICATION OF THE DFP COMPANIES AND THE DFP SUBSIDIARIES. Each DFP Company and each DFP Subsidiary, other than the Delayed Subsidiaries, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted by such DFP Company or such DFP Subsidiary. Each DFP Company and each DFP Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. True and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each DFP Company and each DFP Subsidiary, each as amended to the date hereof and in effect on the date hereof, have been delivered by Holdco to Sauer.

    SECTION 3.03.  CAPITAL STOCK OF THE DFP COMPANIES; OWNERSHIP OF THE
SHARES. The Danish Shares and the U.S. Shares constitute all the issued and outstanding capital stock of DFP and USCo., respectively, and are owned, or prior to the Closing will be owned, of record and beneficially solely by Holdco free and clear of all Encumbrances. The Danish Shares and the U.S. Shares have been duly authorized, validly issued, fully paid and are nonassessable and none of the Danish Shares or the U.S. Shares were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of DFP or USCo. or obligating Holdco, DFP or USCo. to issue or sell any shares of capital stock of, or any other interest in, DFP or USCo. Upon consummation of the transactions contemplated by this Agreement and registration of the Danish Shares and the U.S. Shares in the name of Sauer in the stock records of DFP and USCo., respectively, Sauer will own all the issued and outstanding capital stock of DFP and USCo. free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Danish Shares and the U.S. Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Danish Shares or the U.S. Shares.

    SECTION 3.04.  SUBSIDIARIES.  (a) Except as set forth in
Section 3.04(a) of the DFP Disclosure Schedule and other than the DFP Subsidiaries and the Delayed Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the DFP Companies own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth in Section 3.04(a) of the DFP Disclosure Schedule, neither the DFP Companies nor any DFP Subsidiary is (i) a member of (nor is any part of the Business conducted through) any partnership or (ii) a participant in any joint venture or similar arrangement.

    (b) Section 3.04(b) of the DFP Disclosure Schedule sets forth the jurisdiction and date of its incorporation or organization of each DFP Subsidiary, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares (collectively, the "DFP SUBSIDIARY SHARES"). The DFP Subsidiary Shares constitute all the issued and outstanding shares of capital stock of the respective DFP Subsidiaries. The DFP Subsidiary Shares have been duly authorized, validly issued, fully paid and are nonassessable and none were issued in violation of any preemptive rights. The DFP Subsidiary Shares are owned by DFP, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any DFP Subsidiary or obligating Holdco, DFP or any DFP Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any DFP Subsidiary. Except as set forth in Section 3.04(b) of the DFP Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any DFP Subsidiary Shares. USCo. has no subsidiaries.

    SECTION 3.05. NO CONFLICT. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the DFP Disclosure Schedule have been made, other than as would not individually or in the aggregate have a Material Adverse Effect, the execution, delivery and performance of this Agreement by Holdco does not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or equivalent organizational documents) of Holdco, the DFP Companies or any DFP Subsidiary, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Holdco, the DFP Companies, any DFP Subsidiary or any of their respective assets, properties or businesses, including, without limitation, the Business, or (c) except as set forth in Section 3.05(c) of the DFP Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of Holdco, the DFP Companies or any DFP Subsidiary pursuant to, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Holdco, the DFP Companies or any DFP Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

    SECTION 3.06. GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Holdco does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in
Section 3.06 of the DFP Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) the filing requirements related to the German Antitrust Authority Notification and (d) the notification requirements related to the Danish Antitrust Notification.

    SECTION 3.07. DFP FINANCIAL STATEMENTS; DFP YEAR-END BALANCE SHEET. Holdco has caused, or will cause, to be prepared and delivered to Sauer (i) the DFP Financial Statements and (ii) the DFP Year-End Balance Sheet. The DFP Financial Statements and the DFP Year-End Balance Sheet were, or will be, prepared in accordance with Danish GAAP reconciled to Sauer Applied U.S. GAAP and do not, or will not, deviate therefrom. The DFP Financial Statements and the DFP Year-End Balance Sheet fairly, or will fairly, present the financial position, results of operations and cash flows of the Business as of each date and for the periods covered thereby in conformity with Danish GAAP reconciled to Sauer Applied U.S. GAAP, with only such deviations from Danish GAAP reconciled to Sauer Applied U.S. GAAP as are referred to or will be referred to in the notes thereto.

    SECTION 3.08. YEAR 2000 COMPLIANCE. Holdco (i) has undertaken an assessment of all DFP Systems that could be adversely affected by a failure to be Year 2000 Compliant, (ii) have developed a plan and timeline for rendering such DFP Systems Year 2000 Compliant and (iii) expect to comply with the plan and timeline for rendering DFP Systems Year 2000 Compliant. The DFP Companies and the DFP Subsidiaries have made available for review to Sauer copies of all material documents related to such assessment and plan implementation efforts, including communications to and from customers and material Vendors and suppliers and all plans, time lines and cost estimates for rendering DFP Systems Year 2000 Compliant. Based on such review and assessment, to the Knowledge of Holdco, all DFP Systems presently are Year 2000 Compliant or, prior to December 31, 1999, are expected to be Year 2000 Compliant.

    SECTION 3.09. CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS. Since December 31, 1998, except as permitted under this
Section 3.09, disclosed in Section 3.09 of the DFP Disclosure Schedule, in connection with the Reorganization or the establishment and use of the proceeds of the Credit Facility, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 3.09 of the DFP Disclosure Schedule, since December 31, 1998, neither any DFP Company nor any DFP Subsidiary has:

        (a) permitted or allowed any of the assets or properties (whether tangible or intangible) of the DFP Companies or any DFP Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing;

        (b) made any material changes in the customary methods of operations of the DFP Companies or any DFP Subsidiary, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

        (c) except with respect to capital expenditures or commitments provided for in the capital expenditure budget for the years ended December 31, 1999 and December 31, 2000, made any capital expenditure or commitment for any capital expenditure in excess of $5.0 million;

        (d) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) for an aggregate sale price in excess of $5.0 million and other than the sale of Inventories in the ordinary course of business consistent with past practice;

        (e) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person) or other Affiliates;

        (f) written down or written up (or failed to write down or write up in accordance with Danish GAAP) the value of any Inventories or Receivables or revalued any DFP Assets other than in the ordinary course of business consistent with past practice and in accordance with Danish GAAP;

        (g) amended, terminated, canceled or compromised any material claims of the DFP Companies or any DFP Subsidiary or waived any other rights of substantial value to the DFP Companies or any DFP Subsidiary;

        (h) made any change in any method of accounting or accounting practice or policy used by the DFP Companies or any DFP Subsidiary, other than such changes required by Danish GAAP or disclosed in Section 3.09 of the DFP Disclosure Schedule;

        (i) failed to maintain the DFP Assets in accordance with good business practice and in good operating condition and repair;

        (j) [RESERVED];

        (k) except with respect to the Equalization Dividend (if any), paid, declared or otherwise authorized any dividend or distribution to stockholders with respect to any class or series of capital stock;

        (l) amended, modified or consented to the termination of any DFP Material Contract or any DFP Company's or any DFP Subsidiary's rights thereunder;

        (m) amended or restated the certificate of incorporation or the by-laws (or other organizational documents) of any DFP Company or any DFP Subsidiary, other than as a part of the Reorganization;

        (n) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof);

        (o) entered into any agreement, arrangement or transaction with any of the Affiliates of the DFP Companies, other than in the ordinary course of business consistent with past practice or on an arm's-length basis;

        (p) suffered any Material Adverse Effect; or

        (q) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.09, except as expressly contemplated by this Agreement.

    SECTION 3.10. LITIGATION. (a) Except as set forth in Section 3.10(a) of the DFP Disclosure Schedule or which has not or will not have a Material Adverse Effect, (i) there are no Actions by or against any DFP Company or any DFP Subsidiary (or by or against Holdco or any Affiliate thereof and relating to the Business, any DFP Company or any DFP Subsidiary), or affecting any of the DFP Assets, pending before any Governmental Authority of which Holdco has received notice or, to the Knowledge of Holdco, threatened to be brought by or before any Governmental Authority and (ii) none of the DFP Companies, the DFP Subsidiaries or any of the DFP Assets or Holdco is subject to any Governmental Order or, to the Knowledge of Holdco, are there any such Governmental Orders threatened to be imposed by any Governmental Authority. None of the matters disclosed in
Section 3.10(a) of the DFP Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

    (b) Except as set forth in Section 3.10(b) of the DFP Disclosure Schedule, no claim, action, proceeding or investigation is pending or, to the Knowledge of Holdco, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Holdco's ability to consummate, the transactions contemplated by this Agreement.

    SECTION 3.11.  COMPLIANCE WITH LAWS.  (a) Except as set forth in
Section 3.11(a) of the DFP Disclosure Schedule or which has not and will not have a Material Adverse Effect with respect to the DFP Companies or the DFP Subsidiaries, the DFP Companies and the DFP Subsidiaries have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable thereto or to any of the DFP Assets or to the Business, and neither any DFP Company nor any DFP Subsidiary is in default or violation of any such Law or Governmental Order.

    (b) Section 3.11(b) of the DFP Disclosure Schedule sets forth a brief description of each material Governmental Order applicable to any DFP Company or any DFP Subsidiary or any of the DFP Assets or the Business, and no such Governmental Order has or has had or will have a Material Adverse Effect.

    SECTION 3.12. ENVIRONMENTAL MATTERS. Except with respect to the facilities located in Nordborg, Denmark (for which Danfoss has prepared and provided to Sauer a summary which is complete and accurate in all material respects in lieu of providing to Sauer the Environmental Reports related thereto) and as set forth in Section 3.12 of the DFP Disclosure Schedule, Holdco has provided to Sauer all existing Environmental Reports prepared on or after September 1, 1996 related to each DFP Company and each DFP Subsidiary. To the Knowledge of Holdco, no other Environmental Report prepared with respect to any DFP Company or any DFP Subsidiary exists. To the Knowledge of Holdco, other than as reflected in the Environmental Reports, none of any DFP Company or any DFP Subsidiary is subject to any Environmental Claim that gives rise or will give rise to any Liabilities and no Environmental Condition applicable to any DFP Company or any DFP Subsidiary exists that requires or will require Remedial Action or that gives rise or will give rise to any Liabilities.

    SECTION 3.13. DFP COMPANIES MATERIAL CONTRACTS. (a) Section 3.13(a) of the DFP Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of the DFP Companies and the DFP Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.15(a) or 3.15(b) of the DFP Disclosure Schedule to which any DFP Company or any DFP Subsidiary is a party and all agreements relating to Intellectual Property set forth in
Section 3.14(a) of the DFP Disclosure Schedule, being "DFP MATERIAL CONTRACTS"):

        (i) each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to any DFP Company, any DFP Subsidiary or otherwise related to the Business under the terms of which any DFP Company or any DFP
    Subsidiary: (A) is likely to pay or otherwise give consideration of more than $1.0 million in the aggregate during the calendar year ended
    December 31, 1999 and cannot be canceled by such DFP Company or such DFP Subsidiary without penalty or further payment and without more than 30 days' notice, or (B) is likely to pay or otherwise give consideration of more than $1.0 million in the aggregate over the remaining term of such contract and cannot be canceled by such DFP Company or such DFP Subsidiary without penalty or further payment and without more than 30 days' notice;

        (ii) each contract and agreement for the sale of Inventory or other personal property or for the furnishing of services by any DFP Company or any DFP Subsidiary which: (A) is likely to involve consideration of more than $1.0 million in the aggregate during the calendar year ended December 31, 1999 and cannot be canceled by such DFP Company or such DFP Subsidiary without penalty or further payment and without more than 30 days' notice, or (B) is likely to involve consideration of more than $1.0 million in the aggregate over the remaining term of the contract and cannot be canceled by such DFP Company or such DFP Subsidiary without penalty or further payment and without more than 30 days' notice;

        (iii) all contracts and agreements relating to Debt of any DFP Company or any DFP Subsidiary in excess of $5.0 million;

        (iv) all contracts and agreements in excess of $1.0 million or otherwise material to the Business with any Governmental Authority to which any DFP Company or any DFP Subsidiary is a party;

        (v) all contracts and agreements that limit or purport to limit the ability of any DFP Company or any DFP Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

        (vi) all contracts and agreements between or among any DFP Company or any DFP Subsidiary and Holdco, Danfoss or any Affiliate of Danfoss other than any contracts and agreements between any DFP Company and any wholly owned DFP Subsidiary, including, without limitation, any such contracts and agreements entered into as part of the Reorganization;

        (vii) all contracts and agreements providing for benefits under any DFP Plan; and

        (viii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to any DFP Company, any DFP Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.13 and Sections 3.14 and 3.15, the term "LEASE" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

    (b) Except as disclosed in Section 3.13(b) of the DFP Disclosure Schedule, each DFP Material Contract: (i) is valid and binding on a DFP Company or a DFP Subsidiary, as the case may be, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other material adverse consequence.

    (c) Except as disclosed in Section 3.13(c) of the DFP Disclosure Schedule,
(i) neither any DFP Company nor any DFP Subsidiary is in breach of, or default under, any DFP Material Contract, and (ii) to the Knowledge of Holdco, no other party to any DFP Material Contract is in breach thereof or default thereunder.

    SECTION 3.14. INTELLECTUAL PROPERTY. (a) Other than with respect to blueprints and industrial designs, Section 3.14(a) of the DFP Disclosure Schedule sets forth a true and complete list and a brief description, including a complete identification of each patent and patent application and each registration or application for registration thereof, of all Intellectual Property owned by any DFP Company or any DFP Subsidiary or used in or material to the operation of the Business. Except as disclosed in Section 3.14(a) of the DFP Disclosure Schedule: (i) a DFP Company or a DFP Subsidiary owns free and clear of all Encumbrances or possesses adequate licenses or other valid rights to use all of the Intellectual Property used in or material to the operation of the Business, and, to the Knowledge of Holdco, there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property used in or material to the operation of the Business and (ii) no action, suit, arbitration, inquiry, proceeding or investigation has been made or asserted or is pending (nor, to the Knowledge of Holdco, has any such action, suit, arbitration, inquiry, proceeding or investigation been threatened) against any DFP Company or any DFP Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by any DFP Company or any DFP Subsidiary of any of the such Intellectual Property, (B) alleging that any services provided by any DFP Company or any DFP Subsidiary are being provided in violation of any patents or trademarks, or any other rights of any Person or (C) alleging infringement by any DFP Company or any DFP Subsidiary with respect to the use of any Intellectual Property used in or material to the operation of the Business or alleging infringement of any Intellectual Property used in or material to the operation of the Business. Except as disclosed in Section 3.14(a) of the DFP Disclosure Schedule, none of Holdco, any DFP Company or any DFP Subsidiary has granted any license or other right to any other Person with respect to the such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any such Intellectual Property.

    (b) Section 3.14(b) of the DFP Disclosure Schedule sets forth a true and complete list and a brief description, including a description of any license or sublicense thereof, of all Intellectual Property licensed by any DFP Company or any DFP Subsidiary or used in the operation of the Business. Each such license or sublicense, a true and complete copy of which together with all ancillary documents have been delivered to Sauer, is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense. Except as otherwise set forth in Section 3.14(b) of the DFP Disclosure Schedule, such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense. Neither any DFP Company nor any DFP Subsidiary nor (to the Knowledge of Holdco) any other party to such license or sublicense is in breach or default in any material respect, and, to the Knowledge of Holdco, no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

    SECTION 3.15. REAL PROPERTY. (a) Section 3.15(a) of the DFP Disclosure Schedule lists (i) each parcel of Owned Real Property, (ii) the current owner of each such parcel of Owned Real Property, (iii) information relating to the recordation of the deed pursuant to which each such parcel of Owned Real Property was acquired and (iv) the current use of each such parcel of Owned Real Property.

    (b) Section 3.15(b) of the DFP Disclosure Schedule lists (i) each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property,
(iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

    (c) Each parcel of real property, including, without limitation, those properties set forth on Section 3.15(a) and 3.15(b) of the DFP Disclosure Schedule, owned or leased by any DFP Company or any DFP Subsidiary is owned or leased, free and clear of all liens, security interests, claims and other charges and encumbrances, except: (a) as disclosed in Section 3.15(a) or in
Section 3.15(b) of the DFP Disclosure Schedule; (b) liens for Taxes and assessments not yet payable; (c) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (d)
 imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which, individually and in the aggregate, would not have a Material Adverse Effect or interfere with property as currently used;
(e) inchoate mechanic's and materialmen's liens for construction in progress; and (f) workmen's, repairmen's, warehousemen's and carrier liens arising in the ordinary course of the Business.

    SECTION 3.16.  TANGIBLE PERSONAL PROPERTY.  Except as disclosed in
Section 3.16 of the DFP Disclosure Schedule or as would not have a Material Adverse Effect: the DFP Companies and the DFP Subsidiaries collectively own, have a valid leasehold interest in or have legal right to use all of the tangible personal property necessary to carry on the Business, free and clear of all Encumbrances, except Permitted Encumbrances.

    SECTION 3.17. DFP ASSETS. (a) Except as disclosed in Section3.17(a) of the DFP Disclosure Schedule, either a DFP Company or a DFP Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used in the conduct of the Business prior to the date hereof or otherwise owned, leased or used by any DFP Company or any DFP Subsidiary prior to the date hereof and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by any DFP Company or any DFP Subsidiary prior to the date hereof or in or relating to the conduct of the Business prior to the date hereof (all such properties, assets and contract rights of the DFP Companies and the DFP Subsidiaries being the "DFP ASSETS"). Either a DFP Company or a DFP Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased DFP Assets, valid and subsisting leasehold interests in, all the DFP Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.15, 3.16 or 3.17(a) of the DFP Disclosure Schedule and
(ii) Permitted Encumbrances.

    (b) Except as disclosed in Section 3.17(b) of the DFP Disclosure Schedule, the DFP Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, or necessary to, the conduct of the Business.

    (c) Following the consummation of the transactions contemplated by this Agreement, either a DFP Company or a DFP Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the DFP Assets without incurring any material penalty or other material adverse consequence. Immediately following the Closing, either a DFP Company or a DFP Subsidiary, as the case may be, shall own and possess all documents, books, records, agreements and financial data of any sort used by such DFP Company or such DFP Subsidiary in the conduct of the Business or otherwise.

    SECTION 3.18.  EMPLOYEE BENEFIT MATTERS.  (a) U.S. LOCATIONS.

        (i) PLANS AND MATERIAL DOCUMENTS. Section 3.18(a)(i) of the DFP Disclosure Schedule lists (1) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which any DFP Company or any DFP Subsidiary is a party, with respect to which any DFP Company or any DFP Subsidiary has any obligation or which are maintained, contributed to or sponsored by any DFP Company or any DFP Subsidiary for the benefit of any current or former employee, officer or director of any DFP Company or any DFP Subsidiary and
    (2) any contracts, arrangements or understandings between any DFP Company or any of its Affiliates and any employee of or any DFP Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the DFP Companies (collectively, the "DFP PLANS"). Each DFP Plan is in writing and Holdco has furnished Sauer with a complete and accurate copy of each DFP Plan and a complete and accurate copy of each material document prepared in connection with each such DFP Plan including, without limitation, (1) a copy of each trust or other funding arrangement,
    (2) each summary plan description and summary of material modifications,
    (3) the most recently filed Internal Revenue Service ("IRS") Form 5500,
    (4) the most recently received IRS determination letter for each such DFP Plan, and (5) the most recently prepared actuarial report and financial statement in connection with each such DFP Plan. Except as disclosed in
    Section 3.18(a)(i) of the DFP Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which any DFP Company or any DFP Subsidiary is a party, with respect to which any DFP Company or any DFP Subsidiary has any obligation or which are maintained, contributed to or sponsored by any DFP Company or any DFP Subsidiary for the benefit of any current or former employee, officer or director of any DFP Company or any DFP Subsidiary. Neither any DFP Company nor any DFP Subsidiary has any express or implied commitment to modify, change or terminate any DFP Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

        (ii) ABSENCE OF CERTAIN TYPES OF PLANS. Except as set forth in the DFP Disclosure Schedule, none of the DFP Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "DFP MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of
    Section 4001(a)(15) of ERISA) for which any DFP Company or any DFP Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "DFP MULTIPLE EMPLOYER PLAN"). Except as set forth in Section 3.18(a)(ii) of the DFP Disclosure Schedule, none of the DFP Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of any DFP Company or any DFP Subsidiary.

        (iii) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any DFP Plan. To the Knowledge of Holdco, neither any DFP Company nor any DFP Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability. Neither any DFP Company nor any DFP Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (2) the withdrawal from any DFP Multiemployer Plan or DFP Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. Except as set forth in
    Section 3.18(a)(iii) of the DFP Disclosure Schedule, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any DFP Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any DFP Plan subject to Title IV of ERISA. To the Knowledge of Holdco, each DFP Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code. No DFP Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such DFP Plan. None of the assets of any DFP Company or any DFP Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither any DFP Company nor any DFP Subsidiary has been required to post any security under Section 307 of ERISA or
    Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

    (b) NON-U.S. LOCATIONS. Each DFP Company and each DFP Subsidiary located outside the United States provides all employees with the employee benefits required to be provided in such location. With respect to each DFP Plan that is not subject to United States Law (a "DFP FOREIGN BENEFIT PLAN"):

        (i) all employer and employee contributions to each DFP Foreign Benefit Plan required by Law or by the terms of such DFP Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

        (ii) the fair market value of the assets of each funded DFP Foreign Benefit Plan, the liability of each insurer for any DFP Foreign Benefit Plan funded through insurance or the book reserve established for any DFP Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such DFP Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

        (iii) each DFP Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

    SECTION 3.19. LABOR MATTERS. Except as set forth in Section 3.19 of the DFP Disclosure Schedule, (a) neither any DFP Company nor any DFP Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any DFP Company or any DFP Subsidiary;
(b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of any DFP Company, threatened between any DFP Company or any DFP Subsidiary and any of their respective employees, and neither any DFP Company nor any DFP Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years;

(c) neither any DFP Company nor any DFP Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against any DFP Company or any DFP Subsidiary under any such agreement or contract which could have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against any DFP Company or any DFP Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of any DFP Company or any DFP Subsidiary which could have a Material Adverse Effect; (e) each DFP Company and each DFP Subsidiary is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of any DFP Company or any DFP Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;
(f) each DFP Company and each DFP Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with the generally accepted accounting principles applicable thereto all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by any DFP Company or any DFP Subsidiary; (h) neither any DFP Company nor any DFP Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any DFP Company or any DFP Subsidiary; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any DFP Company or any DFP Subsidiary has employed or currently employs any Person.

    SECTION 3.20. TAXES. (a) Except as set forth in Section 3.20(a) of the DFP Disclosure Schedule, (i) each DFP Company and each DFP Subsidiary has timely filed or been included in, or will timely file or be included in, all returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of such DFP Company or such DFP Subsidiary, (ii) all Taxes shown to be payable on such returns or otherwise due have been or will be timely paid, and (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against any DFP Company or any DFP Subsidiary.

    (b) Except as set forth in Section 3.20(b) of the DFP Disclosure Schedule, there are no United States federal, state or local tax rulings, or tax rulings of any other jurisdiction, applicable to any DFP Company or any DFP Subsidiary.

    SECTION 3.21. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdco.

    SECTION 3.22. INVESTMENT PURPOSES. Holdco is acquiring the Sauer Common Stock for its own account solely for investment purposes and not for the account of any other Person or entity and not with a view to, or for the offer or sale in connection with, any distribution thereof.

    SECTION 3.23. INDEBTEDNESS. As of December 31, 1999 neither any of the DFP Companies nor any of the DFP Subsidiaries will have any Debt or will be otherwise obligated to repay any indebtedness, whether directly or on a contingent basis, whatsoever, other than any Debt properly reflected on the DFP Year-End Balance Sheet.

    SECTION 3.24. REORGANIZATION. Except as set forth in Section 3.24 of the DFP Disclosure Schedule, the Reorganization (a) will have been completed in all respects as of the Closing Date, (b) was conducted in a commercially reasonable manner and (c) will not cause Sauer or Holdco to suffer or incur any losses, Liabilities, claims, demands, damages, costs or expenses of any kind or nature whatsoever as a result thereof (i.e., all expenses related to the period ending on December 31, 1999 have been expensed or provided for by the DFP Companies or the DFP Subsidiaries, and, accordingly, all such amounts will be reflected on the DFP Year-End Balance Sheet, and all expenses related to periods subsequent to December 31, 1999 will be borne by Danfoss).

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SAUER

    As an inducement to Holdco to enter into this Agreement, Sauer hereby represents and warrants to Holdco as follows:

    SECTION 4.01. ORGANIZATION, AUTHORITY OF SAUER. Sauer is a corporation duly organized, validly existing and in good standing under Delaware law and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sauer, the performance by Sauer of its obligations hereunder and the consummation by Sauer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Sauer. This Agreement has been duly executed and delivered by Sauer, and (assuming due authorization, execution and delivery by Holdco) this Agreement will constitute, a legal, valid and binding obligation of Sauer enforceable against Sauer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    SECTION 4.02. ORGANIZATION AND QUALIFICATION OF SAUER SUBSIDIARIES. Each Sauer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted by such Sauer Subsidiary. Each Sauer Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. True and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Sauer Subsidiary, each as amended to the date hereof and in effect on the date hereof, have been delivered by Sauer to Holdco.

    SECTION 4.03. CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Sauer consists of 45,000,000 shares of Sauer Common Stock and 4,500,000 shares of Preferred Stock, par value $.01 per share ("SAUER PREFERRED STOCK"). As of December 31, 1999, (a) 27,399,050 shares of Sauer Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 675,000 shares of Sauer Common Stock were held in the treasury of Parent, (c) no shares of Sauer Common Stock were held by the Sauer Subsidiaries and (d) no shares of Sauer Common Stock were reserved for future issuance pursuant to outstanding stock options or stock incentive rights granted pursuant to Sauer's stock option plans. As of the date of this Agreement, no shares of Sauer Preferred Stock were issued and outstanding. There are no outstanding contractual obligations of Sauer or any Sauer Subsidiary to repurchase, redeem or otherwise acquire any shares of Sauer Common Stock. The shares of Sauer Common Stock to be issued pursuant to the Share

Exchange will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

    SECTION 4.04.  SAUER SUBSIDIARIES.  (a) Except as set forth in
Section 4.04(a) of the Sauer Disclosure Schedule and other than the Sauer Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which Sauer owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth in Section 4.04(a) of the Sauer Disclosure Schedule, no Sauer Subsidiary is (i) a member of (nor is any part of Sauer's business conducted through) any partnership or (ii) a participant in any joint venture or similar arrangement.

    (b) Section 4.04(b) of the Sauer Disclosure Schedule sets forth the jurisdiction and date of its incorporation or organization of each Sauer Subsidiary, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares (collectively, the "SAUER SUBSIDIARY SHARES"). The Sauer Subsidiary Shares constitute all the issued and outstanding shares of capital stock of the respective Sauer Subsidiaries. The Sauer Subsidiary Shares have been duly authorized, validly issued, fully paid and are nonassessable and none were issued in violation of any preemptive rights. The Sauer Subsidiary Shares are owned by Sauer, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Sauer Subsidiary or obligating Sauer or any Sauer Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Sauer Subsidiary. Except as set forth in Section 4.04(b) of the Sauer Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Sauer Subsidiary Shares.

    SECTION 4.05. NO CONFLICT. Assuming that all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and notifications listed in Section 4.06 of the Sauer Disclosure Schedule have been made, other than as would not individually or in the aggregate have a Material Adverse Effect, the execution, delivery and performance of this Agreement by Sauer do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or equivalent organizational documents) of Sauer or any Sauer Subsidiary,
(b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Sauer, any Sauer Subsidiary or any of their respective assets, properties or businesses, including, without limitation, Sauer's business, or (c) except as set forth in Section 4.05(c) of the Sauer Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Sauer Common Stock or on any of the assets or properties of Sauer or any Sauer Subsidiary pursuant to, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Sauer or any Sauer Subsidiary is a party or by which any of the Sauer Common Stock or any of such assets or properties is bound or affected.

    SECTION 4.06. GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Sauer does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in
Section 4.06 of the Sauer Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) the filing requirements related to the German Antitrust Authority Notification and (d) the notification requirements related to the Danish Antitrust Notification.

    SECTION 4.07.  SAUER FINANCIAL STATEMENTS; SAUER YEAR-END BALANCE
SHEET.  Sauer has caused, or will cause, to be prepared and delivered to Holdco
(i) the Sauer Financial Statements and (ii) the Sauer Year-End Balance Sheet. The Sauer Financial Statements and the Sauer Year-End Balance Sheet were, or will be, prepared in accordance with Sauer Applied U.S. GAAP and do not, or will not, deviate therefrom. The Sauer Financial Statements and the Sauer Year-End Balance Sheet fairly, or will fairly, present the financial position, results of operations and cash flows of the Sauer's business as of each date and for the periods covered thereby in conformity with Sauer Applied U.S. GAAP, with only such deviations from Sauer Applied U.S. GAAP as are referred to or will be referred to in the notes thereto.

    SECTION 4.08. YEAR 2000 COMPLIANCE. Sauer (i) has undertaken an assessment of all Sauer Systems that could be adversely affected by a failure to be Year 2000 Compliant, (ii) has developed a plan and timeline for rendering such Sauer Systems Year 2000 Compliant and (iii) expects to comply with the plan and timeline for rendering Sauer Systems Year 2000 Compliant. Sauer and the Sauer Subsidiaries have made available for review to Holdco copies of all material documents related to such assessment and plan implementation efforts, including communications to and from customers and material Vendors and suppliers and all plans, time lines and cost estimates for rendering Sauer Systems Year 2000 Compliant. Based on such review and assessment, to the Knowledge of Sauer, all Sauer Systems presently are Year 2000 Compliant or, prior to December 31, 1999, are expected to be Year 2000 Compliant.

    SECTION 4.09. CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS. Since December 31, 1998, except as permitted under this
Section 4.09 or disclosed in Section 4.09 of the Sauer Disclosure Schedule, Sauer's business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 4.09 of the Sauer Disclosure Schedule, since December 31, 1998, neither Sauer nor any Sauer Subsidiary has:

        (a) permitted or allowed any of the assets or properties (whether tangible or intangible) of Sauer or any Sauer Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing;

        (b) made any material changes in the customary methods of operations of Sauer or any Sauer Subsidiary, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

        (c) except with respect to capital expenditures or commitments provided for in the capital expenditure budget for the years ended December 31, 1999 and December 31, 2000, made any capital expenditure or commitment for any capital expenditure in excess of $5.0 million;

        (d) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) for an aggregate sale price in excess of $5 million and other than the sale of Inventories in the ordinary course of business consistent with past practice;

        (e) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person) or other Affiliates;

        (f) written down or written up (or failed to write down or write up in accordance with Sauer Applied U.S. GAAP) the value of any Inventories or Receivables or revalued any Sauer Assets other than in the ordinary course of business consistent with past practice and in accordance with Sauer Applied U.S. GAAP;

        (g) amended, terminated, canceled or compromised any material claims of Sauer or any Sauer Subsidiary or waived any other rights of substantial value to Sauer or any Sauer Subsidiary;

        (h) made any change in any method of accounting or accounting practice or policy used by Sauer or any Sauer Subsidiary, other than such changes required by Sauer Applied U.S. GAAP or disclosed in Section 4.09 of the Sauer Disclosure Schedule;

        (i) failed to maintain the Sauer Assets in accordance with good business practice and in good operating condition and repair;

        (j) [RESERVED];

        (k) paid, declared or otherwise authorized any dividend or distribution to stockholders with respect to any class or series of capital stock, other than (i) a dividend in respect of Sauer Common Stock of $.07 per share of Sauer Common Stock paid on January 15, 1999, April 15, 1999, July 15, 1999 and October 15, 1999 and no more than $.07 per share declared on December 16, 1999 and payable January 14, 2000, (ii) a dividend in respect of Sauer-Sundstrand Company common stock to be paid to its direct parent during the quarter ended March 31, 2000 in an amount not to exceed
    $4.0 million;

        (l) amended, modified or consented to the termination of any Sauer Material Contract or Sauer's or any Sauer Subsidiary's rights thereunder;

        (m) amended or restated the certificate of incorporation or the by-laws (or other organizational documents) of Sauer or any Sauer Subsidiary, except as contemplated by this Agreement and the transactions contemplated hereby or with respect to an increase in the number of authorized shares of Sauer Common Stock to 75,000,000 shares;

        (n) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof);

        (o) entered into any agreement, arrangement or transaction with any Affiliates of Sauer, other than in the ordinary course of business consistent with past practice or on an arm's-length basis;

        (p) suffered any Material Adverse Effect; or

        (q) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.09, except as expressly contemplated by this Agreement.

    SECTION 4.10. LITIGATION. (a) Except as set forth in Section 4.10(a) of the Sauer Disclosure Schedule or which has not or will not have a Material Adverse Effect (i) there are no Actions by or against Sauer or any Sauer Subsidiary (or by or against Sauer or any Affiliate thereof and relating to Sauer's business of Sauer or any Sauer Subsidiary), or affecting any of the Sauer Assets, pending before any Governmental Authority of which Sauer has received notice or, to the Knowledge of Sauer, threatened to be brought by or before any Governmental Authority and (ii) none of the Sauer Subsidiaries nor any of the Sauer Assets nor Sauer is subject to any Governmental Order nor, to the Knowledge of Sauer, are there any such Governmental Orders threatened to be imposed by any Governmental Authority. None of the matters disclosed in
Section 4.10(a) of the Sauer Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

    (b) Except as set forth in Section 4.10(b) of the Sauer Disclosure Schedule, no claim, action, proceeding or investigation is pending or, to the Knowledge of Sauer, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Sauer's ability to consummate, the transactions contemplated by this Agreement.

    SECTION 4.11.  COMPLIANCE WITH LAWS.  (a) Except as set forth in
Section 4.11(a) of the Sauer Disclosure Schedule or which has not and will not have a Material Adverse Effect with respect to Sauer or the Sauer Subsidiaries, Sauer and the Sauer Subsidiaries have each conducted and continue to conduct Sauer's business in accordance with all Laws and Governmental Orders applicable thereto or to any of the Sauer Assets or to Sauer's business and neither Sauer nor any Sauer Subsidiary is in default or violation of any such Law or Governmental Order.

    (b) Section 4.11(b) of the Sauer Disclosure Schedule sets forth a brief description of each material Governmental Order applicable to Sauer or any Sauer Subsidiary or any of the Sauer Assets or Sauer's business, and no such Governmental Order has or has had or will have a Material Adverse Effect.

    SECTION 4.12. ENVIRONMENTAL MATTERS. Except as set forth in Section 4.12 of the Sauer Disclosure Schedule, Sauer has provided to Holdco all existing Environmental Reports prepared on or after September 1, 1996 related to Sauer and each Sauer Subsidiary. To the Knowledge of Sauer, no other Environmental Report prepared with respect to Sauer or any Sauer Subsidiary exists. To the Knowledge of Sauer, other than as reflected in the Environmental Reports, neither Sauer nor any Sauer Subsidiary is subject to any Environmental Claim that gives rise or will give rise to any Liabilities and no Environmental Condition applicable to Sauer or any Sauer Subsidiary exists that requires or will require Remedial Action or that gives rise or will give rise to any Liabilities.

    SECTION 4.13. SAUER MATERIAL CONTRACTS. (a) Section 4.13(a) of the Sauer Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of Sauer and the Sauer Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.15(a) or 4.15(b) of the Sauer Disclosure Schedule to which Sauer and any Sauer Subsidiary is a party and all agreements relating to Intellectual Property set forth in Section 4.14(a) of the Sauer Disclosure Schedule, being "SAUER MATERIAL CONTRACTS"):

        (i) each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Sauer, any Sauer Subsidiary or otherwise related to Sauer's business under the terms of which Sauer or any Sauer Subsidiary:
    (A) is likely to pay or otherwise give consideration of more than $1.0 million in the aggregate during the calendar year ended December 31, 1999 and cannot be canceled by such Sauer Company or such Sauer Subsidiary without penalty or further payment and without more than 30 days' notice, or
    (B) is likely to pay or otherwise give consideration of more than $1.0 million in the aggregate over the remaining term of such contract and cannot be canceled by Sauer or such Sauer Subsidiary without penalty or further payment and without more than 30 days' notice;

        (ii) each contract and agreement for the sale of Inventory or other personal property or for the furnishing of services by Sauer or any Sauer Subsidiary which: (A) is likely to involve consideration of more than $1.0 million in the aggregate during the calendar year ended December 31, 1999 and cannot be canceled by such Sauer Company or such Sauer Subsidiary without penalty or further payment and without more than 30 days' notice, or
    (B) is likely to involve consideration of more than $1.0 million in the aggregate over the remaining term of the contract and cannot be canceled by Sauer or such Sauer Subsidiary without penalty or further payment and without more than 30 days' notice;

        (iii) all contracts and agreements relating to Debt of Sauer or any Sauer Subsidiary in excess of $5.0 million;

        (iv) all contracts and agreements in excess of $1.0 million or otherwise material to Sauer's business with any Governmental Authority to which Sauer or any Sauer Subsidiary is a party;

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
        (v) all contracts and agreements that limit or purport to limit the ability of Sauer or any Sauer Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

        (vi) all contracts and agreements between or among Sauer or any Sauer Subsidiary and Sauer or any Affiliate of Sauer, other than any contract and agreements between Sauer and any wholly owned Sauer Subsidiary;

        (vii) all contracts and agreements providing for benefits under any Sauer Plan; and

        (viii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to Sauer or any Sauer Subsidiary or the conduct of Sauer's business or the absence of which would have a Material Adverse Effect.

For purposes of this Section 4.13 and Sections 4.14 and 4.15, the term "LEASE" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

    (b) Except as disclosed in Section 4.13(b) of the Sauer Disclosure Schedule, each Sauer Material Contract: (i) is valid and binding on Sauer or any Sauer Subsidiary and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other material adverse consequence.

    (c) Except as disclosed in Section 4.13(c) of the Sauer Disclosure Schedule,
(i) neither Sauer nor any Sauer Subsidiary is in breach of, or default under, any Sauer Material Contract, and (ii) to the Knowledge of Sauer, no other party to any Sauer Material Contract is in breach thereof or default thereunder.

    SECTION 4.14. INTELLECTUAL PROPERTY. (a) Other than with respect to blueprints and industrial designs, Section 4.14(a) of the Sauer Disclosure Schedule sets forth a true and complete list and a brief description, including a complete identification of each patent and patent application and each registration or application for registration thereof, of all Intellectual Property owned by Sauer or any Sauer Subsidiary or used in and material to the operation of Sauer's business. Except as disclosed in Section 4.14(a) of the Sauer Disclosure Schedule: (i) Sauer or a Sauer Subsidiary owns free and clear of all Encumbrances or possesses adequate licenses or other valid rights to use all of the Intellectual Property used in or material to the operation of Sauer's business, and, to the Knowledge of Sauer, there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property used in and material to the operation of Sauer's business and (ii) no action, suit, arbitration, inquiry, proceeding or investigation has been made or asserted or is pending (nor, to the Knowledge of Sauer, has any such action, suit, arbitration, inquiry, proceeding or investigation been threatened) against Sauer or any Sauer Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by Sauer or any Sauer Subsidiary of any of the such Intellectual Property or (B) alleging that any services provided by Sauer or any Sauer Subsidiary are being provided in violation of any patents or trademarks, or any other rights of any Person. Except as disclosed in Section 4.14(a) of the Sauer Disclosure Schedule, neither Sauer nor any Sauer Subsidiary has granted any license or other right to any other Person with respect to such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any such Intellectual Property.

    (b) Section 4.14(b) of the Sauer Disclosure Schedule sets forth a true and complete list and a brief description, including a description of any license or sublicense thereof, of all Intellectual Property licensed by Sauer or any Sauer Subsidiary or used in the operation of Sauer's business. Each such license or sublicense, a true and complete copy of which together with all ancillary documents have been delivered to Holdco, is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense. Except as otherwise set forth in Section 4.14(b) of the Sauer Disclosure Schedule, such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense. Neither Sauer nor any Sauer Subsidiary nor (to the Knowledge of Sauer) any other party to such license or sublicense is in breach or default in any material respect, and, to the Knowledge of Sauer, no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

    SECTION 4.15. REAL PROPERTY. (a) Section 4.15(a) of the Sauer Disclosure Schedule lists (i) each parcel of Owned Real Property, (ii) the current owner of each such parcel of Owned Real Property, (iii) information relating to the recordation of the deed pursuant to which each such parcel of Owned Real Property was acquired and (iv) the current use of each such parcel of Owned Real Property.

    (b) Section 4.15(b) of the Sauer Disclosure Schedule lists (i) each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property,
(iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

    (c) Each parcel of real property, including, without limitation, those properties set forth on Section 4.15(a) and 4.15(b) of the Sauer Disclosure Schedule, owned or leased by Sauer or any Sauer Subsidiary is owned or leased, free and clear of all liens, security interests, claims and other charges and encumbrances, except: (a) as disclosed in Section 4.15(a) or in Section
4.15(b) of the Sauer Disclosure Schedule; (b) liens for Taxes and assessments not yet payable; (c) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (d) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which, individually and in the aggregate, would not have a Material Adverse Effect or interfere with property as currently used; (e) inchoate mechanic's and materialmen's liens for construction in progress; and
(f) workmen's, repairmen's warehousemen's and carrier liens arising in the ordinary course of Sauer's business.

    SECTION 4.16.  TANGIBLE PERSONAL PROPERTY.  Except as disclosed in
Section 4.16 of the Sauer Disclosure Schedule or as would not have a Material Adverse Effect: Sauer and the Sauer Subsidiaries collectively own, have a valid leasehold interest in or have legal right to use all of the tangible personal property necessary to carry on Sauer's business, free and clear of all Encumbrances, except Permitted Encumbrances.

    SECTION 4.17.  SAUER ASSETS.  (a) Except as disclosed in
Section 4.17(a) of the Sauer Disclosure Schedule, either Sauer or a Sauer Subsidiary owns, as the case may be, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used in the conduct of Sauer's business prior to the date hereof or otherwise owned, leased or used by Sauer or any Sauer Subsidiary prior to the date hereof and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by Sauer or any Sauer Subsidiary prior to the date hereof or in or relating to the conduct of Sauer's business prior to the date hereof (all such properties, assets and contract rights of Sauer and the Sauer Subsidiaries being the "SAUER ASSETS"). Either Sauer or a Sauer Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Sauer Assets, valid and subsisting leasehold interests in, all the Sauer Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 4.15,
4.16 or 4.17(a) of the Sauer Disclosure Schedule and (ii) Permitted
Encumbrances.

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
    (b) Except as disclosed in Section 4.17(b) of the Sauer Disclosure Schedule, the Sauer Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, or necessary to, the conduct of Sauer's business.

    (c) Following the consummation of the transactions contemplated by this Agreement, either Sauer or a Sauer Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Sauer Assets without incurring any material penalty or other material adverse consequence. Immediately following the Closing, either Sauer or a Sauer Subsidiary, as the case may be, shall own and possess all documents, books, records, agreements and financial data of any sort used by Sauer or such Sauer Subsidiary in the conduct of Sauer's business or otherwise.

    SECTION 4.18.  EMPLOYEE BENEFIT MATTERS.  (a) U.S. LOCATIONS

        (i) PLANS AND MATERIAL DOCUMENTS. Section 4.18(a)(i) of the Sauer Disclosure Schedule lists (1) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which Sauer or Sauer Subsidiary is a party, with respect to which Sauer or any Sauer Subsidiary has any obligation or which are maintained, contributed to or sponsored by Sauer or any Sauer Subsidiary for the benefit of any current or former employee, officer or director of Sauer or any Sauer Subsidiary and (2) any contracts, arrangements or understandings between Sauer or any of its Affiliates and any employee of or any Sauer Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of Sauer (collectively, the "SAUER PLANS"). Each Sauer Plan is in writing and Sauer has furnished Holdco with a complete and accurate copy of each Sauer Plan and a complete and accurate copy of each material document prepared in connection with each such Sauer Plan including, without limitation, (1) a copy of each trust or other funding arrangement, (2) each summary plan description and summary of material modifications, (3) the most recently filed IRS Form 5500, (4) the most recently received IRS determination letter for each such Sauer Plan, and (5) the most recently prepared actuarial report and financial statement in connection with each such Sauer Plan. Except as disclosed on Section 4.18(a)(i) of the Sauer Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which Sauer or any Sauer Subsidiary is a party, with respect to which Sauer or any Sauer Subsidiary has any obligation or which are maintained, contributed to or sponsored by Sauer or any Sauer Subsidiary for the benefit of any current or former employee, officer or director of Sauer or any Sauer Subsidiary. Neither Sauer nor any Sauer Subsidiary has any express or implied commitment to modify, change or terminate any Sauer Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

        (ii) ABSENCE OF CERTAIN TYPES OF PLANS. Except as set forth in the Sauer Disclosure Schedule, none of the Sauer Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "SAUER MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of
    Section 4001(a)(15) of ERISA) for which Sauer or any Sauer Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "SAUER MULTIPLE EMPLOYER PLAN"). Except as set forth in Section 4.18(a)(ii) of the Sauer Disclosure Schedule, none of the Sauer Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Sauer or any Sauer Subsidiary.

        (iii) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Sauer Plan. To the Knowledge of Sauer, neither Sauer nor any Sauer Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability. Neither Sauer nor any Sauer Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (2) the withdrawal from any Sauer Multiemployer Plan or Sauer Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. Except as set forth in Section 4.18(a)(iii) of the Sauer Disclosure Schedule, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Sauer Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Sauer Plan subject to Title IV of ERISA. To the Knowledge of Sauer, each Sauer Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code. No Sauer Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Sauer Plan. None of the assets of Sauer or any Sauer Subsidiary is the subject of any lien arising under
    Section 302(f) of ERISA or Section 412(n) of the Code; neither Sauer nor any Sauer Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

    (b) NON-U.S. LOCATIONS. Each Sauer Subsidiary located outside the United States provides all employees with the employee benefits required to be provided in such location. With respect to each Sauer Plan that is not subject to United States Law (a "SAUER FOREIGN BENEFIT PLAN"):

        (i) all employer and employee contributions to each Sauer Foreign Benefit Plan required by Law or by the terms of such Sauer Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

        (ii) the fair market value of the assets of each funded Sauer Foreign Benefit Plan, the liability of each insurer for any Sauer Foreign Benefit Plan funded through insurance or the book reserve established for any Sauer Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Sauer Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

        (iii) each Sauer Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

    SECTION 4.19. LABOR MATTERS. Except as set forth in Section 4.19 of the Sauer Disclosure Schedule, (a) neither Sauer nor any Sauer Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Sauer or any Sauer Subsidiary; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of Sauer, threatened between Sauer or any Sauer Subsidiary and any of their respective employees, and neither Sauer nor any Sauer Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither Sauer nor any Sauer Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Sauer or any Sauer Subsidiary under any such agreement or contract which could have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against Sauer or any Sauer Subsidiary before the National Labor Relations Board or any other

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
Governmental Authority or any current union representation questions involving employees of Sauer or any Sauer Subsidiary which could have a Material Adverse Effect; (e) Sauer and each Sauer Subsidiary is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Sauer or any Sauer Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) Sauer and each Sauer Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with the generally accepted accounting principles applicable thereto all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Sauer or any Sauer Subsidiary; (h) neither Sauer nor any Sauer Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Sauer or any Sauer Subsidiary; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Sauer or any Sauer Subsidiary has employed or currently employs any Person.

    SECTION 4.20. TAXES. (a) Except as set forth in Section 4.20(a) of the Sauer Disclosure Schedule, (i) Sauer and each Sauer Subsidiary has timely filed or been included in, or will timely file or be included in, all returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of Sauer or such Sauer Subsidiary,
(ii) all Taxes shown to be payable on such returns or otherwise due have been or will be timely paid, and (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Sauer or any Sauer Subsidiary.

    (b) Except as set forth in Section 4.20(b) of the Sauer Disclosure Schedule, there are no United States federal, state or local tax rulings, or tax rulings of any other jurisdiction, applicable to Sauer or any Sauer Subsidiary.

    SECTION 4.21. SEC FILINGS. (a) Sauer has filed all forms, reports and documents required to be filed by it with the SEC since May 12, 1998 (and prior thereto was not subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended), and has heretofore made available to Holdco, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) its Quarterly Reports on Form 10-Q for the periods ended April 4, 1999, July 4, 1999 and October 3, 1999,
(iii) all proxy statements relating to Sauer's meetings of stockholders (whether annual or special) held since May 12, 1998 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by Sauer with the SEC since May 12, 1998 and prior to the date hereof (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SAUER SEC REPORTS"). To the Knowledge of Sauer, the Sauer SEC Reports, as well as all forms, reports and documents to be filed by Sauer with the SEC after the date hereof and prior to the Closing, (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder,
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Sauer SEC Reports, as well as all forms, reports and documents to be filed by Sauer with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with Sauer Applied U.S. GAAP (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Sauer and the Sauer Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with Sauer Applied U.S. GAAP (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected to have a Material Adverse Effect).

    (c) Sauer has heretofore furnished to Holdco complete and correct copies of all amendments and modifications that have not been filed by Sauer with the SEC to all agreements, documents and other instruments that previously had been filed by Sauer with the SEC and are currently in effect.

    SECTION 4.22. INVESTMENT PURPOSE. Sauer is acquiring the Shares for its own account solely for investment purposes and not for the account of any other Person or entity and not with a view to, or for offer or sale in connection with, any distribution thereof.

    SECTION 4.23. BROKERS. Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sauer. Sauer shall be solely responsible for payment of the fees and expenses of Credit Suisse First Boston.

    SECTION 4.24. INVESTMENT COMPANY STATUS. Sauer is not, nor has Sauer ever been, a company regulated by the Investment Company Act of 1940, as amended.

    SECTION 4.25. TERMINATION OF SILENT PARTNERSHIP AGREEMENT; CONVERSION OF SILENT PARTNERSHIP INTERESTS. Concurrent with the Closing, (a) the Silent Partnership Agreement will be terminated in accordance with its terms and
(b) each Silent Partnership Interest granted pursuant to the Silent Partnership Agreement will be converted into shares of Sauer Common Stock in accordance with the terms of the Silent Partnership Agreement.

    SECTION 4.26. INDEBTEDNESS. As of December 31, 1999, neither Sauer nor any Sauer Subsidiary will have any Debt or will be otherwise obligated to repay any indebtedness, whether directly or on a contingent basis, whatsoever, other than any Debt properly reflected on the Sauer Year-End Balance Sheet.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    SECTION 5.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING. (a) Holdco covenants and agrees that, except as described in Section 5.01(a) of the DFP Disclosure Schedule, between the date hereof and the time of the Closing, neither any DFP Company nor any DFP Subsidiary shall conduct its business other than in the ordinary course and consistent with such DFP Company's and such DFP Subsidiary's prior practice.

    (b) Except as described in Section 5.01(b) of the DFP Disclosure Schedule, Holdco covenants and agrees that, prior to the Closing, without the prior written consent of Sauer, neither any DFP Company nor any DFP Subsidiary will do any of the things enumerated in the second sentence of Section 3.09 (including, without limitation, clauses (a) through (q) thereof).

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
    (c) Sauer covenants and agrees that, except as described in
Section 5.01(c) of the Sauer Disclosure Schedule, between the date hereof and the time of the Closing, neither Sauer nor any Sauer Subsidiary shall conduct its business other than in the ordinary course and consistent with Sauer's and such Sauer Subsidiary's prior practice.

    (d) Except as described in Section 5.01(d) of the Sauer Disclosure Schedule, Sauer covenants and agrees that, prior to the Closing, without prior written consent of Holdco, neither Sauer nor any Sauer Subsidiary will do any of the things enumerated in the second sentence of Section 4.09 (including, without limitation, clauses (a) through (q) thereof).

    SECTION 5.02. ACCESS TO INFORMATION. (a) From the date hereof until the final resolution of all claims made under Article IX hereof, upon reasonable notice, Danfoss shall cause the DFP Companies and the DFP Subsidiaries and each of the DFP Companies' and the DFP Subsidiaries', officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Sauer reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records (including, without limitation, the audit workpapers of Danfoss' accountants, to the extent that Danfoss' accountants permit access to such workpapers, for the year ended December 31, 1999) of each DFP Company and of each DFP Subsidiary and to those officers, directors, employees, agents, accountants and counsel of each DFP Company and each DFP Subsidiary who have any knowledge relating to any DFP Company, any DFP Subsidiary or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Sauer such additional financial and operating data and other information regarding the assets, properties and goodwill of the DFP Companies, the DFP Subsidiaries and the Business (or legible copies thereof) as Sauer may from time to time reasonably request.

    (b) From the date hereof until the final resolution of all claims made under
Article IX hereof, upon reasonable notice, Sauer shall cause its officers, directors, employees, agents, representatives, accountants and counsel to:
(i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Danfoss reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records (including, without limitation, the audit workpapers of Sauer's Accountants, to the extent that Sauer's Accountants permit access to such workpapers, for the year ended December 31, 1999) of Sauer and each subsidiary thereof and to those officers, directors, employees, agents, accountants and counsel of Sauer and of each subsidiary thereof who have any knowledge relating Sauer, any subsidiary thereof or its business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Danfoss such additional financial and operating data and other information regarding the assets, properties and goodwill of Sauer, its subsidiaries and its business (or legible copies thereof) as Danfoss may from time to time reasonably request.

    (c) For the statutory period following the Closing required by local law, Sauer covenants and agrees to (i) retain the books and records of the DFP Companies and the DFP Subsidiaries relating to periods prior to the Closing and
(ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Holdco reasonable access, during normal business hours, to such books and records.

    (d) For the statutory period following the Closing required by local law, Holdco covenants and agrees to (i) retain or cause to be retained the books and records of Holdco or any Affiliate thereof which relate to the DFP Companies and the DFP Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to Sauer, any DFP Company or any DFP Subsidiary and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Sauer, DFP or any DFP Subsidiary reasonable access, during normal business hours, to such books and records.

    SECTION 5.03. CONFIDENTIALITY. Danfoss and Sauer shall comply with, and each shall cause their respective agents, representatives, Affiliates, employees, officers and directors to comply with, to the extent permitted by applicable Law, all of the respective obligations of each under the Confidentiality Agreement, dated September 21, 1999 between Sauer and Danfoss, which shall remain in full force and effect in accordance with its terms.

    SECTION 5.04.  REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND
CONSENTS. (a) Each of Holdco and Sauer shall use its respective best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals; PROVIDED, HOWEVER, that in complying with this Section 5.04, Sauer shall not be required to divest any of the Sauer Assets. Each party hereto agrees to make an appropriate filings, if necessary, pursuant to the HSR Act, the German Antitrust Act (with respect to the German Antitrust Authority Notification) and the Danish Antitrust Code (with respect to the Danish Antitrust Notification) with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, the German Antitrust Act (with respect to the German Antitrust Authority Notification) and the Danish Antitrust Code (with respect to the Danish Antitrust Notification).

    (b) Holdco shall or shall cause the DFP Companies and the DFP Subsidiaries to promptly give such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as Holdco may deem necessary or desirable in connection with the transactions contemplated by this Agreement.

    (c) Sauer and Holdco shall each cooperate and use all reasonable efforts to assist the other party in giving any such notices and obtaining such consents and estoppel certificates; PROVIDED, HOWEVER, that neither Holdco nor Sauer shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Sauer or Holdco, as the case may be, in its sole and absolute discretion may deem adverse to its interests.

    (d) Neither Sauer nor Holdco knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.

    (e) Holdco and Sauer agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business, any DFP Company or any DFP Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Danfoss, any DFP Company or any DFP Subsidiary is a party is not obtained prior to the Closing, Holdco will, subsequent to the Closing, cooperate with Sauer and the DFP Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained within 6 months after Closing, Holdco shall use its best efforts to provide such DFP Company or such DFP Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if Holdco provides such rights and benefits, such DFP Company or such DFP Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

    SECTION 5.05. NOTICE OF DEVELOPMENTS. Prior to the Closing, Holdco and Sauer shall promptly notify the other in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of Holdco or Sauer, as the case may be, in this Agreement or which could have the effect of making any representation or warranty of Holdco or Sauer, as the case may be, in this Agreement untrue or incorrect in any respect and (ii) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of, in the case of Sauer, any DFP Company, any DFP Subsidiary or the Business and, in the case of each of Holdco, its business or the business of any of its Affiliates.

    SECTION 5.06. NAME CHANGE. As promptly as practicable following the Closing, Sauer shall take all actions necessary, proper or desirable in order to change the corporate name of Sauer to "Sauer-Danfoss Inc." ("SAUER-DANFOSS").

    SECTION 5.07. DELAYED SUBSIDIARIES. Section 5.07 of the DFP Disclosure Schedule lists all DFP Subsidiaries that, as of the date hereof, are not duly organized or validly existing ("DELAYED SUBSIDIARIES"). On or before the Closing Date, Danfoss shall form, or cause to be formed, the Delayed Subsidiaries and take all necessary steps so that, on the Closing Date, each Delayed Subsidiary shall be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and will have all necessary power and authority to own, operate and lease the properties and assets then owned, operated or leased by it and to carry on its business in the same manner as Danfoss prior to Closing had carried on the business to be conducted thereby and that on the Closing Date, each Delayed Subsidiary shall be duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. True and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Delayed Subsidiary, in effect on the Closing Date shall be delivered by Danfoss to Sauer on the Closing Date. Any Delayed Subsidiaries formed after February 23, 2000 shall have a ratio of (a) an amount equal to Debt less cash and cash equivalents to (b) an amount equal to the sum of (i) an amount equal to Debt less cash and cash equivalents plus (ii) Equity, equal to the Sauer Leverage Ratio.

    SECTION 5.08. RELEASE OF INDEMNITY OBLIGATIONS. Holdco covenants and agrees, on or prior to the Closing, to execute and deliver to the DFP Companies, for the benefit of each DFP Company and each DFP Subsidiary, a general release and discharge, in form and substance satisfactory to Sauer releasing and discharging each DFP Company and each DFP Subsidiary from any and all obligations to indemnify either of Holdco or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing other than to the extent, if any, an amount has been accrued for as a current payable on the DFP Year-End Balance Sheet with respect to such obligations, agreements or arrangements.

    SECTION 5.09. PROXY STATEMENT. (a) As promptly as practicable after the execution of this Agreement, Sauer shall prepare and file with the SEC a proxy statement relating to the meeting of Sauer's stockholders to be held in connection with the Stock Issuance (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). Sauer shall take all or any action required under any applicable federal or state securities laws in connection with the Stock Issuance pursuant to the Share Exchange. In the event that the Closing shall occur on or before September 30, 2000, all costs and expenses incurred by Sauer in connection with the Proxy Statement and Stockholder's Meeting, including, without limitation, the fees and disbursements of its counsel, accountants and other representatives, printing, filing and other fees and expenses incurred in connection therewith shall be borne by Sauer. Holdco shall furnish all information concerning Holdco and the DFP Companies as Sauer may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the Proxy Statement shall have become effective, Sauer shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of Sauer in favor of the Stock Issuance, unless otherwise necessary due to the applicable fiduciary duties of the Sauer directors, as determined by such directors in good faith after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel) and financial advisors.

    No amendment or supplement to the Proxy Statement will be made by Sauer without the approval of Holdco. Sauer will advise Holdco, promptly after it receives any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    Sauer shall promptly prepare and submit to the NYSE a subsequent listing application covering the shares of Sauer Common Stock issuable in the Share Exchange, and shall use its reasonable best efforts to obtain, prior to the Closing, approval for the listing of such Sauer Common Stock, subject to official notice of issuance and Holdco shall cooperate with Sauer with respect to such listing.

    (b) The information supplied by Sauer for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Sauer, (ii) the time of the Stockholder's Meeting (as hereinafter defined), and (iii) the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing any event or circumstance relating to Sauer or any subsidiary thereof, or their respective officers or directors, should be discovered by Sauer which should be set forth in an amendment or a supplement to the Proxy Statement, Sauer shall promptly inform Holdco. All documents that Sauer is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (c) The information supplied by Holdco or the DFP Companies for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Sauer, (ii) the time of the Stockholder's Meeting, and (iii) the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing any event or circumstance relating to any DFP Company or any DFP Subsidiary, or their respective officers or directors, should be discovered by Holdco or any DFP Company which should be set forth in an amendment or a supplement to the Proxy Statement, Holdco or such DFP Company shall promptly inform Sauer.

    SECTION 5.10. STOCKHOLDERS' MEETING. Sauer shall call and hold a meeting of its stockholders (the "STOCKHOLDERS' MEETING") as promptly as practicable for the purpose of voting upon the approval of the Stock Issuance as soon as practicable after the date on which the Proxy Statement becomes effective. Subject to the fiduciary duties of the Sauer board of directors, Sauer shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Stock Issuance, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware law to obtain such approval, unless otherwise necessary under the applicable fiduciary duties of the directors of Sauer, as determined by such directors in good faith after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel).

    SECTION 5.11. LEVERAGE RATIO ADJUSTMENT. (a) Danfoss and Sauer hereby agree that on or before February 23, 2000, Sauer shall deliver to Danfoss its calculation of the Sauer Leverage Ratio and Danfoss shall deliver to Sauer its calculation of the DFP Leverage Ratio, in each instance, in sufficient detail to fully support such calculation.

        (b) (i) Subject to clause (ii) of this Section 5.11(b), the calculation of the Sauer Leverage Ratio and the calculation of the DFP Leverage Ratio shall each be deemed to be and shall be final, binding and conclusive on the parties hereto.

        (ii) Either Sauer or Danfoss (the "DISPUTING PARTY") may dispute the calculation of the Leverage Ratio of the other (the "NON-DISPUTING PARTY"); PROVIDED, HOWEVER, that the Disputing Party shall have notified the Non-Disputing Party in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within five Business Days of the Non-Disputing Party's delivery of its Leverage Ratio to the Disputing Party. Sauer and Danfoss shall endeavor to settle all disputes relating to the calculation of Leverage Ratios amicably and in good faith within five Business Days of the Disputing Party giving written notice to the Non-Disputing Party pursuant to the immediately preceding sentence. Should those endeavors fail, all disputes related thereto shall be jointly referred to KPMG and Sauer's Accountants for resolution. Any resolution by KPMG and Sauer's Accountants as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If KPMG and Sauer's Accountants are unable to reach a resolution with such effect within five Business Days after the date on which the dispute is submitted to them for resolution, KPMG and Sauer's Accountants shall submit the items remaining in dispute for resolution to PriceWaterhouseCoopers (or, if such firm shall decline to act or is not, at the time of such submission, independent of Danfoss and Sauer, to another independent accounting firm of international reputation mutually acceptable to Sauer and Danfoss) (either PriceWaterhouseCoopers or such other accounting firm being referred to herein as the "INDEPENDENT ACCOUNTING FIRM"), which shall, within five Business Days after such submission, determine and report to Sauer and Danfoss upon such remaining disputed items, and such report shall be final, binding and conclusive on Danfoss and Sauer. The fees and disbursements of the Independent Accounting Firm shall be allocated between Danfoss and Sauer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

        (iii) In acting under this Agreement, Sauer's Accountants, Danfoss' Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

    (c) Danfoss and Sauer further agree that the DFP Leverage Ratio shall be adjusted to equal the Sauer Leverage Ratio pursuant to Section 5.11(d) below (the "LEVERAGE RATIO ADJUSTMENT").

    (d) In the event that the Leverage Ratio Adjustment requires the Debt included on the DFP Year-End Balance Sheet to be increased, then, prior to the Closing, either DFP or USCo. shall pay the Equalization Dividend, PROVIDED, HOWEVER, that in the event that DFP or USCo., as the case may be, has insufficient funds to pay the Equalization Dividend, or the Equalization Dividend otherwise cannot be paid to Danfoss, then the Equity of either DFP or USCo. (in Danfoss' sole discretion) shall be reduced, in a manner reasonably satisfactory to Sauer, by an amount equal to the amount of the Equalization Dividend. In the event that the Leverage Ratio Adjustment requires the Debt included on the DFP Year-End Balance Sheet to be decreased, then, prior to the Closing, Danfoss shall, in its sole discretion, pay to either DFP or USCo. the Equalization Contribution.

    SECTION 5.12. TRANSFER RESTRICTION. Sauer hereby agrees with Holdco and Danfoss that Sauer shall not transfer, sell, or otherwise dispose of (a) the Danish Shares or (b) the shares of Danfoss Hydraulik A/S for a period of 37 months commencing on the Closing Date.

    SECTION 5.13. ASSET ACQUISITION. Holdco and Sauer hereby agree that Sauer shall acquire, on or before December 31, 2000, in one or more transactions, all of the assets of Danfoss related to the Mobile Hydraulics operations of Danfoss conducted on the date hereof in the countries of Holland, Belgium, Spain, Portugal, Switzerland, Japan, Singapore (which also covers sales in other Asean countries), Hong Kong, New Zealand, Australia, Brazil (which also covers sales in other South American countries) and Mexico pursuant to one or more asset acquisition agreements to be entered into by Holdco and Sauer and including, in addition to standard and customary terms, terms substantially similar to the terms described in the term sheet attached hereto as Schedule IV (including, without limitation, the methodology for the determination of the number of shares of Sauer Common Stock to be exchanged for such assets).

    SECTION 5.14. CREDIT FACILITY. Prior to Closing, Danfoss shall cause DFP to enter into the Credit Facility. The terms of the Credit Facility shall provide that the Credit Facility must remain in place for a period of no less than six months after Closing.

    SECTION 5.15. INDEBTEDNESS. From the date hereof until the Closing Date, neither Sauer or any Sauer Subsidiary nor any DFP Company or any DFP Subsidiary will incur any Debt, whether directly or on a contingent basis, whatsoever, other than Debt incurred to fund such Person's working capital requirements or capital expenditures.

    SECTION 5.16. NAME OF SAUER SUBSIDIARIES. Sauer hereby agrees to use its reasonable efforts to, within a reasonable time period after the Closing Date, take all reasonable actions necessary to substitute in the corporate name of each Sauer Subsidiary that, as of Closing Date, includes in its corporate name the word "Sundstrand," the word "Danfoss" for the word "Sundstrand."

    SECTION 5.17. AMENDMENT RESULTING FROM U.S. WITHHOLDING TAXES. In the event that any of Murmann, Danfoss or Holdco reasonably determine that, under the proposed Convention Between the Government of the United States of America and the Government of the Kingdom of Denmark for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income, signed at Washington, D.C. on August 19, 1999, Holdco will be subject to withholding taxes on the dividends and the distributions paid by Sauer in an amount in excess of 5% of any such dividend or distribution, Sauer, Danfoss, Murmann and Holdco hereby agree to take all actions reasonably necessary to amend this Agreement in order to replace all references to Holdco contained in this Agreement with references to either a new holding company (organized in a jurisdiction other than Denmark) or Danfoss, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto by such amendment.

    SECTION 5.18. AMENDMENT RESULTING FROM LACK OF DANISH TAX AUTHORITY APPROVAL. In the event that, within twenty Business Days after the date hereof, the Danish tax authority does not approve Danfoss' application to treat the Share Exchange as a tax free stock exchange, Sauer, Danfoss, Murmann and Holdco hereby agree to take all actions necessary to amend this Agreement in order to replace all references to Holdco contained in this Agreement with references to Danfoss, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto by such amendment; PROVIDED, HOWEVER, that Danfoss shall not be required to accept the Holdco structure.

    SECTION 5.19. FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                   [RESERVED]

                                  ARTICLE VII

                                  TAX MATTERS

    SECTION 7.01. TAX INDEMNITY. (a) (i) Other than to the extent, if any, an amount is reflected on the DFP Year-End Balance Sheet, Danfoss agrees to indemnify and hold harmless Sauer against any Taxes imposed on any DFP Company or any DFP Subsidiary for any taxable period or any portion of a period ending on or before December 31, 1999 and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes. Sauer hereby agrees that the provisions of this Section 7.01(a) shall be the sole remedy of Sauer and the DFP Companies with respect to a breach of the representations and warranties contained in Section 3.20. Any payment under this provision will be net of any Tax Benefit to Sauer, any DFP Company or any DFP Subsidiary resulting from the payment of Taxes otherwise subject to indemnification by Danfoss.

    (ii) Other than to the extent, if any, an amount is reflected on the Sauer Year-End Balance Sheet, Murmann agrees to indemnify and hold harmless Danfoss against any Taxes imposed on Sauer or any Sauer Subsidiary for any taxable period or any portion of a period ending on or before December 31, 1999 and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes. Danfoss hereby agrees that the provisions of this Section 7.01(a) shall be the sole remedy of Danfoss with respect to a breach of the representations and warranties contained in Section 4.20. Any payment under this provision will be net of any Tax Benefit to Sauer, any Sauer Subsidiary, any DFP Company or any DFP Subsidiary resulting from the payment of Taxes otherwise subject to indemnification by Murmann. Any indemnity of Murmann under this Section 7.01(a)(ii) is limited to the amount of any Taxes and other loss, damage, liability or expense otherwise payable by Murmann under this
Section 7.01(a)(ii) multiplied by .2821.

    (b) In the case of Taxes that are payable with respect to a taxable period that begins before December 31, 1999, and ends after December 31, 1999, the portion of any such Tax that is allocable to the portion of the period ending on December 31, 1999, shall be:

        (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement, deemed equal to the amount which would be payable if the taxable year ended with December 31, 1999 (except that, solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account to the extent appropriate for an equitable sharing of such Taxes); and

        (ii) in the case of Taxes not described in subparagraph (i) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on December 31, 1999, and the denominator of which is the number of calendar days in the entire period.

    (c) (i) Other than to the extent an amount has been paid on or before December 31, 1999 or is reflected on the DFP Year-End Balance Sheet, Danfoss agrees to indemnify and hold harmless Holdco against any Taxes imposed on Holdco, and agrees to indemnify and hold harmless Sauer against any Taxes imposed on Sauer, any Sauer Subsidiary, any DFP Subsidiary or any DFP Company, related to the Reorganization, the transfer of any DFP Companies' stock from Holdco to Sauer, the transfer of any DFP Companies' stock from Danfoss to Holdco, or any Equalization Dividend, and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such Taxes. For this purpose, Taxes on or measured by net income accrued in the ordinary course of business are not considered to be related to the Reorganization. Any payment under this provision will be net of any Tax Benefit to Sauer, any Sauer Subsidiary, any DFP Company, or any DFP Subsidiary resulting from the payment of Taxes otherwise subject to indemnification by Danfoss under this provision.

        (ii) Other than to the extent that an amount has been paid on or before December 31, 1999 or is reflected on the Sauer Year-End Balance Sheet, Murmann agrees to indemnify and hold harmless Danfoss against any Taxes imposed on Holdco with respect to the transfer of Murmann's Sauer Common Stock from Murmann to Holdco, and any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting, or otherwise in connection with, any such Taxes. Any payment under this provision will be net of any Tax Benefit to Holdco resulting from the payment of any Taxes otherwise subject to indemnification by Murmann under this provision. Any indemnity of Murmann under this
    Section 7.01(c)(ii), including the amount of any Tax Benefit, shall be limited to the amount otherwise determined under this provision multiplied by .2821.

    (d) All amounts for which an indemnity payment is required pursuant to
Section 7.01(a)(i), when added to any Sauer Loss which may be recovered from Danfoss under Article IX, must be, in the aggregate, in excess of $5 million. All amounts for which an indemnity payment is required pursuant to
Section 7.01(a)(ii), when added to any Danfoss Loss which may be recovered from Murmann under Article IX, must be, in the aggregate, in excess of $5 million. All indemnity payments required pursuant to Section 7.01(a)(i), when added to any Sauer Loss which may be recovered from Danfoss under Article IX, shall not exceed, in the aggregate, $50 million. All indemnity payments required pursuant to Section 7.01(a)(ii), when added to any Danfoss Loss which may be recovered from Murmann under Article IX, shall not exceed, in the aggregate, $50 million.

    (e) The amount of Tax Benefit for purposes of Section 7.01 will be determined at the time that the indemnification payment is made under this section, will be based on a reasonable anticipation of such benefit determined on a present value basis and will not take into account any reduction in gain, or increase in loss, to be recognized upon the sale of an asset by virtue of any increase in tax basis. In addition, for purposes of section 7.01(c), a Tax Benefit will be considered to exist only to the extent that it is bookable under U.S. GAAP, as determined by Sauer's accountants, in the case of an indemnity paid to Sauer, or under International Accounting Standards (IAS), as determined by Danfoss' accountants, in the case of any indemnity paid to Danfoss. In such case, the amount of such Tax Benefit will be determined by the accountants for Sauer and Danfoss, as the case may be, within 30 days after the claim for indemnity is made. The net amount of the indemnity must be paid within 15 days after the opinion of the accountants is delivered.

    SECTION 7.02. RETURNS AND PAYMENTS. (a) Danfoss shall prepare and furnish to Sauer (or cause to be prepared and so furnished) in a timely manner all Tax returns relating to any DFP Company or any DFP Subsidiary that are due in respect of any taxable period ending on or before December 31, 1999 or that are required to be filed before the Closing Date. Danfoss will provide copies of such returns (other than any Tax return that includes a corporation that is not a DFP Company or a DFP Subsidiary) to Sauer within 30 days before the due date for filing such returns. Sauer will prepare and file or cause to be prepared and filed all Tax returns required to be filed with respect to any DFP Company or any DFP Subsidiary that are due after the Closing Date other than any Tax return that Danfoss is required to file pursuant to this Section 7.02(a). Returns not yet filed for any taxable period that begins before December 31, 1999 shall be prepared, and each item thereon treated, in a manner consistent with past practices and treatment insofar as relates to any DFP Company or any DFP Subsidiary.

    (b) Any Tax refund (or equivalent benefit to Holdco or Danfoss or any Danfoss subsidiary through a reduction in Tax liability) for a period before the Closing Date arising out of the carryback of a loss or credit incurred by any DFP Company or any DFP Subsidiary in a taxable year ending after the December 31, 1999 shall be the property of Sauer and, if received by Holdco, Danfoss, or any Danfoss Affiliate, shall be payable promptly to Sauer. Any such refund or reduction of Tax will be considered to have been received by Holdco, Danfoss or any Danfoss subsidiary only if and to the extent that such refund or reduction would not have been so received but for such carryback.

    (c) AMENDMENT OF TAX RETURNS. Sauer agrees not to amend any Tax return of any DFP Company or DFP Subsidiary that includes any corporation other than a DFP Company or a DFP Subsidiary that is filed on or before the Closing Date with respect to any period ending prior to January 1, 2000; and Sauer agrees not to amend any other Tax return of a DFP Company or a DFP Subsidiary with respect to any such period without the prior written consent of Danfoss, which consent may not be unreasonably withheld.

    (d) REVIEW BY DANFOSS AND SAUER OF CERTAIN TAX RETURNS. With respect to any Tax return that Sauer prepares and files, or causes to be prepared and filed, and that includes any Tax attributable to the Reorganization, Sauer shall deliver to Danfoss, at least twenty (20) business days before the last day for timely filing of such Tax return, a copy of such completed Tax return. Sauer will consider any comments made by Danfoss in good faith with a view toward minimizing the Taxes attributable to the Reorganization. With respect to any Tax return that Danfoss prepares and files, or causes to be prepared and filed, (other than any return that includes a corporation that is not a DFP Company or a DFP Subsidiary) and that includes any Tax attributable to any DFP Company or any DFP Subsidiary for any period after December 31, 1999, Danfoss shall deliver to Sauer, at least twenty (20) business days before the last day for timely filing of such Tax return, a copy of such completed Tax return. Upon the request of Sauer, Danfoss will prepare and provide to Sauer pro forma returns for the DFP Companies and the DFP Subsidiaries with respect to any Tax return filed by Danfoss that includes a corporation that is not a DFP Company or a DFP Subsidiary. Danfoss will consider any comments made by Sauer with regard to such Tax returns or pro forma returns in good faith with a view toward minimizing the Taxes allocable to Sauer.

    SECTION 7.03. ASSISTANCE AND COOPERATION. After the Closing Date, Danfoss and Sauer shall use all reasonable efforts to:

        (a) assist (and shall use all reasonable efforts to cause their respective Affiliates to assist) the other party in preparing any returns which such other party is responsible for preparing and filing in accordance with this Article VII;

        (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any returns of any DFP Company or any DFP Subsidiary;

        (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of any DFP Company or any DFP Subsidiary;

        (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of any DFP Company or any DFP Subsidiary for taxable periods for which the other may have a liability under this Article VII; and

        (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

    SECTION 7.04. CONTESTS. (a) Sauer will promptly notify Murmann and Danfoss of an audit or administrative or judicial proceeding that relates to any amount with respect to which Danfoss may be required to indemnify Sauer under this
Article VII. Provided that Danfoss acknowledges in writing its liability under this Article VII to hold Sauer harmless against the amount of any adjustment that may be made as a result of such audit or proceeding, Danfoss shall have the right at its expense to be present in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which Danfoss has acknowledged its liability and the issue underlying the proposed adjustment does not recur for any period ending after December 31, 1999; Sauer also may be present in any such audit or proceeding and, if Danfoss does not assume the defense of any such audit or proceeding, Sauer may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to Danfoss setting forth the terms and conditions of settlement. In the event that a potential adjustment as to which Danfoss has acknowledged its liability is present in the same proceeding as a potential adjustment for which Sauer would be liable, Sauer shall have the right, at its expense, to control the audit or proceeding with respect to the latter proposed adjustment.

    (b) Sauer will notify Murmann and Danfoss of an audit or administrative or judicial proceeding that relates to any amount with respect to which Murmann may be required to indemnify Danfoss under this Article VII. Provided that Murmann acknowledges in writing its liability under this Article VII to hold Danfoss harmless against the amount of any adjustment that may be made as a result of such audit or proceeding, Murmann shall have the right at its expense to be present in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which Murmann has acknowledged its liability subject to the limitations provided herein, and the issue underlying the proposed adjustment does not recur for any period ending after December 31, 1999; Sauer also may be present in any such audit or proceeding and, if Murmann does not assume the defense of any such audit or proceeding, Sauer may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to Murmann setting forth the terms and conditions of settlement. In the event that a potential adjustment as to which Murmann has acknowledged its liability is present in the same proceeding as a potential adjustment for which Murmann would not be liable, Sauer shall have the right, at its expense, to control the audit or proceeding with respect to the latter proposed adjustment.

    (c) With respect to a proposed adjustment for which both Danfoss (as evidenced by its acknowledgment under this Section 7.04) and Sauer or Murmann, as the case may be, could be liable, or which involves an issue that recurs for any period ending after December 31, 1999 (whether or not the subject of audit at such time), (i) each party may participate in the audit or proceeding, and
(ii) the role of each party in the audit or proceeding shall be determined by the relative magnitude of the amount at risk. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by Sauer or Murmann and Danfoss.

    (d) Notwithstanding the foregoing provisions of this Section 7.04, the parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

    (e) Except as provided in Section 7.04(a) above, neither Sauer, Danfoss nor Murmann shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect any of such other parties for such year or a subsequent year without the written consent of such other party, which consent may not be unreasonably withheld.

    SECTION 7.05. MISCELLANEOUS. (a) Notwithstanding any provision herein to the contrary, the obligations of Danfoss to indemnify and hold harmless Sauer, any DFP Company and any DFP Subsidiary and the obligations of Murmann to indemnify and hold harmless Danfoss pursuant to this Article VII, and the representations and warranties contained in Section 3.20 and 4.20, respectively, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

    (b) Danfoss and Sauer agree to treat all payments made by Danfoss under this
Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as capital contributions for Tax purposes or adjustments to purchase price, as appropriate.

    (c) From and after the date of this Agreement, Danfoss and Holdco shall not without the prior written consent of Sauer (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made or revoke, any Tax election that would affect any DFP Company.

    (d) Sauer agrees that it shall not, without the prior written consent of Danfoss, make, or cause or permit to be made, a Tax election under
Section 338(h)(10) of the Code or under any similar provision of the Tax law of any other jurisdiction with respect to this transaction.

    SECTION 7.06. ADDITIONAL COVENANTS. (a)(i) Danfoss will not take, and will not permit the DFP Companies or DFP Subsidiaries to take, any action to generate taxable income or Taxes of the DFP Companies or the DFP Subsidiaries outside the ordinary course of business after December 31, 1999 and on or before the Closing Date, other than with respect to transactions contemplated by this Agreement, without the prior consent of Sauer, which consent may not be unreasonably withheld.

    (ii) Sauer will not take, and will not permit the Sauer Subsidiaries to take, any action to generate taxable income or Taxes of Sauer or the Sauer Subsidiaries outside the ordinary course of business after December 31, 1999 and on or before the Closing Date, other than with respect to transactions contemplated by this Agreement without the prior consent of Danfoss, which consent may not be unreasonably withheld.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

    SECTION 8.01. CONDITIONS TO OBLIGATIONS OF SAUER AND HOLDCO. The obligations of Sauer and Holdco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) SAUER STOCKHOLDER APPROVAL. The Stock Issuance shall have been authorized and approved by a majority of shares of Sauer Common Stock entitled to vote thereon in accordance with the rules of the Nyse.

        (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced by or before any Governmental Authority against Holdco or Sauer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of any party, is likely to render it impossible or unlawful to consummate such transactions; PROVIDED, HOWEVER, that a party shall not be entitled to receive the benefit of this Section 8.01(c) and this Section 8.01(c) shall not apply with respect to a party if such party has directly or indirectly solicited or encouraged any such Action;

    (c) ANTITRUST APPROVAL. Any waiting period (and any extension thereof) under (i) the HSR Act and (ii) the German Antitrust Act (with respect to the German Antitrust Authority Notification), applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated; and

    (d) OTHER AGREEMENTS. Each party, to the extent a party thereto, shall have duly executed and delivered the Joint Venture Agreement, the Shared Services Agreement, the Non-Competition Agreement, the Distributor Agreement and the Patent License Agreement and the Trademark License Agreement.

    (e) FIRPTA STATEMENTS. Each of Sauer and Holdco shall deliver or cause to be delivered to the other party hereto any and all statements and other documents required by Section 1445 of the Code and the regulations thereunder to preclude the application to the Share Exchange of any obligation under Section 1445 of the Code to withhold or pay any Tax.

    SECTION 8.02. CONDITIONS TO OBLIGATIONS OF HOLDCO. The obligations of Holdco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Sauer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Sauer on or before the Closing shall have been complied with in all material respects, and Holdco shall have received a certificate from Sauer to such effect signed by a duly authorized officer thereof;

        (b) RESOLUTIONS OF SAUER. Holdco shall have received a true and complete copy, certified by a duly authorized senior officer of Sauer, of the resolutions duly and validly adopted by (i) the Board of Directors of Sauer evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
    (ii) the stockholders of Sauer evidencing their authorization and approval of the issuance of Sauer Common Stock;

        (c) INCUMBENCY CERTIFICATE. Holdco shall have received a certificate of the Secretary or a duly authorized senior officer of Sauer certifying the names and signatures of the officers of Sauer authorized to sign this Agreement and the other documents to be delivered hereunder;

        (d) CONSENTS AND APPROVALS. Other than as would not individually or in the aggregate have a Material Adverse Effect, Sauer shall have received, each in form and substance satisfactory to Holdco, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Holdco in good faith deem necessary or desirable for the consummation of the transactions contemplated by this Agreement;

        (e) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect with respect to Sauer.

        (f) CREDIT FACILITY. Sauer shall have delivered to the financial institution providing the Credit Facility such documentation, if any, required to cause such financial institution to release Danfoss from any and all claims or potential liability in connection with the Credit Facility.

        (g) AMENDED AND RESTATED CORPORATE GOVERNANCE DOCUMENTS. Sauer shall have amended and restated its Certificate of Incorporation and its By-laws to each read in its entirety substantially in the form of Exhibit F and Exhibit G attached hereto, respectively.

    SECTION 8.03. CONDITIONS TO OBLIGATIONS OF SAUER. The obligations of Sauer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Holdco contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Holdco on or before the Closing shall have been complied with in all material respects, and Sauer shall have received a certificate of Holdco to such effect signed by a duly authorized officer of Holdco;

        (b) RESOLUTIONS OF EACH OF HOLDCO. Sauer shall have received a true and complete copy, certified by a duly authorized senior officer of Holdco, of the resolutions duly and validly adopted by the Board of Directors of Holdco and the shareholders of Holdco evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

        (c) INCUMBENCY CERTIFICATE OF HOLDCO. Sauer shall have received a certificate of a duly authorized senior officer of Holdco certifying the names and signatures of the officers of Holdco authorized to sign this Agreement and the other documents to be delivered hereunder;

        (d) CONSENTS AND APPROVALS. Other than as would not individually or in the aggregate have a Material Adverse Effect, Holdco shall have received, each in form and substance satisfactory to Sauer, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Sauer in good faith deems necessary or desirable for the consummation of the transactions contemplated by this Agreement;

        (e) CERTIFICATE VERIFYING LEVERAGE RATIO. Sauer shall have received a certificate from Holdco certifying that as of December 31, 1999, DFP Leverage Ratio equals the Sauer Leverage Ratio;

        (f) RELEASE OF INDEMNITY OBLIGATIONS. Sauer shall have received the general release and discharge from Danfoss referred to in Section 5.08 in form and substance satisfactory to Sauer in its sole and absolute discretion;

        (g) COMPLETION OF REORGANIZATION. Danfoss shall have completed in all respects the Reorganization; and

        (h) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect with respect to DFP.

                                   ARTICLE IX

                                INDEMNIFICATION

    SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sauer and Holdco contained in this Agreement, and all statements contained in this Agreement, the Exhibits to this Agreement, the Schedules to this Agreement, and any certificate, any Financial Statement, any Year-End Balance Sheet or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "ACQUISITION DOCUMENTS"), shall survive the Closing until the date which is 37 months after Closing Date; PROVIDED, HOWEVER, that
(a) the representations and warranties dealing with Tax matters which shall survive as provided in Article VII and (b) insofar as any claim is made by
(i) Sauer or Sauer's Affiliates or their officers, directors, employees, agents, successors and assigns (each, a "DANFOSS INDEMNIFIED PARTY") for the breach of any representation or warranty of Holdco or (ii) Danfoss or Danfoss' Affiliates or their officers, directors, employees, agents, successors or assigns (each, a "MURMANN INDEMNIFIED PARTY") for the breach of any representation or warranty of Sauer contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by the Danfoss Indemnified Party or the Murmann Indemnified Party, as the case may be, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by (a) the Danfoss Indemnified Party to Murmann or (b) the Murmann Indemnified Party to Danfoss, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

    SECTION 9.02. INDEMNIFICATION. (a) Any Danfoss Indemnified Party shall be indemnified and held harmless by Danfoss from any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by such Danfoss Indemnified Party (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "SAUER LOSS"), arising out of or resulting from:

        (i) the breach of any representation or warranty made by Holdco contained in the Acquisition Documents; or

        (ii) the breach of any covenant or agreement by Holdco or Danfoss contained in the Acquisition Documents; or

        (iii) Liabilities of any DFP Company or any DFP Subsidiary not reflected on the DFP Year-End Balance Sheet, whether arising before or after the Closing Date, arising from or related to the ownership or actions or inactions of any DFP Company or any DFP Subsidiary or, other than Liabilities incurred by any DFP Company or DFP Subsidiary in the ordinary course of business during the period commencing on the date hereof and ending on the Closing Date, the conduct of their respective businesses prior to the Closing; or

        (iv) any and all Sauer Losses suffered or incurred by Sauer, any DFP Company or any DFP Subsidiary by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of any DFP Companies or any DFP Subsidiary occurring or existing prior to the Closing;

PROVIDED, HOWEVER, that all such Sauer Losses suffered or incurred under
Section 9.02(a)(i), (iii) and (iv), when added to any amount for which an indemnity payment is required pursuant to Section 7.01(a)(i), must be, in the aggregate, in excess of $5.0 million.

    (b) Any Murmann Indemnified Party shall be indemnified and held harmless by Murmann from any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by such Murmann Indemnified Party (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "DANFOSS LOSS"), arising out of or resulting from:

        (i) the breach of any representation or warranty made by Sauer contained in the Acquisition Documents; or

        (ii) except as provided for in Section 9.04 and Section 9.05, the breach of any covenant or agreement by Sauer contained in the Acquisition Documents; or

        (iii) Liabilities of Sauer or any Sauer Subsidiary not reflected on the Sauer Year-End Balance Sheet, whether arising from or related to the ownership or actions or inactions of Sauer or any Sauer Subsidiary or, other than Liabilities incurred by Sauer or any Sauer Subsidiary in the ordinary course of business during the period commencing on the date hereof and ending on the Closing Date, the conduct of their respective businesses prior to the Closing; or

        (iv) any and all Danfoss Losses suffered or incurred by Danfoss or Sauer by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Sauer or any Sauer Subsidiary occurring or existing prior to the Closing;

PROVIDED, HOWEVER, that all such Danfoss Losses suffered or incurred under
Section 9.02(b)(i), (iii) and (iv), when added to any amount for which an indemnity payment is required pursuant to Section 7.01(a)(ii), must be, in the aggregate, in excess of $5.0 million.

    (c) To the extent that Danfoss' or Murmann's undertakings set forth in this
Section 9.02 may be unenforceable, Danfoss or Murmann, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Sauer Losses incurred by Sauer, the DFP Companies or the DFP Subsidiaries and all Danfoss Losses incurred by Holdco or Sauer.

    (d) A Murmann Indemnified Party shall give to Murmann and Sauer and a Danfoss Indemnified Party shall give to Danfoss and Holdco notice of any matter which an either a Danfoss Indemnified Party or a Murmann Indemnified Party as the case may be, has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Sauer Loss or Danfoss Loss, as the case may be, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of Murmann or Danfoss, as the case may be, under this Article IX with respect to Danfoss Losses and Sauer Losses, as the case may be, arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if a Murmann Indemnified Party or a Danfoss Indemnified Party, as the case may be, shall receive notice of any Third Party Claim, the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, shall give Murmann or Danfoss, as the case may be, notice of such Third Party Claim within 30 days of the receipt of such notice of Third Party Claim; PROVIDED, HOWEVER, that the failure to provide such notice shall not release Murmann or Danfoss, as the case may be, from any of its obligations under this Article IX except to the extent Murmann or Danfoss, as the case may be, is materially prejudiced by such failure and shall not relieve the Murmann or Danfoss, as the case may be, from any other obligation or Liability that it may have to any Murmann Indemnified Party or any Danfoss Indemnified Party, as the case may be, otherwise than under this Article IX. If Murmann or Danfoss, as the case may be, acknowledges in writing its obligation to indemnify the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, hereunder against any Losses that may result from such Third Party Claim, then Murmann or Danfoss, as the case may be, shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, within ten calendar days of the receipt of such notice from the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, in its sole and absolute discretion, for the same counsel to represent both the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, then the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, shall be entitled to retain its own counsel, in each jurisdiction for which the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, determines counsel is required, at the expense of Murmann or Danfoss, as the case may be. In the event Murmann or Danfoss, as the case may be, exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, shall cooperate with Murmann or Danfoss, as the case may be, in such defense and make available to Murmann or Danfoss, as the case may be, at Murmann's or Danfoss', as the case may be, expense, all witnesses, pertinent records, materials and information in the Murmann Indemnified Party or the Danfoss Indemnified Party's, as the case may be, possession or under the Murmann Indemnified Party or the Danfoss Indemnified Party's, as the case may be, control relating thereto as is reasonably required by the Murmann or Danfoss, as the case may be. Similarly, in the event the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, is, directly or indirectly, conducting the defense against any such Third Party Claim, Murmann or Danfoss, as the case may be, shall cooperate with the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, in such defense and make available to the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be, at Murmann's or Danfoss', as the case may be, expense, all such witnesses, records, materials and information in Murmann's or Danfoss', as the case may be, possession or under the Murmann's or Danfoss', as the case may be, control relating thereto as is reasonably required by the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be. No such Third Party Claim may be settled by the Murmann or Danfoss, as the case may be, without the prior written consent of the Murmann Indemnified Party or the Danfoss Indemnified Party, as the case may be.

    SECTION 9.03. LIMITS ON INDEMNIFICATION. Subject to Sections 9.04 and 9.05 below, anything to the contrary contained in this Agreement notwithstanding, the maximum amount of indemnifiable (a) Sauer Losses which may be recovered from Danfoss, arising out of or resulting from the causes enumerated in Section 9.02, when added to any amount which may be recovered from Danfoss under Section 7.01(a)(i), shall be, in the aggregate, an amount equal to $50.0 million and (b) Danfoss Losses which may be recovered from Murmann arising out of or resulting from the causes enumerated in Section 9.02 shall be an amount equal to the product of the amount of any Danfoss Loss multiplied by .2821, with the amount of all such Danfoss Losses, when added to any amount which may be recovered from Murmann under Section 7.01(a)(ii), not to exceed, in the aggregate, $50.0 million.

    SECTION 9.04. TRANSFER OF DANISH SHARES. Sauer hereby agrees to indemnify Danfoss and to hold Danfoss harmless from and against all Liability related to Danish taxes (net of any benefit derived therefrom) arising out of the transfer, sale or other disposition by Sauer of (a) the Danish Shares or (b) the shares of Danfoss Hydraulic A/S in violation of Section 5.12; PROVIDED, HOWEVER, that the aggregate amount payable by Sauer under this Section 9.04 shall not exceed a maximum of $100.0 million.

    SECTION 9.05. SILENT PARTNERSHIP. Sauer hereby agrees to indemnify Danfoss and to hold Danfoss harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses of any and every kind, nature and description suffered or incurred by Danfoss or Sauer and (including, without limitation reasonable legal fees and disbursements) arising out of the operation or termination of the Silent Partnership; PROVIDED, HOWEVER, that all such losses, liabilities, claims, demands, damages, costs and expenses must be in the aggregate in excess of the Silent Partnership Tax Liability recomputed as of the Closing Date; PROVIDED, FURTHER, that no person shall be deemed to have suffered such a loss, liability, claim, demand, damage, cost or expense as a result of the dilution caused by the issuance of Sauer Common Stock in connection with the conversion of Silent Partnership Interests pursuant to the termination of the Silent Partnership Agreement.

    SECTION 9.06. TAX MATTERS. Anything in this Article IX (except for the specific reference to Tax matters in Section 9.01, Section 9.04 and
Section 9.05) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII.

    SECTION 9.07. NO DUPLICATIVE LIABILITY. With respect to any Danfoss Loss giving rise to an indemnity obligation of Murmann, Murmann shall be obligated under this Article IX to indemnify Danfoss only; in no event shall either
(a) Murmann be obligated to indemnify both Holdco and Danfoss for the same Loss or (b) Sauer be obligated to indemnify Holdco or Danfoss for any Loss. With respect to any Sauer Loss giving rise to an indemnity obligation of Danfoss, Danfoss shall be obligated under this Article IX to indemnify Sauer only; in no event shall Holdco be obligated to indemnify Sauer for any Loss. The sole remedy for breaches of representation, warranties or covenants under this Agreement shall be indemnification under this Article IX.

                                   ARTICLE X

                             TERMINATION AND WAIVER

    SECTION 10.01.  TERMINATION.  This Agreement may be terminated:

        (a) by Sauer at any time prior to the Closing if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect with respect to the DFP Companies and the DFP Subsidiaries, taken as a whole, (ii) any representation or warranty of Holdco contained in this Agreement shall not have been true and correct when made such that the condition set forth in
    Section 8.03(a) would not be satisfied, (iii) Holdco shall not have complied with any covenant or agreement to be complied with by either and contained in this Agreement such that the condition set forth in
    Section 8.03(a) would not be satisfied, or (iv) Holdco, any DFP Company or any DFP Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Holdco, DFP or any DFP Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; PROVIDED, HOWEVER, that Holdco shall have a period of 30 calendar days to cure any defect under subclauses (i), (ii) and (iii) of this Section 10.01(a) commencing on the day after the date on which Holdco receives notice from Sauer of Sauer's intent to terminate; or

        (b) by Holdco at any time prior to the Closing if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect with respect to Sauer and the Sauer Subsidiaries, taken as a whole, (ii) any representation or warranty of Sauer contained in this Agreement shall not have been true and correct when made such that the condition set forth in
    Section 8.02(a) would not be satisfied, (iii) Sauer shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement such that the condition set forth in Section 8.02(a) would not be satisfied or (iv) Sauer or any Sauer Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Sauer or any Sauer Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; PROVIDED, HOWEVER, that Sauer shall have a period of 30 calendar days to cure any defect under subclause (i), (ii) and (iii) of this Section 10.01(b) commencing on the day after the date on which Sauer receives notice from Holdco of Holdco's intent to terminate; or

        (c) by either Holdco or Sauer at any time prior to the Closing if the Closing shall not have occurred by September 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
    Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

        (d) by either Sauer or Holdco at any time prior to the Closing in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

        (e) by the mutual written consent of Holdco and Sauer at any time prior to the Closing; or

        (f) by Holdco within five Business Days after receipt of the Sauer Disclosure Schedule if, in the good faith judgment of Holdco, either the form or substance of the Sauer Disclosure Schedule is unacceptable to Holdco; or

        (g) by Sauer within five Business Days after receipt of the DFP Disclosure Schedule if, in the good faith judgment of Sauer, either the form or substance of the DFP Disclosure Schedule is unacceptable to Sauer.

    SECTION 10.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except
(a) as set forth in Sections 5.03, 10.02(b) and 11.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

    SECTION 10.03. WAIVER. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE XI

                               GENERAL PROVISIONS

    SECTION 11.01. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; PROVIDED, HOWEVER, that with respect to, in the case of Sauer and the Sauer Subsidiaries, the expenses listed on Schedule II ("SCHEDULE II EXPENSES"), and, in the case of the DFP Companies and the DFP Subsidiaries, the expenses listed on Schedule III ("SCHEDULE III EXPENSES"), the Sauer Year-End Balance Sheet shall reflect the Schedule II Expenses as assets and the DFP Year-End Balance Sheet reflect the Schedule III Expenses as assets.

    SECTION 11.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

    (a)    if to Holdco:
        Danfoss A/S
        Dk 6430
        Nordborg
        Denmark
        Telecopy: 45-7488-5995
        Attention: Ole Steen Andersen
        and
        Danfoss A/S
        Dk 6430
        Nordborg
        Denmark

Telecopy: 45-7449-0949
Attention: J. Bo Jorgensen
        and
        Haight Gardner Holland & Knight
        195 Broadway
        New York, NY 10007
        Telecopy: (212) 385-9010
        Attention: Oliver Edwards, Esq.
        and
        K. Murmann Verwaltungsgesellschaft mbH
        Krokamp 35
        24539 Neumunster
        Germany
        Telecopy: 49-4321-871-121
        Attention: Dr. K. Murmann
        and
        Gruter
        Rechtsanwalte und Notare
        Angerstrasse 14-16
        47051 Duisburg
        Telecopy: 49-203-343331
        Attention: Dr. Erich Gruter

    (b)    if to Sauer:
        Sauer Inc.
        2800 East 13th Street
        Ames, IA 50010
        Telecopy: (515) 956-5364
        Attention: Kenneth D. McCuskey
        with copies to:
        Sauer-Sundstrand GmbH & Co.
        Krokamp 35
        24539 Neumunster
        Germany
        Telecopy: 49-4321-871-121
        Attention: Tonio P. Barlage
        and
        Shearman & Sterling
        599 Lexington Avenue
        New York, New York 10022
        Telecopy: (212) 848-7179
        Attention: Peter D. Lyons, Esq.
        and

Spencer Fane Britt & Browne LLP
100 Walnut Street
        Suite 1400
        Kansas City, Missouri 64106
        Telecopy: (816) 474-3216
        Attention: James W. Kapp, Esq.

    (c)    if to Danfoss A/S:
        Danfoss A/S
        Dk 6430
        Nordborg
        Denmark
        Telecopy: 45-7488-5995
        Attention: Ole Steen Andersen
        and
        Danfoss A/S
        Dk 6430
        Nordborg
        Denmark
        Telecopy: 45-7449-0949
        Attention: J. Bo Jorgensen
        and
        Haight Gardner Holland & Knight
        195 Broadway
        New York, NY 10007
        Telecopy: (212) 385-9010
        Attention: Oliver Edwards, Esq.

    SECTION 11.03. PUBLIC ANNOUNCEMENTS. Except as required by any applicable Law or regulation or stock exchange rule or by legal process, in which case, the disclosing party shall use its best efforts to provide prior notification to the other party, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

    SECTION 11.04. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 11.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    SECTION 11.06. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between Holdco and Sauer with respect to the subject matter hereof.

    SECTION 11.07. ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Holdco and Sauer (which consent may be granted or withheld in the sole discretion of Holdco or Sauer); PROVIDED, HOWEVER, that, other than with respect to the shares of DFP and the shares of Danfoss Hydraulik A/S, Sauer may assign its rights under this Agreement, in whole or in part, to any wholly owned Sauer Subsidiary without the consent of Holdco; PROVIDED FURTHER that any such assignment by Sauer shall not relieve Sauer of any of its obligations hereunder.

    SECTION 11.08.  NO THIRD PARTY BENEFICIARIES.  Except for the provisions of
Article IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 11.09. AMENDMENT. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Holdco and Sauer or (b) by a waiver in accordance with Section 10.03.

    SECTION 11.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state.

    SECTION 11.11. ARBITRATION. The parties to this Agreement shall endeavor to settle all disputes and conflicts arising out of or in connection with this Agreement amicably and in good faith. Should those attempts fail, all disputes between the parties to this Agreement arising out of or in connection with this Agreement, including, without limitation, disputes concerning the validity of this Agreement, shall be finally settled under the Arbitration Rules of the International Chamber of Commerce, Paris, by three arbitrators to be appointed in accordance with said Rules. The place of arbitration shall be Copenhagen. The language of arbitration shall be English. The jurisdiction of ordinary courts shall be excluded except for the right of the parties to this Agreement to seek a preliminary injunctions or similar release and to seek execution of an arbitration award pursuant to this Section 11.11. The parties hereby agree that, notwithstanding the venue in Copenhagen and application of the Arbitration
Rules of the International Chamber of Commerce, Paris, each party shall, in any arbitration proceeding, make full disclosure to the other party consistent with the United States federal court discovery procedures.

    SECTION 11.12. SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    IN WITNESS WHEREOF, Holdco and Sauer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       DANFOSS MURMANN HOLDING A/S

                                                       By:  /s/ KLAUS MURMANN
                                                            -----------------------------------------
                                                            Name: Klaus Murmann
                                                            Title:  Officer

                                                       SAUER INC.

                                                       By:  /s/ KLAUS MURMANN
                                                            -----------------------------------------
                                                            Name: Klaus Murmann
                                                            Title:  Chairman and Chief Executive
                                                            Officer

                                                       DANFOSS A/S

                                                       For the purposes of Section 5.02,
                                                       Section 5.03, Section 5.07, Section 5.11,
                                                       Section 5.12, Section 5.14, Section 5.17,
                                                       Section 5.18, Article VII, Article IX and
                                                       Schedule IV of this Agreement only

                                                       By:  /s/ JRGEN M. CLAUSEN
                                                            -----------------------------------------
                                                            Name: Jrgen M. Clausen
                                                            Title:  Chairman and Chief Executive
                                                            Officer

                                                       By:  /s/ HANS KIRK
                                                            -----------------------------------------
                                                            Name: Hans Kirk
                                                            Title:  Executive Vice President

                                                       K. MURMANN
                                                       VERWALTUNGSGESELLSCHAFT MBH
                                                       For the purposes of Section 5.17,
                                                       Section 5.18, Article VII and Article IX of
                                                       this Agreement only

                                                       By:  /s/ KLAUS MURMANN
                                                            -----------------------------------------
                                                            Name: Klaus Murmann
                                                            Title:  Officer

                                   SCHEDULE I

                      SCHEDULE OF SAUER APPLIED U.S. GAAP

    The following represents a summary of significant accounting policies applied by Sauer under U.S. GAAP:

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The accounts of Sauer are stated in accordance with generally accepted accounting principles in the U.S. The consolidated financial statements include the accounts of Sauer Inc. and subsidiaries on a consolidated basis for all periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRINCIPLES

    During 1998, Sauer adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Total comprehensive income, consisting of net income and adjustments for minimum pension liability and foreign currency translation is disclosed on the face of the Statements of Stockholders' Equity and Comprehensive Income.

    Sauer also adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises the disclosures made with respect to pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans.

    In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position, ("SOP"), 98-5, "Reporting on the Costs of Start-up Activities," which requires that costs of start-up activities be expensed as incurred. These costs are defined, among others, as one-time activities relating to opening a new facility, introducing a new product or initiating a new process in an existing facility. Sauer currently expenses these types of costs and therefore, does not believe that this statement will have a material impact on Sauer's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999, which requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. As Sauer does not currently have any such instruments outstanding, Sauer does not believe that this statement will have any material effect on Sauer's financial position or results of operations.

RECLASSIFICATION

    Sauer, from time to time, reclassifies certain previously reported amounts to conform with the current period presentation.

MINORITY INTEREST

    Minority interest in net assets and income of subsidiaries is reflected in the consolidated financial statements of Sauer in accordance with the equity method of consolidation.

TRANSLATION OF FOREIGN CURRENCIES

    Assets and liabilities of consolidated foreign subsidiaries are translated into U. S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year. The resulting translation adjustments are included in stockholders' equity. Gains or losses on transactions denominated in foreign currencies and the related tax effects, which are not material, are reflected in net income. Intercompany loans are treated in accordance with Statement of Financial Accounting Standards No. 52--Foreign Currency Translation.

CASH AND CASH EQUIVALENTS

    Cash equivalents are considered by Sauer to be all highly liquid instruments purchased with original maturities of three months or less.

INVENTORIES

    Inventories are valued at the lower of cost or market, using various cost methods such as average cost, last-in, first-out ("LIFO"), and first-in, first-out ("FIFO"), and include the cost of material, labor and all direct and indirect factory overhead. When applicable, Sauer charges excess capacity costs directly to the income statement as period costs. Manufacturing variances are capitalized into inventory wherever inventory turns justify such treatment.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

    Property, plant and equipment are stated at historical cost, net of accumulated depreciation. Assets under capital lease are stated at the lower of fair market value or the present value of future minimum lease payments, net of accumulated depreciation. Significant purchased software packages are capitalized and depreciated over the useful life. Depreciation is generally computed on the straight-line method for building equipment and buildings over 10-37 years and for machinery and equipment over 3-12 years. Additions and improvements that substantially extend the useful life of a particular asset are capitalized. Repair and maintenance costs are charged to expense. Upon the sale of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.

    The estimated useful lives used in computing depreciation are as follows:

DESCRIPTION                                                     LIFE
-----------                                                   --------
Land improvements...........................................  20 years
Buildings...................................................  37 years
Building improvements.......................................  10 years
Building equipment..........................................  20 years
Machinery and equipment.....................................  12 years
Durable tools...............................................   3 years
Automobiles and trucks......................................   4 years
Office equipment............................................  10 years
Information systems, software and data-handling systems.....   5 years

INTANGIBLE ASSETS AND AMORTIZATION

    Intangible assets include goodwill, patents and other intangibles. These assets are stated at cost, net of accumulated amortization, and are being amortized over the lesser of 20 years or the specific remaining identifiable life on a straight-line basis.

IMPAIRMENT OF LONG-LIVED ASSETS

    Consistent with the requirements of SFAS 121, Sauer periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived tangible and intangible assets may not be recoverable. The carrying value of long-lived tangible and intangible assets is evaluated based on the expected future non-discounted operating cash flows. When such events or circumstances indicate the carrying value of an asset may be impaired, Sauer recognizes an impairment loss.

REVENUE RECOGNITION

    Net sales are recorded at the time of shipment to customers along with related expenses including estimates for warranty expense. Cash discounts and other selling discounts are deducted.

COST OF SALES

    Cost of sales are recorded at the time of shipment to customers and includes the direct costs of material and labor as well as production overhead. Production overhead includes indirect factory labor, manufacturing tools and supplies, building and equipment depreciation, and scrap.

INCOME TAXES

    The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of Sauer's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred taxes when it is more likely than not that a tax benefit will not be realized.

RELATED PARTIES

    Transactions between related parties are recorded on an arms-length transaction basis. Transactions such as the sales of buildings or machinery are recorded at the respective historical cost basis. Any excess of fair market value over the historical cost basis is recorded as a reduction in equity.

PENSION BENEFITS

    Sauer has noncontributory defined benefit plans covering substantially all employees. The benefits under these plans are based primarily on years of service and compensation levels. Sauer records its annual pension expense and related liabilities in accordance with Statement of Financial Accounting Standard No. 87--Employers' Accounting for Pensions.

POSTRETIREMENT BENEFITS OTHER THEN PENSIONS

    Sauer provides health benefits for retired employees and certain dependents when the employee becomes eligible for these benefits by satisfying plan provisions which include certain age and/or service requirements. Health benefits for retirees of non-U.S. operations, where applicable, are provided through government sponsored plans to which contributions by Sauer are required. The health benefit plans covering substantially all U.S. employees are contributory, with contributions reviewed annually and adjusted as appropriate. These plans contain other cost-sharing features such as deductibles and coinsurance. Sauer does not pre-fund these plans and has the right to modify or terminate any of these plans in the future. Sauer accounts for its annual expense and related liabilities in accordance with Statement of Financial Accounting Standard No. 106--Employer's Accounting for Postretirement Benefits Other Than Pensions.

                                  SCHEDULE II

    Schedule of Sauer Expenses in Connection with this Transaction which will be Capitalized

(a) Fees and expenses of Gruter (or specialists instructed by Gruter)
(b)   Fees and expenses of Spencer Fane Britt & Browne LLP
(c)   Fees and expenses of Shearman & Sterling
(d) Fees and expenses of Arthur Andersen (or any specialists instructed by Arthur Andersen)
(e)   Proxy solicitation costs

                                  SCHEDULE III

    Schedule of DFP Expenses in Connection with this Transaction which will be Capitalized

(a) Fees and expenses of Haight Gardner Holland & Knight (or specialists instructed by Haight Gardner Holland Knight)
(b) Fees and expenses of KPMG (or any specialists instructed by KPMG)
(c) Fees and expenses of advisors in countries required for due diligence regarding Sauer and Sauer Subsidiaries and in countries in which there are or will be DFP Subsidiaries

                                  SCHEDULE IV

                                   TERM SHEET
                          ASSET ACQUISITION AGREEMENT

PARTIES:                Sauer Inc. ("Sauer")
                        Danfoss A/S ("Danfoss")

DATE:                   Prior to December 31, 2000

SUBJECT: Sauer and Danfoss agree that Danfoss will contribute its mobile hydraulic activities through Holdco to Sauer in the following countries earliest from April 3, 2000 and latest
                        December 31, 2000:

                        - Holland, Belgium, Spain, Portugal, Switzerland;

                        - Japan, Singapore (which also covers sales in other ASEAN countries), Hong Kong, New Zealand, Australia

                        - Brazil (which also covers sales in other South American
                          countries), Mexico

VALUATION
FORMULA: In the following table the relative value of the Danfoss contribution (DFP relative value) is calculated:

USD (IN MILLIONS)         DFP(1) + DELTA(2)   SAUER(3)    SUM(4)     DFP(5)    SAUER(6)
-----------------         -----------------   --------   --------   --------   --------
Net Sales...............     819.1 + 34.0      1348.6     2201.7      38.75%     61.25%
EBITDA..................     118.1 + 13.0       218.1      349.2      37.54%     62.46%
EBIT....................      71.4 + 12.0       145.8      229.2      36.39%     63.61%

Total (average)(7) .....                                              37.56%     62.44%

------------------------

1. Figures based on reference period from January 1, 1997 until June 30, 1999 plus correction until July 4, 1999.

2. Figures based on reference period from January 1, 1998 until June 30, 1999 multiplied by 30/18, where Net Sales for DFP products only include the additional sales value to third parties less the eliminated related intercompany purchase. Those figures are unaudited and preliminary.

3.  Figures based on reference period from January 1, 1997 until July 4, 1999.

4.  Sum of footnote 1) + 2) + 3).

5.  DFP relative value equal to (1) + 2))/ 4) x 100.

6.  Sauer relative value equal to 3)/4) x 100.

7.  Arithmetical average of Net Sales, EBITDA and EBIT.

                        The relative value of Danfoss' contribution of 37.56% will correspond to X(2) shares of Sauer Inc., when X =
                        29,649,050:

                                   X(2) = X/((100/37.56)-1) = 17,835,015

NUMBER OF SAUER
SHARES: Therefore, the additional new shares of Sauer (X(3)) to be issued to Holdco in connection with the above contribution of assets will be:

                          X(3) = X(2) - X(1) - 17,835,015 - 16,149,812 = 1,685,203

                        where X(1) = 16,149,812 are the number of shares issued at Closing Date.

                        Sauer and Danfoss agree that Danfoss will hand over through
                        Holdco to Sauer Inc. assets and liabilities with the same
                        adjusted debt/(debt + equity) ratio (R) as calculated on
                        December 31, 1999 for Sauer Inc.

                        The balance sheet reflecting such assets and liabilities can be expressed in the following format:

                                  ASSETS                     LIABILITIES
                                  ------                     -----------
                                  Inventories                Non interest bearing debt (NIBD)

                                  +  Acc. Receivable         +  Interest bearing debt (IBD)*

                                  +  Other assets            +  Equity (EQ)*

                                  -  Total Assets (A     )   =  Total Liabilities
                                   ----------------------

                                  * R = IBD / (IBD + EQ  )

                        Instead of transferring the above balance sheet(s) for each country, the parties have agreed to transfer Net Assets (NA
                        -A-NIBD), and then issue some additional shares (X(4)) equal to the interest bearing debt (IBD), which Sauer does not
                        take over.

                        The Net Assets will most likely be transferred directly from
                        Danfoss to Sauer through Holdco (Danfoss acquires these Net
                        Assets from the local Danfoss companies) to Sauer.
                        Thereafter, Sauer will have to transfer said Net Assets to local Sauer companies.

                        Since, IBD = R x NA; then,

                                R x NA
                        X(4) =    Sp

                        where Sp is agreed to be the Sauer publicly traded share price on the Closing Date at NYSE.

                        As an example X4 can be calculated using the following assumptions where R = 0.478, NA = 14,800,000 U.S. Dollars and Sp - 13 U.S. Dollars:

                                            X(4) =     0.478 x 14,800,000     = 544,185 shares
                                                               13

                        Therefore Danfoss will receive extra Sauer Inc. shares for contributing its hydraulic activities in the above mentioned countries equal to:

         Extra Sauer shares - X(3) + X(4) = 1,685,203 + 544,185 = 2,229,388

SHARED SERVICES
AGREEMENT:              Should the need for a shared service agreement with the
                        local Danfoss house arise for a limited time, the parties
                        will agree upon such an agreement.

                                                                         ANNEX B

[LOGO]

                                          January 22, 2000

Board of Directors
Sauer Inc.
2800 East 13th Street
Ames, IA 50010

Members of the Board:

You have asked us to advise you with respect to the fairness from a financial point of view to Sauer Inc. ("Sauer") and the holders of the outstanding shares of common stock, par value $.01 per share ("Sauer Common Stock"), of Sauer other than Danfoss Murmann Holding A/S ("Holdco") and its affiliates of the Consideration (as defined below) to be issued in the Share Exchange (as defined below) pursuant to the terms of the Stock Exchange Agreement, dated as of January 22, 2000 (the "Stock Exchange Agreement"), between Holdco and Sauer. The Stock Exchange Agreement provides for the exchange (the "Share Exchange") of all the issued and outstanding shares of (i) common stock, par value DKR100 per share of Danfoss Fluid Power A/S ("DFP") and (ii) common stock, no par value, of Danfoss Fluid Power Inc. ("USCo") for 16,149,812 shares of Sauer Common Stock (the "Consideration") pursuant to which DFP and USCo. (together, the "DFP Companies") will become wholly-owned subsidiaries of Sauer.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Sauer and certain business and financial information relating to the DFP Companies, as well as the Stock Exchange Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the DFP Companies and Sauer, and have met with the respective managements of the DFP Companies, Danfoss A/S ("Danfoss") and Sauer to discuss the business and prospects of the DFP Companies and Sauer.

We have also considered certain financial data of the DFP Companies and certain financial and stock market data of Sauer, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the DFP Companies and Sauer and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also relied upon the views of the respective managements of the DFP Companies, Danfoss and Sauer concerning the business, operational and strategic benefits and implications of the Share Exchange, including financial forecasts provided to us by the DFP Companies and Sauer relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the DFP Companies and Sauer.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the DFP Companies' and Sauer's management as to the future financial performance of the DFP Companies and Sauer, respectively, and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the transactions contemplated by the Stock

[LOGO]
Exchange Agreement. You also have informed us, and we have assumed, that the Share Exchange will be non-taxable for U.S. federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the DFP Companies, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of Sauer Common Stock when issued to Holdco pursuant to the Share Exchange or the prices at which such Sauer Common Stock will trade subsequent to the Share Exchange.

We have acted as financial advisor to Sauer in connection with the Share Exchange and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Share Exchange. In the past, we have performed certain investment banking services for Sauer and have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Sauer for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of the date hereof, Credit Suisse First Boston Corporation owns a long position of approximately 1.4 million shares of Sauer Common Stock.

It is understood that this opinion is for the information of the Board of Directors of Sauer in connection with its consideration of the Share Exchange and such opinion does not constitute a recommendation as to how any holder of shares of Sauer Common Stock should vote with respect to the Share Exchange and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent; provided, that, this letter may be included in its entirety in any required communication by Sauer or its Board of Directors to the stockholders of Sauer so long as we have had an opportunity to review such communication prior to its filing with the Securities and Exchange Commission and prior to its dissemination to stockholders.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be issued in Share Exchange is fair from a financial point of view to Sauer and the holders of the outstanding shares of Sauer Common Stock other than Holdco and its affiliates.

                                          Very truly yours,
                                          /s/ Credit Suisse First Boston
                                          Corporation

                                          CREDIT SUISSE FIRST BOSTON
                                          CORPORATION

                                Form of Proxy

/X / Please mark your
     votes as in this
     example.

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE FRONT SIDE. IF NO SPECIFICATIONS ARE MADE, YOUR SHARES WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

THE SAUER BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING
PROPOSALS:

                                                           FOR  AGAINST  ABSTAIN

1. A proposal to consider and vote on a proposal            /  /     /  /   /  /
to approve the issuance of an aggregate of 16,149,812 shares of Sauer common stock in connection with the acquisition by Sauer of all the outstanding common stock of Danfoss Fluid Power A/S and Danfoss
Fluid Power Inc. from Danfoss Murmann Holding A/S. The
Sauer common stock will be issued pursuant to a Stock
Exchange Agreement among Sauer, Danfoss Murmann Holding
A/S, Danfoss A/S and K. Murmann Verwaltungsgesellschaft mbH, dated January 22, 2000.

2. A proposal to amend Sauer's Certificate of               /  /     /  /   /  /
Incorporation to increase the number of authorized shares of Sauer common stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares.

3. A proposal to amend Sauer's Certificate of               /  /     /  /   /  /
Incorporation to (a) remove the classification of the Sauer board of directors and allow for the removal of directors with or without cause by the holders of the majority of Sauer common stock and (b) provide that the size of the Sauer board of directors shall be determined pursuant to Sauer's Bylaws.



                                        Please sign exactly as name appears.
                                        Joint owners should each sign,
                                        Attorneys-in-fact, executors,
                                        administrators, trustees, guardians, or
                                        corporation officers should indicate the capacity in which they are signing.

                                        PLEASE SIGN, DATE, AND MAIL THIS PROXY
                                        PROMPTLY WHETHER OR NOT YOU EXPECT TO
                                        ATTEND THE MEETING. YOU MAY NEVERTHELESS
                                        VOTE IN PERSON IF YOU DO ATTEND.
                                        SIGNATURE DATE 2730

                                        ---------------------------------------


                                        ---------------------------------------
                                        SIGNATURE                    DATE


-------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                                   SAUER INC.

Dear Stockholder:

    We encourage you to take advantage of three convenient ways by which you can vote your shares. You can vote your shares electronically by telephone or via the Internet, which eliminates the need to return the proxy card, or you can return your proxy card by mail in the enclosed envelope.

    VOTE BY TELEPHONE. To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 877-779-8683, 24 hours a day, 7 days a week. Insert the Control Number printed in the box above, just below the perforation. Follow the simple recorded instructions.

    VOTE BY INTERNET. To vote via the Internet, go to website http://www.eproxyvote/shs. Insert the Control Number printed in the box above, just below the perforation. Follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

    VOTE BY MAIL. If you do not have access to a touch-tone telephone or to the Internet, complete and return the proxy card above in the envelope provided.

    The Internet and telephone voting facilities will be available until midnight on May 2, 2000, the day before the Special Meeting of Stockholders.

                             YOUR VOTE IS IMPORTANT!

                              THANK YOU FOR VOTING

                                   SAUER INC.

                     2800 EAST 13TH STREET, AMES, IOWA 50010
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAUER INC.
                     FOR THE SPECIAL MEETING ON MAY 3, 2000

The undersigned hereby appoints Klaus H. Murmann, David L. Pfeifle, and Kenneth
D. McCuskey, and each of them, with full power of substitution, as proxies, to vote all the shares of common stock of Sauer Inc. ("Sauer") which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on May 3, 2000, at the Holiday Inn Gateway Center, 2100 Greenhills Drive, in Ames, Iowa, commencing at 8:00 a.m., local time, and at any and all postponements, adjournment or adjournments thereof, upon the matters set forth below, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.



-------------------------------------------------------------------------------

                              FOLD AND DETACH HERE



                                   SAUER INC.


                         SPECIAL MEETING OF STOCKHOLDERS
                       MAY 3, 2000 AT 8:00 A.M. LOCAL TIME


                           HOLIDAY INN GATEWAY CENTER
                              2100 GREENHILLS DRIVE
                                   AMES, IOWA